[DESCRIPTION] EXHIBIT 10(h)
EXECUTION COPY
OFFICE SPACE LEASE
	between
NY BROAD HOLDINGS, INC.,
Landlord
	- and -
FAHNESTOCK & CO. INC.
Tenant
	of
	15th and 16th Floors
	in
	COMMERCIAL UNIT C
	THE 125 BROAD CONDOMINIUM
	125 Broad Street
	New York, New York
Dated: As of May 27, 1997

	OFFICE SPACE LEASE


THIS OFFICE SPACE LEASE (this "Lease") is made as of May 27,
1997 between NY BROAD HOLDINGS, INC., a Delaware corporation, as landlord ("Landlord"), having an office for the conduct of business at the Address of Landlord set forth in Section 16.13 and FAHNESTOCK & CO. INC., a New York corporation, as tenant
("Tenant"), having an office for the conduct of business at the Address of Tenant set forth in Section 16.13.

	W I T N E S S E T H

The parties hereto, for themselves, their successors and permitted assigns, hereby covenant as follows:


	ARTICLE I
	BASIC LEASE PROVISIONS

SECTION I.1  Basic Lease Provisions.

ALLOWANCE:		An amount of $40.00 per square foot
of Premises Area which totals $2,760,320.00, to be paid or credited in accordance with Paragraph 6 of Exhibit D.

PREMISES:			The entire rentable area of the 15th and
16th floors of the Building shown cross-hatched on the floor plan attached hereto as Exhibit A.

PREMISES AREA:		69,008 rentable square feet, which is
the total rentable area of the Premises as of the date of this Lease. The Premises Area may be reduced or expanded during the Term as provided in Article X, Article XIV, Article XVIII or Article XIX of this Lease. References in this Lease to the Premises Area shall mean the Premises Area existing at the time of the particular reference.

TERM:			Approximately 16 years, beginning on the
Commencement Date and ending on the Expiration Date, subject to the terms of Article XX of this Lease.

COMMENCEMENT
DATE:			The Landlord's Delivery Date (as defined in
Exhibit B).


EXPIRATION

DATE:			The first to occur of (a) September 30, 2013,
unless extended as provided in Article XVII, and (b) such earlier date upon which the Term may expire or be terminated pursuant to this Lease or pursuant to Law.


BASE RENT:
From             To (and including) Monthly Amount     Base
                                                       Rent per
                                                       square foot
                                                       per annum
Commencement Date September 30, 2003  $129,390.00      $22.50
October 1, 2003   September 30, 2008  $138,016.00      $24.00
October 1, 2008   September 30, 2013  $152,392.67      $26.50

The Base Rent during the Renewal Term, if the Renewal Option is exercised, shall be determined pursuant to Article XVII. The Base Rent for the First Expansion Space and the Second Expansion Space, if the First Expansion Option or the Second Expansion Option is exercised, shall be determined pursuant to Article XVIII and Article XIX, respectively.

BASE RENT
COMMENCEMENT DATE:			October 8, 1998, unless extended as provided
in Section 3.7.

PERMITTED USE:		General office use (including use of the
Premises as a securities brokerage firm) and related uses incident thereto, but in no event for a Prohibited Use.

TENANT'S SHARE:			33.66%, subject to adjustment as
provided in Article X, Article XIV, Article XVIII, and Article XIX of this Lease.

SECURITY DEPOSIT:			None, except in connection with
Article XXIV and Paragraph 6.3 of Exhibit D.


SECTION I.2 Other Definitions. All capitalized terms used in this Lease shall have the meanings given to them in either Section 1.1 or Exhibit B attached hereto.


	ARTICLE II
	PREMISES AND TERM

SECTION II.1 Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises for the duration of the Term, for the rents herein reserved, and upon and subject to the covenants, terms and conditions of this Lease. Landlord and Tenant hereby conclusively agree as to the Premises Area set forth in Section
1.1 and the Unit Area set forth in Exhibit B, notwithstanding any subsequent remeasurements.

SECTION II.2 Term; Commencement Date. The Term shall commence on the Commencement Date and shall end at noon on the Expiration Date.

SECTION II.3 Tenant's Waiver. Tenant expressly waives (a) any right to rescind this Lease under Section 223-a of the Real Property
Law of the State of New York (or any other law of like import, now or hereafter in force) and (b) the right to recover any damages resulting from Landlord's failure to deliver possession of the Premises on any fixed date for any reason whatsoever. No such failure shall (i) affect the validity of this Lease or the obligations of Tenant hereunder, (ii) be construed to extend the Term or (iii) give rise to any claim by Tenant for damages or for rescission of this Lease; provided, however, that the rent payable hereunder shall be abated in accordance with Section 3.7 below.


SECTION II.4	Delivery of Premises.  Tenant agrees that (a) Tenant is
leasing the Premises in "AS IS" condition, subject to the following clause, (b) Landlord shall have no obligation to perform any work or to supply any materials whatsoever to prepare the Premises for Tenant's occupancy (including, without limitation, the making of any improvements or repairs to the Premises or any other portion of the
Unit) other than Landlord's Work which shall be performed in accordance with and subject to the provisions of the Work Letter attached hereto as Exhibit D (the "Work Letter"), and (c) except as disclosed in Exhibit N attached hereto, Landlord and Landlord's agents have made no representations, warranties or promises whatsoever with respect to the Premises, the Unit, the Building, the land underlying the Building, the rents, leases, Taxes, Operating Expenses or any other matter or thing, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Tenant represents and warrants that it is familiar with the Premises, the Common
Elements of the Building and the utilities and other services servicing the Building and has inspected same. The taking of occupancy of the whole or any part of the Premises by Tenant shall be conclusive evidence, as against Tenant, that, subject to Landlord's completion of the punch list items to be completed by Landlord in accordance with Paragraph 10 of Exhibit D, (i) the Premises were substantially as shown on Exhibit A, (ii) Tenant accepts possession of the same, (iii) the Premises and the Building were in good and satisfactory condition at the time such occupancy was so taken and (iv) Landlord's Work has been performed in accordance with Exhibit D.


	ARTICLE III
	RENTS

SECTION III.1 Base Rent. Subject to Section 3.7, beginning on the Commencement Date and continuing thereafter during the Term, Tenant shall pay to Landlord as Base Rent for the Premises the amounts stated in Section 1.1 under the definition of "Base Rent". Tenant shall pay the Base Rent in equal monthly installments in advance on the first day of each calendar month of the Term.

SECTION III.2 Additional Rent. Subject to Section 3.7, beginning on the Commencement Date, Tenant shall pay to Landlord as additional rent ("Additional Rent") all sums payable by Tenant under the provisions of this Lease other than Base Rent including, without limitation, all interest and penalties that may accrue thereon in the event of Tenant's failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any default of Tenant or failure on Tenant's part to comply with the terms of this Lease, all of which shall be due and payable within 10 days of demand therefor unless another time is expressly provided for in this Lease. Landlord shall have the same remedies for failure to pay Additional
Rent as for non-payment of Base Rent.

SECTION III.3 Payment of Base Rent and Additional Rent. Tenant shall pay the Base Rent and Additional Rent (collectively, the "Rents") when due, without notice or demand, and without any abatement, deduction or set-off, except for any notices, demands, abatements, deductions or set-offs expressly provided for elsewhere in this Lease. Tenant shall pay the Rents to Landlord in lawful money of the United States by check or other method of payment so that in any case the funds are "available" on the due date for payment thereof at the Address of Landlord or such other place in The City of New York as Landlord may designate by notice to Tenant.

SECTION III.4 Rent for a Partial Month. The Rent for any portion of a calendar month included in the Term shall be prorated in the ratio that the number of days in such portion bears to the actual number of days in such month.

SECTION III.5 Interest. If any payment of Rent is not paid on or before the due date thereof, interest shall commence to accrue on such payment at a rate per annum (the "Interest Rate") equal to the lesser of
(a) the LIBOR Rate plus 3% or (b) the maximum rate of interest chargeable under Law, from and after the due date thereof without reference to any grace periods, until fully paid.

SECTION III.6  Government Rent Restrictions.  If the amount of the
Rents payable under this Lease exceeds that allowed by the terms of any valid government restriction that limits the amount of rent or other charges that a commercial lessor may charge or collect, the amount of Rents payable under this Lease shall be the maximum permitted by such restriction for the period of time during which such restriction remains in effect, but in no event shall the amount of Rents payable to the Landlord exceed the amount of Rents that would otherwise have been payable to Landlord under this Lease absent said government rent restriction. All increases in Rents provided for in this Lease shall, however, to the extent permitted by Law, be calculated upon the amount of the Rents that would have been payable in the absence of such restriction, and, effective as of the expiration of such restriction (but only if such restriction expires on or prior to September 30, 2013 or, September 30, 2018, if this Lease is extended pursuant to Article
XVII), the Rents payable hereunder shall be increased to the amount that would have prevailed had such restriction never been in effect. Moreover, to the fullest extent permitted by Law, on the first due date for an installment of Base Rent following expiration of such restriction, Tenant shall pay to Landlord, as Additional Rent, an amount equal to the difference between the amount of Rents that Tenant would have paid if such restriction had not been in force and the amount of Rents actually paid by Tenant during the period in which such restriction remained in effect. In the event that such Additional Rent (computed in accordance with the preceding sentence) exceeds an amount equal to the product of (A) four (4) multiplied by (B) the then monthly amount of Base Rent, Tenant shall be entitled to pay to Landlord any such Additional Rent due under this Section 3.6 only over a twelve (12) month period.

SECTION III.7 Free Rent Period. (a) Notwithstanding the provisions of Section 3.1 hereof, the Base Rent and any Additional Rent due as a result of Taxes, Operating Expenses and the Storage Premises shall be fully abated for the period from the Commencement Date through the Base Rent Commencement Date (the "Free Rent Period"); provided that, notwithstanding the foregoing, if at any time from the Commencement Date through and including the five (5) year anniversary of the Base Rent Commencement Date a Material
Recapture Event shall occur (beyond the expiration of any applicable grace, notice and cure periods) then the Rent so abated shall be due and payable to Landlord within 10 Business Days of Landlord's notice thereof; provided that, in the case of a Material Recapture Event relating to the non-payment of Rent, Landlord provides Tenant with written notice and five (5) Business Days opportunity to cure such event. As used herein, "Material Recapture Event" shall mean defaults pursuant to Sections 15.1.4, 15.1.5, 15.1.6, 15.1.7 and 15.1.8 or if a
default under Section 15.1.1 has occurred and is continuing for three months or more and such default remains uncured as of the date Landlord intends to recapture such free rent.

(b) The Base Rent Commencement Date shall be extended one (1) day for each day from May 13, 1997 until the Landlord's Delivery Date has occurred and an additional day (for a total of two (2) days) for each day from August 15, 1997 until the Landlord's Delivery Date has occurred.


(c) The Base Rent Commencement Date shall also be extended in accordance with Section 16.16(c), if applicable.


	ARTICLE IV
	TAX AND OPERATING EXPENSE ADJUSTMENTS

SECTION IV.1 Tax and Operating Expense Definitions. For the purposes of this Lease, the following terms shall have the indicated meanings:

IV.1.1 "Tax Year" means any period of 12 consecutive calendar months, commencing July 1, all or any part of which falls within the Term.


IV.1.2  "Taxes" for any Tax Year, means the aggregate amount of all
(a) real property taxes imposed by The City of New York, and each and every installment thereof, which shall during such Tax Year be levied, assessed, imposed, or become due and payable, or a lien upon, or arise in connection with, the ownership, use, occupancy or possession of the Taxable Property; (b) general or specific assessments assessed against the Taxable Property; (c) other taxes, governmental impositions, duties, charges and levies of every kind, character and nature whatsoever, extraordinary and ordinary, foreseen and unforeseen, and each and every installment thereof, which shall during such Tax Year be levied, assessed, imposed, or become due and payable, or a lien upon, or arise in connection with, the ownership, use, occupancy or possession of the Taxable Property; (d) any reasonable expenses incurred by Landlord, including in each case, attorneys' fees and disbursements, payments to appraisers and fees to experts and other witnesses, in contesting any of the items referred to in clauses (a),
(b) and (c) above or in contesting the assessed valuation of all or any part of the Taxable Property in respect of such Tax Year, regardless of when such expenses are actually incurred; and (e) Landlord's Share of any fee, tax or charge imposed for such Tax Year by any governmental authority for any vaults, vault space or other properties within or outside the boundaries of the Land; provided, however, that (A) Base
Taxes and Taxes for each Tax Year thereafter shall be adjusted, if necessary, to reflect 95% occupancy in the Unit and Building, respectively and (B) Taxes shall exclude the following: (i) all penalties, fines, late payment charges and interest thereon (except interest on Taxes which may by law be paid in installments); (ii) any water rates and charges, sewer rental and utility taxes to the extent any of the same are included in Operating Expenses; (iii) any inheritance, estate, succession, transfer, gains, mortgage recording, gift, franchise, corporation, income or profit tax or capital levy that is imposed upon Landlord so long as none of the foregoing exclusions are substitutes for real property taxes otherwise imposed in connection with the ownership, use, occupancy or possession of the Taxable Property; and
(iv) the effect of any real estate tax exemption, abatement or deferral program which may apply to the Unit or the Building.
Notwithstanding the foregoing, if, at any time during the Term, the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, in addition to, or as a substitute for, the whole or any part of the Taxes now levied, assessed or imposed on real estate or upon Landlord with respect to the Taxable Property, there shall be levied, assessed or imposed any other tax, fee, charge, imposition, license fee or assessment, however denominated, including any tax, assessment, fee, imposition, charge or levy (A) based upon, allocable to or measured by the area of the Premises, the Unit, the Taxable
Property or any portion thereof, any rents or other income generated thereby or received in connection therewith (whether gross or net or otherwise or whether in addition to or in lieu of other Taxes) or otherwise based upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises, the Unit, the Taxable Property, or any portion thereof, (B) related to the provision of governmental or quasi-governmental services such as fire protection, street, sidewalk and road maintenance, conservation, environmental protection, refuse removal or any other service formerly provided for no charge or for a lesser or different charge, including assessments, contributions or the like under governmental or private cost-sharing arrangements or agreements for the purpose or augmenting or improving the quality of such services, and (C) related to the pursuit of community, neighborhood or local goals such as educational, traffic, transit, arts, environmental, housing, welfare or similar objectives.

IV.1.3  "Base Taxes" means, subject to the provisions of Section 4.1.9,
Section 4.2, and Section 17.1, Taxes for the period commencing on July 1, 1997 and ending on June 30, 1998 (the "Base Tax Year").

IV.1.4 "Tax Statement" means a statement which Landlord may render to Tenant at any time during or after the Term showing the Tenant's Tax Payment for any Tax Year after the Base Tax Year.

IV.1.5 "Taxable Property" means the Unit, the Common Elements appurtenant thereto (but only to the extent of the Landlord's Share with respect thereto), any other interest of Landlord as owner of the Unit in the Building and the Land, and all rights, privileges and interests appurtenant thereto.

IV.1.6 "Lease Year" means any calendar year all or any part of which falls within the Term; the first Lease Year under this Lease shall commence on the Commencement Date and shall end on the 31st day of December following the Commencement Date.


IV.1.7 "Operating Expenses" for each Lease Year, means all costs, expenses and disbursements of every kind and nature actually paid or incurred during such Lease Year by or on behalf of Landlord (directly or by way of reimbursement by Landlord to its agents or contractors) with respect to the ownership, operation, repair, replacement, cleaning, safety, maintenance, management and security of the Unit and, to the extent such costs, expenses and disbursements are allocable to Landlord and actually paid or payable by Landlord, of the Building and the Common Elements, including, without limitation, the following categories of expense; provided that Operating Expenses shall not include (i) any reserves for any such costs, expenses or disbursements,
(ii) any such costs, expenses and disbursements incurred by and not actually paid by or on behalf of Landlord (it being understood and agreed that costs and expenses properly billed to Landlord as Common Expenses by the Condominium Board and otherwise properly includable in Operating Expenses may be included in Operating
Expenses when billed) and (iii) any such costs, expenses and disbursements that are specifically excluded below:

(a)	salaries, wages, fringe benefits of every kind and nature,
bonuses and the cost of any hospitalization, medical, surgical, union and general welfare, pension, retirement or life insurance plans, disability or other benefits imposed by law or otherwise with respect to employees and social security, unemployment and other payroll taxes paid or incurred by Landlord (directly or by way of reimbursement by Landlord to its agents or contractors) relating to the employees of Landlord, the Board of Managers or their respective agents or contractors (but excluding therefrom executives and officers above the level of Building Manager) engaged in the operation, repair, replacement, cleaning, safety, maintenance, management or security of the Unit or the Common Elements (to the extent allocable to Landlord); provided that if any such employees of Landlord or the Board of Managers (or their agents or contractors) provide services for more than one building or for property other than the Building, then a prorated portion of the foregoing costs shall be included in Operating Expenses, based on the portion of their working time devoted to the Building, the Unit or the Common Elements, as the case may be;

(b)	the cost of electricity (except to the extent specifically excluded by the last paragraph of Section 4.1.7), gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; hot and cold water, sewer and other utilities; utility taxes, water rates and charges and sewer rental;

(c)	Common Expenses and Unit Expenses for the cost of cleaning
in accordance with Building Standards and Exhibit G (including windows), cleaning goods and supplies, painting, janitorial, trash removal, security and other services and replacement of tubes, bulbs, and lamps required for building standard lighting located in the Unit and the Common Elements (to the extent allocable to Landlord);

(d)	the cost of all insurance, including Worker's Compensation,
property, casualty, liability and fidelity insurance and the fees and charges of insurance consultants;

(e)	the cost of repairs to, and maintenance of, the Unit and the
Common Elements (to the extent allocable to Landlord) and their respective systems;

(f)	Common Expenses for the cost of landscaping Common
Elements (to the extent allocable to Landlord);


(g)	the cost of (including interest charges paid by, or allocable to,
Landlord), or rental charges for, machinery, equipment, tools, maintenance facilities or systems used in the operation, repair, cleaning, safety, maintenance, management or security of the Unit or the Common Elements (to the extent allocable to Landlord);

(h)	Common Expenses for the cost of uniforms and dry cleaning
for on-site employees;

(i)	Common Expenses for management fees for the Building (to
the extent allocable to Landlord), or if no management fee is being charged for the Building, an imputed management fee not in excess of the amount that would be paid to a property manager for managing a Comparable Building;

(j)	Common Expenses for fees and charges payable under service
agreements on equipment and other service contracts;

(k)	telephone, telegraph, telecopy (or other telecommunication)
costs incurred by Landlord or its agents;

(l)	legal, accounting and professional fees and disbursements
incurred in connection with the operation, repair, cleaning, maintenance, management and security of the Unit and Common
Elements;

(m)	annual amortization of costs on a straight-line basis over a depreciable life selected by Landlord consistent with GAAP, for any equipment, device or capital improvement installed by Landlord or the Board of Managers in or to the Unit, the Building or the Common Elements or the respective facilities and systems of each that are intended to reduce Operating Expenses, together with the actual costs of financing or leasing the same, provided that, notwithstanding the foregoing, the amount included in Operating Expenses for any Lease Year on account of any capital expenditure intended to reduce Operating Expenses shall not exceed the amount by which the Operating Expenses for such Lease Year are actually reduced as a result of such capital expenditure;

(n)	fees for and costs of licenses, permits and inspections;

(o)	[Intentionally Deleted.]

(p)	costs of contesting the validity or applicability of any Law if a successful contest is likely to reduce Operating Expenses;


(q)	those taxes, duties, charges, levies and assessments that are expended as a part of the Unit's operation, repair, cleaning, safety, maintenance, management or security, but that are not included within Taxes, such as sales, use and utility taxes, it being understood that if such items are expressly excluded from determination of Taxes in
Section 4.1.2 (such as, by way of illustration only, the 95% occupancy adjustment and the effect of any abatement or deferral program), such items shall also be excluded from Operating Expenses;

(r)	[Intentionally Deleted];

(s)	all charges, taxes, surcharges, assessments or penalties imposed by any government agency or public utility as a means of conserving or controlling the consumption of water, gas, electricity, energy sources or products, natural resources, or other products or services; and

(t)	common charges and other costs and expenses imposed on or
required to be performed by Landlord by the Board of Managers or otherwise under the Condominium Documents in connection with the operation, repair, cleaning, safety, maintenance, management or security of the Common Elements, the Unit, the Premises or the Building, including, without limitation, Common Charges, but excluding therefrom any amounts allocable to payments of ground rent pursuant to the Ground Lease. To the extent that any such common charges or other costs and expenses included in Operating Expenses by virtue of this clause (t) relate (x) to Taxes, then such common charges, costs and expenses shall be subject to the same adjustments as Taxes under Section 4.1.2, or (y) to items which are excluded pursuant to a limitation or exception in clauses (a) through (s) above or by the following paragraph, then such common charges, costs and expenses shall be excluded from Operating Expenses but only to the extent of such exclusion, limitation or exception.


Notwithstanding the foregoing, the following costs and expenses shall be excluded from Operating Expenses: (i) expenses relating to leasing space in the Unit or Building (including tenant improvements, lease takeover costs and other tenant inducements, leasing and brokerage commissions and advertising expenses); (ii) legal, accounting and other professional fees and disbursements incurred for collection of tenant accounts or negotiation of leases, or relating to disputes between Landlord and tenants and occupants of the Unit or relating to the financing or sale of the Unit (or any portion thereof) or to any other excluded items; (iii) the cost of electricity furnished to any leasable space in the Building (whether for operation, alterations or otherwise);
(iv) capital expenditures not specifically included in Section 4.1.7 (m) and (t) above (it being understood and agreed that capital expenditures included in Operating Expenses by virtue of Section 4.1.7(t) above shall only be included to the extent such expenditures would otherwise be included in Section 4.1.7 (m) above); (v) Taxes; (vi) expenses which would be included in Operating Expenses but which were paid with the proceeds of insurance or payments from tenants or Unit Owners; (vii) the cost of repairs and replacements incurred by reason of fire or other casualty or condemnation; (viii) payments of principal and interest on any mortgages upon the Unit, the Land or the Building and other costs arising from such mortgage; (ix) any payments or costs of discharging any obligations pursuant to any ground lease covering the Unit, the Land or the Building and any legal, accounting or other professional fees relating to the foregoing; (x) the costs of gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold water, sewer and other utilities (including the cost of any electricity charges therefor) or any other service or facility, or level or amount thereof, provided to any other tenant or occupant in the Building which either (A) is not supplied or furnished to Tenant in comparable amounts or (B) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge; (xi) the cost of any work performed for any other tenant or occupant in the Building which either (A) is not performed for Tenant or (B) is performed for Tenant pursuant to the terms of this Lease with separate or additional charge; (xii) payments made by Landlord to a company or other entity affiliated with Landlord for goods and services to the extent that such payments exceed the amounts that would have been paid to independent third parties for goods and services of like kind; (xiii) the cost of any Landlord's Work,
(xiv) the cost of the purchase of the fee interest in the Land or Building; and (xv) any expenses and costs incurred by Landlord as a result of complying, or in order to comply, with Laws which are the responsibility of Landlord hereunder.

IV.1.8  "Base Operating Expenses" means, subject to the provisions of
Section 4.1.9, the Operating Expenses for the period commencing on January 1, 1998 and ending on December 31, 1998 (the "Base Year").

IV.1.9  Additional Adjustments to Defined Terms.

(a)	If, during all or part of any Lease Year (including the Base
Year), (i) less than 95% of the leasable space of the Unit (and/or where appropriate as reasonably determined by Landlord, the Building) is occupied by tenants or occupants and/or (ii) a tenant or occupant of any leasable space of the Unit or the Building, in lieu of having Landlord or the Board of Managers perform any work or service, the cost of which, if performed by Landlord or the Board of Managers, would have been includable in Operating Expenses, itself performs the same or causes the same to be performed, then the Operating Expenses for such Lease Year shall be increased to reflect the Operating
Expenses that would have been payable had the Unit or the Building been 95% occupied throughout such Lease Year or had Landlord or the Board of Managers performed such work or services, as the case may be.

(b)	When calculating the Operating Expenses or the Base
Operating Expenses, as the case may be (or, to the extent applicable, the Taxes or the Base Taxes, as the case may be), such Operating Expenses or Base Operating Expenses (or Taxes or Base Taxes) shall not include any Operating Expenses or Base Operating Expenses, as the case may be (or Taxes or Base Taxes, as the case may be) otherwise attributable to an unusual or extraordinary event which is expected to have a disproportionate impact on such Year or Base
Year, (or Tax Year or Base Tax Year), such as, by way of illustration only, special Operating Expenses due to strikes, boycotts or embargoes, or special Taxes due to one-time special assessments or fees.


(c)	If, at any time during the Term, a separate tax lot for the Unit shall cease to exist, "Taxes" shall include an amount equal to Landlord's Percentage of the aggregate amount of all taxes, assessments, impositions, charges, duties, levies, fees and similar amounts which, when applied to the Taxable Property under Section
4.1.2, would constitute "Taxes", which are levied, assessed, or imposed upon or in connection with the ownership, use, occupancy, value, rents, income and/or possession of the Building as a whole, and all properties, easements, rights and privileges appurtenant thereto. As used in the preceding sentence, "Landlord's Percentage" means
Landlord's share of such Taxes imposed on the Building as a whole based not upon Landlord's pro rata share of leasable space in the Building but upon the economic value of such space relative to the economic value of the total leasable space in the Building.

SECTION IV.2 Payment of Tenant's Share of Taxes. Tenant shall pay to Landlord as Additional Rent for each full or partial Tax Year following the Base Tax Year, all or any portion of which shall be within the Term, an amount ("Tenant's Tax Payment") equal to Tenant's Share of the amount by which the Taxes payable for such Tax Year exceed the Base Taxes. In the event that only a portion of any Tax Year shall be within the Term, Tenant's Tax Payment, if any, for such Tax Year shall be prorated, based upon the number of calendar days of such Tax Year within the Term and a 365 day year.

IV.2.1  The Tax Statement; Adjustments and Revisions.

(a)	At any time after the Base Tax Year, if a Tenant's Tax Payment is owed by Tenant for any particular Tax Year following the Base Tax Year, Landlord shall deliver to Tenant a Tax Statement for such Tax Year. The Taxes in such Tax Statement shall be computed and payable on the basis of the assessed valuation (and the Taxes) for the Taxable Property in effect at the time the Tax Statement is delivered to Tenant, regardless of any then pending proceeding for reduction of such assessed valuation.

(b)	At any time after the Base Tax Year, Landlord shall deliver to
Tenant a revised Tax Statement for any particular Tax Year following the Base Tax Year, if (i) the Base Taxes or any subsequent Taxes have been reduced, (ii) any additional Taxes are imposed or assessed with respect to such Tax Year or (iii) the previous Tax Statement for such Tax Year was in error in any respect. Any additional Tenant's Tax Payment for a particular Tax Year indicated on any such revised Tax Statement is sometimes referred to herein as an "Additional Tax Payment." Neither Landlord's failure to deliver to Tenant a Tax Statement or a revised Tax Statement for any particular Tax Year during such Tax Year, or within any period whatsoever, nor any other failure of Landlord to make demand for any Taxes payable by Tenant hereunder (including, without limitation, any Additional Tax Payment) shall in any way prejudice Landlord's right to deliver a Tax Statement or any revised Tax Statement (on one or more occasions) with respect to such Tax Year (and to make demand for any Taxes indicated as payable therein) during any subsequent period and shall not eliminate or reduce in any way Tenant's obligation to pay Tenant's Tax Payment for such Tax Year or act as a waiver of any kind; provided such Tax Statement or revised Tax Statement, as the case may be, is delivered within two (2) years from the end of such particular Tax Year.

(c)	Only Landlord shall be eligible to institute tax reduction or other proceedings to contest or reduce the assessed valuation of (or all or any portion of the Taxes applicable to) the Taxable Property. Upon the written request of Tenant, Landlord shall institute and prosecute tax reduction or other proceedings to contest or reduce the assessed valuation of (or all or any portion of the Taxes applicable to) the Taxable Property unless Landlord has determined, acting reasonably and good faith, that any such proceeding is not permitted or would not result in a reduction, or would result in an increase, in Taxes. In the event Landlord receives a refund of Taxes attributable to a Tax Year during the Term (excluding the Base Tax Year) in which Tenant made a Tenant's Tax Payment, Tenant shall receive a credit equal to the lesser of (i) Tenant's Tax Payment for such Tax Year and (ii) Tenant's Share of such refund of Taxes, which credit shall be reflected on a revised Tax Statement as set forth in Section 4.2.1(b)(i) and shall be reduced by any expenses actually incurred in obtaining the same to the extent such expenses were not previously included in the definition of Taxes set forth in Section 4.1.2(d).

IV.2.2  Payment by Tenant.

(a)	Tenant's Tax Payment for each Tax Year following the Base
Tax Year (as reflected on the latest Tax Statement or revised Tax Statement received by Tenant) shall be payable in two equal installments, with the first such installment due and payable on the June 1 immediately preceding the commencement of such Tax Year and the second such installment due and payable on the December 1 immediately preceding the commencement of the second half of such Tax Year; provided, however, that in the event Tenant receives for the first time a Tax Statement, which indicates a particular Tenant's Tax Payment is due, less than 10 days prior to the date such payment would otherwise be due pursuant to the provisions of this Section 4.2.2(a), such payment shall not be due and payable by Tenant until the 10th day following receipt of such Tax Statement.

(b)	In the event that following the date or dates that the Tenant's
Tax Payment installments payable for a particular Tax Year pursuant to
Section 4.2.2(a) are due, Landlord delivers to Tenant a revised Tax Statement pursuant to Section 4.2.1 indicating that an Additional Tax Payment with respect to such Tax Year is payable by Tenant, such Additional Tax Payment shall be due and payable 20 days following receipt by Tenant of such revised Tax Statement.

SECTION IV.3 Payment of Tenant's Share of Operating Expenses. Tenant shall pay to Landlord as Additional Rent for each Lease Year following the Base Year an amount ("Tenant's Operating Payment") equal to Tenant's Share of the amount by which Operating Expenses for such Lease Year exceed Base Operating Expenses.


IV.3.1 Estimated Operating Statement. At the election of Landlord, either prior to or after the commencement of each Lease Year following the Base Year, Landlord may submit to Tenant a statement
(the "Estimated Operating Statement") setting forth Landlord's estimate of Operating Expenses for such Lease Year and Tenant's
Operating Payment based on such estimate; provided that, upon Tenant's request therefor, Landlord shall deliver to Tenant the detailed budgets it receives from the Board of Managers relating to the Unit Expenses and the Common Charges, and in the event that the aggregate amount of Operating Expenses described in such Estimated Operating Statement is greater than one hundred ten percent (110%) of the Operating Expenses for the previous Lease Year, then Landlord shall use all reasonable efforts to include in the Estimated Operating Statement a detailed description of the calculations used to derive such Estimated Operating Statement, but only to the extent that such information is reasonably available to Landlord after reasonable efforts to obtain such information (it being understood that Landlord's inability or failure to deliver such detailed descriptions shall in no way affect Tenant's obligations to pay any amounts otherwise due hereunder). In addition, if, during any Lease Year following the Base Year, it shall appear to Landlord that the last-issued Estimated Operating Statement for such Lease Year is or will become inaccurate, Landlord shall issue a revised Estimated Operating Statement.

IV.3.2 Estimated Statement Payments. On the first day of the month following Tenant's receipt of an Estimated Operating Statement, Tenant shall pay to Landlord an amount equal to (a) the product of (i) one-twelfth (1/12th) of Tenant's Operating Payment based on such Estimated Operating Statement multiplied by (ii) the number of months (and any fraction thereof), to and including the then current month, that have elapsed or commenced since the commencement of such Lease
Year less (b) the aggregate of any payments made on account of Additional Rent in respect of Operating Expenses for such Lease Year pursuant to this Section 4.3. On the first day of each month thereafter until rendition of the next succeeding Estimated Operating Statement, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of Tenant's Operating Payment based on the most recent Estimated Operating Statement; provided, however, that if a new Estimated
Operating Statement is issued for such Lease Year, the monthly amount shall be changed as provided in this Section 4.3.2.

IV.3.3  Actual Operating Statement; Reconciliation; Subsequent
Revisions.

(a)	Subject to the provisions of this Section 4.3.3, on or prior to the October 1 next following the end of any Lease Year following the Base Year, Landlord shall submit to Tenant a statement (the
"Operating Statement") setting forth (i) a reasonably detailed statement of the actual Operating Expenses for such Lease Year, (ii) the excess of such Operating Expenses over the Base Operating Expenses, (iii) the aggregate payment made by Tenant in respect of Tenant's Operating Payment pursuant to this Section 4.3 or otherwise, and (iv) the amount of any overpayment or underpayment. Tenant shall pay the amount of any underpayment to Landlord within 20 days after receipt of the Operating Statement. Landlord shall pay the amount of any overpayment to Tenant in accordance with Section 4.5.


(b)	Landlord shall deliver any Operating Statement or any revision thereto at any time during any Lease Year following the Base Year, or during any subsequent period for any reason, including, without limitation, to correct any inaccuracy of any Operating Statement, and Landlord covenants and agrees to use all reasonable efforts to deliver a revised Operating Statement as soon as practicable in order to correct any material inaccuracy of any Operating Statement previously delivered to Tenant, as determined by Landlord in the exercise of its reasonable judgment. Tenant shall pay any amount indicated on any revised Operating Statement as payable by Tenant within 20 days of Landlord's delivery of any such revised Operating Statement. Notwithstanding anything to the contrary contained in this Section 4.3.3, Landlord's failure to deliver to Tenant any such Operating Statement, or revision thereto during any Lease Year or during any subsequent period, shall not prejudice Landlord's right to do so during any later period and shall not operate to eliminate, reduce or waive Tenant's obligations to make any payment indicated thereon.

SECTION IV.4  Tenant's Objection to Tax Statement or Operating
Statement.

(a)	Each Tax Statement and Operating Statement shall be
conclusively binding upon Tenant unless (i) Tenant shall send Landlord a notice (an "Objection Notice") within 30 days of receipt thereof stating that Tenant objects to Landlord's determination therein of Tenant's Tax Payment or Tenant's Operating Payment, as the case may be, which Objection Notice shall include a statement that Tenant desires to audit the books and records of Landlord, and (ii) within 10 Business Days after completion of its audit (but in no event later than the period permitted for such audits in Section 4.4(b)), Tenant shall give Landlord a subsequent notice that it still disputes Landlord's determination of such Tenant's Tax Payment or Tenant's Operating
Payment, as the case may be, specifying the reasons for such objection with reference to the particular books and records of Landlord, the particular respects in which such Tax Statement or Operating
Statement is claimed to be inaccurate and that it requests that such dispute be determined by arbitration pursuant to Section 16.21 of this Lease. No dispute by Tenant shall excuse or abate Tenant's obligation to make the payments required by this Article IV pending resolution of Tenant's objection. With respect to the Operating Statement, it shall be conclusively deemed acceptable to Tenant if it consists solely of Tenant's Share of Common Charges allocable to the Unit under the Declaration.


(b)	For a period of 60 days commencing on the date of the
Objection Notice (it being understood and agreed that such 60 day period shall be extended to 210 days if, as a result of Landlord's lack of cooperation, Tenant reasonably needs such extra time to reasonably complete its audit, and Tenant has been diligently pursuing such audit during the initial 60 day period and thereafter during the subsequent
210 day period), Landlord shall afford Tenant or its representatives the right (following, in each case, reasonable advance notice) on as many occasions as shall be reasonably necessary to examine (and, at Tenant's expense, make extracts from and copies of) at Landlord's business office in the City of New York during normal business hours
Landlord's books and records relating to the Base Year and Base Tax
Year and the Lease Year or Tax Year in question. Tenant shall maintain all information obtained in the course of such examination in strict confidence. Such examination and audit shall be at Tenant's sole cost and expense.

(c)	If, after reviewing Landlord's books and records as provided in
Section 4.4(b), Tenant still disputes Landlord's determination of Tenant's Tax Payment or Tenant's Operating Payment, and gives
Landlord notice thereof as provided in Section 4.4(a), such dispute shall be determined by arbitration pursuant to Section 16.21. If Tenant's Tax Payment for a Tax Year or Tenant's Operating Payment for a Lease Year, as determined by such arbitration (or settlement), is more or less than the amount thereof indicated in the Tax Statement or the Operating Statement, as the case may be, Tenant shall pay to Landlord any difference in Landlord's favor within 20 days, or Landlord shall pay to Tenant any difference in Tenant's favor in accordance with Section 4.5, as the case may be.

SECTION IV.5 Landlord Payments. Wherever in this Lease Landlord is obligated to refund any excess payments of Additional Rent made to Landlord by Tenant, upon Tenant's written request, Landlord shall pay such excess directly to Tenant within 20 days of Tenant's demand therefor; provided, however, that (a) if any Rents are due and owing to Landlord under this Lease, Landlord may offset the amount of any such Rents against such excess and (b) in the event Tenant's overpayment of Additional Rent during any Lease Year exceeds 125% of the actual amount of Additional Rent due as indicated in the Operating Statement for such Lease Year, Landlord shall pay to Tenant interest (at the Interest Rate) on such overpayment until Landlord refunds such excess to Tenant.


	ARTICLE V
	USE AND COMPLIANCE WITH LAW

SECTION V.1 Use. Tenant shall use and occupy the Premises for the Permitted Use and for no other purpose. Tenant shall not at any time use or occupy or allow any Person to use or occupy the Premises, or do or permit anything to be done or kept in or about the Premises, the Unit, or the Building that constitutes a Prohibited Use. Tenant, at its expense, shall procure and at all times comply with the terms and conditions of any license or permit required for the conduct of the Permitted Use in the Premises. Tenant shall pay to any taxing authority any fee, tax or other charge levied or assessed by any governmental authority in connection with Tenant's use and/or occupancy of the Premises, including the New York City commercial occupancy tax.


SECTION V.2 Hazardous Materials. Neither Tenant nor any of its officers, partners, employees, agents, subtenants, contractors or invitees shall cause or permit any Hazardous Material (including asbestos or asbestos containing materials) to be used, stored, released, handled, produced or installed in, on or from the Premises or the Building, other than customary amounts of office and cleaning supplies for which no special governmental permit, approval or license is required and only so long as the same are stored, used and disposed of in strict compliance with all Laws.

SECTION V.3 Compliance with Law. Except to the extent the same constitutes Landlord's Work, Tenant shall, at Tenant's expense, comply with all Laws now or hereafter existing, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, that impose any obligation, order or duty on Landlord or Tenant, but only: (a) with respect to Tenant's Work, any Improvement or Tenant's Property; or
(b) with respect to the Building or any part thereof (including the Premises) if such obligation, order or duty arises from: (i) the particular manner of conduct of Tenant's business or operation of its equipment therein, but excluding any use of the Premises merely as general office space and for the conduct of a securities brokerage business; (ii) any cause or condition created by or at the instigation of Tenant, including, without limitation, any Improvement or Alteration; (iii) the breach of any of Tenant's obligations hereunder; or (iv) any Hazardous Material brought into the Building by Tenant, any subtenant of Tenant or any of their agents, contractors or invitees. Tenant shall promptly forward to Landlord any notice it receives of the violation of any Law involving the Premises. Tenant shall pay, within 20 days after demand therefor, all the costs, expenses, fines, penalties and damages that may be imposed upon Landlord by reason of or arising out of Tenant's failure to comply with the provisions of this Section 5.3, including, without limitation, all costs and expenses for Landlord to cure Tenant's failure to comply hereunder as set forth in Section 15.5 below; it being agreed that all such costs, expenses, fines, penalties and damages shall be deemed Additional Rent due hereunder. Notwithstanding the foregoing, Tenant shall not be obligated to comply with any Laws which (i) relate to any Hazardous Materials (unless such Hazardous
Material has been installed or placed in the Premises or the Building by Tenant or otherwise in violation of Section 5.2 above) or (ii) are of building-wide application in office buildings in Manhattan, unless such Law relates to Tenant's particular manner or conduct of use of the Premises (other than the use of the Premises merely as general office space and for the conduct of a securities brokerage business), and Landlord agrees to comply with such Laws and any other Laws that are not Tenant's responsibility pursuant to (a) or (b) above if the failure to comply would interfere (beyond a de minimis effect) with Tenant's right to occupy, or adversely affect (beyond a de minimis effect)
Tenant's use of, the Premises or its ability to perform Tenant's Work or scheduled Alterations.


SECTION V.4 ADA Compliance. Except to the extent that the same constitutes Landlord's Work, Tenant shall promptly comply with all requirements relating to the Americans with Disabilities Act, 42 U.S.C. 12,101 et seq., and the regulations promulgated thereunder as in effect from time to time ("ADA Requirements") with respect to the Premises. Except to the extent such constitutes Landlord's Work, Tenant shall have exclusive responsibility for compliance with ADA Requirements pertaining to the interior of the Premises, including for the design and construction of the access thereto and egress therefrom. Landlord shall have responsibility for compliance with ADA
Requirements which affect the Unit other than the Premises, the Common Elements of the Building, subject to Tenant's obligation to pay for its share of the expense of such compliance pursuant to Section
4.3 of this Lease. Tenant shall comply with any reasonable plan adopted by Landlord which is designed to comply with ADA
Requirements.

SECTION V.5 Rules and Regulations. Tenant shall observe and comply with the Building Standards and the Building Rules and Regulations and the Landlord's Building Rules and Regulations as set forth in Exhibit E and Exhibit F, respectively, attached hereto (collectively, the "Rules and Regulations"), and any and all revisions, supplements, amendments, modifications or additions thereto as may be adopted from time to time by the Board of Managers and/or the Landlord, as the case may be. Neither Landlord nor the Board of Managers shall be responsible or liable to Tenant for violations of the Rules and Regulations by other tenants and occupants of the Unit or the Building. Landlord shall use all reasonable efforts to enforce the Rules and Regulations against occupants of the Unit in a non-discriminatory manner.


	ARTICLE VI
	SERVICES AND UTILITIES

SECTION VI.1  Electricity.


VI.1.1 Submetering. On and after the Commencement Date, Landlord shall supply electricity to the Premises on a submetered basis in accordance with this Section 6.1.1. Tenant shall purchase from Landlord, at Landlord's actual out-of-pocket cost therefor, all electricity consumed or to be consumed in the Premises and shall pay to Landlord or a meter company designated by Landlord (a) the actual out-of-pocket cost of the electricity consumed on those floors of the Building on which the Premises (or portions thereof) are located, as determined by a meter or meters (measuring both consumption and demand) and related equipment installed (or, if existing, retrofitted) by Landlord in accordance with Landlord's specifications, (b) the actual out-of-pocket cost of keeping the meter(s) and related equipment in good working order and repair and (c) any other actual out-of-pocket costs incurred by Landlord in providing such electricity to Tenant (it being understood that Landlord shall pay for all costs and expenses incurred in connection with the installation of such meters or related equipment). With respect to a multiple-tenant floor, the cost of electricity, installation and maintenance to be paid by Tenant shall be determined by multiplying Tenant's percentage of the total Rentable
Area of such floor by the sum of (i) the total amount of the electricity consumed by all tenants or occupants of such floor as measured by the meter on such floor, and (ii) the cost of keeping the meter(s) and related equipment in good working order and repair; provided, however, that if Tenant requests Landlord to install a separate meter to measure Tenant's actual consumption of electricity, Landlord shall install such meter, at Landlord's sole cost and expense, and Tenant shall pay (A) for the cost of Tenant's actual consumption of electricity as measured by such separate meter, (B) the full cost of any maintenance of any separate meter performed by Landlord, and (C) tenant's percentage of the Rentable Area of the floor multiplied by (y) the cost of the electricity consumed in the common areas of Tenant's floor. In determining the actual cost of the electricity consumed in the Premises, Landlord shall take into account any special abatements or rebates, but only to the extent that such abatements or rebates actually decrease the actual cost to Landlord of such electricity, and such special abatements or rebates shall be deducted from Tenant's Costs. In no event shall the Electricity Additional Rent for submetered electricity supplied to the Premises be more or less than Landlord's actual cost to purchase and distribute such electricity. If any tax is imposed upon the Electricity Additional Rent received by Landlord from the sale or resale of electricity to Tenant, Tenant agrees that to the extent permitted by Law, Tenant shall reimburse such taxes to Landlord as Additional Rent within 20 days after demand therefor. Bills for the cost of electricity, installation and maintenance shall be rendered at such times as Landlord may elect, and such amounts shall be paid by Tenant as Additional Rent within 20 days of Tenant's receipt of bills therefor. Landlord covenants to use all reasonable efforts to provide such bills to Tenant promptly and in any event at least once every three (3) months.
If there is more than one meter for the Premises, the electricity rendered through each meter may be computed and billed separately.

VI.1.2 Alternative Methods for Providing Electricity. If, at any time during the Term, Landlord is prohibited by Law or the requirements of the New York State Public Service Commission from supplying and charging for electricity on a submetered basis strictly in accordance with the provisions of Section 6.1.1., including by reason of the imposition of any tax, tariff or other cost on Landlord which under applicable Laws Landlord is not permitted to pass through in full on the basis contemplated by Section 6.1.1., Landlord shall supply electricity to the Premises and, at Landlord's election, may charge for the electricity on a rent inclusion basis or a direct supply basis, as selected by Landlord.


VI.1.2.1 During any period in which electricity is to be supplied to the Premises on a rent inclusion basis, the Base Rent shall be increased by an amount (the "Electric Inclusion Amount") equal to the actual amount required to be paid hereunder by Tenant under Section 6.1.1 for electricity supplied to the Premises during the 365 day period immediately prior to such period, including all sales and use taxes thereon. Thereafter and from time to time during the Term (but in no event more frequently than once every three (3) months), Landlord may cause surveys of Tenant's electricity usage to be made (at
Landlord's sole cost and expense) by a reputable electrical consultant selected by Landlord ("Landlord's Electrical Consultant") (which survey shall be done in such a manner as to minimize any unreasonable interference with the conduct of Tenant's business and upon reasonable prior notice to Tenant) and, if such survey shall determine that the then Electric Inclusion Amount does not accurately reflect the amount and/or cost of electricity consumed in the Premises, the then Electric Inclusion Amount shall be adjusted by Landlord's Electrical Consultant in accordance with such survey to reflect the actual cost to Landlord of the electricity consumed by Tenant based on Tenant's usage of electricity as indicated by such survey. Landlord may also cause the Electric Inclusion Amount to be adjusted without survey from time to time in accordance with calculations by Landlord's Electrical
Consultant to reflect changes in the fuel adjustment component of the utility company's charge or other changes in the charges by the utility company supplying electricity to Landlord. Notwithstanding the preceding two sentences, Tenant shall have the opportunity to challenge any adjustments to the Electrical Inclusion Amount and to hire, at its sole cost and expense, its own reputable electrical consultant ("Tenant's Electrical Consultant"). In the event that Tenant's Electrical Consultant's determines that (x) the Electrical Inclusion Amount should be reduced in an amount more than ten percent (10%) of the amount that Landlord's Electrical Consultant determines, then the matter shall be referred to arbitration according to the provisions of Section 16.21 or (y) the Electrical Inclusion Amount should be reduced in an amount equal to or less than ten percent (10%) of the amount that Landlord's Electrical Consultant determines, then the Electrical Inclusion Amount shall be adjusted by an amount equal to the average of the amounts determined by Landlord's Electrical Consultant and Tenant's Electrical Consultant. Tenant shall pay the amount of any increase in the Electric Inclusion Amount retroactively from the date of the survey of Tenant's electricity usage and/or from the date when the increased charges to Landlord from the utility company became effective, as the case may be, such amount to be paid within 20 days upon billing therefor by Landlord. An appropriate credit against Rents shall be allowed to Tenant to the extent such survey evidences a decrease in Landlord's cost resulting from Tenant's electricity usage.

VI.1.2.2 During any period in which electricity is to be supplied to the Premises on a direct supply basis, Tenant shall obtain and pay for electricity directly from the public utility company furnishing electricity to the Unit. Notwithstanding anything contained in this Section 6.1 to the contrary, if use of the Building's or the Unit's wires, risers, conduits, feeders and switchboards would be required for the Premises to receive electricity directly from the public utility company, then all meters and all additional panel boards, feeders, risers, wiring and other conductors or equipment that may be required to obtain such electricity shall be installed by Landlord at Tenant's expense.

VI.1.3 Electrical Capacity. (a) Tenant shall be entitled to receive the electrical capacity described in Exhibit C (the "Basic Capacity").
Tenant covenants that its use of electricity will not exceed the Basic Capacity furnished to the Premises pursuant to the provisions of this
Section 6.1.3. If Tenant requests electricity in addition to the Basic Capacity or if Tenant is drawing electricity in excess of the Basic Capacity, Landlord shall provide such excess capacity to Tenant at Tenant's expense so long as such additional electricity is available for use by Tenant without resulting in material alterations in or damage to Building or Unit systems and Tenant is not then in default hereunder beyond any applicable notice, grace and cure period.

(b) If Tenant fails to use 12 watts or more per usable square foot in the Premises within two years of Tenant's occupancy of the Premises on a full-time basis, Landlord shall be entitled to reduce the Basic Capacity in excess of 115% of Tenant's peak demand load for the previous two year period plus one additional watt per usable square foot. Tenant shall not be entitled to any compensation in connection with the foregoing reduction of the Basic Capacity. In the event that Tenant requires additional power during the term of this Lease in excess of the then provided for Basic Capacity, Landlord shall use all reasonable efforts to provide Tenant with such additional power at the actual out-of-pocket cost incurred by Landlord for such electricity.

SECTION VI.2 Water. At no charge to Tenant, Landlord shall provide (or cause the Board of Managers to provide) hot and cold water for ordinary lavatory, drinking, kitchenette and cleaning purposes in accordance with the Condominium Documents.

SECTION VI.3 Elevators. Tenant shall be entitled to receive without charge non-exclusive passenger elevator service, freight elevator service (subject to the provisions set forth in Paragraph 7.4 of Exhibit J relating thereto) and loading dock service on a first-come, first-serve basis on Business Days during Business Hours and have at least four
(4) passenger elevators capable of servicing the Premises subject to call at all other times, in each case subject to the procedures in the Condominium Documents relating to such elevator and loading dock service. Subject to the preceding sentence, Landlord and/or the Board of Managers shall have the right to change the operation or manner of operating any of the elevators or the loading dock in the Building and shall have the right to discontinue, temporarily or permanently, the use of any one or more cars in any of the banks of elevators. The Board of Managers imposes a minimum of four (4) hours for freight elevators and loading dock service outside of Business Hours, and Tenant shall pay to Landlord as Additional Rent the actual out-of-pocket expenses incurred by Landlord for such service (which shall include all costs and expenses charged by the Board of Managers to Landlord under the Condominium Documents with respect to such service). As of January
1, 1997, the Board of Managers charges $60.00 per hour for freight service porter charges and $46.00 per hour for guard charges (except on union holidays which are charged at a higher rate).

SECTION VI.4 Cleaning. Landlord shall remove (or cause the Board of Managers to remove) without charge Tenant's ordinary office refuse and rubbish, and Landlord shall provide (or cause the Board of Managers to provide) office and window cleaning services in accordance with the cleaning specifications attached hereto as Exhibit
G (the "Cleaning Specifications"). Landlord shall not be required to provide janitorial services for portions of the Premises used for storage.


SECTION VI.5 Heating and Air Conditioning. Tenant shall be entitled to receive heat, air conditioning and ventilation to the floor on which the Premises are located in accordance with the specifications and subject to the design criteria set forth in Exhibit B to the Declaration (which specifications are hereby incorporated herein by reference) (a) at all times, without charge, for base building heating, ventilation, or air conditioning service during Business Hours, (b) during Business Hours for heating or air conditioning service to any supplemental HVAC unit installed by Tenant, at Landlord's actual out-of-pocket cost, if any (but without duplication of any charge allocable to Tenant by reason of Section 6.8 below), and (c) at other times upon Tenant's request, subject in each case, to the terms and at the rates and charges set forth in Exhibit H attached hereto, and Landlord agrees to provide (or to use all reasonable efforts to cause the Board of Managers to provide) such heating, air conditioning and ventilation is provided to Tenant. Tenant acknowledges and agrees that Landlord shall have no liability or responsibility for any deviation in temperature, humidity or related conditions if such deviation arises from (a) Tenant's effectuation of the distribution throughout the Premises of HVAC service from the point(s) on each floor of the Premises at which the Building or Unit HVAC systems meet the HVAC distribution systems of the Premises, (b) Tenant's interior partitioning, existing
Improvements or covering of convector units, or (c) any material deviation by Tenant from the assumptions upon which the design specifications set forth in the Building Standards are based to the extent set forth therein. Tenant acknowledges that all requests for overtime
HVAC are to be made to the Board of Managers in accordance with the Condominium Documents and Exhibit H to this Lease.

SECTION VI.6  Service Interruption; Limitation of Liability.

VI.6.1 Service Interruption. Notwithstanding any provision of this Lease to the contrary, Landlord reserves the right (for itself and the Board of Managers) to interrupt, curtail, stop or suspend service or operation of any of the Building Service Systems or any of the services to be delivered to Tenant under this Lease (a) when Landlord is required to do so by Law or to adhere to a recognized energy, water or other resource conservation program or guidelines, laws or recommendations promulgated by any Federal, state, municipal or other governmental or quasi-governmental agency, bureau, board, commission, department, office or other sub-division thereof, or the American Society of Heating, Refrigeration and Air Conditioning
Engineers (or its successor) (it being understood and agreed that the term "recognized" as used in this sentence shall be defined by reference to whether other Comparable Buildings are adhering to such programs, guidelines, and recommendations, unless such program, guideline or recommendation is required by Law in which case no such reference to Comparable Buildings shall be necessary) or (b) when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, improvements, maintenance or testing desirable or necessary in the judgment of Landlord or the Board of Managers to be made, until such repairs, alterations, replacements or improvements, maintenance or testing shall have been completed. With respect to service interruptions necessary for non-emergency repairs, alterations, replacements, improvements, maintenance or testing, Landlord shall deliver to Tenant not less than 7 days' written notice specifying the date and times (which shall be before or after Business Hours) on which such service interruption shall occur. Landlord shall use all reasonable efforts to perform or cause the Board of Managers to perform any such repairs, alterations, replacements or improvements, to the extent possible (which shall include the incurrence of overtime or other premium pay labor), with reasonable diligence and in a manner designed to minimize interference with, or disruption of, the conduct of Tenant's normal business operations at the Premises, and Landlord shall diligently prosecute same to completion.


VI.6.2 Limitation of Liability. Landlord shall have no responsibility or liability for (a) failure to supply any service provided by the Building Service Systems during any period referred to in Section 6.6.1 or (b) any loss, damage or expense that Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity, quality or supply of services or utilities furnished to the Premises, the Unit or the Building for any reason except for actual damage suffered by Tenant by reason of any such failure, inadequacy or defect but only to the extent caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors, and then only after actual notice thereof to Landlord and Landlord's failure to cure within a reasonable time; it being understood and agreed that if Tenant shall be entitled to any such damages, the calculation of the amount of such damages shall begin accruing from the date of Tenant's notice to Landlord.

VI.6.3 Condominium Documents Control. If there is a right in the Condominium Documents for the Board of Managers to interrupt, curtail, stop or suspend service or operation of any of the Building Service Systems or any of the services to be delivered to Tenant under this Lease, Tenant acknowledges that, notwithstanding anything in this Lease to the contrary, the terms and provisions of the Condominium Documents shall control with respect to such right; provided that such right is exercised in a non-discriminatory manner.

SECTION VI.7 Access to Premises. Subject to the terms of this Lease, Tenant shall be entitled to access to the Premises 365 days per year, 7 days per week and 24 hours per day.

SECTION VI.8 Chilled Water. Subject to and in accordance with the Chilled Water Agreement (as such term is defined in the Declaration), Landlord shall provide (or use all reasonable efforts to cause the Board of Managers to provide) (i) an amount of approximately 65 tons of chilled water for the entire Premises (or such lesser amount as reasonably determined by Tenant's engineer) for each entire floor of the Building on which the Premises are located for use of supplemental air conditioning units to be installed in the Premises by Tenant at its sole expense (and for each partial floor of the Building within the Premises, additional tonnage equal to a pro rata amount of an additional 32.5 tons of chilled water which shall be made available to such floor) and
(ii) that such chilled water shall be chilled to a temperature which shall not be higher than 42.5 degrees Fahrenheit at the Metering Station (as such term is defined in the Chilled Water Agreement) located on or near the 16th floor. During the Term, Tenant shall pay to Landlord for chilled water supplied to the Premises for supplemental air-conditioning an amount equal to the actual out-of-pocket expenses incurred by Landlord for such chilled water (which shall include all costs and expenses due to be paid by Landlord under the Chilled Water
Agreement). As of calendar year 1996, the cost of chilled water to Landlord is $33.83 per hour for 25 tons. Such charges shall be adjusted from time to time to account for changes in the actual out-of-pocket cost to Landlord of furnishing chilled water. Tenant shall pay such charges within 10 days after bills are rendered therefor. Tenant acknowledges that chilled water is presently provided by 1 New York
Plaza 24 hours/day and 365 days/year in accordance with the Chilled
Water Agreement (a copy of which has been previously delivered to Tenant).

SECTION VI.9 Building Security. Landlord covenants and agrees to provide (or to cause the Board of Managers to provide), and Tenant shall be entitled to receive, without charge, building security in accordance with Section 16.20 below.


SECTION VI.10 Actual Out-of-Pocket Expenses of Landlord. Notwithstanding anything in this Lease to the contrary, except to the extent expressly provided for, the cost to Tenant for services or materials to be provided by Landlord at Tenant's expense under this Lease, shall include only the actual out-of-pocket expenses paid by Landlord to the Board of Managers or any independent third party provider of such services or materials without any increase by way of overhead charge or other mark-up.

	ARTICLE VII
	INSURANCE AND INDEMNIFICATION

SECTION VII.1 Use of Premises. Tenant shall not do or permit anything to be done in or about the Premises that might: (a) result in insurance companies of good standing refusing to insure the Premises, the Unit or the Building in amounts reasonably satisfactory to Landlord or the Board of Managers, as applicable, (b) result in the assertion of any defense by the insurer in whole or in part to claims under any of such policies, or (c) result in the cancellation of any insurance policy covering or relating to the Premises, the Unit or the Building. If by reason of any default by Tenant under this Lease, or any Improvement or Tenant's Property in the Premises, or the use or occupancy of the Premises by Tenant for other than the Permitted Use, (i) any such insurance shall be canceled by the insurance carrier, then, in addition to any other rights or remedies that Landlord may have under this Lease, Tenant shall indemnify, defend and hold harmless the Landlord Parties against any loss that would have been covered by such insurance, and
(ii) the premiums for any insurance on the Unit or the Building
(including rent insurance) are higher than they otherwise would be, Tenant shall reimburse Landlord for the increase attributable to Tenant's default, within 20 days after demand, as Additional Rent.

SECTION VII.2  Insurance Requirements.  At all times during the
Term, Tenant shall comply, at Tenant's expense, with the Insurance Requirements attached hereto as Exhibit I.


SECTION VII.3 Indemnity. Tenant shall defend, indemnify and hold harmless the Landlord Parties from and against any and all claims, demands, liability, loss, damage, costs and expenses (including reasonable attorneys' fees and disbursements) arising from: (a) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease (beyond the expiration of any applicable grace, cure and notice periods); (b) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any Person claiming under Tenant in violation of the provisions of this Lease; (c) any act, omission or negligence in violation of the Lease by Tenant or any of its subtenants or licensees or its or their partners, principals, directors, officers, agents, invitees, employees or contractors, during the Term (or after the expiration of the Term, but only if Tenant is still occupying the Premises); (d) any accident, injury or damage whatsoever occurring in or about the Premises or the Building during the Term (or after the expiration of the Term, but only if Tenant is still occupying the Premises), but excluding therefrom any accident, injury or damage caused by the negligence or wilful misconduct of Landlord or by a default by Landlord of any of its obligations hereunder (after 3 Business Days' prior written notice to Landlord); (e) the performance of any Alteration in the Premises including, without limitation, Tenant's failure to obtain any permit, authorization or license or failure to pay in full any contractor, subcontractor or materialmen performing work on such Alteration
(unless such failure is due to Landlord not disbursing the Allowance in accordance with Paragraph 6 of Exhibit D); and (f) any Mechanics Lien filed, claimed or asserted in connection with any Alteration or any other work, labor, services or materials done for or supplied to Tenant, or any Person claiming through or under Tenant (unless such failure is due to Landlord not disbursing the Allowance in accordance with Paragraph 6 of Exhibit D). In any claim, action or proceeding brought against any of the Persons indemnified under this Section 7.3 for a matter covered by this indemnity, Tenant, upon notice from the indemnified Person, shall defend such claim, action or proceeding by counsel reasonably satisfactory to Landlord and the indemnified
Person, provided such indemnified Person has timely notified Tenant of such action and cooperates in the defense thereof.

	ARTICLE VIII
	ALTERATIONS, REPAIRS AND MAINTENANCE

SECTION VIII.1 Alterations by Tenant. Tenant may from time to time, so long as Tenant is not in default hereunder (beyond the expiration of any applicable grace, cure and notice periods), at its expense, make such Alterations in and to the Premises as Tenant may desire so long as:

(a0	The Alteration (i) does not affect the outside appearance of the
Unit or the Building and is not visible from the outside of the Unit or the Building; (ii) does not affect the certificate of occupancy for the Building or for the Unit, or any portion thereof should a separate certificate of occupancy for the Unit or any portion thereof be issued;
(iii) is not of a structural nature and does not negatively impair or adversely affect the strength or structural integrity of the Unit or the Building or any structural component thereof (including, without limitation, its exterior walls, supporting beams, columns, floor slabs, foundations or elevator systems or the Building Service Systems); (iv) does not affect the proper functioning of the Building Service Systems or facilities of the Unit or the Building or any portion thereof; (v) does not affect the quiet enjoyment of, or otherwise materially adversely affect, the other tenants or occupants of the Building or the Unit and
(vi) does not result in the violation of any Law;

(b0	Tenant shall, prior to commencement of any Alteration, comply with Paragraphs 1-4, inclusive, of the Alteration Requirements attached hereto as Exhibit J; and

(c0	Tenant shall comply with all other Alteration Requirements set forth on Exhibit J as and when such compliance is required.


SECTION VIII.2 Tenant's Property. All office equipment that is installed in the Premises by or for the account of Tenant without expense to Landlord (other than from the Allowance), whether or not attached to or built into the Premises, and that may be removed without substantial damage to the Premises or the Unit, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises shall remain the property of Tenant ("Tenant's Property") and may be removed by Tenant at any time during the Term so long as Tenant is not in Material Default hereunder beyond the expiration of any applicable cure, notice and/or grace period. Tenant shall repair, at its sole expense, any damage to the Premises or shall reimburse Landlord for the costs of repairing any damage to the Unit, the Common Elements or the Building resulting from the installation or removal of Tenant's Property.

SECTION VIII.3	Taxes on Tenant's Property and Improvements.
Except as provided herein, Tenant shall pay when due any taxes measured by or attributable to the cost or value of Tenant's Property or any Improvements made by or for Tenant (other than Tenant's Work) regardless of whether title to such Improvements shall be vested in Landlord or Tenant and, if Tenant shall fail to pay such taxes or if such taxes shall be required to be paid by Landlord, Tenant shall reimburse Landlord, as Additional Rent, upon demand for any such taxes paid by Landlord.

SECTION VIII.4  Landlord's Repair and Maintenance Obligations.
Subject to the provisions of Article IX and Section 8.5, Landlord shall maintain (or, in the case of the Common Elements and the Building
Service Systems, shall maintain or use all reasonable efforts to cause the Board of Managers to maintain) in good condition, order and repair
(a) the roof, shell, exterior and load bearing walls and other structural elements of the Unit, (b) the Building Service Systems serving the Premises and (c) all Common Elements, public corridors, lobbies and public areas of the Building available for use by Tenant. Landlord shall not be responsible for the maintenance or repair of any portion, area, component or element of the Unit, the Building, or the Premises other than as expressly provided in this Section 8.4. Landlord shall have no obligation to make any repair or undertake any maintenance activity described in this Section until a commercially reasonable period consistent with other Comparable Buildings following receipt of written notice from Tenant or Landlord's actual notice of the need for the same. Tenant shall accept performance by the Board of Managers
(or its agents and contractors) on behalf of Landlord of any obligation on Landlord's part to be performed under this Lease, including repair and maintenance obligations, provided, however, that the failure of the Board of Managers (or its agents and contractors, as the case may be) to timely complete such repairs (after the expiration of any applicable grace, cure and notice provisions) shall be a breach of Landlord's covenants under this Section 8.4.


SECTION VIII.5  Tenant's Obligations.  Subject to the provisions of
Article IX and Section 8.4, at all times during the Term, Tenant at its expense (a) shall maintain in good order, condition and repair the Premises, the Improvements and all fixtures or facilities contained therein which do not constitute part of the Common Elements or the Building Service Systems, including, without limitation, any distribution conduits for the HVAC system serving the Premises, any supplemental air conditioning units, any private lavatory and any public lavatories located on floors leased entirely to Tenant, shower, toilet, washbasin and kitchen facilities, and all plumbing serving or connected to such systems or facilities and (b) shall be responsible for all maintenance and repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, of the Premises (including all fixtures, installations and equipment therein), the Unit, the Unit's facilities and systems, the Building and the Building's facilities and systems, made necessary, in whole or in part, by: (i) the performance of any Alteration or the existence of any Improvement; (ii) the installation or use of Tenant's Property in the Premises; (iii) the moving of Tenant's Property into or out of the Building; (iv) any act or omission of Tenant, any subtenant of Tenant or any officer, partner, principal, employee, agent, contractor or invitee thereof; (v) Tenant's use or occupancy of the Premises (other than use or occupancy of the Premises in the ordinary course of Tenant's business); or (vi) the use or removal by Tenant of any Improvement; provided, however, that any repairs and maintenance outside of the Premises or to the Common
Elements for which Tenant is responsible pursuant to the foregoing provisions of this Section 8.5 shall be performed by Landlord or the
Board of Managers in a commercially reasonably manner after notice to Tenant, at Tenant's cost and expense. Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and interior glass in the Premises if such scratch, damage or break is visible from any passenger elevator lobby on any floor of the Premises. Tenant shall be responsible for the cost of all repainting and all repairs, maintenance and replacement of wall, ceiling and floor coverings in the Premises.



	ARTICLE IX
	DAMAGE OR DESTRUCTION

SECTION IX.1 Restoration. (a0 If the Building, the Unit or the Premises is partially or totally damaged by fire or other casualty, then so long as neither Landlord nor Tenant has duly exercised any right to terminate this Lease under this Article IX and subject to the terms and conditions of the Declaration and the rights of Senior Interest Holders, if any:

(i) Landlord shall repair, or shall use all reasonable efforts to cause the Board of Managers to repair, the damage and restore or rebuild the Building, the Unit or the Premises (including the Improvements but excluding Tenant's Property), as the case may be (but only to the extent otherwise required under this Article IX, including, without limitation,
Section 9.1(c) below) to the extent necessary for Tenant to occupy and reasonably conduct business throughout the Premises as conducted prior to the damage or destruction (such repairs and restoration being herein called "Landlord's Casualty Restoration Work"), with reasonable dispatch (including an obligation to incur overtime or premium pay labor rates) after the collection of substantially all of the insurance proceeds receivable on account of the fire or other casualty; and


(ii) once commenced, Landlord shall diligently prosecute Landlord's Casualty Restoration Work in order to complete the same within the shortest time reasonably possible (including an obligation to incur overtime or premium pay labor rates), except as expressly provided in
Article 9.

(b0	Whenever in this Article 9, reference is made to the Premises, such reference shall include all Improvements (and Landlord's Casualty Restoration Work shall include the repair of all damage to, and the restoration of, all such Improvements) but shall not include any Tenant's Property (and Landlord shall have no obligation to repair or restore any Tenant's Property).

(c0	Notwithstanding anything in this Section 9.1 to the contrary, nothing in this Article IX shall require Landlord or the Board of Managers, as the case may be, to expend on such restoration amounts in excess of the total insurance proceeds (net of the costs of collection) collected and deposited with Landlord on account of such casualty, and in no event shall Landlord be required to repair or restore the Building, the Unit or the Premises (or to cause the Board of Managers to repair or restore) in the event the Board of Managers determines not to so repair or restore the same pursuant to the Condominium Documents.
Tenant shall give prompt notice to Landlord of any fire or other casualty in the Premises.

(d0	Landlord, upon Tenant's request from time to time, shall keep
Tenant informed with regard to, and meet with Tenant to discuss, the planning for and the prosecution of Landlord's Casualty Restoration Work.

(e0	Within fifteen (15) Business Days of the date on which the Unit or the Premises or any portion thereof is damaged by fire or other casualty such that Tenant is thereby "deprived of the beneficial enjoyment of any portion of the Premises", (as such phrase is hereinafter defined), Landlord, by written notice to Tenant, shall state the date by which, in the opinion of a reputable contractor selected by Landlord, Landlord will have substantially completed Landlord's
Casualty Restoration Work to the extent necessary for Tenant to occupy and reasonably conduct business throughout the Premises as conducted prior to the damage or destruction, including, without limitation, (a) restoration of substantially all services under Article 6 and (b) compliance with all Laws compliance with which is required for such occupancy and conduct of business (such date being referred to as the "Estimated Casualty Restoration Work Completion Date").

(f0	Within 5 Business Days after Landlord delivers to Tenant the notice required under clause (e) above, Landlord, by written notice to Tenant, shall state Landlord's determination to complete Landlord's Casualty Restoration Work by the Estimated Casualty Restoration
Work Completion Date.


(g0	The inadequacy of any insurance proceeds or any delay in
receiving same shall not limit any rights of Tenant to terminate this Lease in accordance with Section 9.4.2.

IX.1.1 Insurance Proceeds. The proceeds of all policies providing coverage for the Improvements but not Tenant's Property shall be paid in accordance with the terms of the Condominium Documents. In the event this Lease is terminated on account of a casualty event, Landlord shall pay all insurance proceeds (net of collection costs) attributable to Tenant's Improvements to Tenant upon the later to occur of (i) 10
Business Days after such proceeds are collected and (ii) 30 days following termination of this Lease. All claims under such insurance shall be adjusted and settled by Landlord alone, all proceeds of such insurance shall be applied to Landlord's Casualty Restoration Work, and any balance remaining after the completion thereof may be retained by Landlord without accountability to Tenant; provided that (i) with respect to Tenant's Property, (ii) with respect to the Improvements in the case of termination of this Lease by Landlord or Tenant under
Section 9.4.1 or Section 9.4.2, or (iii) as otherwise provided herein, Tenant may participate in the adjustment and settlement of such insurance, and Tenant shall be entitled to receive insurance proceeds with respect to the foregoing matters.

SECTION IX.2  Rent Abatement.  Subject to the provisions of Section
9.3, if fire or other casualty damages, destroys or renders the Premises or any portion thereof untenantable or deprives Tenant of reasonable access to the Premises or any portion thereof and Tenant actually vacates such portion of the Premises, then the Base Rent and Additional Rent payable under Article IV shall be abated (if all of the Premises is untenantable) or reduced (if only a portion of the Premises is untenantable) by the proportion that the Rentable Area of such portion of the Premises bears to the Premises Area, for the period beginning on the date of the damage or destruction and ending on the earlier of (a) the date on which Landlord will have substantially completed Landlord's Casualty Restoration Work to the extent necessary for Tenant to occupy and reasonably conduct business throughout the Premises as conducted prior to the damage or destruction and Tenant has reasonable access to the Premises or (b) the date on which Tenant reoccupies such portion of the Premises for the conduct of its business.



SECTION IX.3 Exception to Abatement. Tenant shall not receive any abatement or reduction of Base Rent or Additional Rent if: (a) Landlord provides other comparable space in the Unit reasonably suited for the temporary conduct of Tenant's business within 3 Business Days of the date of such fire or casualty, Tenant has reasonable access to such substitute space, and Landlord reimburses Tenant for its actual out-of-pocket expenses incurred in connection with any such relocation
(but Landlord shall have no obligation to provide such other space); or
(b) by reason of some act or omission on the part of Tenant, its subtenant or assignee, or its or their partners, directors, officers, employees, agents, invitees or contractors, Landlord (or the Board of Managers or any Senior Interest Holder) is unable to collect substantially all of the insurance proceeds (including, without limitation, rent insurance proceeds) for damage or destruction of the Premises, the Unit or the Building, as the case may be, arising out of such fire or other casualty. The collection of rent by Landlord under the circumstances described in clause (b) of this Section 9.3 shall not preclude Landlord from seeking damages from Tenant or exercising other remedies it may have under this Lease, under Law or in equity.

SECTION IX.4  Termination Rights.

9.4.1 Landlord's Termination Rights. (a) If the Building, the Unit or the Premises is damaged or destroyed by fire or other casualty, and either:

(i) (x) the Building is so damaged (whether or not the Premises or the Unit is damaged or destroyed) that the owners of the condominium units in the Condominium are not required to restore the Building and elect not to restore the Building and (y) Tenant is deprived of reasonable access to the Premises and Landlord terminates all other leases in the Unit;

(ii) less than one year remains in the Term at the time of the fire or other casualty and the Estimated Casualty Restoration Work
Completion Date is more than 90 days from the date of such damage or destruction; or

(iii) Landlord is required under Section 9.2 to abate or reduce the Base Rent and Additional Rent for all or substantially all of the Premises for a period in excess of nine (9) months if rebuilding or repairs were undertaken, then, in any of such cases, Landlord may terminate this Lease by giving Tenant notice to such effect within 100 days after the date of the casualty. This Lease shall terminate on the 30th day after the date that such termination notice from Landlord is given, and the Rents shall be prorated as of such termination date.


(b) If Landlord elects to terminate this Lease pursuant to Section 9.4.1(a)(iii) above, Landlord shall pay to Tenant an amount equal to 50% of the Net Reletting Profits, if any. Any such payments shall be paid within ten (10) days after Landlord's actual receipt of any such Net Reletting Profits. This obligation shall survive termination of this Lease, but in no event shall Landlord have any obligation to pay to Tenant any Net Reletting Profits allocated to periods after September
30, 2013. As used herein, "Net Reletting Profits" shall mean an amount equal to (A) the sum of all rent, additional charges and other consideration paid to Landlord by a tenant for or in connection with the reletting of the Premises (but excluding therefrom any sums received as a security deposit under any such lease) during the term of the relevant lease which shall be pro-rated over the term of the Lease in equal monthly payments less (B) Reletting Expenses incurred in connection with this Lease or with such reletting. As used herein, "Reletting Expenses" shall mean (i) all unamortized costs of Landlord with respect to this Lease (including, without limitation, brokerage commissions, free rent and tenant work allowance) and (ii) brokerage commissions, legal, accounting and other professional fees, marketing and advertising costs, takeover expenses, cash contributions or alteration expenses and any other costs and expenses (hard and soft costs) incurred, or to be incurred, by Landlord (including, without limitation, lease takeover and moving expenses and the cost of all tenant improvements and other tenant inducements) in each case, in connection with such reletting.

9.4.2 Tenant's Termination Rights. If the Building (including the Building Service Systems), the Unit, or the Premises or any portion thereof is damaged by fire or other casualty such that Tenant is thereby "deprived of the beneficial enjoyment of all or a substantial portion of the Premises", and either

(i) the Estimated Casualty Restoration Work Completion Date is later than the date 180 days after such fire or other casualty;

(ii) on the date which is 180 days after such fire or other casualty Landlord (or the Board of Managers, if such restoration is the Board of Manager's responsibility under the Condominium Documents) has not substantially completed Landlord's Casualty Restoration Work to the extent necessary for Tenant to occupy and reasonably conduct business throughout the Premises as conducted prior to the damage or destruction;

(iii) Landlord (or the Board of Managers, if such restoration is the Board of Manager's responsibility under the Condominium
Documents) has not commenced negotiations to settle its claim for insurance with its insurance carriers within 15 Business Days of the date of the damage or destruction;

(iv) Landlord (or the Board of Managers, if such restoration is the Board of Managers' responsibility under the Condominium
Documents) has not settled its claim for insurance and given Tenant notice, within sixty (60) days after the date of the damage or destruction, of its agreement to perform Landlord's Casualty
Restoration Work;

(v) Landlord (or the Board of Managers, if such restoration is the Board of Manager's responsibility under the Condominium
Documents) has not commenced Landlord's Casualty Restoration
Work within sixty (60) days after the date of the damage or destruction; or

(vi) Landlord has not given Tenant the notice required to be given under Section 9.1(e) with respect to the Estimated Casualty
Restoration Work Completion Date or under Section 9.1(f) with respect to Landlord's intention to complete Landlord's Casualty
Restoration Work (after written notice by Tenant and 3 Business Days opportunity for Landlord to provide such notice),


then, in any of such cases, Tenant may terminate this Lease by giving Landlord notice to such effect within thirty (30) days after the occurrence of any of the events specified in Section 9.4.2(i)-(vi) above. This Lease shall terminate on the date specified in Tenant's termination notice given pursuant to this Section 9.4.2 (unless such notice is nullified by the Landlord or the Board of Managers, if such restoration is the Board of Manager's responsibility under the Condominium Documents, substantially completing Landlord's Casualty Restoration
Work prior to the date of termination specified in Tenant's termination notice) which shall be no earlier than thirty (30) days and no later than one hundred eighty (180) days after the date of such notice, and the Rents shall be prorated and adjusted as of such termination date; any prepaid Rents shall be promptly refunded and any unpaid Rents shall be promptly paid.

As used in this Article IX, Tenant shall be deemed "deprived of the beneficial enjoyment of all or a substantial portion of the Premises", if
(i) twenty percent (20%) or more of the Rentable Area of the Premises is destroyed or damaged and, as a result, Tenant is unable to reasonably conduct its business in the Premises, (ii) a substantial portion of Tenant's trading floor is destroyed or damaged, (iii) a substantial portion of Tenant's computer installation is destroyed or damaged and Tenant is unable to reasonably conduct its business in the Premises, or
(iv) Tenant is deprived of reasonable access to the Premises for a period of time in excess of seven (7) Business Days.

SECTION IX.5  Business Interruption.  Except as provided in Section
9.4.2 and Section 9.4.3, Tenant shall not be entitled to terminate this Lease, and no damages, compensation or claim shall be payable by Landlord, for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises, the Unit or of the Building pursuant to this Article IX. Subject to Section 9.1, Landlord shall exert reasonable efforts to make (or to cause to be made) such repair or restoration promptly and in such manner as not to interfere unreasonably with Tenant's use and occupancy of the Premises.

SECTION IX.6 Waiver. This Article IX constitutes an express agreement governing damage or destruction of the Premises, the Unit or the Building by fire or other casualty, and neither Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, nor any other
Laws of similar import now or hereafter in effect shall have any application in any such case.

	ARTICLE X
	EMINENT DOMAIN

SECTION X.1 Complete Taking. If all or substantially all of the Premises is taken by condemnation, sale in lieu of condemnation, or in any other manner for any public or quasi-public use or purpose
("Eminent Domain"), this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking or the date that the condemning or purchasing authority takes possession, whichever is earlier ("Date of the Taking"), and the Rents shall be prorated and adjusted as of such date.


SECTION X.2 Partial Taking. If part of the Building, the Unit or the Premises is taken by Eminent Domain (but not substantially all of the Premises), this Lease shall be unaffected by such taking, except that:

(a0	if more than 75% of the gross floor area of the Building or
more than 25% of the Unit Area shall be taken, whether or not any portion of the Premises shall be affected thereby, or if so much of the Unit, the Common Elements or the Building shall be taken that the Board of Managers determines that the Unit or the Common Elements cannot be restored, reconstructed or replaced in a suitable manner so that the Unit may continue to be used for the purposes intended or that it would be economically or operationally impractical to operate the portion of the Building remaining after the taking, Landlord may, at its option, terminate this Lease by giving Tenant notice to that effect within 10 days after the Date of the Taking, and

(b0	if 25% or more of the Premises Area of the Premises (prior to the taking) shall be so taken and the Premises Area of the Premises remaining after such taking shall not be reasonably sufficient for Tenant to continue the operation of its business at the Premises, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant may, at its option, terminate this Lease by giving Landlord notice to that effect within 10 days after the Date of the Taking.

This Lease shall terminate no later than the Date of the Taking, and the Rents shall be prorated and adjusted as of such termination date. Upon a partial taking, where this Lease continues in force as to any part of the Premises, (i) the Base Rent shall be reduced by an amount equal to the Base Rent attributable to the portion of the Premises taken and Tenant's Share shall be adjusted to equal the percentage that the Rentable Area of the portion of the Premises left to Tenant bears to the Unit Area after the taking, and (ii) Landlord shall, or shall use reasonable efforts to cause the Board of Managers to, repair or restore the remaining portions of the Premises, the Unit or the Building, as the case may be, with reasonable dispatch after collection of substantially all of the award attributable to the taking by Eminent Domain;
provided, however, that neither Landlord nor the Board of Managers, as the case may be, shall be required to expend on such repair or restoration amounts in excess of the total awards (net of the costs of collection) collected by it on account of the taking.


SECTION X.3 Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking of the Premises without deduction for any estate vested in Tenant by this Lease.
Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment. Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of Tenant's Property, the interruption of its business or moving expenses, but only if such award or payment shall be actually made and if Tenant's claim does not adversely affect or result in any reduction of Landlord's award or the Condominium's award or interfere with the prosecution of a claim for the taking by Landlord or the Condominium. If Tenant intervenes in a condemnation proceeding in which Landlord is a party, Landlord and Landlord's counsel shall manage and control the proceeding for Landlord and Tenant.

SECTION X.4 Temporary Taking. If all or any portion of the Premises is taken by Eminent Domain for a limited period of time (it being agreed that a taking for a period of time of six months or more shall be treated as a permanent taking pursuant to the preceding sections), this Lease shall remain in full force and effect except that Tenant's obligations to pay Rents hereunder shall abate for the period of time of such taking, but only with respect to the Base Rent and Additional Rent attributable to the portion of the Premises taken.
Tenant shall be entitled to claim and receive that portion of the award or payment from the condemning authority expressly granted (a) for any such temporary taking of the Premises attributable to any period within the Term, (b) for any damage to Tenant's Property, and (c) if such temporary taking terminates prior to the expiration of the Term, for the cost of restoration of the Premises. Landlord shall be entitled to receive that portion of the award that is made for any such temporary taking of the Premises attributable to the period after the expiration of the Term or that is allocable to the Unit, other than the Premises, or, except as provided above, to the cost of restoration of the Premises or that is made for any other purpose. If any such temporary taking terminates prior to the expiration of the Term, Tenant shall restore the Premises and the Improvements as nearly as possible to their condition prior to the taking, at Tenant's sole cost and expense.


	ARTICLE XI
	SURRENDER OF PREMISES

SECTION XI.1 Surrender. On the last day of the Term, upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises pursuant to Article XV, all of Tenant's right, title and interest, if any, in the Premises, the Improvements, the Unit or the Building, including any possessory interest, shall cease, and Tenant shall (a) quit and surrender the Premises to Landlord "broom clean" and in good order, condition and repair (ordinary wear and tear excepted), (b) remove all of Tenant's Property and repair, at its expense, any damage to the Premises caused by such removal and (c) remove all Improvements installed by or on behalf of Tenant and repair, at its expense, any damage to the Premises caused by such removal. Landlord may consider items of Tenant's Property that remain in the Premises after the expiration or earlier termination of the Term to have been abandoned. In that event, Landlord may, at its option either (i) retain such items as its property or dispose of them without accountability in such manner as Landlord shall determine, all at Tenant's expense, or (ii) remove and store such items for Tenant. Tenant shall reimburse Landlord for the reasonable expenses incurred in connection with such disposal or removal and storage within 20 days after receipt for an invoice therefor. The provisions of this Section
11.1 shall survive the expiration of the Term.


SECTION XI.2 Acceptance of Surrender. Prior to the expiration or earlier termination of this Lease in accordance with the terms hereof, no act or thing done by Landlord or its agents (including accepting the keys or similar access devices to the Premises) shall be deemed an acceptance of surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

SECTION XI.3 Assignment of Subleases. The surrender by Tenant of, or termination of, this Lease prior to the last day of the Term shall, at the option of Landlord, operate as an assignment to Landlord of any subleases of the Premises. Landlord, in its sole and absolute discretion, may accept the assignment of all or any part of any subleases of the Premises free of any claims, defenses or offsets by any sublessee against Tenant by giving notice to the sublessee or sublessees to such effect.

SECTION XI.4 No Holding Over. There shall be no holding over by Tenant after the expiration or earlier termination of this Lease and the failure by Tenant to deliver possession of the Premises to Landlord shall be an unlawful holdover. During any period in which Tenant so holds over, at Landlord's option, the rental value of the Premises, payable from the date immediately following the date on which Tenant was to deliver the Premises through and including the last day of the calendar month in which Tenant so delivers the Premises, shall be deemed to be equal to 200% of the greater of (a) the Rents payable immediately preceding the expiration or earlier termination of this Lease, or (b) the then fair market rental value of the Premises. Acceptance by Landlord of any such Rent during the period in which Tenant so holds over shall not cure or waive Tenant's default, nor prevent Landlord from exercising, before or after such acceptance, any of the remedies provided by this Lease or at law or in equity. Payment of any such Rent and other sums during any period in which Tenant holds over shall not excuse Tenant's obligation to vacate and surrender the Premises on the date, and in the manner and condition, required under this Lease. If the Premises are not surrendered upon the expiration or earlier termination of this Lease with respect to all or any portion of the Premises, Tenant hereby indemnifies Landlord against loss, cost, injury, damage, claim, expense, or liability (including attorneys' fees and disbursements) resulting from delay by Tenant in so surrendering the same, including any claims made by any succeeding tenant or prospective tenant founded upon such delay excluding however claims made with respect to any delays caused solely by Force Majeure. Tenant waives any rights under Section 2201 of the Civil Practice Law and Rules of the State of New York in connection with any holdover proceedings that Landlord may institute against Tenant.


	ARTICLE XII
	EXCULPATION AND CERTAIN LANDLORD RIGHTS


SECTION XII.1 Exculpation. Notwithstanding anything to the contrary in this Lease but subject to Section 12.5 which shall not be affected by this Section 12.1, none of the Landlord Parties shall be liable to Tenant or its partners, principals, directors, officers, contractors, agents, employees, invitees, sublessees, licensees or any other Person claiming through or under Tenant, for any loss, injury or damage to Tenant or to any other Person, or to its or their property, or for any inconvenience, annoyance, interruption or injury to business arising from Landlord (or the Board of Managers) performing any maintenance, repairs, alterations, additions or improvements in or to any portion of the Building, the Unit or the Premises or in or to the fixtures, equipment or appurtenances of the Building, the Unit or the Premises (nor shall Tenant or any other Person be entitled to any abatement or suspension of its obligation to pay Rents except as specifically set forth herein or be construed to be constructively or otherwise evicted on account of the foregoing), irrespective of the cause of such loss, injury, damage, inconvenience, annoyance, interruption or injury unless caused by or resulting from the gross negligence (active or passive) or willful misconduct of Landlord or its agents or employees in the operation or maintenance of the Premises or the Unit; provided, however, that Tenant waives, to the full extent permitted by Law, any claim for any indirect, consequential or punitive damages, including loss of profits in connection therewith (it being agreed that the foregoing waiver shall be ineffective if the cause of such loss, injury, damage, inconvenience, annoyance, interruption or injury is caused by or results from the bad faith, gross negligence or the willful misconduct of Landlord or its agents or employees.

SECTION XII.2 Transfers of Landlord's Interest. In the event of (a) a sale or transfer of all or any part of the Unit which includes the Premises (by operation of law or otherwise), (b) the making of a lease of all or substantially all of the Unit, or (c) a sale or transfer (by operation of law or otherwise) of the leasehold estate under any such lease, (i) except as otherwise expressly provided, the seller, transferor or lessor, as the case may be, shall be and hereby is (to the extent of the interest or portion of the Unit or leasehold estate sold, transferred or leased) automatically and entirely released and discharged, from and after the date of such sale, transfer or lease, of all liability in respect of the performance of any of the terms of this Lease on the part of Landlord thereafter to be performed; and (ii) the term "Landlord" shall thereafter mean only the purchaser, transferee or lessee, as the case may be, and the covenants and agreements of Landlord shall thereafter be binding upon such purchaser, transferee or lessee; provided assignee or lessee has assumed all of Landlord's obligations under this Lease. If Landlord's interest in the Unit shall be sold, assigned or otherwise transferred to any Person pursuant to foreclosure of the Condominium lien or upon the exercise of any remedy provided in the Condominium
Documents, that Person shall not be: (A) liable for any act or omission of Landlord under this Lease occurring prior to such sale, assignment or other transfer; (B) subject to any offset, defense or counterclaim accruing prior to such sale, assignment or other transfer; and (C) bound by any payment prior to such sale, assignment or other transfer of Rent for more than one month in advance (one year in the case of Tenant's
Tax Payment) or Estimated Operating Expense payment; except those obligations described in Section 12.3.


SECTION XII.3  Recourse Limited to Unit; Limited Guaranty of
Payment. (a) Except with respect to any claims related to the failure of Landlord to (i) pay the Allowance in accordance with the terms and provisions of this Lease, (ii) comply with the terms and provisions of
Article XXII, and (iii) deliver the First Expansion Space or the Second Expansion Space in the manner and in the time periods specified in
Article XVIII or Article XIX, as the case may be, in each case, after the expiration of any applicable grace, notice and cure periods, which claims shall not be limited by this Section 12.3, Tenant shall look solely to Landlord's estate and interest in the Unit for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord, and no other property or assets of Landlord, Landlord's agents, incorporators, subscribers, shareholders, officers, directors, partners, principals (disclosed or undisclosed) or affiliates, whether directly or through Landlord or through any receiver, assignee, trustee in bankruptcy or through any other Person, shall be subject to levy, lien, execution, attachment, or other enforcement procedure for any liability of Landlord to Tenant under this Lease or under law.

(b)	Landlord acknowledges that any claims by Tenant relating to
the failure of Landlord to pay the Allowance in accordance with the terms and provisions of this Lease are guaranteed by that certain Limited Guaranty of Payment, dated as of the date hereof, by Canadian Imperial Bank of Commerce for the benefit of Tenant, a form of which is attached hereto as Exhibit W.

SECTION XII.4 Landlord Default. Landlord shall in no event be in default in the performance of any of Landlord's obligations hereunder unless and until it has failed to perform such obligation within 5 Business Days for any monetary defaults (unless a longer period of time is specified herein for Landlord's obligations, in which case such longer period shall apply) and 30 days for non-monetary defaults
(unless a longer period of time is specified herein for Landlord's obligations, in which case such longer period shall apply) after receipt of written notice of such failure from Tenant; provided, however, that if the nature of such failure is such that more than 30 days are required for its cure, Landlord shall not be in default hereunder if Landlord commences to cure such default within such 30 day period and thereafter prosecutes such cure to completion with reasonable diligence. In any event, but subject to Section 12.1, Tenant's sole remedy for breach of this Lease by Landlord shall be an action for
damages, injunction or specific performance.   Except as expressly
provided herein, Tenant shall have no right to terminate this Lease on account of any breach or default by Landlord.


SECTION XII.5  Withholding Consent.  In no event shall any
Landlord Party be liable for any loss, injury or damage (including indirect, consequential or punitive damages) claimed by Tenant or any Person claiming through or under Tenant in connection with the failure or refusal by any Landlord Party to grant its consent or approval with respect to any matter as to which any of them are entitled to give their consent or approval pursuant to this Lease, unless, with respect to the liability of Landlord only, such loss, injury or damage was due to Landlord's acts of failure to act in contravention of this Lease (but even in such event, Tenant shall not be entitled to any indirect, consequential or punitive damages unless Landlord withheld or delayed its consent in bad faith, willfully or for no good business purpose). If any Landlord Party withholds or delays its consent or conditions its consent and Tenant believes that any such party did so unreasonably, Tenant may prosecute an action for declaratory relief to determine if such party properly withheld, delayed or conditioned its consent, but Tenant waives and discharges (except to the extent set forth in the first sentence of Section 12.5) any claims it may have against such party for damages arising from such party's withholding, delaying or conditioning its consent. In any such action, each party shall bear its own attorneys' fees.

SECTION XII.6  Reservation of Certain Rights by Landlord.
Landlord reserves the right, and Tenant shall permit Landlord (or the Board of Managers with respect to Common Elements), without any of the same constituting an eviction and without incurring liability to Tenant therefor, (a) to install, erect, use and maintain, repair and replace pipes, ducts and conduits in and through the Premises;
provided, however, that Landlord shall disguise, conceal or camouflage all work that is not a repair or replacement and with respect to all repairs and replacements, Landlord shall, to the extent commercially practicable (and Landlord shall use all reasonable efforts to cause the Board of Managers to), disguise, conceal or camouflage the pipes, ducts and conduits; (b) to change the arrangement and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Unit or the Common Areas of the Building; (c) to change the Building name or address; and (d) to impose such controls as it deems reasonably prudent with respect to access to the Building by visitors generally; provided that with respect to the preceding clauses (b) and (d), Landlord agrees to take (and to use all reasonable efforts to cause the Board of Managers to take) any such actions in a uniform and non-discriminatory manner with respect to the occupants of the Building.

SECTION XII.7  Entry by Landlord.


(a0	Landlord, the Board of Managers and their respective agents
and contractors shall have the right to enter or pass through the
Premises: (i) to examine and show Premises to actual and prospective lenders, Senior Interest Holders and purchasers and, during the last 18 months of the Term, prospective lessees of the Unit, (ii) to conduct such activities as are incidental to the operation and maintenance of, and to make repairs and alterations in, the Premises, the Unit and/or the Building and their respective systems, facilities and equipment, (iii) to remove any violation of Law noted or issued against the Building, the Unit, the Premises or any part thereof and (iv) to read and maintain utility meters located therein; provided, however, that any such entry pursuant to clauses (i) and (ii) above shall be during Business Hours.
Any entry by Landlord shall be made on reasonable advance oral notice and, at Tenant's request, Landlord shall be accompanied by an agent of Tenant, except in emergency situations where no such notice and/or supervision shall be required. In exercising its rights under this Section 12.7, Landlord shall use, and shall use reasonable efforts to cause the Board of Managers to use, reasonable efforts to avoid unreasonable interference with the normal conduct of Tenant's business in the Premises. Landlord and the Board of Managers each shall have a pass key (or similar entry device) to the Premises which may only be used with Tenant's permission, except in the case of an emergency, and shall be allowed to bring materials and equipment into the Premises as required in connection with maintenance, repairs and alterations, without any liability to Tenant and without any reduction of Tenant's obligations.

(b0	If, during the last month of the Term, Tenant has removed all or substantially all of Tenant's Property from the Premises, Landlord, without notice to Tenant, may immediately enter the Premises and alter, renovate and decorate the same, without liability to Tenant and without reducing or otherwise affecting Tenant's obligations hereunder.

SECTION XII.8 Obstructions of Light or View; Closures. If at any time (a0 any windows of the Building or the Unit (including the Premises) are temporarily darkened, or the light, air or view therefrom is obstructed temporarily by reason of any repairs, improvements, maintenance or cleaning in or about the Building or permanently by reason of a requirement of Law or the construction of any structure that may be erected on lands in the vicinity of the Building or (b) any part of the Building, other than the Premises and any part of the Building required for reasonable access to the Premises or required for Landlord to perform any of its obligations hereunder, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord or the Board of Managers and without any reduction or diminution of Tenant's obligations under this Lease and shall not be deemed to constitute an eviction, except to the extent such obstruction and/or closure prevents Tenant from reasonably conducting its business at the Premises. To the extent such is within Landlord's control, Landlord covenants to use all reasonable efforts to (or to cause the Board of Managers to) minimize any such obstruction or closure and to minimize any interference with the conduct of Tenant's business at the Premises.


	ARTICLE XIII
	SUBORDINATION; ESTOPPEL CERTIFICATES


SECTION XIII.1 Subordination. Subject to the provisions of that certain Subordination, Nondisturbance and Attornment Agreement executed and delivered by and among Landlord, Tenant and the Board of Managers in connection with the execution of this Lease (the "Nondisturbance Agreement"), the form of which is attached as Exhibit
K hereto, this Lease, and all rights of Tenant under it, are subordinate and subject to the Condominium Documents, the Ground Lease, and all present and future ground, master or operating leases, but excluding any leases of the Unit (including the Premises), and any and all present and future mortgages, security interests or other security documents upon or affecting the Unit including the Premises and to all advances thereunder and all renewals, replacements, modifications, amendments, consolidations and extensions thereof (all of the foregoing, collectively, the "Senior Interests," and holders of Senior Interests shall be referred to as "Senior Interest Holders"), unless any Senior Interest Holder elects, by written notice to Tenant, that this Lease shall be superior to such Senior Interest; provided that with respect to any mortgage, security interest or security document affecting the Unit and including the Premises, and any renewals, replacements, modifications, amendments, consolidations and extensions thereof, such Senior
Interest Holder delivers to Tenant a nondisturbance and recognition agreement which shall be reasonably acceptable to Tenant and such Senior Interest Holder (it being agreed that such agreement shall be deemed reasonable if it contains such terms and provisions as are customary for similar tenants of Comparable Buildings). This Section
13.1 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall within 20 days of demand therefor and after the execution of the nondisturbance agreement, execute, acknowledge and deliver any instrument that Landlord, the Board of Managers, any Senior Interest Holder or any of their respective successors in interest may (in the form required by the Senior Interest Holder requesting the same) request to evidence such subordination; provided that such instrument is in a form customarily delivered in connection with effectuating subordination provisions, does not increase Tenant's Base Rent or Additional Rent hereunder and does not materially adversely affect any of Tenant's rights hereunder or materially increase any of Tenant's obligations or decrease any of Tenant's remedies under this Lease.

SECTION XIII.2 Attornment. The Board of Managers (as agent for the unit owners in the Condominium), any other unit owners in the Condominium or any Senior Interest Holder who succeeds to the rights of Landlord under this Lease, whether through exercise of remedies or by operation of law, is sometimes referred to herein as a "Successor Landlord". Upon a Successor Landlord's succession to the rights of Landlord under this Lease, at the option of the Successor Landlord, Tenant shall, subject to the provisions of any nondisturbance or other agreement which may have been previously executed and delivered between the Successor Landlord and Tenant, attorn to and recognize the Successor Landlord as Tenant's landlord under this Lease and shall promptly execute and deliver any additional instrument that such Successor Landlord may reasonably request to evidence the attornment. Upon attornment, this Lease shall continue in full force and effect and as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease.


SECTION XIII.3  Rights and Requirements of Senior Interest Holders.
If any Senior Interest Holder requires any modification of this Lease, Tenant shall, at Landlord's request, promptly execute, acknowledge and deliver to Landlord instruments in form satisfactory to Landlord effecting such modification, provided that such modification does not increase Tenant's Base Rent or Additional Rent hereunder or materially adversely (a) affect any of Tenant's rights hereunder or (b) increase any of Tenant's obligations or decrease any of Tenant's remedies under this Lease. If any act or omission of Landlord would give Tenant the right, immediately or after the giving of notice and/or a lapse of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until: (i) it has given written notice of the act or omission to Landlord, the Board of Managers (at its address specified in Section 16.13) and each Senior Interest Holder whose name and address had been furnished to Tenant, which notice shall specifically refer to this Section 13.3 and shall describe Landlord's default with reasonable detail, specifying the section of this Lease as to which Landlord is in default, and (ii) either (A) a reasonable period for remedying the act or omission shall have elapsed following the giving of such notice and no remedy shall have been commenced or (B) a cure having been timely commenced ceases to be prosecuted with diligence and continuity; provided, however, that in no event will such time exceed the time period, if any, provided in this Lease. If within such reasonable period, the Board of Managers or such Senior Interest
Holder gives Tenant notice of its intention to remedy the act or omission and promptly thereafter commences and diligently prosecutes the required remedial action to completion within the prescribed time period, Tenant shall have no right to terminate this Lease on account of the act or omission.

SECTION XIII.4 Estoppel Statements. Tenant shall, within 10 days following receipt of Landlord's request to do so, execute, acknowledge and deliver to Landlord a statement in writing certifying to those facts for which certification has been requested by Landlord or any current purchaser or Senior Interest Holder, including without limitation, that
(a) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and describing all such modifications), (b) the dates to which Rent, Additional Rent and other charges payable hereunder have been paid, if any, and (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement, obligation or condition contained in this Lease and, if so, specifying in reasonable detail each such default of which Tenant may have knowledge. The form of the statement attached hereto as Exhibit L is hereby approved by Tenant for use pursuant to this Section; provided, however, at Landlord's option, Landlord shall have the right to use any other form for such purpose. Any statement delivered by Tenant pursuant to this Section may be relied upon by any current or prospective purchaser of the Unit or the Building, any Senior Interest Holder and any assignees thereof. At Tenant's written request, Landlord shall provide Tenant an estoppel statement in form and content reasonably satisfactory to Landlord and Tenant, which shall contain such statements and reservations as may be customary in estoppel statements of landlords of Comparable Buildings.


	ARTICLE XIV
	ASSIGNMENTS AND SUBLEASES


SECTION XIV.1 Prohibition. Tenant shall not mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever without complying with the provisions of this Article XIV, and any attempt to do so shall be void and a material breach of this Lease. Tenant shall not, whether voluntarily, involuntarily, by operation of law or otherwise: (a) assign or otherwise transfer this Lease; or (b) sublet the Premises or any part thereof, without in each instance complying with the requirements of this Article XIV. Any attempt by Tenant to assign or transfer this Lease (or its term and estate), or sublet the Premises or any part thereof, without complying with the requirements of this Article XIV shall be void and a material breach of this Lease. Use or occupancy of the Premises by a licensee, concessionaire, or any Person other than Tenant is a sublease subject to this Article XIV. Notwithstanding the foregoing, Tenant shall have the right without Landlord's consent or otherwise complying with this Article XIV at any time and from time to time to assign this Lease or sublease all or a portion of the Premises to an Affiliate of Tenant in accordance with Section 14.8 or to an Occupant pursuant to Section 14.9.

SECTION XIV.2 Corporate and Partnership Transactions. If Tenant is a corporation, a dissolution of Tenant or Tenant's merger or consolidation with or into another Person shall be deemed an assignment of this Lease subject to this Article XIV, unless the successor has a Net Worth in an amount no less than the Minimum Net
Worth or Tenant provides a letter of credit as contemplated in Article XXIV immediately prior to and after such merger or consolidation; provided, however, that a principle purpose of such merger or consolidation is not the assignment of this Lease in contravention of this Article XIV. Proof satisfactory to Landlord of such net worth shall be delivered to Landlord at least 30 days prior to the effective date of any such transaction. If Tenant is a partnership, a dissolution of the partnership or a transfer of the controlling interest in Tenant (including the admission of new partners or withdrawal of existing partners having a controlling interest) shall be deemed an assignment of this Lease subject to the provisions of this Article XIV, regardless of whether the transfer is made by one or more transactions, or whether one or more Persons hold the controlling interest prior to the transfer or afterwards. Landlord expressly agrees that, if Tenant is a corporation, a transfer of the voting stock of Tenant or the parent corporation of Tenant by one or more Persons (whether in a single transaction or in a series of related or unrelated transactions) shall not be deemed an assignment of this Lease subject to this Article XIV.

SECTION XIV.3  Landlord's Recapture Rights.


XIV.3.1 Sublease of Part of Premises. Whenever Tenant desires to sublease less than All or Substantially All of the Premises (for purposes of this Article XIV "All or Substantially All of the Premises" shall, at any time, mean any space in excess of 75% of the Premises Area at such time) for any period of time, Tenant shall give notice thereof to Landlord, which notice shall comply with the provisions of Section
14.4 and shall be accompanied by a floor plan of the portion of the Premises to be sublet and a statement of the proposed commencement date of such sublease (the "Target Date"). The notice shall constitute an offer from Tenant (the "Offer") for Landlord, at Landlord's option, exercisable in Landlord's sole discretion, to terminate this Lease with respect to the space covered by the Offer. Landlord may exercise this option by notice to Tenant at any time within 10 Business Days after receipt of the Offer, and during this 10 Business Day period, Tenant shall not sublet the space covered by the Offer to any Person. The Target Date shall be not earlier than 45 days and not later than 365 days after the date of the Offer. If Landlord exercises its option to terminate this Lease with respect to the space covered by the Offer, then this Lease shall terminate, as to that space, on the Target Date set forth in such Offer but Landlord, as a continuing obligation, shall pay Tenant the Net Sublease Profits in accordance with the provisions of
Section 14.6 hereunder and this provision shall survive any whole or partial termination of this Lease. The Rents shall be prorated and paid through the termination date. Thereafter the Base Rent shall be reduced by the amount of Base Rent attributable to the space covered by the Offer, and Tenant's Share shall be reduced in the proportion that the Rentable Area of the space covered by the Offer bears to the Premises Area. If Landlord does not exercise its option to terminate this Lease with respect to the space covered by the Offer, Tenant may sublease the space covered by such Offer; provided, however, that (a) Tenant must obtain Landlord's consent (or deemed consent in accordance with Section 14.4 below) pursuant to Section 14.4, (b) the commencement date of such sublease shall not be earlier than the Target Date set forth in such Offer, (c) Tenant must comply with the applicable provisions of this Article XIV, including Section 14.5.2, and
(d) Net Sublease Profits shall be split as set forth in Section 14.6.

XIV.3.2  Sublease of All of Premises; Assignment.  Whenever (a)
Tenant desires to sublease All or Substantially All of the Premises for any period of time, or (b) Tenant desires to assign this Lease, Tenant shall give notice thereof to Landlord, which notice shall comply with the provisions of Section 14.4 and shall be accompanied by a statement of the proposed commencement date of such sublease or the proposed effective date of such assignment, as the case may be (in either case, the "Target Date"). The notice shall constitute an offer from Tenant (the "Offer") for Landlord, at Landlord's option, exercisable in Landlord's sole discretion, to terminate this Lease.

XIV.3.2.1 Landlord may exercise this option by notice to Tenant at any time within 10 Business Days after receipt of the Offer, and during this 10 Business Day period Tenant shall not assign this Lease or sublet the space covered by the Offer to any Person. The Target Date shall be not earlier than 45 days and not later than 365 days after the date of the Offer.

XIV.3.2.2 If Tenant proposes in the Offer either to assign this Lease or to sublet All or Substantially All of the Premises, and Landlord elects to terminate this Lease, then this Lease shall terminate on the Target Date set forth in such Offer, and the Rents shall be prorated and paid through the termination date, except that Landlord, as a continuing obligation, shall pay the Net Sublease Profits and Net Assignment Profits in accordance with the provisions of Section 14.6 hereunder.

XIV.3.2.3 If the Offer was made under clause (a) of Section 14.3.2 and Landlord does not exercise its option to terminate this Lease, Tenant may sublease All or Substantially All of the Premises; provided however, that (a) Tenant must obtain Landlord's consent pursuant to
Section 14.4 (or deemed consent in accordance with Section 14.4 below), (b) the commencement date of such sublease shall not be earlier than the Target Date set forth in such Offer, (c) Tenant must comply with the applicable provisions of this Article XIV, including
Section 14.5.2 and (d) Net Sublease Profits shall be split as set forth in
Section 14.6.


XIV.3.2.4 If the Offer was made under clause (b) of Section 14.3.2 and Landlord does not exercise its option to terminate this Lease, Tenant may assign this Lease; provided, however, that (a) Tenant must obtain Landlord's consent pursuant to Section 14.4 and (b) the effective date of such assignment is no earlier than the Target Date set forth in such Offer.

SECTION XIV.4 Consent by Landlord. Tenant may not enter into any sublease or assignment without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord's consent shall be deemed to have been given if Landlord does not accept Tenant's offer pursuant to Section 14.3.1 or
Section 14.3.2 unless Landlord sets forth in reasonable detail the reasons why the proposed subtenant or assignee was rejected within the 10 Business Day period provided by Section 14.3.1 and Section
14.3.2.1 above; provided that the 10 Business Day period shall not commence until Landlord has received all of the materials and information required in accordance with the last paragraph of this
Section 14.4 but only if Landlord's request is promptly made after initial delivery. By way of example but not as a limitation, withholding such consent shall be deemed reasonable if one or more of the following conditions apply:

(a)	The business of the proposed assignee or subtenant or its use of the Premises, or the relevant portion thereof, is not consistent with the Permitted Use or, in Landlord's reasonable judgment, in keeping with the standards of Comparable Buildings; or

(b)	The proposed assignee or subtenant is not a reputable Person of good character and, as to an assignee, with sufficient assets and income, in Landlord's reasonable judgment, to bear the financial responsibilities under the proposed assignment or Landlord has not been furnished with reasonable proof thereof; or

(c)	The proposed assignee or sublessee, or any Person who
directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee, is an occupant of any part of the Building at the time Tenant requests such consent; or

(d)	The proposed assignee or sublessee negotiated with Landlord
to lease space in the Unit (or with other unit owners to lease any other space in the Building) within 6 months prior to the time Tenant requests such consent; or

(e)	The form of the proposed sublease does not comply with the
applicable provisions of this Article XIV; or

(f)	Excluding Occupants pursuant to Section 14.9 below, there
would be more than two (2) Persons per floor occupying the Premises with separate ingress and egress, including Tenant and the proposed subtenant, but in any event in accordance with the Condominium Documents; provided that in the event more than two (2) Persons per floor are permitted by the Condominium Documents to occupy the Premises, Landlord agrees to enforce its rights under the Condominium Documents in accordance with Section 16.25 below and, in any event, to seek the approval of the Condominium Board.

Whenever Tenant seeks Landlord's consent under this Section 14.4,
Tenant shall request the consent of Landlord in writing; and such request shall be accompanied by, in addition to those items required by
Section 14.3, (i) an executed copy of the proposed sublease or assignment as to which Landlord's consent is sought and, in the case of an assignment, an executed copy of the assumption agreement required by Section 14.5.1, (ii) a statement setting forth in reasonable detail the identity of the proposed sublessee or assignee, as the case may be, and the nature of its business, (iii) financial statements or other evidence, reasonably satisfactory to Landlord, of the financial condition of the proposed assignee and all other current financial information with respect to the proposed assignee in Tenant's possession, and (iv) any other information reasonably requested by Landlord.

SECTION XIV.5  Miscellaneous.

XIV.5.1 Miscellaneous. No assignment of this Lease shall be valid or binding on Landlord unless and until the assignee executes and delivers to Landlord an agreement in form and substance satisfactory to Landlord, whereby the assignee assumes and agrees to be bound by all of the provisions of this Lease and to perform all of the obligations of Tenant hereunder. Notwithstanding any assignment or sublease to any other Person, Tenant shall remain fully liable for the payment of Rents and for the performance of all the other obligations of Tenant contained in this Lease. Any act or omission of an assignee or subtenant or any Person claiming under or through any of them that violates this Lease shall be deemed a violation of this Lease by Tenant. The consent by Landlord to any assignment or sublease shall not relieve Tenant or any Person claiming through or under Tenant of the obligation to obtain the consent of Landlord, pursuant to the provisions of this Article XIV, to any future assignment or sublease. If Landlord declines to give its consent as required under this Lease to any proposed assignment or sublease under circumstances where Landlord is entitled to do so under this Lease, or if Landlord exercises any of its options under Section 14.3, Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless against and from any and all loss, liability, damages, costs and expenses (including reasonable attorneys' fees and disbursements) resulting from any claims that may be made against Landlord by any Person that claims it was damaged by Landlord's actions, including any proposed assignee or sublessee, or any broker or other Person claiming a commission or similar compensation in connection with the proposed assignment or sublease.

XIV.5.2 General Sublease Provisions. With respect to each and every sublease authorized by Landlord under the provisions of this Article XIV, it is further agreed that:

(a)	The term of the sublease must end no later than one day prior to the last day of the Term;


(b)	Each sublease shall provide that (i) it is subject and subordinate to this Lease and all interests to which this Lease is subordinate (including, without limitation, the Ground Lease); (ii) Landlord may enforce the provisions of the sublease, including collection of rents; (iii) on termination of this Lease or surrender of this Lease with Landlord's written consent or re-entry or repossession of the Premises by Landlord, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee shall, at Landlord's option, attorn to Landlord but that nevertheless Landlord shall not be: (A) liable for any previous act or omission of Tenant under such sublease; (B) subject to any defense or offset previously accrued in favor of the sublessee against Tenant; (C) bound by any previous modification of such sublease made without Landlord's written consent or by any previous prepayment of more than 1 month's rent; or (D) liable for the return of any deposit, rental security or any other sums deposited by such sublessee with Tenant except to the extent such sums have been paid over to Landlord; and

(c)	Each sublease shall include a provision (i) requiring the
subtenant thereunder to waive its right of recovery against Landlord, Tenant and the Board of Managers in substantially the same manner as Landlord and Tenant have waived such right pursuant to Paragraph 5 of Exhibit I, (ii) requiring the subtenant thereunder to secure an appropriate clause in, or an endorsement upon, each property insurance policy insuring the Improvements in the subleased premises or such subtenant's property therein pursuant to which the insurance company agrees that such subtenant's waiver of its and its insured's right of recovery against Landlord, Tenant and the Board of Managers shall not affect the validity or enforceability of the subtenant's insurance coverage and (iii) providing that if such a clause or endorsement is obtainable only upon payment of an additional premium, the subtenant shall obtain such clause or endorsement and pay such additional premium.

Any material modification or amendment to a sublease of the Premises shall be deemed a proposed sublease subject to the terms of this Article
XIV. Tenant shall reimburse Landlord on demand for any reasonable costs that Landlord may incur in connection with any proposed assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal fees and expenses incurred in connection with any request for consent. Tenant shall not include the rent at which the Premises or any portion thereof is being offered in any advertisement of such space, unless the rent being offered by Tenant for the Premises (or any portion thereof) is greater than the then current Rent of the Premises (including, without limitation, any Base Rent and Additional Rent due hereunder).

SECTION XIV.6  Additional Charges.

(a)	 If Landlord shall consent to any assignment or subletting of this Lease, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent, an amount equal to 50% of the Net Assignment
Profits (in the case of an assignment) or 50% of the Net Sublease
Profits (in the case of a sublet), which amount shall be paid to Landlord within 10 days of Tenant's receipt thereof.

(b)	If Landlord elects to exercise its right to recapture pursuant to
Section 14.3, Landlord shall pay to Tenant an amount equal to 50% of the Net Assignment Profits (in the case of an assignment) or 50% of the Net Sublease Profits (in the case of a sublet). Any such payments shall be made within ten (10) days after Landlord's receipt of any such Net Assignment Profits and/or Net Sublease Profits. This obligation shall survive termination of this Lease.

(c)	The "Net Assignment Profits" shall mean an amount equal to
(a) all sums and other consideration paid to Tenant (or paid to Landlord in the case of Landlord's recapture; it being understood that in the case of a recapture by Landlord, the Net Sublease Profits or Net Assignment Profits, as the case may be, shall be the Net Sublease Profits or Net Assignment Profits had Tenant gone forward with its proposed assignment and/or sublet) by an assignee for or in connection with such assignment (including sums paid for the purchase or rent of Tenant's Property and all or any part of the Improvements less, in the case of a sale thereof, an amount equal to the fair market value of Tenant's Improvements) less (b) Expenses incurred in connection with such assignment (for purposes of this Article XIV, "Expenses" in connection with an assignment or sublease shall mean all brokerage commissions, legal, accounting and other professional fees, marketing and advertising costs, takeover expenses and cash contributions or alteration expenses incurred, or to be incurred, by Tenant (or incurred by Landlord in the case of Landlord's recapture) (including, without limitation, lease takeover and moving expenses and the cost of all subtenant improvements and other tenant inducements, to the extent same are actually paid by Tenant or Landlord, as the case may be) in connection with such assignment or sublease). The "Net Sublease Profits" shall mean the excess for any period during the term of the relevant sublease (but in no event later than September 30, 2013) of (i) the sum of (A) all rent, additional charges and other consideration paid to Tenant (or paid to Landlord in the case of Landlord's recapture; it being understood that in the case of a recapture by Landlord, the Net Sublease Profits or Net Assignment Profits, as the case may be, shall be the Net Sublease Profits or Net Assignment Profits had Tenant gone forward with its proposed assignment and/or sublet) by a subtenant for or in connection with such subletting (including consideration paid for the purchase or rent of Tenant's Property and all or any part of the Improvements less, in the case of a sale thereof, an amount equal to the fair market value of Tenant's Improvements) (but excluding therefrom any sums received as a security deposit under any such sublease) less
(B) Expenses incurred in connection with such subletting over (ii) the Rents paid for the subleased space.

SECTION XIV.7 Acceptance of Rent. If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof are sublet, whether or not in violation of this Lease, Landlord may, after default by Tenant and expiration of Tenant's time to cure such default, collect rent from the sublessee. In either event, Landlord may apply the net amount collected to payment of Rents, but no such assignment, subletting, or collection shall be deemed a waiver of any of the provisions of this Lease, an acceptance of the assignee or sublessee as a lessee, or a release of Tenant from the performance by Tenant under this Lease.

SECTION XIV.8 Affiliates and Successors. Notwithstanding anything to the contrary contained in this Article XIV, Tenant may assign this Lease and sublease all or any part of the Premises to any Affiliate of Tenant without obtaining Landlord's consent but subject to all of the other provisions of this Article XIV except for Section 14.3 and Section 14.6 which shall not apply. For purposes of this Article
XIV, "Affiliate of Tenant" shall mean (a) any Person directly or indirectly controlling, controlled by, or under common control with, Tenant, or (b) any Person in which Tenant owns at least 51% of the equity and voting interests (for purposes of this definition "control" (including with correlative meanings, the terms "controlling,"
"controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the legal right to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise).

SECTION XIV.9 Desk Space Arrangements. Notwithstanding anything to the contrary contained in this Article XIV, Tenant shall have the right, without obtaining the Landlord's or the Board of Managers' consent, to permit the use or occupancy of desk space in no more than 25 % of the usable square footage of the Premises (exclusive of the First Expansion Space and the Second Expansion Space, if any) by persons or entities (collectively defined as the "Occupants") without such arrangement being deemed a sublet or assignment or otherwise subject to the provisions in this Article XIV (it being agreed that if Tenant exercises the First Expansion Option or the Second Expansion Option, such Occupants may be located on the 14th floor); provided, that

(i)	such arrangement will terminate upon termination of this Lease by Landlord for Tenant's default under this lease beyond notice and time to cure;

(ii)	no Occupant's use of the Premises shall be a Prohibited Use;

(iii)	except for the right permitted in this Section 14.9, in no event shall the use of any portion of the Premises by an Occupant create or be deemed to create any right, title or interest in or to the Premises;

(iv)	while the portion of the Premises occupied by an Occupant
may be separated by demising walls of a temporary or permanent nature, ingress and egress to such space must be through the Premises only and not directly to the elevator lobby;

(v)	Tenant uses all reasonable efforts to assure that all Occupants shall be of similar appearance and demeanor to those occupying the Premises as employees or Affiliates of Tenant;

(vi)	there shall be no separate identification of any Occupant in the lobby of the Building (other than listings in the Building Directory and in the elevator lobby);



(vii)	each Occupant (a) shall be either a member of the financial
service industry or a provider of services to the financial service industry, and (b) shall be receiving services from or deriving economic benefit from, or rendering services to or supplying economic benefit to, Tenant, including brokers clearing their securities transactions through Tenant;

(viii)	the primary business relationship between Tenant and each
Occupant shall relate to the financial services industry and not the use or occupancy of desk space; and

(ix)	Occupant will satisfy the leasing standards set forth in Section
18(b) 1-3 and 5 of the Declaration.

SECTION 14.11 Transaction with the IDA. (a) The Landlord acknowledges that in order to receive Further Benefits (as defined below), Tenant is planning to sublease the Premises to The Industrial Development Agency of the City of New York (the "IDA") and the
IDA will then sub-sublease the Premises to Tenant. Tenant covenants that the sublease to the IDA will not give the IDA any right to occupy the Premises at any time.

(b)	Before entering into the sublease or sub-sublease transaction described above, Tenant will obtain the consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord agrees (i) to deliver evidence of its consent to such sublease and sub-sublease in the form required by the IDA subject to such terms and conditions as are reasonably satisfactory to Landlord and Tenant and
(ii) to waive the applicability of Section 14.2, Section 14.3, Section 14.4(a),(b),(e) and (f) (including item (iii) in the last paragraph of Section 14.4), Section 14.5.2(b)(ii)-(iii), Section 14.5.2(c), Section 14.6, and Section 14.7 of the Lease to such sublease and sub-sublease between Tenant and the IDA; provided that (a) the consent contemplated in the first sentence of this Section 14.11(b) is given and
(b) Tenant delivers to Landlord an indemnity in form and substance reasonably satisfactory to Landlord and Tenant which shall indemnify and hold harmless Landlord and its officers, directors, agents, principals, and employees against any loss, cost, liability, claims, damages and expenses incurred in connection with or arising from the sublease or sub-sublease between Tenant and the IDA.



	ARTICLE XV
	CONDITIONAL LIMITATIONS

SECTION XV.1 Conditional Limitations. The Lease and the estate hereby granted are subject to the limitations that (each of the following being hereinafter referred to as an "event of default," a "default," an "Event of Default," or a "Default," as the context so requires):


XV.1.1 If Tenant shall fail to pay any portion of Base Rent or Additional Rent when due and such failure shall continue for 5
Business Days after notice thereof by Landlord to Tenant;

XV.1.2 If Tenant shall fail to observe and perform any provision of this Lease (other than those specifically mentioned in this Section 15.1) to be observed or performed by Tenant and such failure continues for 30 days after notice thereof by Landlord to Tenant, unless, if the nature of such failure is such that it cannot reasonably be cured within such 30 day period, (a) within that aforesaid 30 day period Tenant notifies Landlord that it intends to cure such failure and actually commences to cure such failure, and (b) Tenant thereafter diligently proceeds to complete such cure within a reasonable time not to exceed 90 days;

XV.1.3  [Intentionally Deleted.]

XV.1.4 If Tenant shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

XV.1.5 If Tenant shall commence or institute any case, proceeding or other action (a) seeking relief on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property;

XV.1.6 If Tenant shall make a general assignment for the benefit of creditors;

XV.1.7 If any case, proceeding or other action shall be commenced or instituted against Tenant (a) seeking to have an order for relief entered against Tenant as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, which
(i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, or (ii) is not contested, in good faith, by Tenant within 14 Business Days of the date such case, proceeding or other action is instituted (or such shorter time period as may be prescribed by local bankruptcy rule, the bankruptcy court or other applicable law) or (iii) remains undismissed for a period of 60 days;


XV.1.8 If Tenant shall take any action in furtherance of, or indicating its consent to, or approval of, any of the acts set forth in Section 15.1.7;

XV.1.9 If, in violation of Article XIV, this Lease shall be hypothecated or assigned or if the Premises shall be sublet;

XV.1.10 If Tenant shall fail to execute, acknowledge and deliver to Landlord (a) any statement required under Section 13.4 within the time periods specified therein or (b) any documents or instruments required under either Section 13.1 or Section 13.2 within the time periods specified therein after 10 day written notice to Tenant and 5 Business Days to cure such failure; or

XV.1.11 If the Premises shall become deserted or abandoned for a period of 30 consecutive days other than for reasons beyond Tenant's reasonable control such as Force Majeure or if Tenant fails to take occupancy of the Premises within 180 days after Substantial
Completion of Landlord's Work, it being agreed that the fact that any of Tenant's Property remains in the Premises shall not be evidence that Tenant has not vacated or abandoned the Premises;

then, in any of such events, Landlord may, at any time thereafter, give notice to Tenant stating that this Lease and the Term shall automatically expire and terminate on the date specified in such notice, which date shall be 5 Business Days after the giving of such notice, and upon the expiration of such 5 Business Day period, this Lease and the Term and all rights of Tenant under this Lease shall automatically expire and terminate as if the date on which such 5 Business Day period expires were the Expiration Date herein definitely fixed, and Tenant immediately shall quit and surrender the Premises to Landlord. Notwithstanding anything to the contrary contained herein, if such automatic termination shall be stayed by operation of law or by order of any court having jurisdiction over any proceeding described in
Section 15.1.5 or 15.1.7, or by Federal or state statute, then, such automatic termination shall be effective upon the expiration or lifting of any such stay, and, if such automatic termination shall not be given effect (by order of a court having jurisdiction over such proceeding or otherwise), then, Landlord, to the extent permitted by law or by leave of such court, shall have the right to terminate this Lease on 5 Business Days' notice to such trustee or Tenant or Tenant as debtor-in-possession. Upon the expiration of such 5 Business Day period, this Lease shall expire as aforesaid.

SECTION XV.2  Remedies and Damages.


XV.2.1 Surrender and Re-Entry. If (a) Tenant shall fail to pay Base Rent or Additional Rent when due and such failure shall continue for the number of days specified in Section 15.1 after notice thereof from Landlord to Tenant or (b) this Lease shall expire and terminate as provided in Section 15.1, then, in either such case, Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time thereafter, without further notice, re-enter the Premises, either by summary proceedings or by any other applicable action or proceeding or otherwise, and remove all Persons and property from the Premises.
The removed property may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. The terms "re-enter," "re-entry" or "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

If (a) Landlord shall have re-entered the Premises as provided in
Section 15.2.1 or (b) this Lease shall have terminated and expired as provided in Section 15.1, then, in either such case, Landlord may relet the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the then next succeeding Expiration Date, at such rental or rentals and upon such other conditions (that may include concessions and free rent periods) as Landlord may determine;
provided, however, that Landlord shall not be liable for refusal or failure to relet the Premises, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

XV.2.2 Waiver of Notice and Redemption. Tenant hereby waives (a) the service of any notice of intention to reenter; and (b) all rights of Tenant to redeem the Premises or to restore the operation of this Lease after Tenant shall have been dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any expiration or termination of this Lease, whether such dispossess, ejection, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease.

XV.2.3 Damages. If this Lease and the Term shall terminate as provided in Section 15.1 or if Landlord shall re-enter the Premises as provided in Section 15.2.1 hereof, then, in either such event:

(a)	Tenant shall pay to Landlord all Base Rent and Additional Rent to the date upon which this Lease and the Term shall have expired or to the date of re-entry upon the Premises by Landlord, as the case may be;


(b)	Tenant also shall pay to Landlord, as damages, any deficiency
(a "Deficiency") between the Rents for the period that otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 15.2.1 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and such reletting including all repossession costs, brokerage commissions, attorneys' fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting, without duplication and only to the extent such expenses have not already been paid to Landlord through prior court proceedings or otherwise); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Base Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c)	whether or not Landlord shall have collected any monthly
Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand in lieu of any further Deficiency as and for liquidated damages, a sum equal to the amount by which the Rents for the period that otherwise would have constituted the unexpired portion of the Term exceeds the then fair market rental value of the Premises for the same period (first deducting from such fair market rental value all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and reletting costs, if any, including all repossession costs, brokerage commissions, attorney's fees and disbursements, alteration costs and other expenses of preparing the Premises for reletting, but only to the extent such expenses have not already been paid to Landlord through prior court proceedings or otherwise), both discounted to present value at the rate of 6% per annum, less the aggregate amount of Deficiencies theretofore collected by Landlord for the same period; provided, however, that if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period that otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair market rental value for the part of the Premises so relet during the term of the reletting. For purposes of the preceding sentence, the amount of rent reserved shall be the average of all Rent reserved under the new lease divided by the number of months of such lease, as discounted to present value at the rate of 6% per annum.

XV.2.4 Rents from Reletting. If the Premises shall be relet together with other space in the Unit, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Rents reserved in this Lease. Nothing contained in this Article XV shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Laws, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in Section 15.2.


XV.2.5 Monies Received. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceedings between Landlord and Tenant shall be deemed paid as compensation for the use and occupation of the Premises, and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rents or a waiver on the part of Landlord of any rights hereunder.

XV.2.6 Equitable Remedies. Following a breach or threatened breach by Tenant of any of the provisions hereof, Landlord shall have the right to seek injunctive relief and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided.

SECTION XV.3  Waiver of Trial by Jury and Counterclaims.
Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant's use or occupancy of the Premises or the operation, maintenance or control of the Building. Tenant shall not interpose any counterclaim it may otherwise assert in any summary proceeding whether such summary proceeding is based on nonpayment of Rents or on Tenant's holding over after expiration of the Term or on any other basis pursuant to Article 7 of the Real Property Actions and Proceedings Law of the State of New York, unless by not interposing such counterclaim Tenant would be barred from asserting such counterclaim in a separate action or proceeding.

SECTION XV.4 Partial Payment; No Waiver. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the full Rents due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance, treat such partial payment as a default or pursue any other remedy provided in this Lease or at law or in equity. If at any time Tenant shall pay Landlord less than the full amount of Rents then due, Landlord shall have the right to apply such payment to any item or items of Rents that Landlord, in its discretion, deems appropriate. No consent or waiver, express or implied, by Tenant or Landlord of any breach of any obligation of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other obligation. The failure of Landlord at any time to insist upon the strict performance of any obligation of Tenant or to exercise any right or remedy herein contained (including the right to make any demand upon Tenant for payment of any Additional Rent due hereunder) shall not be construed as a waiver or relinquishment of the performance of such obligation or of the right to exercise any right or remedy in the future. The receipt or acceptance by Landlord of Rents or the payment by Tenant of Rents with knowledge of a breach by the other party of any term of this Lease shall not be deemed a waiver of such breach. The rights and remedies of Landlord provided in this Lease for a breach by Tenant are cumulative and not exclusive, and the exercise by Landlord of any other right or remedy it may have shall not preclude the concurrent or subsequent exercise of any other right or remedy it may have pursuant to this Lease, at law or in equity.


SECTION XV.5 Landlord's Right to Cure. Landlord may, but shall not be obligated to, cure any default by Tenant under this Lease at any time after notice and the lapse of any cure period included within the conditional limitation to which such default relates, without giving further notice. Whenever Landlord so elects, all costs and expenses incurred by Landlord in curing any such default, including attorneys' fees and disbursements and, in the case of a default under Section 5.2, investigation and remediation costs, together with interest at the Interest Rate on the amount of costs and expenses so incurred commencing on the day such costs are paid by Landlord, shall be paid by Tenant to Landlord as Additional Rent within 20 days of demand.

SECTION XV.6 Effect of Re-Entry. The mere re-entry or taking possession of the Premises by Landlord shall not be construed as an election to terminate this Lease.

SECTION XV.7 Payment of Landlord's Expenses. All costs and expenses, including attorneys' fees (whether or not legal proceedings are instituted), involved in collecting Rents or enforcing the obligations of Tenant under this Lease, including the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after breach by Tenant or upon expiration or earlier termination of this Lease, to the extent such costs and expenses have not already been paid as a Deficiency or as liquidated damages under
Section 15.2.3, shall be due and payable by Tenant as Additional Rent within 20 days of demand; provided, however, Tenant shall not be obligated to pay any cost or expense to the extent such dispute is resolved favorably to Tenant.

SECTION XV.8 Waiver of Bankruptcy Provisions. Tenant hereby waives on behalf of its partners, shareholders or any Person having a direct or indirect interest in Tenant including, without limitation, any guarantor of Tenant's obligations hereunder, any and all rights which may be available to such Person under Section 502(b)(6) of the United States Bankruptcy Code or any other provision of any similar state or federal bankruptcy law providing for the limitation or reduction of damages which would otherwise be recoverable from such Person or rights or remedies available against such Person under this Lease, at law or in equity, in the event any case, proceeding or other action of the type referred to in Section 15.1.5 or Section 15.1.7 hereof shall be commenced by or against Tenant.


	ARTICLE XVI
	MISCELLANEOUS

SECTION XVI.1 Quiet Enjoyment. So long as Tenant timely pays all the Rents and performs all of Tenant's other obligations hereunder within the time periods required under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises during the Term without hindrance or ejection by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease. This covenant is a covenant running with the land and is subject to Section 12.2.


SECTION XVI.2 Broker. Each of Landlord and Tenant represents to the other that it has dealt with no broker in connection with this Lease other than Landlord's Broker and Tenant's Broker. Commissions, if any, due to Landlord's Broker and/or Tenant's Broker shall be paid by Landlord pursuant to a separate agreement. Each of Landlord and Tenant agrees to indemnify, defend and hold harmless the other from and against any claims, based or alleged to be based upon the acts or omissions of the indemnifying party, for any brokerage commission or finder's fee with respect to this Lease by persons other than Landlord's Broker or Tenant's Broker, and for all costs, expenses and liabilities incurred in connection with such claims, including attorneys' fees and disbursements arising out of a breach of the foregoing representation.

SECTION XVI.3 Recording. Simultaneous with the execution and delivery of this Lease, Landlord and Tenant have executed and delivered to each other, a Memorandum of Lease (the
"Memorandum") substantially in the form of Exhibit R annexed hereto.
At any time after this Lease is released from escrow under the Lease Escrow Agreement, Tenant may, at its sole cost and expense
(including, without limitation, all recording fees and taxes), record the Memorandum, provided that (a) prior to such recordation (i) Tenant has delivered a fully-executed Termination of Memorandum of Lease
(the "Termination") substantially in the form of Exhibit S annexed hereto and otherwise satisfactory to Landlord, which Termination shall be held in escrow by Sidley & Austin, or such other firm of attorneys generally representing Landlord ("Escrow Agent"), under an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit T annexed hereto and otherwise satisfactory to Landlord and
(ii) any consents required to be obtained from the Board of Managers in accordance with the Condominium Documents relating to this Lease, the Memorandum or otherwise shall have been previously obtained and, (b) after such recordation, Tenant shall deliver to Landlord a copy of the Memorandum with the recording information contained therein, and (c) Escrow Agent shall be authorized pursuant to the Escrow Agreement, without further authorization from Tenant, to record the Termination, at Tenant's sole cost and expense (including, without limitation, all recording fees and taxes) on any date after the Expiration Date. Landlord and Tenant shall, at either party's request, execute all instruments, including, without limitation, tax forms and affidavits, which are required by law to be signed by Landlord and/or Tenant in order to record the Memorandum and/or the Termination.
Tenant shall not record this Lease or any memorandum thereof (other than the Memorandum in accordance with this Section 16.3). In the event that Landlord transfers its interest in the Unit (including the Premises) to another Person in accordance with Section 12.12 prior to the recordation of the Memorandum, such transfer shall be contingent on the transferee assuming the obligations of Landlord under this
Section 16.3, and delivering to Tenant a Memorandum of Lease in recordable form.


SECTION XVI.4  Entire Agreement.  This Lease (including the
Exhibits attached hereto, whether executed or not) contains all of the agreements and understandings between the parties related to the leasing of the Premises and the respective obligations of Landlord and Tenant in connection therewith. All prior agreements and understandings between the parties have merged into this Lease and such other documents referred to in this Section 16.4.

SECTION XVI.5 Amendments. No agreement shall be effective to amend, change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease, and is signed by Landlord and Tenant.

SECTION XVI.6 Successors. Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article XIV shall operate to vest any rights in any putative assignee, sublessee or transferee of Tenant.

SECTION XVI.7 Force Majeure. Landlord shall have no liability whatsoever to Tenant on account of the inability of Landlord to timely fulfill any of Landlord's obligations under this Lease by reason of any strike, lockout or other labor trouble; inability to obtain labor, materials, coal, oil, or other suitable fuel or reasonable substitutes therefor or the failure of the supply of any thereof; acts of God, fire or other casualty; governmental preemption of priorities or other controls in connection with a public emergency; governmental restrictions or requirements of Laws; enemy or hostile governmental action; civil commotion; or any other cause, whether similar or dissimilar to the above, beyond Landlord's reasonable control (the foregoing events are collectively referred to as "Force Majeure"). If this Lease specifies a time period for performance of an obligation of Landlord, that time period shall be extended by the period of any delay in Landlord's performance caused by any of the events of Force Majeure. To the extent the term "Force Majeure" is used in connection with any obligation of Tenant under this Lease, the definition of "Force
Majeure" shall apply, mutatis mutandis, to Tenant.


SECTION XVI.8 Post-Termination Obligations. Upon the expiration or earlier termination of this Lease, neither party shall have any obligation or liability to the other in respect of any period after such expiration or termination (except as otherwise expressly provided in this Section 16.8 or elsewhere in this Lease), but all obligations and liabilities under this Lease in respect of any period prior to such expiration or termination shall survive such termination or expiration. Notwithstanding the foregoing, (a) in case of any termination or expiration under Article XV, Tenant shall remain liable as provided therein, and (b) Tenant's accrued liability or obligations, as the case may be, under this Lease shall in all events survive the expiration or earlier termination of the Term.


SECTION XVI.9 Construction on Adjacent Premises. If any excavation or other construction shall be made on any premises adjoining or above or below the Unit or the Building, Tenant shall permit Landlord, the Board of Managers or the adjoining owner, and their respective agents, employees, licensees and contractors to enter upon the Premises and to shore the walls thereof and to erect scaffolding and/or protective barricades around the Building (but not so as to preclude entry thereto) and to do any act or thing necessary for the safety or preservation of the Unit or the Building. Tenant's obligations under this Lease shall not be affected by any such construction or excavation work, shoring-up, scaffolding or barricading. Neither Landlord nor the Board of Managers shall be liable for any inconvenience, disturbance, loss of business or any other annoyance arising from such construction, excavation, shoring-up, scaffolding or barricades, but Landlord shall use reasonable efforts, consistent with commonly accepted construction practices in the vicinity, to cause (or to use reasonable efforts to cause the Board of Managers to cause) as little inconvenience to Tenant as possible and to expeditiously complete (or to use reasonable efforts to cause the Board of Managers to expeditiously complete) the work.

SECTION XVI.10  Interpretation.

XVI.10.1 Governing Law; Consent to Jurisdiction. (a) This Lease shall be governed by, and be construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claims to assert that the law of any other jurisdiction governs this Lease and agrees that this Lease shall be governed by and construed in accordance with the laws of the State of New York pursuant to 5-1401 of the New York General Obligations Law.

(b) 	Any legal suit, action or proceeding against Tenant or Landlord arising out of or relating to this Lease may be instituted in any federal or state court in New York, New York, pursuant to 5-1402 of the New York General Obligations Law, and Tenant hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding including, without limitation, any claim of forum non convenience pursuant to any rule of common law and/or any applicable federal or state statute, law or provision, and Tenant hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

XVI.10.2 Invalidity. If any provision of this Lease or the application thereof to any Person or circumstance shall be invalid or unenforceable, the remainder of this Lease and the application of that provision to other Persons or circumstances shall not be affected but rather shall be enforced to the fullest extent permitted by law.

XVI.10.3 Independent Covenants. Except where specifically provided to the contrary, each provision of this Lease on Tenant's part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision or covenant.


XVI.10.4 Number and Gender. All words used or defined in this Lease or the Exhibits hereto, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

XVI.10.5 Exhibits. All exhibits, schedules and riders appended to this Lease are incorporated herein and by this reference made a part hereof. References to "Exhibits" or "Schedules" shall be to Exhibits and Schedules attached to this Lease except where the context requires otherwise.

XVI.10.6 Other Interpretational Provisions. References to "Articles" and "Sections" shall be to Articles and Sections, respectively, of this Lease unless otherwise specifically provided. The Table of Contents, captions, headings and titles of this Lease are solely for convenience of reference and shall not affect its interpretation. The terms "hereto", "herein", "hereof", and "hereunder" and words of similar import refer to this Lease generally, rather than to the Article or Section in which such terms are used, unless otherwise specifically provided. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document. It shall be construed neither for nor against Landlord or Tenant, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties. References to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Lease. References to the Building, the Common Elements, the Unit, the Premises, any Lease Year, and similar references (including references to any item included within any of the foregoing terms) shall be construed as if such references were followed by the words "or any part thereof or interest therein", except where the context requires otherwise. The term "including" shall mean "including, but not limited to," except where the context requires otherwise.

SECTION XVI.11 Joint and Several Liability. If at any time during the Term, Tenant comprises more than one Person, all such Persons shall be jointly and severally liable for payment of Rents and for performance of every obligation of Tenant under this Lease.

SECTION XVI.12  Submission of Lease.  The submission of this
Lease to Tenant or its broker, agent or attorney for review or signature does not constitute an offer to Tenant to lease the Premises or the granting of an option to do so. This instrument shall have no binding force or effect until its execution and unconditional delivery by both Landlord and Tenant.

SECTION XVI.13 Notices, Consents and Approvals. In order to be effective, any notice, demand, consent or approval (a "Notice") hereunder shall be in writing (except as otherwise expressly stated herein) and signed by the party giving such Notice. Any Notice in writing shall be personally delivered, sent by a nationally recognized courier service or mailed by registered or certified mail, return receipt requested, addressed as follows:


If to Landlord (such address, the "Address of Landlord"):

NY Broad Holdings, Inc.
c/o Canadian Imperial Bank
   of Commerce
425 Lexington Avenue
New York, New York 10017
Attention:  Marc A. Bilbao

With a copy to:


Sidley & Austin
875 Third Avenue
New York, New York 10022
Attention:  Alan S. Weil, Esq.






If to Tenant (such address, the "Address of Tenant"):
Fahnestock & Co. Inc.
110 Wall Street
New York, NY  10005
Attention: Albert G. Lowenthal

With a copy to:

Whitman Breed Abbott &
   Morgan
200 Park Avenue
New York, New York  10166
Attention:  Richard Crystal, Esq.
If to the Board of Managers:
Board of Managers of The 		Condominium
c/o The Galbreath
      Company, L.P.
437 Madison Avenue
New York, New York 10022
Attention:  Joseph Syslo




provided, however, that (i) any delivery to be made to Landlord shall be made to the address of Landlord specified above and (ii) the Address of Tenant shall be to Tenant at the address of the Building after Tenant occupies the Premises for the conduct of its business.
Notices in writing shall be deemed given when personally delivered or upon receipt (or refusal of receipt) if mailed or sent by a courier service. Any party hereto shall have the right to change its notice address by giving notice to all of the other parties listed in this Section 16.13.

SECTION XVI.14 Lease Escrow Agreement. This Lease shall be held in escrow pursuant to the terms and provisions of the Lease Escrow Agreement (the "Lease Escrow Agreement"), dated as of the date hereof, between Landlord, Tenant, and Sidley & Austin, as Escrow Agent, the form of which is attached hereto as Exhibit V.


SECTION XVI.15 Certain Provisions Relating to the Condominium Ownership. (a) As long as the Building shall be owned in a condominium form of ownership, Landlord shall furnish to Tenant copies of any material statements, documents and information relating to the Premises which are provided to Landlord by the Board of Managers or that it otherwise receives pursuant to the Condominium Documents with respect to the Premises. Landlord agrees it will, upon the reasonable request of Tenant, exercise on Tenant's behalf, (and at Tenant's sole cost and expense if the obligation is not a duty of Landlord under this Lease), any rights, powers, privileges and remedies reserved to Landlord under the Condominium Documents (i) to review and inspect records and otherwise obtain information from the Condominium Board, (ii) to challenge any Common Charges, Unit
Expenses, or Taxes (to the extent allocable to the Landlord), and (iii) to cause the Board of Managers to consent to any subleasing or assignment otherwise in accordance with Article 14 above (but only if Landlord has otherwise consented to such assignment and/or sublease), but in each case only to the extent of Landlord's rights under such Condominium Documents.

(b)	Landlord shall (i) timely pay all common charges and other
sums required to be paid by Landlord, as Unit Owner under and pursuant to the provisions of the Condominium Documents, (ii) diligently perform and observe all of the terms, covenants and conditions of the Condominium Documents on the part of Landlord, as Unit Owner thereunder, to be performed and observed, unless (x) such performance or observance shall be waived or not required by the Board of Managers or (y) Tenant has agreed to perform or observe such terms, covenants or conditions under this Lease, and (iii) promptly notify Tenant of the giving of any notice by the Board of Managers under the Condominium Documents to Landlord of any default by Landlord in the performance or observance of any of the terms, covenants or conditions of the Condominium Documents on the part of Landlord, as Unit Owner thereunder, to be performed or observed and deliver to Tenant a true copy of each such notice.

(c)	If the Building shall no longer be owned in a condominium
form of ownership, this Lease shall remain in full force and effect, Tenant shall continue to pay Rents, and Landlord and Tenant shall perform their respective obligations hereunder. If either party reasonably believes that it is necessary to clarify the terms of this Lease as a result of such conversion in the form of ownership, then Landlord and Tenant shall promptly execute an agreement clarifying their respective obligations under this Lease; provided, however, neither party shall be required to execute any such instrument which would diminish or detract from the rights of such party or expand or enhance the obligations of such party, in either case under this Lease, including the first sentence of this Section 16.15. Subject to the foregoing, such agreement shall reflect the change in the form of ownership and amend the Lease accordingly, redacting terminology relating to condominium ownership.

(d)	Landlord agrees not to consent to any Major Decision (as
defined in the Declaration) if the effect of such Major Decision is reasonably likely to impair or interfere with Tenant's rights or increase Tenant's obligations under the Lease.


SECTION XVI.16 Directory Listings. (a) Landlord agrees to install, at no cost to Tenant, two (2) separate Building Directories meeting the specifications set forth in this Section 16.16 in the lobby of the Building and to ensure that both Building Directories are fully functional and in working order on or prior to the date Tenant commences business in the Premises on a full-time basis. Landlord, at Tenant's request, shall maintain on such Building Directory located in the lobby of the Building, listings of the name of Tenant, Tenant's officers and employees, permitted subtenants, permitted assignees and Affiliates of Tenant and Occupants pursuant to Section 14.9 (and their respective officers and employees); provided that the total number of names allocated to Tenant and listed on such Building Directory shall not be less than 138 names, which number shall not exceed the same proportion of the Building Directory as Tenant's pro rata share of the Building.

(b)	One Building Directory shall be located in a free standing
console unit on the left side of the Broad Street lobby between the present location of the guard desk and the Broad Street entrance, and the other Building Directory shall be located in a free standing console unit to the right side of the Vietnam Veterans Memorial Park entrance;
it being understood and agreed that the exact location of the Building Directories shall be subject to the reasonable approval of the Board but in any case shall be in accordance with the general spefications set forth in this Section. Landlord covenants that Tenant's visitors and guests shall have reasonable access to the Building Directories (it being understood that such visitors and guests will not be required to ask for the assistance of the Building's guards or doormen to use such directories). The controls to the Building Directories will be reasonably accessible to persons using such directories. In addition, the Building Directories will be clearly identified as directories and will contain instructions as to their proper use. Tenant acknowledges that, as of the date hereof, the Building Directories have not been designed and that minor changes to the placement and design of such Building Directories may be necessary or advisable. Notwithstanding the foregoing however, the Building Directories (including the computer screens and the console unit) will be generally consistent with other computerized building directories in Comparable Buildings; it being understood and agreed that the design of the Building Directories shall be subject to the reasonable approval of the Board but in any case shall be in accordance with the general spefications set forth in this Section.

(c)	Landlord agrees that  the Base Rent Commencement Date shall
be extended one (1) day for each day from the date Tenant occupies the Premises for the conduct of its business on a regular and full-time basis until the Building Directories have been installed and are fully functional in accordance with this Section.


SECTION XVI.17 Signage. Tenant shall have the right to install appropriate Signage identifying Tenant, any Affiliate of Tenant or any subtenant permitted under Article XIV or any Occupant pursuant to
Section 14.9, in keeping with the first class nature of the Unit, in the elevator lobbies on the floors on which the Premises are located, and on the doors to the Premises.


SECTION XVI.18 Certain Provisions Relating to Tenant's Share and the Unit Area. (a) In the event that Landlord's interest in the Unit or the Units share of the Building changes as a result of any sale, acquisition, transfer, assignment or disposition of any portion of the Unit (other than the Premises) to another Person (other than an affiliate of Landlord), in accordance with Section 18 of the Declaration, Landlord and Tenant agree to recalculate "Tenant's Percentage Share", "Tenant's Share" and the "Unit Area" in a fair and equitable manner to reflect such sale, acquisition, transfer, assignment or disposition; it being understood that such recalculation shall be on such terms and in such manner as shall be mutually agreeable to Landlord and Tenant.
When the Tenant's Percentage Share, Tenant's Share and the Unit Area have been recalculated (in accordance with the previous sentence), Landlord and Tenant shall execute and deliver an agreement setting forth such recalculation and confirming the Tenant's Percentage Share, Tenant's Share and the Unit Area.

(b) Any dispute under this Section 16.18 shall be determined by arbitration conducted in New York, New York in accordance with the rules of the AAA for commercial arbitration by one arbitrator. The arbitrator shall be an independent real estate appraiser or consultant having at least 15 years substantially continuous experience in the business of leasing office space in Comparable Buildings and shall be reasonably satisfactory to both Landlord and Tenant. Landlord and Tenant shall execute all documents and do all other things necessary to submit the dispute to arbitration pursuant to this Section 16.18. The provisions of Section 16.21.3 with respect to disputes under Section
4.4 (Tax Payment or Operating Payment dispute) shall apply, mutatis mutandis, with respect to any disputes under this Section 16.18.

SECTION XVI.19 Financial Statements. Within 10 Business Days after Landlord's written request, Tenant shall promptly furnish Landlord, from time to time, with the most recent annual (audited) and quarterly (unaudited) consolidated financial statements for Tenant prepared in accordance with GAAP (except as noted therein), certified by an independent auditor as to the annual statement to be true and correct and reflecting Tenant's then current financial condition.


SECTION XVI.20 Building Security. Landlord shall be the sole determinant of the type and amount of security services to be provided in the Unit, if any; Landlord covenants and agrees to provide (or shall use all reasonable efforts to cause the Board of Managers to provide), and Tenant shall be entitled to receive, building security as is consistent with other Comparable Buildings. Without limiting the generality of the foregoing, Landlord represents that, as of the date hereof, the Board of Managers maintains a lobby concierge desk which is manned twenty-four (24) hours a day, three hundred and sixty-five (365) days a year. Subject to the Declaration and the first and second sentences hereof, Landlord (for itself and the Board of Managers) reserves the right to change the operation or manner of operating any of the security systems currently in place. In all events and notwithstanding any provision of this Lease to the contrary, Landlord and the Landlord Parties shall not be liable to Tenant and Tenant hereby waives any claim against Landlord, for (a) any unauthorized or criminal entry of third parties into the Premises, the Unit or the Building or (b) any damage to persons or property in or about the Premises, the Unit or the Building by or from any unauthorized or criminal acts of third parties, provided same does not arise out of the inaction, failure, breakdown, malfunction of the security services provided unless caused by a default or negligence on the part of Landlord or any Landlord Party.

SECTION XVI.21  Arbitration.  Any dispute under Section 4.4 (Tax
Payment or Operating Payment dispute) or Section 6.1.2.1 (Electrical Inclusion Amount dispute) or Section 17.4 (Renewal FMRV dispute) or Section 18.4 (First Expansion FMRV dispute) or Section 19.4
(Second Expansion FMRV dispute) or Section 20.2 (Interest Factor dispute) shall be determined by arbitration conducted in New York, New York in accordance with the rules of the AAA for commercial arbitration by a panel of two or three arbitrators (as specified below). Each arbitrator shall be (a) an independent certified public accountant who is an employee or member of a national accounting firm of institutional reputation for determinations under Section 4.4 and (b) an independent real estate appraiser or consultant having at least 15 years substantially continuous experience in the business of appraising or determining the value of office space in Comparable Buildings in Manhattan for a determination under Section 17.4, 18.4, 19.4 or 20.2, in each case whose compensation shall not in any case be based in any measure on the results of the arbitration or Tenant's objection. No arbitrator shall be employed by or affiliated with a firm which audits leases or other accounts on a contingency fee basis. Landlord and Tenant shall execute all documents and do all other things necessary to submit the dispute to arbitration pursuant to this Section 16.21.

XVI.21.1  Designation Procedure for Tax and Operating Payment
Disputes and Other Disputes.  In connection with any dispute under
Section 4.4 or Section 6.1.2.1, Tenant shall designate an arbitrator meeting the requirements set forth above in its written notice requesting arbitration. Landlord shall, by written notice to Tenant, designate a second arbitrator meeting such requirements within 30 days after receipt of Tenant's notice. Within 30 days after Landlord's notice to Tenant, the two arbitrators so designated shall select a third arbitrator meeting such requirements, and if they do not do so, the third arbitrator shall be selected by the AAA.


XVI.21.2 Designation Procedure for FMRV Disputes. If Landlord and Tenant shall fail to agree upon the Renewal FMRV, the First
Expansion FMRV, the Second Expansion FMRV, the Interest Factor, as the case may be, within 15 days of the date of Landlord's receipt of Tenant's Renewal Response Notice or Tenant's First Expansion
Response Notice, or Tenant's Second Expansion Response Notice (or, with respect to the Interest Factor, within thirty days after Tenant provides Landlord with its termination notice), as the case may be, then, within 10 days thereafter, Landlord and Tenant each shall give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice meeting the requirements set forth above. If either party shall fail to give notice of such designation within such 10 day period, then the arbitrator chosen shall make the determination alone. If two arbitrators have been designated, such two arbitrators may consult with each other and shall, not later than the 45th day after Landlord's receipt of Tenant's Renewal Response
Notice, Tenant's First Expansion Response Notice, or Tenant's Second Expansion Response Notice, as the case may be, make their determinations of the Renewal FMRV, the First Expansion FMRV, or the Second Expansion FMRV, as the case may be, in writing and give notice thereof to each other and to each of Landlord and Tenant;
provided that the arbitrators' only decision shall be to choose (i) with respect to the Renewal FMRV, either the Renewal FMRV set forth either in Landlord's Renewal Rent Notice or Tenant's Renewal
Response Notice (and no other), (ii) with respect to the First
Expansion FMRV, the First Expansion FMRV set forth either in Landlord's First Expansion Rent Notice or in Tenant's First Expansion Response Notice (and no other), (iii) with respect to the Second
Expansion FMRV, the Second Expansion FMRV set forth either in Landlord's Second Expansion Rent Notice or Tenant's Second
Expansion Response Notice (and no other), or (iv) with respect to the Interest Factor, the Interest Factor set forth in Tenant's termination notice or in Landlord's response. Such two arbitrators shall have 15 days after the receipt of notice of each other's determination to confer with each other and to attempt to reach agreement as to the determination of the Renewal FMRV, the First Expansion FMRV, or the Second Expansion FMRV, as the case may be. If such two arbitrators shall concur as to the determination of the Renewal FMRV, the First Expansion FMRV, or the Second Expansion FMRV, as the case may be, such determination shall be final and binding upon Landlord and Tenant, subject however to Section 17.4.2.3, Section
18.4.2.3 or Section 19.4.2.3, If such two arbitrators shall fail to concur within such 15 day period, then such two arbitrators shall, within the next 10 days, designate a third arbitrator meeting the above requirements. If the two arbitrators shall fail to agree upon the designation of such third arbitrator within such 10 day period, then either party may apply to the AAA for the designation of such arbitrator. The third arbitrator shall conduct such hearings and investigations on an expedited basis as such arbitrator may deem appropriate and shall, within 10 business days after its designation, choose one of the determinations (and no other) of the two arbitrators originally selected by the parties by simultaneously delivering to Landlord and Tenant signed and acknowledged original counterparts of his or her determination within 5 days thereof.


XVI.21.3 Miscellaneous. The costs and expenses of an arbitration and each of the arbitrators for a determination under Section 4.4 but not under any other provision unless specifically provided herein shall be paid by Tenant, unless it is determined that Landlord's determination of Taxes or Operating Expenses for the period in question was in error by more than 5%, in which case Landlord shall bear such costs and expenses but each party shall be responsible for all of its other costs and expenses and the fees and expenses of its own witnesses and counsel. The costs and expenses of the arbitration and of the third arbitrator for a determination under Section 17.4 or Section 18.4 or
Section 19.4 shall be shared equally by Landlord and Tenant and each party shall be responsible for the costs and expenses of its designated arbitrator and its own witnesses and counsel; provided that in the event Tenant elects to rescind its Renewal Notice, First Expansion Notice and/or Second Expansion Notice in accordance with any other provision including Section 16.18, Section 17.4.2.3 or Section 18.4.2.3 or Section 19.4.2.3, as the case may be, Tenant shall promptly reimburse Landlord for all of the reasonable costs and expenses incurred by Landlord in connection with such arbitration (including, without limitation, the arbitrator, witnesses and counsel). The arbitrators shall have the right to consult experts in the matter under arbitration; provided, however, that any such consultation shall be made only after 10 days' prior notice to Landlord and Tenant and only in their presence, with full right on their part to cross-examine such experts. The arbitrators' final decision and award shall be in writing, shall be binding on Landlord and Tenant and shall be non-appealable, and counterpart copies thereof shall be delivered to Landlord and Tenant. A judgment or order based upon such award may be entered in any court of competent jurisdiction. In rendering their decision and award, the arbitrators shall have no power to vary, modify or amend any provision of this Lease.

SECTION XVI.22 Waiver Regarding Development Rights. Tenant irrevocably waives any and all right(s) it may have in connection with any zoning lot merger or subdivision or transfer of development rights with respect to the Unit, the Building or the land underlying the Building including, but not limited to, any rights it may have to be a party to or to execute or to contest any Declaration of Restrictions (as such term is defined in Section 12-10 of the Zoning Resolution of the City of New York effective December 15, 1961, as amended) with respect to the Unit, the Building or the land underlying the Building that would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. This Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Unit, the Building or the land underlying the Building provided same does not increase Tenant's Base Rent or Additional Rent hereunder and does not materially adversely affect any of Tenant's rights hereunder or materially increase any of Tenant's obligations or decrease any of Tenant's remedies under this Lease. In confirmation of such subordination and waiver, Tenant shall execute and deliver promptly any waiver document or other certificate or instrument that Landlord may reasonably request.

SECTION XVI.23 Messenger Desk. Landlord covenants and agrees to provide (or to cause the Board of Managers to provide) a "bonded" individual (in an amount equal to at least $1,000,000) to be available in the lobby of the Building or in the Building's messenger center in order to receive deliveries for Tenant.


SECTION XVI.24  Certain Provisions Relating to the Ground Lease.
Tenant covenants and agrees that if by reason of a default under the Ground Lease (including any underlying lease through which Landlord derives its leasehold estate in the Premises), such Ground Lease and/or underlying lease and the leasehold estate of the Landlord in the Premises is terminated, Tenant will attorn to the then holder of the reversionary interest in the Premises demised by this Lease and will recognize such holder as Tenant's landlord under this Lease, unless the lessor under such Ground Lease and underlying lease shall, in any proceeding to terminate such Ground Lease or underlying lease, elect to terminate this Lease and the rights of the Tenant hereunder. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the Landlord or of the lessor under the Ground Lease, any instrument which may be necessary or appropriate to evidence such attornment and Tenant hereby appoints Landlord (or such lessor under such underlying lease) as the irrevocable attorney-in-fact of Tenant to execute and deliver for and on behalf of Tenant any such instrument. Tenant further waives the provision of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Premises in the event any proceeding is brought by the lessor under such Ground Lease and/or underlying lease to terminate the same, and agrees that unless and until any such lessor, in connection with any such proceeding, shall elect to terminate this Lease and the rights of the tenant hereunder, this Lease shall not be affected in any way whatsoever by any such proceeding.

SECTION XVI.25 Landlord General Covenant. (a) Notwithstanding any other provisions of this Lease, if any obligation or covenant by Landlord to Tenant made pursuant to this Lease or otherwise is contingent upon an obligation or covenant or right of the Board of Managers or Unit Owners under the Condominium Documents,
Landlord shall use all "reasonable efforts" to have the Board of Managers or Unit Owners promptly discharge or perform the same.
The term "reasonable efforts" shall include, without limitation, the following:

(i)	the prompt institution and diligent prosecution of legal
proceedings to cause the Board of Managers to discharge or perform such obligation or covenant;

(ii)	the settlement or arbitration of unresolved issues with respect to the matters described in clause (i) above under a settlement stipulation or an arbitration proceeding providing for the Board of Managers or Unit Owners to discharge or perform such obligation or covenant; and

(iii)	such other reasonable efforts (which shall include the
expenditure of funds but only to the extent such expenditures are reasonably necessary to carry out the foregoing) to enforce Landlord's rights under the Condominium Documents, and to induce the Board of Managers to cooperate and cause the Condominium to perform or allow Landlord to perform Landlord's obligations under the Lease.

In addition, if Landlord has agreed under any covenant or obligation under this Lease to use all "reasonable efforts" to cause the Board of Managers to discharge or perform such obligation or covenant, the term "reasonable efforts" shall be defined by reference to this Section 16.25.

In the event Landlord fails to undertake such reasonable efforts as are required to be taken in accordance with this Lease and such efforts are reasonably necessary to cause the Board of Managers or Unit Owners to discharge or perform such duty or obligation, then, after prior written notice to Landlord and 5 Business Days opportunity to cure, Tenant may take any action described in this Section 16.25 (including, without limitation, to prosecute any legal proceeding), with Landlord's cooperation, at Landlord's sole cost and expense and in Landlord's name.

(b)	No later than five (5) Business Days after the release of this
Lease from the Lease Escrow Agreement, Landlord shall execute and deliver to the Board of Managers the notice letter set forth in Exhibit X attached hereto.


	ARTICLE XVII
	RENEWAL OPTION

SECTION XVII.1 Grant of Option. Tenant shall have one option (the "Renewal Option") to extend the Term of this Lease for an additional term of five (5) years (the "Renewal Term"), subject to and upon the terms and conditions contained in this Article XVII. The Renewal
Term shall commence upon the day immediately following the first scheduled Expiration Date and shall end at noon on the day preceding the fifth (5th) anniversary of the commencement of the Renewal Term.
The Renewal Term shall be upon the same terms and conditions as are provided for in this Lease, except that (a) there shall be no further option to renew pursuant to this Section 17.1 or otherwise; (b) Tenant shall not be entitled to any credit against Rent or any other rent concession or rent allowance or abatement of Rent; (c) the provisions of Exhibit D (excluding Schedule D-1) shall not apply; (d) the Base
Rent payable for the Renewal Term shall be the Base Rent set forth in
Section 17.3; (e) Landlord shall be under no obligation to perform any work, make any installations, or provide any services by virtue of such renewal, or in order to prepare the Premises for Tenant's occupancy; (f) the Base Operating Expenses shall be the Operating Expenses for the Lease Year in which such Renewal Term shall commence; and (g) the Base Taxes shall be the Taxes for the period commencing on July 1, 2013 and ending on June 30, 2014.

SECTION XVII.2  Exercise.  Subject to the provisions of Section
17.5, the Renewal Option may be exercised only by Tenant giving written notice (the "Renewal Notice") to Landlord thereof on or before a date that is sixteen (16) months prior to the first scheduled Expiration Date.


SECTION XVII.3 Renewal Term Base Rent. The Base Rent per annum for the Premises during the Renewal Term (the "Renewal Term
Base Rent") shall be an amount equal to the greater of (a) 95% of (i) the Rentable Area of the Premises, multiplied by (ii) the Renewal
FMRV of the Premises as of the first day of the Renewal Term, as determined in accordance with Section 17.4 and (b) the Base Rent payable by Tenant on the Expiration Date, together with all Additional Rent (on a per annum basis) payable by Tenant pursuant to Article 4 as of the date of determination of the Renewal FMRV.

SECTION XVII.4   Renewal FMRV.

XVII.4.1	 Definition.  The "Renewal FMRV" of the Premises
shall be the rental value of the Premises in the Renewal Market (as hereinafter defined) during a term that most closely matches the length of the Renewal Term (the "Renewal Market Term") if such term commenced on the commencement of the Renewal Term or, if such amount is greater, the amount specified in Section 17.3(b). Such rental value shall be expressed as an amount of money per square foot of Rentable Area adjusted to remain constant over the entire Renewal
Market Term. "Renewal Market" shall mean the rental market during the Renewal Market Term for tenants in comparable spaces in Comparable Buildings seeking to renew their leases in such spaces taking into account the following factors and additional assumptions:

(a)	the lease will be for the Renewal Market Term;

(b)	Tenant will pay with respect to the Premises its proportionate share of Taxes over the Base Taxes for the first year of the Renewal
Term;

(c)	Tenant will pay with respect to the Premises its proportionate share of Operating Expenses over the Base Operating Expenses for the first year of the Renewal Term;

(d)	to the extent the Premises shall be compared with other space, the rentable area of such other space shall be measured in accordance with Exhibit M;

(e)	Tenant will be leasing the Premises "AS IS";

(f)	the Renewal FMRV shall be calculated based on Landlord's
actual expense for brokerage commission, if any to the Brokers, for the Premises for the Renewal Term;

(g)	the Renewal FMRV shall be calculated as if Tenant will be
leasing the Rentable Area of the Premises;

(h)	the Renewal FMRV shall be calculated assuming that Landlord
has had a reasonable time to locate a tenant who rents with knowledge of the uses to which the Premises can be adapted, that neither Landlord nor the prospective tenant is under any compulsion to rent, and that Landlord and the prospective tenant negotiate at arm's length and in good faith; and


(i)	that Landlord will not be obligated to perform any work in the
Premises for the Renewal Term (other than any such work as may be specifically described in this Lease) in order to prepare the same for the prospective tenant's occupancy, or to contribute or loan any money on account thereof, whether in the form of a tenant fund, tenant loan, rent credit or concession, leasing inducement or otherwise and these factors shall be taken into consideration as a savings to Landlord and serve to reduce the Renewal FMRV for the Renewal Term Base Rent.

XVII.4.2	 Procedure for Determining Renewal FMRV.  For
purposes of determining the Renewal FMRV, the following procedure shall apply:

XVII.4.2.1 If Tenant has timely given the Renewal Notice, Landlord shall within 15 days deliver to Tenant a written notice of Landlord's determination of what the Renewal FMRV would be during the Market Term ("Landlord's Renewal Rent Notice").

XVII.4.2.2  Within 15 days after Tenant's receipt of Landlord's
Renewal Rent Notice, Tenant shall give Landlord notice ("Tenant's Renewal Response Notice") electing either (a) to accept the Renewal
FMRV set forth in Landlord's Renewal Rent Notice, in which case the Renewal FMRV shall be the Renewal FMRV set forth in Landlord's
Renewal Rent Notice, or (b) not to accept Landlord's determination of the Renewal FMRV, in which case (i) Tenant's Renewal Response
Notice shall set forth Tenant's estimate of what the Renewal FMRV would be during the Market Term and (ii) Landlord and Tenant shall endeavor to agree upon the Renewal FMRV on or before the date that is 15 days after Landlord's receipt of Tenant's Renewal Response
Notice. If Landlord and Tenant are unable to agree upon the Renewal FMRV within such 15-day period, then the Renewal FMRV shall be determined by arbitration pursuant to Section 16.21. If Tenant fails to deliver Tenant's Renewal Response Notice within the 15-day period following its receipt of Landlord's Renewal Rent Notice, Tenant shall be conclusively deemed to have accepted Landlord's determination of the Renewal FMRV as set forth in Landlord's Renewal Rent Notice.

XVII.4.2.3 In the event that the Renewal FMRV is determined in accordance with arbitration pursuant to Section 16.21 to be the Renewal FMRV set forth in Landlord's Renewal Rent Notice, then
Tenant shall have the right to rescind Tenant's Renewal Notice given in accordance with Section 17.2; provided that, no later than 10 days after such determination, Tenant provides written notice ("Tenant's Renewal Rescission Notice") to Landlord exercising the aforesaid recision right. In the event Tenant timely delivers Tenant's Renewal Rescission Notice to Landlord, time being of the essence, then Tenant shall be deemed not to have timely delivered the Renewal Notice pursuant to the provisions of this Article XVII, and the terms and provisions of Section
17.6 shall thereafter apply.

XVII.4.3 [Intentionally Deleted.]


XVII.4.4 Memorializing Instrument. After a determination of the Renewal FMRV for the Renewal Term has been made, the parties shall execute and deliver to each other an instrument setting forth the amount of Base Rent for the Renewal Term, but the failure to do so shall not affect Tenant's obligation to pay such Base Rent.

SECTION XVII.5 Conditions to Exercise of Renewal Option. Notwithstanding the foregoing provisions of this Article XVII, Tenant may not exercise the Renewal Option on any date on which Tenant is in Material Default under this Lease beyond any applicable grace, notice and cure period and any exercise of such Renewal Option shall be deemed null and void and of no force and effect if on the commencement of the Renewal Term Tenant is in default under this Lease after the giving of any required notice and the expiration of any required grace or cure period.

SECTION XVII.6 Failure to Exercise Renewal Option. If Tenant does not timely send the Renewal Notice pursuant to the provisions of this Article XVII within the applicable time period, time being of the essence, then (a) Tenant shall have forever waived and relinquished its right to renew the Term, any other options or rights to renew or extend the Term effective after the expiration of this Renewal Option shall terminate, (b) Landlord shall at any time thereafter be entitled to lease the Premises to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire, and (c) Tenant, upon Landlord's request, shall promptly deliver to Landlord (and any other Person designated by Landlord) a notice acknowledging that Tenant has forever waived and relinquished its right to exercise the Renewal Option.

SECTION XVII.7 Renewal Option is Part of Lease. The termination of this Lease shall also terminate and render void the Renewal Option contained in this Article XVII whether or not it shall have been exercised. This Renewal Option may not be severed from this Lease or separately sold, assigned or transferred.

	ARTICLE XVIII
	FIRST EXPANSION OPTION

SECTION XVIII.1 Grant of First Expansion Option. Subject to and in accordance with the provisions of this Article XVIII, Tenant shall have an option (the "First Expansion Option") to lease the First Expansion Space (as defined below) for a term to commence as provided in Section 18.2. Subject to the provisions of Section 18.8, Tenant may elect to lease the First Expansion Space pursuant to the following procedure:


XVIII.1.1  Not later than sixteen (16) months prior to the First
Expansion Space Scheduled Commencement Date, Landlord shall give
Tenant a notice (the "First Expansion Space Availability Notice") setting forth (a) the date (the "First Expansion Space Scheduled Commencement Date") upon which Landlord determines the First
Expansion Space will be available for lease by Tenant, which shall be a date selected by Landlord in its sole discretion between October 1, 2003 and September 30, 2004 and (b) a description in reasonable detail of the space in the Building which shall be available for lease by Tenant pursuant to this First Expansion Option on the First Expansion Space Scheduled Commencement Date which shall consist of approximately
17,000 rentable square feet on the eastern portion of the fourteenth
(14th) floor of the Building; provided that Landlord shall use all reasonable efforts so that such space shall be contiguous and reasonably demised for Tenant's use thereof (the "First Expansion
Space") and (c) Landlord's estimate of what the First Expansion
FMRV would be for the First Expansion Space. If Landlord shall fail or be unable to give the First Expansion Space Availability Notice on or before March 30, 2003, Tenant shall deliver written notice to Landlord stating such failure and demanding that Landlord deliver such notice, and Landlord shall promptly respond in writing to Tenant's demand, setting forth in reasonably sufficient detail the reasons for Landlord's failure or inability to deliver the First Expansion Space Availability Notice. If Landlord has not, in good faith, delivered such First Expansion Space Availability Notice by May 30, 2003, Tenant may deliver such First Expansion Space Availability Notice and seek all legal remedies, including an action for declaratory or injunctive relief or for any loss, injury or damage claimed by Tenant in connection with the failure or refusal by Landlord to deliver such notice (except that Landlord shall incur no liability whatsoever if the inability to deliver such notice is due to Force Majeure, but Force Majeure shall not include any rights or circumstances arising out of Landlord's acts or failings to act or of any rights granted to any tenant or occupant), which failure shall be considered to be an anticipatory breach by Landlord of this Article XVIII.

XVIII.1.2 Not later than fifteen Business Days after Tenant's receipt of the First Expansion Space Availability Notice, Tenant shall give
Landlord a notice ("First Expansion Notice") exercising the First
Expansion Option.

SECTION XVIII.2 Inclusion of First Expansion Space. Subject to the provisions of Section 18.8, if Tenant timely commits to exercise the First Expansion Option, then the First Expansion Space shall be added to and included in the Premises for the period (the "First Expansion Space Term") (a) commencing on the date (the "First Expansion Space Inclusion Date") which is the later to occur of (i) the date on which Tenant shall take exclusive possession of the First Expansion Space for purposes of construction or the conduct of business, (ii) the date on which Landlord shall have delivered exclusive possession of the First Expansion Space to Tenant, and (iii) the First Expansion Space Scheduled Commencement Date, and (b) ending on the Expiration
Date.

XVIII.2.1 Terms of Inclusion. The inclusion of the First Expansion Space shall be upon all the terms and conditions of this Lease, except as otherwise stated in this Article XVIII.


XVIII.2.2 Tenant's Share. As of the First Expansion Space Inclusion Date, Tenant's Share shall be increased by a percentage equal to (a) the First Expansion Space Rentable Area divided by (b) the Unit Area.

XVIII.2.3 Rentable Area. The Rentable Area of the First Expansion Space (the "First Expansion Space Rentable Area") shall be the rentable square feet measured in accordance with Exhibit M and set forth in Landlord's First Expansion Space Availability Notice, or such other number reasonably agreed upon by Landlord and Tenant, notwithstanding any subsequent remeasurements.

XVIII.2.4 Condition of First Expansion Space. Tenant shall accept the First Expansion Space in its "AS IS" condition and state of repair existing as of the First Expansion Space Inclusion Date, except that Landlord will provide and install demising walls in the First Expansion Space and be responsible for the elevator lobby and other common areas on that floor. Furthermore, Landlord shall not be required to perform any work, supply any materials or incur any expense (including the granting of any allowance to Tenant with respect thereto) to prepare the First Expansion Space for Tenant's occupancy.

XVIII.2.5 Rent Abatement. Tenant shall not be entitled to a credit against Rent or any other rent concession or abatement of Rent, or allowance, with respect to the First Expansion Space.

SECTION XVIII.3 First Expansion Space Base Rent. The Base Rent per annum for the First Expansion Space during the First Expansion
Space Term ("First Expansion Space Base Rent") shall be an amount equal to the greater of (a) 95% of the product of (i) the First Expansion Space Rentable Area, multiplied by (ii) the First Expansion FMRV as of the First Expansion Space Scheduled Commencement Date, as determined in accordance with Section 18.4 and (b) (i) the First
Expansion Space Rentable Area, multiplied by (ii) the Adjusted
Escalated Rent, as of the First Expansion Space Scheduled
Commencement Date, as determined in accordance with Section
18.3.1.

18.3.1	Adjusted Escalated Rent.  (a)(i)  In the event that Landlord has entered into a valid, binding and effective lease with another occupant or otherwise receives payment for the use and occupancy of the First Expansion Space with respect to the First Expansion Space prior to the date of determination of the First Expansion FMRV, the term
"Adjusted Escalated Rent" shall mean an amount equal to (x) the Escalated Rent minus (y) $9.12 per square foot plus (z) the Future
Value Amount (as hereinafter defined) amortized over the then remaining term of this Lease; provided that in no event shall the Adjusted Escalated Rent exceed the Escalated Rent. Nothing herein shall limit Landlord's obligations under Section 18.7.


(ii)	In the event that Landlord has not entered into a valid, binding and effective lease or otherwise receives payment for the use and occupancy of the First Expansion Space with respect to the First
Expansion Space prior to the date of determination of the First
Expansion FMRV, the term "Adjusted Escalated Rent" shall mean an amount equal to the Escalated Rent

(b) As used herein, the following terms shall have the following meanings:

(i)	"Applicable Period" shall mean the period commencing on the
Commencement Date and ending on the First Expansion Space
Commencement Date.

(ii)	"Escalated Rent" shall mean the base rent payable by Tenant on the First Expansion Space Scheduled Commencement Date, together with all additional rent (on a per annum basis) payable by Tenant pursuant to Article 4 as of the date of determination of the First Expansion FMRV, which amount shall be expressed as an amount of money per square foot in respect of the Premises.

(iii)	"Future Value Amount" shall mean an amount equal to the
future value, determined as of the First Expansion Space
Commencement Date of (x) $14.22 per square foot minus (y) the annualized "net effective rent" (as hereinafter defined) for such lease, determined with respect to the Applicable Period and using an imputed interest rate equal to eight percent (8%) per annum discounted monthly for the Applicable Period.

(iv)	"net effective rent" shall mean, with respect to any lease
entered into for all or any portion of the First Expansion Space, the rent provided for in such lease and other consideration to Landlord adjusted to give effect to any rent offsets or abatements, improvement funds, concessions, bonuses, free or reduced rental, rebates, cash contributions, tenant work allowances or the like; it being the intent of the parties hereto, that the "net effective rent" shall reflect the rent for such space under the lease and other consideration received by Landlord with respect to such lease after taking into account the foregoing factors, which amount shall be expressed as an amount of money per square foot per annum in respect of the premises demised under such lease and amortized over the Applicable Period.

(c) As an example of the method of calculating the Adjusted Escalated Rent, the parties agree that the following example sets forth the mechanics for determining the Adjusted Escalated Rent and the "net effective rent". The assumptions of this example are as follows:

(i)	Landlord enters into a 78 month lease for 16,000 square feet of space on the fourteenth floor commencing on the Commencement
Date and expiring on the 78 month anniversary of the Commencement
Date.

(ii)	The First Expansion Space Scheduled Commencement Date is
the 78 month anniversary of the Commencement Date.

(iii)	The stated base rent of such lease is $20.00 per square foot, and Landlord provides the tenant of such space with concessions and tenant work allowances in an amount equal to $25.00 per square foot.
In addition, the real estate brokerage commission is equal to $5.85 per square foot and the tenant is entitled to 12 months free rent.

(iv)	As of the determination of the First Expansion FMRV, Base
Rent is $24.00 per square foot.

(d)	Based on the assumptions described above, the "net effective rent" in this example is $10.15 per square foot . This amount reflects the stated rent (i.e., $20.00 per square foot) after deducting therefrom the present value of the concessions, free rent, and tenant work allowances (i.e., $25.00 per square foot) and brokerage commissions ($5.85 per square foot), as such amount is amortized over the Applicable Period.

(e)	Based on the assumptions described above, the "Adjusted
Escalated Rent" in this example is $19.90 per square foot plus the accrued escalations under this Lease.

SECTION XVIII.4  First Expansion FMRV.

XVIII.4.1	 Definition.  The "First Expansion FMRV" shall be the
rental value of the First Expansion Space in the First Expansion Market (as hereinafter defined) during a term that most closely matches the length of the First Expansion Space Term (the "First Expansion Market Term") if such term commenced on the First Expansion Space
Scheduled Commencement Date or, if such amount is greater, the amount specified in Section 18.3(b). Such rental value shall be expressed as an amount of money per square foot of Rentable Area adjusted to remain constant over the entire First Expansion Market Term. "First Expansion Market" shall mean the rental market during the First Expansion Market Term for tenants in Comparable Buildings seeking comparable unencumbered expansion space in their respective Comparable Buildings taking into account the following factors and additional assumptions:

(a)	the lease will be for the First Expansion Market Term;

(b)	Tenant will pay with respect to the First Expansion Space its proportionate share of Taxes over the Base Taxes set forth in Section
18.5;

(c)	Tenant will pay with respect to the First Expansion Space its proportionate share of Operating Expenses over the Base Operating
Expenses set forth in Section 18.5;

(d)	to the extent the First Expansion Space shall be compared with other space, the rentable area of such other space shall be measured in a similar manner as the Premises are measured herein;

(e)	Tenant will be leasing the First Expansion Space "As Is" in
accordance with Section 18.2.4. All costs and expenses Tenant may incur in order to bring the First Expansion Space into compliance with Laws, including, but not limited to, compliance with ADA
Requirements and abatement or removal of any ACM or to perform demolition in the space shall be taken into consideration as a savings to Landlord and serve to reduce the First Expansion FMRV in the First Expansion Space.

(f)	the First Expansion FMRV shall be calculated based on
Landlord's actual expense for brokerage commission, if any, to the Brokers for the First Expansion Space for the First Expansion Market Term;

(g)	the First Expansion FMRV shall be calculated as if Tenant will be leasing an aggregate of (i) the Rentable Area of the First Expansion Space plus (ii) the Rentable Area of the balance of the Premises;

(h)	the First Expansion FMRV shall be calculated assuming that
Landlord has had a reasonable time to locate a tenant who rents with knowledge of the uses to which the First Expansion Space can be adapted, that neither Landlord nor the prospective tenant is under any compulsion to rent, and that Landlord and the prospective tenant negotiate at arm's length and in good faith; and

(i)	that Landlord will not be obligated to perform any work in the
First Expansion Space for the First Expansion Space Term in order to prepare the same for the prospective tenant's occupancy, or to contribute or loan any money on account thereof, whether in the form of a tenant fund, tenant loan, rent credit or concession, leasing inducement or otherwise and these factors shall be taken into consideration as a savings to Landlord and serve to reduce the First Expansion FMRV in the First Expansion Space.

XVIII.4.2	 Procedure for Determining First Expansion FMRV.
For purposes of determining the First Expansion FMRV, the following procedure shall apply:

XVIII.4.2.1  [Intentionally Deleted.]


XVIII.4.2.2 Within 15 Business Days after Tenant's receipt of Landlord's First Expansion Space Availability Notice, Tenant shall give Landlord written notice ("Tenant's First Expansion Response Notice") electing either (a) to accept the First Expansion FMRV set forth in Landlord's First Expansion Space Availability Notice, in which case the First Expansion FMRV shall be the First Expansion FMRV set forth in Landlord's First Expansion Space Availability Notice, or (b) not to accept Landlord's determination of the First Expansion FMRV, in which case (i) Tenant's First Expansion Response shall set forth Tenant's estimate of what the First Expansion FMRV would be for the First Expansion Space and (ii) Landlord and Tenant shall endeavor to agree upon the First Expansion FMRV on or before the date that is 15 days after Landlord's receipt of Tenant's First Expansion Response Notice. If Landlord and Tenant are unable to agree upon the First Expansion FMRV within such 15-day period, then the First Expansion
FMRV shall be determined by arbitration pursuant to Section 16.21. If Tenant fails to deliver Tenant's First Expansion Response Notice within the 15-day period following its receipt of Landlord's First Expansion Space Availability Notice, Tenant shall be conclusively deemed to have accepted Landlord's determination of the First Expansion FMRV as set forth in Landlord's First Expansion Space Availability Notice.

XVIII.4.2.3 In the event that the First Expansion FMRV is determined in accordance with arbitration pursuant to Section 16.21 to be the First Expansion FMRV set forth in Landlord's First Expansion Space
Availability Notice, then Tenant shall have the right to rescind Tenant's First Expansion Notice given in accordance with Section 18.1.2;
provided that, no later than 10 days after such determination, Tenant provides written notice ("Tenant's First Expansion Rescission Notice") to Landlord exercising the aforesaid recision right. In the event Tenant timely delivers Tenant's First Expansion Rescission Notice to Landlord, time being of the essence, then Tenant shall be deemed not to have timely delivered the First Expansion Notice pursuant to the provisions of this Article XVIII, and the terms and provisions of Section 18.9 shall thereafter apply.

XVIII.4.3  [Intentionally Deleted.]

XVIII.4.4 Memorializing Instrument. After a determination of the First Expansion FMRV has been made, the parties shall execute and deliver to each other an instrument setting forth the amount of Base Rent for such First Expansion Space Term, but the failure to do so shall not affect Tenant's obligation to pay such Base Rent.

SECTION XVIII.5 Tax and Operating Expense Payments. Tenant shall pay to Landlord Additional Rent with respect to the First
Expansion Space from and after the First Expansion Space Inclusion Date in accordance with all of the terms and conditions of Article IV, except that:

(a)	Tenant's Share shall be increased as set forth in Section 18.2.2 to reflect such First Expansion Space;

(b)	the Base Taxes with respect to such First Expansion Space
shall be the Taxes for the Tax Year in which the First Expansion Space Inclusion Date occurs; and

(c)	the Base Operating Expenses with respect to such First
Expansion Space shall be the Operating Expenses for the Lease Year in which the First Expansion Space Inclusion Date occurs.

SECTION XVIII.6 Improvements. Any work performed by Tenant in any First Expansion Space shall be subject to the terms, conditions and provisions of Section 8.1 of this Lease. All Alterations permitted to be made to any First Expansion Space shall be at Tenant's sole cost and expense.

SECTION XVIII.7  Landlord's Inability to Deliver First Expansion
Space.


XVIII.7.1	Generally.  Once Tenant has delivered the First
Expansion Notice, Landlord shall take all actions necessary or desirable to deliver possession of the First Expansion Space to Tenant on or prior to the First Expansion Space Scheduled Commencement Date, which efforts shall include the actions set forth in clause (iii) below. In connection therewith and without limiting the generality of the foregoing, Landlord agrees that any lease or other right relating to the fourteenth (14) floor of the Building (x) shall be expressly subject to Tenant's rights under this Lease, including Articles XVIII and XIX, (y) shall expire no later than forty-five (45) days prior to the First
Expansion Space Scheduled Commencement Date, and (z) shall include such lease terms and provisions as are necessary or proper in order to effectuate the delivery of the First Expansion Space to Tenant on or prior to the First Expansion Space Scheduled Commencement
Date, but only if such lease terms and provisions are customarily found in leases of Comparable Buildings. In connection with the matters described in clause (z) of the preceding sentence, Landlord shall include in any such lease for the First Expansion Space all remedies relating to the holdover of such tenant and increased holdover rent, as are customarily found in leases of Comparable Buildings. If Landlord fails to cause the First Expansion Space Inclusion Date to occur on or prior to such First Expansion Space Scheduled Commencement Date and such failure is due to (a) the holding over or retention of possession by any tenant or occupant in the applicable First Expansion Space, and/or
(b) any other reason outside of Landlord's control, then provided
Landlord has complied with the provisions of this Section 18.7.1, including (x), (y) and (z) above and the following two (2) sentences, (i) Landlord shall not be subject to any liability for failure to give possession on such date, and (ii) Tenant waives the right to rescind its lease of the original Premises leased hereunder or to recover any damages that may result from the failure of Landlord to deliver possession of the First Expansion Space and agrees that the provisions of this Section 18.7 shall constitute an "express provision to the contrary" within the meaning of Section 223-a of the New York Real
Property Law. In order to timely deliver the First Expansion Space, Landlord covenants and agrees that, if the then current occupant of the First Expansion Space has not vacated the First Expansion Space at least 40 days prior to the First Expansion Space Scheduled
Commencement Date, Landlord shall promptly institute and thereafter diligently prosecute holdover or other appropriate proceedings (or settle the same under a settlement stipulation providing for the occupant to vacate the First Expansion Space on a date which Landlord reasonably believes is a date earlier than the date on which Landlord would obtain possession of the First Expansion Space if Landlord were to continue to diligently prosecute such holdover or other appropriate proceeding) against any occupant of the First
Expansion Space. Without limiting the generality of the foregoing, if as a result of a non-appealable order of a court of competent jurisdiction, such current occupant is not obligated to vacate the First Expansion Space because of any act or failure to act on Landlord's part, Landlord shall use its best efforts and take such action and pay such sums as may be reasonably necessary to cause such holdover tenant to vacate the First Expansion Space. Notwithstanding the foregoing and notwithstanding Tenant's exercise of its right to cancel its lease of the First Expansion Space in accordance with Section
18.7.2, Landlord shall be liable to Tenant for damages (including any consequential or punitive damages) arising from Landlord's failure to perform, including the reasonable out-of-pocket costs and expenses of Tenant in relocating and occupying other space and for the reasonable moving costs and other charges in connection therewith and for the costs of operating from separate locations, it being understood that it is a material part and element of this Lease that, upon the exercise of the First Expansion Space Option and/or the Second Expansion Space
Option, Tenant shall be able to occupy three (3) contiguous floors of the Building.

If Landlord fails to prosecute holdover proceedings against a holdover tenant of the First Expansion Space to the extent and in the manner such proceedings are required to be prosecuted in accordance with this Lease and such holdover proceedings are reasonably necessary to cause the delivery of the First Expansion Space on or prior to the First Expansion Space Scheduled Commencement Date, then, after prior written notice and 3 Business Days opportunity to cure, Tenant may prosecute such holdover proceeding and/or an action for declaratory relief, with Landlord's cooperation, at Landlord's sole cost and expense and in Landlord's name.

XVIII.7.2	Cancellation Option.  Notwithstanding Tenant's waiver
pursuant to Section 18.7.1(ii), if Landlord shall be unable to cause the First Expansion Space Inclusion Date to occur on or prior to the date which is 365 days after the First Expansion Space Scheduled
Commencement Date, then Tenant shall, at Tenant's option, have the right to cancel its lease of the First Expansion Space by giving notice (an "First Option Cancellation Notice") to Landlord within 30 days after the expiration of such 365 day period, which cancellation shall be effective as of the date on which Landlord receives the First Option Cancellation Notice; provided, however, that if Landlord causes the First Expansion Space Inclusion Date to occur on or prior to the date on which Landlord receives Tenant's First Option Cancellation Notice, such notice shall be null and void, and Tenant's lease of the First Expansion Space shall continue in full force and effect in accordance with the provisions of this Section 18.7, as if such Cancellation Notice was never delivered.

SECTION XVIII.8  Conditions to Exercise of Option.
Notwithstanding the foregoing provisions of this Article XVIII, Tenant may not exercise the First Expansion Option on any date on which Tenant is in Material Default under this Lease beyond any applicable grace, notice and cure period, and any exercise of such First Expansion Option shall be deemed null and void and of no force and effect if on the First Expansion Space Inclusion Date Tenant is in Material Default under this Lease after the giving of any required notice and the expiration of any required grace or cure period.

SECTION XVIII.9  Failure to Exercise First Expansion Option.  If
Tenant does not elect to exercise the First Expansion Option in accordance with this Article XVIII and within the applicable time period, time being of the essence, then (a) Tenant shall have forever waived and relinquished its right to exercise the First Expansion
Option, (b) Landlord shall at any time thereafter be entitled to lease the space covered by the First Expansion Option in question to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire, and (c) Tenant, upon Landlord's request, shall promptly deliver to Landlord (and any other Person designated by Landlord) a notice acknowledging that Tenant has forever waived and relinquished its right to exercise the First Expansion Option.

SECTION XVIII.10 First Expansion Option is Part of Lease. The termination of this Lease shall also terminate and render void the First Expansion Option whether or not the First Expansion Option shall have been exercised. The First Expansion Option may not be severed from this Lease or separately sold or transferred.

 		SECTION XVIII.11 [Intentionally Deleted.]


SECTION XVIII.12  Notice with Respect to Certain Leasing
Activities. Not later than thirty (30) days after Tenant makes a written request to Landlord, and, in any event, no later than 10 days after Landlord enters into any leasing activities with respect to any portion of the 14th floor, Landlord shall advise Tenant (to the best of Landlord's knowledge) of any leasing activities, and the lease terms materially relevant to Tenant (such as demised space, lease term, default, remedies and holdover provisions) being negotiated with respect to compliance with this Article XVIII and the manner in which the lease complies with the requirements of this Article XVIII, in each case, with respect to the 14th floor only. As used herein, "leasing activities" shall mean (i) any lease actually entered into between Landlord and a tenant or other occupant with respect to the First Expansion Space or (ii) any material lease negotiations then being undertaken or about to be undertaken by Landlord or any Landlord
Party (such determination to be made by Landlord in the exercise of its reasonable judgment), in each case, with respect to the 14th floor only. Landlord shall deliver a copy of such lease to Tenant no later than 10 days after the execution of such lease; it being understood that Landlord may redact out of the copy of such lease any portions of such lease that are inapplicable to Tenant (such as, by way of illustration only, the amount of rent or other amounts due thereunder or such other material terms and provisions (other than such terms and provisions relating to the term of the Lease, the conformity with Article XVIII and the default, remedy and the holdover provisions)). Tenant agrees to hold any such information it receives under this Section 18.12 in strict confidence, but may use such information in order to enforce its rights hereunder.

SECTION XVIII.13 Miscellaneous. If Landlord enters into any written lease agreement with respect to the 14th floor with any person (other than Tenant), Landlord agrees to include as an exhibit to such an agreement a copy of or a summary of the relevant portions of this
Article 18.


	ARTICLE XIX

	SECOND EXPANSION OPTION

SECTION XIX.1 Grant of Second Expansion Option. Subject to and in accordance with the provisions of this Article XIX, Tenant shall have an option (the "Second Expansion Option") to lease the Second
Expansion Space (as defined below) for a term to commence as provided in Section 19.2. Subject to the provisions of Section 19.8, Tenant may elect to lease the Second Expansion Space pursuant to the following procedure:


XIX.1.1  Not later than sixteen (16) months prior to the Second
Expansion Space Scheduled Commencement Date, Landlord shall give
Tenant a notice (the "Second Expansion Space Availability Notice") setting forth (a) the date (the "Second Expansion Space Scheduled Commencement Date") upon which Landlord determines the Second
Expansion Space will be available for lease by Tenant, which shall be a date selected by Landlord in its sole discretion between October 1, 2008 and September 30, 2009 and (b) Landlord's estimate of what the Second Expansion FMRV would be for the Second Expansion Space.
The "Second Expansion Space" shall consist of the balance of the fourteenth (14th) floor of the Building which shall consist of approximately 17,000 rentable square feet (after Tenant's exercise of the Second Expansion Option or if Tenant didn't exercise such Second Expansion Option, any portion of the fourteenth (14th) floor containing approximately 17,000 rentable square feet). If Landlord shall fail or be unable to give the Second Expansion Space Availability Notice on or before March 30, 2008, Tenant shall deliver written notice to Landlord stating such failure and demanding that Landlord deliver such notice, and Landlord shall promptly respond in writing to Tenant's demand, setting forth in reasonably sufficient detail the reasons for Landlord's failure or inability to deliver the Second Expansion Space Availability Notice. If Landlord has not, in good faith, delivered such Second Expansion Space Availability Notice by May 30, 2008, Tenant may deliver such First Expansion Space Availability Notice and seek all legal remedies, including an action for declaratory or injunctive relief or for any loss, injury or damage claimed by Tenant in connection with the failure or refusal by Landlord to deliver such notice (except that Landlord shall incur no liability whatsoever if the inability to deliver such notice is due to Force Majeure, but Force Majeure shall not include any rights or circumstances arising out of Landlord's previous acts or failings to act or of any rights granted to any tenant or occupant), which failure shall be considered to be an anticipatory breach by Landlord of this Article XIX.

XIX.1.2 Not later than fifteen Business Days after Tenant's receipt of the Second Expansion Space Availability Notice, Tenant shall give
Landlord a notice ("Second Expansion Notice") exercising the Second Expansion Option.

SECTION XIX.2 Inclusion of Second Expansion Space. Subject to the provisions of Section 19.8, if Tenant timely commits to exercise the Second Expansion Option, then the Second Expansion Space shall be added to and included in the Premises for the period (the "Second Expansion Space Term") (a) commencing on the date (the "Second
Expansion Space Inclusion Date") which is the later to occur of (i) the date on which Tenant shall take exclusive possession of the Second Expansion Space for purposes of construction or the conduct of business, (ii) the date on which Landlord shall have delivered exclusive possession of the Second Expansion Space to Tenant, and (iii) the Second Expansion Space Scheduled Commencement Date, and (b) ending on the Expiration Date.

XIX.2.1 Terms of Inclusion. The inclusion of the Second Expansion Space shall be upon all the terms and conditions of this Lease, except as otherwise stated in this Article XIX.

XIX.2.2 Tenant's Share. As of the Second Expansion Space Inclusion Date, Tenant's Share shall be increased by a percentage equal to (a) the Second Expansion Space Rentable Area divided by (b) the Unit Area.

XIX.2.3 Rentable Area. The Rentable Area of the Second Expansion Space (the "Second Expansion Space Rentable Area") shall be the rentable square feet measured in accordance with Exhibit M and set forth in Landlord's Second Expansion Space Availability Notice, or such other number reasonably agreed upon by Landlord and Tenant, notwithstanding any subsequent remeasurements.

XIX.2.4 Condition of Second Expansion Space. Tenant shall accept the Second Expansion Space in its "AS IS" condition and state of repair existing as of the Second Expansion Space Inclusion Date, except that Landlord will provide and install demising walls in the Second Expansion Space and be responsible for the elevator lobby and other common areas on that floor. Furthermore, Landlord shall not be required to perform any work, supply any materials or incur any expense (including the granting of any allowance to Tenant with respect thereto) to prepare the Second Expansion Space for Tenant's occupancy.


XIX.2.5 Rent Abatement. Tenant shall not be entitled to a credit against Rent or any other rent concession or abatement of Rent, or allowance, with respect to the Second Expansion Space.

SECTION XIX.3  Second Expansion Space Base Rent.  The Base
Rent per annum for the Second Expansion Space during the Second Expansion Space Term ("Second Expansion Space Base Rent") shall be an amount equal to the greater of (a) 95% of the product of (i) the Second Expansion Space Rentable Area, multiplied by (ii) the Second Expansion FMRV as of the Second Expansion Space Scheduled
Commencement Date, as determined in accordance with Section 19.4 and (b) (i) the Second Expansion Space Rentable Area, multiplied by
(ii) the Adjusted Escalated Rent, as of the Second Expansion Space Scheduled Commencement Date, as determined in accordance with
Section 19.3.1.

19.3.1	Adjusted Escalated Rent.  (a)(i)  In the event that Landlord has entered into a valid, binding and effective lease with another occupant or otherwise receives payment for the use and occupancy of the Second Expansion Space with respect to the Second Expansion Space prior to the date of determination of the Second Expansion FMRV, the term "Adjusted Escalated Rent" shall mean an amount equal to (x) the Escalated Rent minus (y) $9.12 per square foot plus (z) the Future
Value Amount (as hereinafter defined) amortized over the then remaining term of this Lease; provided that in no event shall the Adjusted Escalated Rent exceed the Escalated Rent. Nothing herein shall limit Landlord's obligations under Section 19.7.

(ii)	In the event that Landlord has not entered into a valid, binding and effective lease or otherwise receives payment for the use and occupancy of the Second Expansion Space with respect to the Second Expansion Space prior to the date of determination of the Second
Expansion FMRV, the term "Adjusted Escalated Rent" shall mean an amount equal to the Escalated Rent

(b) As used herein, the following terms shall have the following meanings:

(i)	"Applicable Period" shall mean the period commencing on the
Commencement Date and ending on the Second Expansion Space
Commencement Date.

(ii)	"Escalated Rent" shall mean the base rent payable by Tenant on the Second Expansion Space Scheduled Commencement Date, together with all additional rent (on a per annum basis) payable by Tenant pursuant to Article 4 as of the date of determination of the Second Expansion FMRV, which amount shall be expressed as an amount of money per square foot in respect of the Premises.


(iii)	"Future Value Amount" shall mean an amount equal to the
future value, determined as of the Second Expansion Space
Commencement Date of (x) $14.22 per square foot minus (y) the annualized "net effective rent" (as hereinafter defined) for such lease, determined with respect to the Applicable Period and using an imputed interest rate equal to eight percent (8%) per annum discounted monthly for the Applicable Period.

(iv)	"net effective rent" shall mean, with respect to any lease
entered into for all or any portion of the Second Expansion Space, the rent provided for in such lease and other consideration to Landlord adjusted to give effect to any rent offsets or abatements, improvement funds, concessions, bonuses, free or reduced rental, rebates, cash contributions, tenant work allowances or the like; it being the intent of the parties hereto, that the "net effective rent" shall reflect the rent for such space under the lease and other consideration received by Landlord with respect to such lease after taking into account the foregoing factors, which amount shall be expressed as an amount of money per square foot per annum in respect of the premises demised under such lease and amortized over the Applicable Period.

(c) As an example of the method of calculating the Adjusted Escalated Rent, the parties agree that the example in Section 18.3.1(c) sets forth the mechanics for determining the Adjusted Escalated Rent and the "net effective rent".

SECTION XIX.4  Second Expansion FMRV.

XIX.4.1	 Definition.  The "Second Expansion FMRV" shall be
the rental value of the Second Expansion Space in the Second
Expansion Market (as hereinafter defined) during a term that most closely matches the length of the Second Expansion Space Term (the "Second Expansion Market Term") if such term commenced on the Second Expansion Space Scheduled Commencement Date or, if such amount is greater, the amount specified in Section 19.3(b). Such rental value shall be expressed as an amount of money per square foot of Rentable Area adjusted to remain constant over the entire Second Expansion Market Term. "Second Expansion Market" shall mean the rental market during the Second Expansion Market Term for tenants in Comparable Buildings seeking comparable unencumbered expansion space in their respective Comparable Buildings taking into account the following factors and additional assumptions:

(a)	the lease will be for the Second Expansion Market Term;

(b)	Tenant will pay with respect to the Second Expansion Space its proportionate share of Taxes over the Base Taxes set forth in Section
19.5;


(c)	Tenant will pay with respect to the Second Expansion Space its proportionate share of Operating Expenses over the Base Operating
Expenses set forth in Section 19.5;

(d)	to the extent the Second Expansion Space shall be compared
with other space, the rentable area of such other space shall be measured in a similar manner as the Premises are measured herein;

(e)	Tenant will be leasing the Second Expansion Space "As Is" in accordance with Section 19.2.4. All costs and expenses Tenant may incur in order to bring the Second Expansion Space into compliance with Laws, including, but not limited to, compliance with ADA
Requirements and abatement or removal of any ACM or to perform demolition in the space shall be taken into consideration as a savings to Landlord and serve to reduce the Second Expansion FMRV in the Second Expansion Space.

(f)	the Second Expansion FMRV shall be calculated based on
Landlord's actual expense for brokerage commission, if any, to the Brokers for the Second Expansion Space for the Second Expansion
Market Term;

(g)	the Second Expansion FMRV shall be calculated as if Tenant
will be leasing an aggregate of (i) the Rentable Area of the Second Expansion Space plus (ii) the Rentable Area of the balance of the Premises;

(h)	the Second Expansion FMRV shall be calculated assuming that
Landlord has had a reasonable time to locate a tenant who rents with knowledge of the uses to which the Second Expansion Space can be adapted, that neither Landlord nor the prospective tenant is under any compulsion to rent, and that Landlord and the prospective tenant negotiate at arm's length and in good faith; and

(i)	that Landlord will not be obligated to perform any work in the
Second Expansion Space for the Second Expansion Space Term in order to prepare the same for the prospective tenant's occupancy, or to contribute or loan any money on account thereof, whether in the form of a tenant fund, tenant loan, rent credit or concession, leasing inducement or otherwise and these factors shall be taken into consideration as a savings to Landlord and serve to reduce the Second Expansion FMRV in the Second Expansion Space.

XIX.4.2	 Procedure for Determining Second Expansion FMRV.
For purposes of determining the Second Expansion FMRV, the following procedure shall apply:

XIX.4.2.1  [Intentionally Deleted.]


XIX.4.2.2  Within 15 Business Days after Tenant's receipt of
Landlord's Second Expansion Space Availability Notice, Tenant shall give Landlord written notice ("Tenant's Second Expansion Response Notice") electing either (a) to accept the Second Expansion FMRV set forth in Landlord's Second Expansion Space Availability Notice, in which case the Second Expansion FMRV shall be the Second
Expansion FMRV set forth in Landlord's Second Expansion Space Availability Notice, or (b) not to accept Landlord's determination of the Second Expansion FMRV, in which case (i) Tenant's Second
Expansion Response shall set forth Tenant's estimate of what the Second Expansion FMRV would be for the Second Expansion Space and (ii) Landlord and Tenant shall endeavor to agree upon the Second Expansion FMRV on or before the date that is 15 days after Landlord's receipt of Tenant's Second Expansion Response Notice. If Landlord and Tenant are unable to agree upon the Second Expansion FMRV within such 15-day period, then the Second Expansion FMRV shall be determined by arbitration pursuant to Section 16.21. If Tenant fails to deliver Tenant's Second Expansion Response Notice within the 15-day period following its receipt of Landlord's Second Expansion Space Availability Notice, Tenant shall be conclusively deemed to have accepted Landlord's determination of the Second Expansion FMRV as set forth in Landlord's Second Expansion Space Availability Notice.

XIX.4.2.3 In the event that the Second Expansion FMRV is determined in accordance with arbitration pursuant to Section 16.21 to be the Second Expansion FMRV set forth in Landlord's Second
Expansion Space Availability Notice, then Tenant shall have the right to rescind Tenant's Second Expansion Notice given in accordance with
Section 19.1.2; provided that, no later than 10 days after such determination, Tenant provides written notice ("Tenant's Second Expansion Rescission Notice") to Landlord exercising the aforesaid recision right. In the event Tenant timely delivers Tenant's Second Expansion Rescission Notice to Landlord, time being of the essence, then Tenant shall be deemed not to have timely delivered the Second Expansion Notice pursuant to the provisions of this Article XIX, and the terms and provisions of Section 19.9 shall thereafter apply.

XIX.4.3  [Intentionally Deleted.]

XIX.4.4 Memorializing Instrument. After a determination of the Second Expansion FMRV has been made, the parties shall execute and deliver to each other an instrument setting forth the amount of Base Rent for such Second Expansion Space Term, but the failure to do so shall not affect Tenant's obligation to pay such Base Rent.

SECTION XIX.5 Tax and Operating Expense Payments. Tenant shall pay to Landlord Additional Rent with respect to the Second Expansion Space from and after the Second Expansion Space Inclusion Date in accordance with all of the terms and conditions of Article IV, except that:


(a)	Tenant's Share shall be increased as set forth in Section 19.2.2 to reflect such Second Expansion Space;

(b)	the Base Taxes with respect to such Second Expansion Space
shall be the Taxes for the Tax Year in which the Second Expansion
Space Inclusion Date occurs; and

(c)	the Base Operating Expenses with respect to such Second
Expansion Space shall be the Operating Expenses for the Lease Year in which the Second Expansion Space Inclusion Date occurs.

SECTION XIX.6 Improvements. Any work performed by Tenant in any Second Expansion Space shall be subject to the terms, conditions and provisions of Section 8.1 of this Lease. All Alterations permitted to be made to any Second Expansion Space shall be at Tenant's sole cost and expense.

SECTION XIX.7  Landlord's Inability to Deliver Second Expansion
Space.


XIX.7.1	Generally.  Once Tenant has delivered the Second
Expansion Notice, Landlord shall take all actions necessary or desirable to deliver possession of the Second Expansion Space to Tenant on or prior to the Second Expansion Space Scheduled Commencement Date, which efforts shall include the actions set forth in clause (iii) below. In connection therewith and without limiting the generality of the foregoing, Landlord agrees that any lease or other right relating to the fourteenth (14) floor of the Building (x) shall be expressly subject to Tenant's rights under this Lease, including Articles XIX and XIX, (y) shall expire no later than forty-five (45) days prior to the Second Expansion Space Scheduled Commencement Date, and (z) shall include such lease terms and provisions as are necessary or proper in order to effectuate the delivery of the Second Expansion Space to Tenant on or prior to the Second Expansion Space Scheduled
Commencement Date, but only if such lease terms and provisions are customarily found in leases of Comparable Buildings. In connection with the matters described in clause (z) of the preceding sentence, Landlord shall include in any such lease for the Second Expansion
Space all remedies relating to the holdover of such tenant and increased holdover rent, as are customarily found in leases of Comparable
Buildings.  If Landlord fails to cause the Second Expansion Space
Inclusion Date to occur on or prior to such Second Expansion Space
Scheduled Commencement Date and such failure is due to (a) the holding over or retention of possession by any tenant or occupant in the applicable Second Expansion Space, and/or (b) any other reason outside of Landlord's control, then provided Landlord has complied with the provisions of this Section 19.7.1, including (x), (y) and (z) above and the following two (2) sentences, (i) Landlord shall not be subject to any liability for failure to give possession on such date, and
(ii) Tenant waives the right to rescind its lease of the original Premises leased hereunder or to recover any damages that may result from the failure of Landlord to deliver possession of the Second Expansion
Space and agrees that the provisions of this Section 19.7 shall constitute an "express provision to the contrary" within the meaning of
Section 223-a of the New York Real Property Law. In order to timely deliver the Second Expansion Space, Landlord covenants and agrees that, if the then current occupant of the Second Expansion Space has not vacated the Second Expansion Space at least 40 days prior to the Second Expansion Space Scheduled Commencement Date, Landlord shall promptly institute and thereafter diligently prosecute holdover or other appropriate proceedings (or settle the same under a settlement stipulation providing for the occupant to vacate the Second Expansion
Space on a date which Landlord reasonably believes is a date earlier than the date on which Landlord would obtain possession of the Second Expansion Space if Landlord were to continue to diligently prosecute such holdover or other appropriate proceeding) against any occupant of the Second Expansion Space. Without limiting the generality of the foregoing, if as a result of a non-appealable order of a court of competent jurisdiction, such current occupant is not obligated to vacate the Second Expansion Space because of any act or failure to act on Landlord's part, Landlord shall use its best efforts and take such action and pay such sums as may be reasonably necessary to cause such holdover tenant to vacate the Second Expansion Space.
Notwithstanding the foregoing and notwithstanding Tenant's exercise of its right to cancel its lease of the Second Expansion Space in accordance with Section 19.7.2, Landlord shall be liable to Tenant for damages (including any consequential or punitive damages) arising from Landlord's failure to perform, including the reasonable out-of-pocket costs and expenses of Tenant in relocating and occupying other space and for the reasonable moving costs and other charges in connection therewith and for the costs of operating from separate locations, it being understood that it is a material part and element of this Lease that, upon the exercise of the Second Expansion Space
Option and/or the Second Expansion Space Option, Tenant shall be able to occupy three (3) contiguous floors of the Building.

If Landlord fails to prosecute holdover proceedings against a holdover tenant of the Second Expansion Space to the extent and in the manner such proceedings are required to be prosecuted in accordance with this Lease and such holdover proceedings are reasonably necessary to cause the delivery of the Second Expansion Space on or prior to the Second Expansion Space Scheduled Commencement Date, then, after prior written notice and 3 Business Days opportunity to cure, Tenant may prosecute such holdover proceeding and/or an action for declaratory relief, with Landlord's cooperation, at Landlord's sole cost and expense and in Landlord's name.


XIX.7.2	Cancellation Option.  Notwithstanding Tenant's waiver
pursuant to Section 19.7.1(ii), if Landlord shall be unable to cause the Second Expansion Space Inclusion Date to occur on or prior to the date which is 365 days after the Second Expansion Space Scheduled Commencement Date, then Tenant shall, at Tenant's option, have the right to cancel its lease of the Second Expansion Space by giving notice (an "Second Option Cancellation Notice") to Landlord within 30 days after the expiration of such 365 day period, which cancellation shall be effective as of the date on which Landlord receives the Second Option Cancellation Notice; provided, however, that if Landlord causes the Second Expansion Space Inclusion Date to occur on or prior to the date on which Landlord receives Tenant's Second Option Cancellation Notice, such notice shall be null and void, and Tenant's lease of the Second Expansion Space shall continue in full force and effect in accordance with the provisions of this Section 19.7, as if such Cancellation Notice was never delivered.

SECTION XIX.8 Conditions to Exercise of Option. Notwithstanding the foregoing provisions of this Article XIX, Tenant may not exercise the Second Expansion Option on any date on which Tenant is in Material Default under this Lease beyond any applicable grace, notice and cure period, and any exercise of such Second Expansion Option shall be deemed null and void and of no force and effect if on the Second Expansion Space Inclusion Date Tenant is in Material Default under this Lease after the giving of any required notice and the expiration of any required grace or cure period.

SECTION XIX.9  Failure to Exercise Second Expansion Option.  If
Tenant does not elect to exercise the Second Expansion Option in accordance with this Article XIX and within the applicable time period, time being of the essence, then (a) Tenant shall have forever waived and relinquished its right to exercise the Second Expansion Option, (b) Landlord shall at any time thereafter be entitled to lease the space covered by the Second Expansion Option in question to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire, and (c) Tenant, upon Landlord's request, shall promptly deliver to Landlord (and any other Person designated by Landlord) a notice acknowledging that Tenant has forever waived and relinquished its right to exercise the Second Expansion Option.

SECTION XIX.10 Second Expansion Option is Part of Lease. The termination of this Lease shall also terminate and render void the Second Expansion Option whether or not the Second Expansion
Option shall have been exercised. The Second Expansion Option may not be severed from this Lease or separately sold or transferred.

 		SECTION XIX.11 [Intentionally Deleted.]


SECTION XIX.12  Notice with Respect to Certain Leasing Activities.
Not later than thirty (30) days after Tenant makes a written request to Landlord, and, in any event, no later than 10 days after Landlord enters into any leasing activities with respect to any portion of the 14th floor, Landlord shall advise Tenant (to the best of Landlord's knowledge) of any leasing activities, and the lease terms materially relevant to Tenant (such as demised space, lease term, default, remedies and holdover provisions) being negotiated with respect to compliance with this
Article XIX and the manner in which the lease complies with the requirements of this Article XIX, in each case, with respect to the 14th floor only. As used herein, "leasing activities" shall mean (i) any lease actually entered into between Landlord and a tenant or other occupant with respect to the Second Expansion Space or (ii) any material lease negotiations then being undertaken or about to be undertaken by Landlord or any Landlord Party (such determination to be made by Landlord in the exercise of its reasonable judgment), in each case, with respect to the 14th floor only. Landlord shall deliver a copy of such lease to Tenant no later than 10 days after the execution of such lease; it being understood that Landlord may redact out of the copy of such lease any portions of such lease that are inapplicable to Tenant (such as, by way of illustration only, the amount of rent or other amounts due thereunder or such other material terms and provisions (other than such terms and provisions relating to the term of the Lease, the conformity with Article XIX and the default, remedy and the holdover provisions)). Tenant agrees to hold any such information it receives under this Section 19.12 in strict confidence, but may use such information in order to enforce its rights hereunder.

SECTION XIX.13 Miscellaneous. If Landlord enters into any written lease agreement with respect to the 14th floor with any person (other than Tenant), Landlord agrees to include as an exhibit to such an agreement a copy of or a summary of the relevant portions of this
Article 19.


	ARTICLE XX
	TENANT TERMINATION OPTION

SECTION XX.1 Termination Option. Provided Tenant is not then in Material Default hereunder beyond the expiration of applicable grace and cure periods at the time of the exercise of the termination option and on the effective date of termination, Tenant shall have the option to terminate this Lease with respect to the entire Premises only effective upon January 31, 2008 or September 30, 2008; provided Tenant provides Landlord with irrevocable written notice of such election to terminate this Lease no less than twelve (12) months prior and no earlier than twenty-four (24) months prior to the effective date of such termination; and provided further that Tenant pays to Landlord the Cancellation Fee, such Cancellation Fee to be due and payable upon the giving of such notice of termination. In the event Tenant terminates this Lease as provided herein, Tenant will surrender possession of the Premises to Landlord on or prior to the effective date of termination in accordance with the provisions of this Lease, as if the termination date were the Expiration Date of this Lease. Upon written request by the Landlord or Tenant, the other shall execute and deliver a surrender agreement in form and substance satisfactory to them confirming the exercise of Tenant's option to terminate this Lease.

SECTION XX.2 Cancellation Fee. (a) Landlord and Tenant agree that the Cancellation Fee shall be determined as follows: (x)
$2,813,359.00 minus the Interest Factor (as hereinafter defined), if this Lease is terminated effective as of January 30, 2008 and (y)
$2,542,428.00 minus the Interest Factor, if this Lease is terminated effective as of September 30, 2008.


(b) As used herein, "Interest Factor" shall mean, as of the date Tenant pays to Landlord the Cancellation Fee:

(i)	an amount equal to the product of (x) $2,813,359.00 multiplied by (y) the AAA corporate interest rate for a one year maturity then available and publicly reported plus 2%, as such rate is reasonably determined by Tenant in its notice of exercise in the event the termination of the Lease is effective as of January 30, 2008;

(ii)	an amount equal to the product of (x) $2,542,428.00 multiplied by (y) the AAA corporate interest rate for a one year maturity then available and publicly reported plus 2%, as such rate is reasonably determined by Tenant in its notice of exercise in the event the termination of the Lease is effective as of September 30, 2008.

(c) Tenant's payment of the Cancellation Fee using Tenant's Interest Factor shall be deemed timely even if Landlord disagrees with the Tenant's Interest Factor and the Interest Factor is subsequently recalculated. Landlord may object to Tenant's Interest Factor and any dispute, if not resolved within 15 days, shall be submitted to arbitration pursuant to Section 16.21.




 	ARTICLE XXI

	PARKING

SECTION XXI.1 Parking Space. Landlord hereby grants to Tenant a non-exclusive right to use the parking areas established by the Board of Managers and Landlord, as the case may be, for the use of the Unit which shall be provided by Landlord for the accommodation and parking of vehicles of tenants, their employees, invitees, or visitors. These areas are shown on the Parking Plan annexed hereto as Exhibit
P. Tenant will be allocated 2 interior parking spaces and such interior spaces will be on a non-reserved basis. Tenant, its employees, agents, and invitees shall comply with all the rules and regulations, including days and hours of operation, speed limits, parking allocations and any other rules and regulations which are or may be hereafter promulgated by Landlord or its garage concessionaire, if any, with respect to parking of motor vehicles in said garage.


SECTION XXI.2 Limitation of Liability. Landlord shall have no liability on account of any damage or loss to any vehicle or its contents, regardless of cause, except Landlord's willful misconduct or gross negligence, and Tenant hereby agrees to indemnify, hold harmless and defend Landlord from and against any and all causes, claims, suits, damages, and expenses (including reasonable attorneys' fees) arising from the use of the parking areas in the Building by Tenant or by anyone claiming by, through or under Tenant's privileges granted hereunder.

SECTION XXI.3 Certain Rights of Landlord. At any time and from time to time Landlord shall have the following rights:

(a)	to move the location of the parking areas and change the layout of the parking spaces therein provided; provided that the number and size of parking spaces allocated to Tenant shall not be reduced;

(b)	if required to do so by the Building Managers, to require
Tenant to reserve or otherwise identify Tenant's parking spaces or to require Tenant's employees to identify their vehicles in a manner reasonably determined by Landlord; and

(c)	if required to do so by the Building Managers, to tow
unidentified or unmarked visitor or employee cars and to tow marked cars of Tenant's employees and/or visitors in the event that Tenant's employees or visitors are using more than Tenant's designated number of parking spaces.

SECTION XXI.4  Tenant Obligations.  Throughout the Term of this
Lease, Tenant shall comply in all respects with the reasonable rules and regulations with regard to the parking system established by Landlord and the Board of Managers, as the same may be modified from time to time.

	ARTICLE XXII

	THE LOWER MANHATTAN PLAN

SECTION XXII.1  Certain Definitions.

(a)	For purposes of this Article XXII, unless otherwise defined in this Lease, all terms used herein shall have the meanings ascribed to them in Title 4 of Article 4 of the New York Real Property Tax Law (herein called the "Lower Manhattan Plan").

(b)	For purposes of the Lower Manhattan Plan, Tenant's
Percentage Share (as such term is used in the Lower Manhattan Plan) shall mean Tenant's Share, or if the Lower Manhattan Plan requires or permits a different percentage and Tenant elects to use that percentage, then, or such other percentage amount as may be required or permitted pursuant to the provisions of the Lower Manhattan Plan.


SECTION XXII.2  LMP Abatement Benefits.

(a)	For so long as Tenant continues to be eligible (or would
continue to be eligible but for Landlord's failure to comply with its obligations under this Article XXII) for the real estate tax abatement benefits of the Lower Manhattan Plan (herein called the "LMP
Abatement Benefits") with respect to the Premises, Landlord, at its sole cost and expense, agrees to comply promptly with the provisions and requirements of the Lower Manhattan Plan and the rules promulgated thereunder (and to file such documents, certifications and statements as may be required in order to obtain such LMP Abatement Benefits) as the same relate to the Premises and to Landlord (in connection with
Tenant's eligibility for the LMP Abatement Benefits).   After Tenant's
written request therefor, Landlord shall provide Tenant with notice evidencing its payment of real estate taxes due on the Unit no later than three (3) days prior to the due date of such taxes (the "Tax Notice").

(b)	Tenant shall indemnify and hold harmless Landlord and all
Senior Interest Holders and its and their respective partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with Tenant's failure to comply with the provisions and requirements of the Lower Manhattan Plan and the rules promulgated thereunder as same relate to the Premises, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys' fees and expenses.

SECTION XXII.3  Certain Rent Abatements.

(a)	In accordance with the Lower Manhattan Plan and
notwithstanding anything to the contrary contained in this Lease, Landlord agrees to allow Tenant a credit against the Base Rent and Additional Rent (including, without limitation, Tenant's Tax Payment and Tenant's Operating Payment) payable by Tenant hereunder in an amount that, in the aggregate, equals the full amount of any abatement of real estate taxes granted for the Premises pursuant to the Lower Manhattan Plan and actually received by Landlord (herein called the "Actual LMP Benefits"). Landlord shall, within thirty (30) days after its receipt of the Actual LMP Benefits, credit the full amount thereof against the next installment(s) of Base Rent and/or Additional Rent (including, without limitation, Tenant's Tax Payment and Tenant's Operating Payment) becoming due hereunder.


(b)	Tenant shall, within 15 days after Landlord provides Tenant
with notice thereof, promptly pay to Landlord, as Additional Rent hereunder, the amount of all or any portion of the Actual LMP Benefits that have been credited against Base Rent and/or Additional Rent (including, without limitation, Tenant's Tax Payment and Tenant's Operating Payment) becoming due hereunder, and which are thereafter revoked, together with any interest and/or penalties imposed against Landlord in connection with such revocation of such Actual LMP Benefits; provided that no such payment shall be due by Tenant to the extent such revocation is due to Landlord's failure to comply with the Lower Manhattan Plan, the rules promulgated thereunder or the provisions of this Article 22.

SECTION XXII.4  Notice to Tenant.

(a)	In accordance with Section 499-c(5) of the Lower Manhattan
Plan, Landlord agrees and informs Tenant that:

(1)	an application for abatement of real property taxes pursuant to
Title 4 of Article 4 of the New York Real Property Tax Law will be made timely for the Premises;

(2)	the rent, including amounts payable by Tenant for real property taxes, will accurately reflect any abatement of real property taxes granted pursuant to Title 4 of Article 4 of the New York Property Tax Law for the Premises;

(3)	at least thirty-five dollars per square foot must be spent on improvements to the Premises and the common areas; and

(4)	all abatements granted with respect to the Unit pursuant to
Title 4 of Article 4 of the New York Real Property Law will be revoked if, during the Benefit Period, real estate taxes or water or sewer charges or other lienable charges are unpaid for more than one year, unless such delinquent amounts are paid as provided in subdivision four of section four hundred ninety-nine-f of Title 4 of the New York Real Property Law.

The provisions of this Section 22.4(a) shall not reduce Tenant's rights or Landlord's obligation under this Article XXII.

(b)	Except as expressly provided in this Lease and its Exhibits, nothing contained herein (including, without limitation, the provisions of subsection 22.4(a)(3) hereof), shall be construed to impose any obligation on Landlord to perform any improvements to the Premises and/or the common areas to establish Tenant's eligibility for the LMP Abatement Benefits. Landlord hereby acknowledges and agrees that Tenant may apply all or any portion of the Allowance toward satisfying the requirement of the Lower Manhattan Plan that at least thirty-five dollars per square foot must be spent on improvements to the Premises and the common areas.


SECTION XXII.5  Certain Covenants of Landlord.

(a)	Landlord covenants and agrees as follows:

(i) Landlord shall timely pay all real estate taxes, water and sewer charges and other lienable charges that become due and payable during the period for which Tenant is entitled to receive the LMP Abatement Benefits.

(ii) There shall be no real estate taxes, water and sewer charges or other lienable charges due and owing with respect to the Real Property or the Unit on the date the Abatement Application (as hereinafter defined) is filed with the Department, unless such real property taxes or charges are being paid in timely installments pursuant to a written agreement with the Department or other appropriate agency.

(iii)  Landlord shall, provided Tenant has complied with Section 22.8
(a) below, timely make all filings required to be made by Landlord in order to obtain the LMP Abatement Benefits and Further Benefits.

(b)	Landlord shall indemnify and hold harmless Tenant and its
partners, directors, officers, principals, shareholders, agents and employees and their successors and assigns from and against any loss of benefits under the Lower Manhattan Plan or Further Benefits arising from Landlord's failure to comply with the provisions and requirements of the Lower Manhattan Plan or relating to Further Benefits, and the rules promulgated thereunder as same relate to the Premises (it being understood and agreed that, except as expressly provided in this Lease and its Exhibits, nothing contained herein (including, without limitation, the provisions of subsection 22.4(a)(3) hereof), shall be construed to impose any obligation on Landlord to perform any improvements to the Premises and/or the common areas to establish Tenant's eligibility for the LMP Abatement Benefits). .

SECTION XXII.6  Abatement Application.

(a)	Landlord agrees to cooperate with Tenant and to execute,
deliver and file, the Abatement Application (as hereinafter defined), together with the affidavit required by Section 499-c(7) of the Lower Manhattan Plan and such other applications as Tenant reasonably believes is necessary to enable Tenant to receive benefits under the Lower Manhattan Plan tax abatement and energy programs or Further Benefits within 10 Business Days after Tenant delivers to Landlord the Abatement Application, affidavit and such other applications completed and ready for filing.


(b)	Landlord agrees to cooperate with Tenant and to execute,
deliver and file in a timely manner, an application (the "Abatement Application") for a certificate of abatement in accordance with Section 499-d of the Lower Manhattan Plan; provided that Tenant delivers to Landlord the form of Abatement Application (and such application is completed as to Tenant, but not as to Landlord) that is needed for filing. Landlord further agrees to provide all other information required by the New York City Department of Finance pursuant to Section 499-d of the Lower Manhattan Plan and to otherwise comply with the provisions of said Section 499-d.

(c)	For so long as Tenant continues to be eligible (or would
continue to be eligible but for Landlord's failure to comply with its obligations under this Article XXII) for the LMP Abatement Benefits with respect to the Premises, Landlord, upon not less than ten (10) Business Days advance written notice from Tenant, agrees to cooperate with Tenant to annually execute, deliver and file in a timely manner a certificate of continuing eligibility in accordance with Section 499-f of the Lower Manhattan Plan.

(d)	Landlord shall be responsible for all costs incurred by Landlord in connection with the performance of Landlord's obligations pursuant to this Article XXII, including, without limitation, the amount of any administrative charges or fees imposed by the Department in connection with such compliance.

SECTION XXII.7  Further Cooperation; Further Benefits.

Upon Tenant's written request therefor, Landlord hereby agrees to provide Tenant with such further cooperation (herein called "Further Cooperation"), at Landlord's sole cost and expense, as may reasonably be requested by Tenant (including, without limitation, such actions as may be required by applicable local, state or federal law, and Landlord shall use all reasonable efforts to cause the Board of Managers to take any actions which are required to be taken by them) to assist Tenant in obtaining any incentives, subsidies, refunds or payments (herein called "Further Benefits") made available to Tenant by (i) any modification to or amendment of the Lower Manhattan Plan, (ii) any program of the New York City Industrial Development Agency or any other governmental agency, including but not limited to the Empire State Development Organization and the New York City Economic
Development Corporation or (iii) any public utility; provided and on condition that:

(i) the receipt by Tenant of such Further Benefits would not reduce or otherwise adversely affect the eligibility of Landlord or any other tenant of the Unit to receive any incentives, subsidies, refunds or payments;
and


(ii) Tenant shall indemnify and hold harmless Landlord and all Senior Interest Holders and its and their respective partners, directors, officers, principals, shareholders, agents and employees, and Landlord shall indemnify and hold harmless Tenant and its respective partners, directors, officers, principals, shareholders, agents and employees, in each case, from and against any and all claims arising from or in connection with the other party's negligence or willful misconduct with respect to the matters in this Section 22.7 and the receipt by Tenant of such Further Benefits, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys' fees and expenses.

In furtherance of the foregoing, with respect to Tenant's Allowance hereunder, upon Tenant's prior written request therefor, Landlord agrees to use any certificate of exemption provided to Landlord to exclude, to the extent legally permissible therefor, sales and use tax on Tenant's behalf.

SECTION XXII.8  Certain Covenants by Tenant.

(a)	Tenant shall deliver to Landlord a reminder notice of any
document, certification, statement or similar instrument that is required to be filed by Landlord in order to obtain LMP Abatement Benefits (or is otherwise reasonably necessary to obtain the tax benefits contemplated by this Article XXII) or Further Benefits at least 15
Business Days prior to the deadline for such filing; it being understood and agreed that such reminder notice shall describe in reasonably sufficient detail the nature and purpose of such filing and shall contain a copy of such filing (which shall be completed as to Tenant, if applicable).

(b)	Notwithstanding anything in this Lease to the contrary,
Landlord shall not be liable for any losses, costs or expenses arising from Tenant's failure to comply with the provisions and requirements of Section 22.4(a)(3) and Section 22.8(a).

SECTION XXII.9  Tenant's Right to Cure.  In the event that (i)
Landlord fails to comply with the covenants contained in Section
22.5(a)(i) with respect to the payment of real estate taxes, water and sewer charges and other lienable charges, after 15 Business Days prior written notice, and (ii) as a result of such failure to pay, Tenant is likely to lose its LMP Abatement Benefits, then Tenant shall be permitted, in the name of Landlord, to make any such payments and Tenant shall be entitled to an appropriate credit against Rent to the extent of any payments actually made by Tenant with respect to such taxes, water and sewer charges and other lienable charges.


	ARTICLE XXIII

	STORAGE SPACE


SECTION XXIII.1 Demise of Storage Space. Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant for the Term of this Lease approximately 1,000 square feet of storage space located in the basement of the Building on Sublevel C-3, as more particularly identified on Exhibit U (the "Storage Premises"), which Storage
Premises shall be separately partitioned by Landlord, at Landlord's sole cost and expense; it being agreed that metal fencing would be acceptable partitioning. Tenant shall pay to Landlord monthly additional Base Rent for the Storage Premises as follows: (a) Twelve Thousand and 00/100 Dollars ($12,000.00) per annum for the period commencing on the Base Rent Commencement Date and ending on the day immediately preceding the tenth (10th) anniversary of the Commencement Date; and (b) Fourteen Thousand and 00/100 Dollars ($14,000.00) per annum for the period commencing on the tenth (10th) anniversary of the Commencement Date and ending on the Expiration
Date. In the event that this Lease shall be extended pursuant to Article XVII hereof, Landlord and Tenant shall mutually agree on the rent to be paid for the Storage Premises during such renewal term.

SECTION XXIII.2 Manner of Payment. Tenant agrees to pay the additional Base Rent for the Storage Premises set forth above in the same manner as provided in Article 3.1 of this Lease for the payment of Base Rent.

SECTION XXIII.3 Use. Tenant shall use the Storage Premises only as storage space, printing, photocopying, multilith or offset printing in connection with the business conducted by Tenant at the Premises pursuant to this Lease and for no other purpose. Except as expressly set forth herein, the Storage Premises (and Tenant's use thereof) shall be subject to all of the terms and provisions of this Lease applicable to the Premises, as well as all other reasonable rules and regulations as may, from time to time, be established by Landlord regarding use of the Storage Premises.

SECTION XXIII.4 No Hazardous Materials. Tenant shall not place or store in the Storage Premises any Hazardous Materials. Tenant shall not place or store any materials store in the Storage Premises directly in contact with the floor of the Storage Premises.

SECTION XXIII.5 Surrender of Storage Premises. Upon the expiration or termination of this Lease, Tenant shall surrender the Storage Premises to Landlord vacant and broom clean and in substantially the same condition as originally delivered to Tenant (reasonable wear and tear and damage by casualty excepted).

SECTION XXIII.6  Right of First Offer for Additional Storage Space.
(a) As used herein, the following terms shall have the following meanings:

(i)	"Available for Lease" means, as of any date, with respect to any First Offer Storage Space, that Landlord is then prepared to offer such First Offer Storage Space for lease in the general leasing market (including, without limitation, to other occupants of the Building, subject to the immediately following sentence), regardless of the proposed commencement date of such lease. Space shall not be deemed to be "Available for Lease" if it is subject to any rights of first offer, first refusal, renewal or expansion rights granted to other existing tenants in the Building.

(ii) "First Offer Storage Space" means any storage space located in the sub-basement areas of the Building and otherwise allocable to Landlord.

(iii) "First Offer Storage Period" means the six (6) month period after Tenant has irrevocably exercised the First Expansion Option and the six (6) month period after Tenant has irrevocably exercised the Second Expansion Option.

(b) If at any time during the First Offer Storage Period, Tenant shall send to Landlord a notice that Tenant desires to lease additional storage space in the Building and, at the time Landlord receives such notice, any First Offer Storage Space shall be Available for Lease,
Landlord shall notify Tenant (a "First Offer Storage Space Availability Notice") describing such First Offer Storage Space and its anticipated date of availability. If Tenant shall deliver to Landlord a notice (a "First Offer Storage Space Acceptance") accepting such First Offer Storage
Space within 10 Business Days of receipt of the First Offer Storage
Space Availability Notice, then the First Offer Storage Space shall be added to the Storage Premises on all of the terms and provisions of this Lease; provided the Rent for such First Offer Storage Space shall be the greater of (x) the then escalated Rent (on a per square foot basis) applicable to the balance of the Storage Premises and (y) 95% of the fair market rent for the First Offer Storage Space as reasonably determined by Landlord.

(c) If Tenant does not timely deliver to Landlord a First Offer Storage Space Acceptance in response to a First Offer Storage Space
Availability Notice in accordance with this Section 23, time being of the essence, then Tenant shall have waived and relinquished its rights under this Section 23 with respect to the First Storage Space described in such First Offer Storage Space Availability Notice and Landlord shall at any time thereafter be entitled to offer, show, market and lease such First Offer Storage Space to others at such rental rates and upon such terms as Landlord in its sole discretion may desire.


	ARTICLE XXIV

	NET WORTH OF TENANT

SECTION XXIV.1  Net Worth Definitions.  For the purposes of this
Lease, the following terms shall have the indicated meanings:

XXIV.1.1	"Net Worth" means the consolidated net worth of
Tenant as set forth in the annual audited consolidated financial statement of Tenant prepared in accordance with GAAP.

XXIV.1.2	"Minimum Net Worth" means, except as modified by
Section 24.4 hereof, a Net Worth no less than the following amounts during the following periods:

Amount      From              	To (and including)

$30,000,000	Commencement Date 	March 31, 1997
$27,000,000	April 1, 1997		    March 31, 1998
$24,000,000	April 1, 1998		    March 31, 1999
$21,000,000	April 1, 1999		    March 31, 2000
$18,000,000	April 1, 2000		    March 31, 2001

$10,000,000	April 1, 2001		    March 31, 2002
$ 9,000,000	April 1, 2002		    March 31, 2003
$ 8,000,000	April 1, 2003		    March 31, 2004
$ 7,000,000	April 1, 2004		    March 31, 2005
$ 6,000,000	April 1, 2005		    March 31, 2006

$ 5,000,000	April 1, 2006		    March 31, 2007
$ 4,000,000	April 1, 2007		    March 31, 2008
$ 3,000,000	April 1, 2008		    March 31, 2009
$ 2,000,000	April 1, 2009		    March 31, 2010
$ 1,000,000	April 1, 2010		    September 30, 2013


SECTION XXIV.2  Maintenance of Net Worth.  From the
Commencement Date through and including the earlier to occur of (i) September 30, 2013 and (ii) the expiration or sooner termination of this Lease and, in either case, the payment in full of all of Tenant's obligations hereunder, Tenant covenants and agrees to maintain
Tenant's Net Worth in an amount in excess of the Minimum Net
Worth.

SECTION XXIV.3 Letter of Credit. In lieu of complying with the provisions of Section 24.2 hereof, Tenant may, at any time during the term of this Lease, deliver to Landlord a letter of credit (in form and content reasonably satisfactory to Landlord) or deposit with Landlord a cash security deposit, in each case, in an amount no less than the amounts specified below, which letter of credit or security deposit shall be used as security for any defaults or other amounts due to Landlord under the Lease.

Amount	Lease Year
$5,000,000	Commencement Date through 1st year anniversary of
the Rent Commencement Date
$4,500,000	1st year anniversary of the Rent Commencement Date
through 2nd year anniversary of Rent Commencement Date

$4,000,000 	2nd year anniversary of the Rent Commencement Date
through 3rd year anniversary of Rent Commencement Date
$3,500,000	3rd year anniversary of the Rent Commencement Date
through 4th year anniversary of Rent Commencement Date
$3,000,000	4th year anniversary of the Rent Commencement Date
through 5th year anniversary of Rent Commencement Date
$2,500,000	5th year anniversary of the Rent Commencement Date
through 6th year anniversary of Rent Commencement Date
$2,000,000	6th year anniversary of the Rent Commencement Date
through 7th year anniversary of Rent Commencement Date
$1,500,000	7th year anniversary of the Rent Commencement Date
through 8th year anniversary of Rent Commencement Date
$1,000,000	8th year anniversary of the Rent Commencement Date
through 9th year anniversary of Rent Commencement Date
$ 500,000	9th year anniversary of the Rent Commencement Date
through September 30, 2013

SECTION XXIV.4  Certain Provisions Relating to the Renewal Term.
(a) With respect to the Renewal Term, but only to the extent required in Section 14.2 relating to certain corporate or partnership transactions, notwithstanding anything herein to the contrary, Minimum Net Worth shall mean a Net Worth no less than the following amounts during the following periods:

Amount	      From				          To (and including)
$ 5,000,000	 October 1, 2013 		September 30, 2014
$ 4,000,000 	October 1, 2014		 September 30, 2015
$ 3,000,000	 October 1, 2015		 September 30, 2016
$ 2,000,000	 October 1, 2016		 September 30, 2017
$ 1,000,000	 October 1, 2017		 September 30, 2018


(b) With respect to the Renewal Term only, Tenant may elect, in lieu of complying with the Minimum Net Worth provisions of Section 14.2 hereof relating to certain corporate or partnership transactions, to deliver to Landlord a letter of credit (in form and content reasonably satisfactory to Landlord) or deposit with Landlord a cash security deposit, in each case, in an amount no less than the amounts specified below, which letter of credit or security deposit shall be used as security for any defaults or other amounts due to Landlord under the Lease.

Amount	   From				          To (and including)
$ 500,000	October 1, 2013 		September 30, 2014
$ 400,000	October 1, 2014		 September 30, 2015
$ 300,000	October 1, 2015		 September 30, 2016
$ 200,000	October 1, 2016		 September 30, 2017
$ 100,000	October 1, 2017		 September 30, 2018


SECTION XXIV.5  Reporting Requirements.  Tenant shall deliver to
Landlord, no later than ten (10) Business Days after Landlord's written request therefor, a certificate of an officer of Tenant, certifying that Net Worth, as shown in Tenant's annual certified financial statement, exceeds the Minimum Net Worth (or that Tenant has complied with the provisions of Section 24.4).



	[Signature Page Follows]


IN WITNESS WHEREOF, Landlord and Tenant have hereunto executed this Lease by their respective duly authorized representatives as of the day and year first above written.

LANDLORD:

NY BROAD HOLDINGS, INC.,
  a Delaware corporation


By:/s/ Marc Bilbao
   Name:Marc Bilbao
   Title:	Vice-President



TENANT:

FAHNESTOCK & CO. INC.
  a New York corporation


By:/s/ A.G. Lowenthal
   Name:Albert G. Lowenthal
   Title:	Chairman and CEO


	EXHIBIT A

	Floor Plan



	EXHIBIT B

	Definitions


Whenever used in this Lease, the following terms shall have the indicated meanings:

AAA:  The American Arbitration Association or any successor thereto.

Abatement Application: As defined in Section 22.6.

ACM: As defined in Schedule D-2,2 of Exhibit D.

Actual LMP Benefits: As defined in Section 22.3.

ADA Requirements: As defined in Section 5.4.

Additional Rent:  As defined in Section 3.2.

Additional Tax Payment:  As defined in Section 4.2.1.

Address of Landlord:  As defined in Section 16.13.

Address of Tenant:  As defined in Section 16.13.

Address of the Building Manager:  Anthony Viceconte, Building
Manager, 125 Broad Street Condominium, 125 Broad Street, New
York, New York.

Adjusted Unused Work Allowance:  As defined in Exhibit D.

Adjusted Escalated Rent:  As defined in Section 18.3.1.

Affiliate of Tenant:  As defined in Section 14.8.

After Hours HVAC:  As defined in Exhibit H.

All or Substantially All of the Premises:  As defined in Section 14.3.1.

Allowance:  As defined in Section 1.1.


Alteration: The installation, relocation or removal of any Improvement. An Alteration may include (a) repair work performed by Tenant pursuant to Article VIII or (b) compliance work performed by Tenant pursuant to Section 5.3 if such work involves the installation, relocation or removal of any Improvement.

Alteration Requirements:  As defined in Exhibit J.

Available for Lease:  As defined in Section 23.6.

Base Building:  As defined in Schedule D-1 to Exhibit D.

Base Operating Expenses:  As defined in Section 4.1.8.

Base Rent:  As defined in Section 1.1.

Base Rent Commencement Date:  As defined in Section 1.1.

Base Taxes:  As defined in Section 4.1.3.

Base Year:  As defined in Section 4.1.8.

Base Tax Year:  As defined  in Section 4.1.3.

Basic Capacity:  As defined in Section 6.1.3.

Board of Managers:  As defined in the Condominium Documents.

Building: The office tower building, other improvements and leasehold interest in the underlying land known as The 125 Broad Condominium, located at 125 Broad Street, New York, New York, and all rights and interests appurtenant thereto.

Building Core:  As defined in Exhibit M.

Building Directory: A computerized building directory located near the Vietnam Veterans Memorial Park entrance and a separate computerized building directory located near the 125 Broad Street entrance, which shall meet the specifications set forth in Section 16.16.

Building Manager:  As defined in Exhibit J.

Building Rules and Regulations: The rules and regulations for the Building as set forth in Exhibit F attached hereto and any other building rules and regulations adopted in accordance with Section 5.5.

Building Service Systems: All mechanical, electrical, plumbing, gas, telecommunication, sanitary, sprinkler, HVAC, security, life safety, elevator and other systems or facilities that service the Building or the Unit up to the point of localized distribution to the floor on which the Premises are located and excluding any systems or facilities located in the Premises or extending beyond such point of localized distribution; provided that Building Service Systems shall also include the Building air distribution, electrical and plumbing systems to the points where (i) the Building system's main distribution duct connects to Tenant's main interior air distribution duct (it being intended that Building Service Systems shall include the heat/recool coil unless the same is damaged by Tenant or Tenant's servants, agents, employees, licensees or invitees), (ii) the Building's electrical system's panel boxes serving the Premises connect to the electrical system in the Premises and (iii) the main vertical plumbing riser of the Building connects to all plumbing lines in and serving the Premises (it being intended that Building
Service Systems shall include the valve at the connection point), but excluding those components of distribution of such air distribution, electrical and plumbing systems and any other systems which Tenant is obligated to maintain and repair pursuant to Section 8.5,


Building Standards: The Building Standards for Alterations to the Building as set forth in Exhibit E attached hereto and any other building standards adopted in accordance with Section 5.5.

Business Days:  As defined in the Declaration.

Business Hours:  As defined in the Declaration.

By-Laws: The By-Laws of the Condominium, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Declaration and the terms and provisions of this Lease.

Cancellation Fee:  As defined in Section 20.2.

Change Request:  As defined in Exhibit D.

Cleaning Specifications:  As defined in Section 6.4.

Commencement Date:  As defined in Section 1.1.

Common Charges:  As defined in the Declaration.

Common Elements: Those areas and facilities in the Building designated in the Declaration as Common Elements or Limited Common Elements, as such Common Elements or Limited Common Elements may be changed from time to time pursuant to Law.

Common Expenses:  As defined in the Declaration.

Comparable Buildings: Other first-class lower Manhattan high rise office buildings which are comparable to the Building in size, location and prestige.

Condominium:  That leasehold condominium known as "The 125
Broad Condominium" established by the Declaration.

Condominium Documents:  The Declaration, the By-Laws, the
Building Rules and Regulations and the Building Standards, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

Control:  As defined in Section 14.8.

Corridor Area:  As defined in Exhibit M.

Cost of the Work:  As defined in Exhibit D.

Date of the Taking:  As defined in Section 10.1.

Declaration:  That Declaration of Condominium dated December 23,
1994, recorded in the Office of the Register of The City of New York in New York County (the "Register's Office") on January 10, 1995, in Reel 2171 at Page 1959, as amended by that certain First Amendment to Declaration dated as of March 28, 1995, recorded in the Register's Office on April 6, 1995, in Reel 2197 at Page 1306 and by that certain Second Amendment to Declaration dated as of December __, 1996, recorded in the Register's Office on February 6, 1997, in Reel 2025 at Page 2419, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

Decorative Alteration:  As defined in Paragraph 7.6 of Exhibit J.

Deficiency:  As defined in Section 15.2.3.

Direction of Payment Letter:  As defined in Exhibit D.

Electric Inclusion Amount:  As defined in Section 6.1.2.1.

Electricity Additional Rent:  As defined in Section 6.1.1.

Eminent Domain:  As defined in Section 10.1.

Escalated Rent:  As defined in Section 18.3.1.

Escrow Agent:  As defined in Section 16.3.

Escrow Agreement:  As defined in Section 16.3.

Estimated Casualty Restoration Work Completion Date:  As defined in
Section 9.1(e).

Estimated Operating Statement:  As defined in Section 4.3.1.

Excess Costs:  As defined in Exhibit D.

Execution Date: The date on which this Lease is executed and delivered by the parties hereto as indicated on the cover page of this Lease.

Expenses:  As defined in Section 14.6.

Expiration Date:  As defined in Section 1.1.

First Expansion FMRV:  As defined in Section 18.4.1.

First Expansion Market:  As defined in Section 18.4.1.

First Expansion Market Term:  As defined in Section 18.4.1.

First Expansion Notice:  As defined in Section 18.1.2.

First Expansion Option:  As defined in Section 18.1.

First Expansion Space:  As defined in Section 18.1.1.

First Expansion Space Availability Notice:  As defined in  Section
18.1.1.

First Expansion Space Base Rent:  As defined in Section 18.3.

First Expansion Space Inclusion Date:  As defined in Section 18.2.

First Expansion Space Rentable Area:  As defined in Section 18.2.3.

First Expansion Space Scheduled Commencement Date:  As defined in
Section   18.1.1.

First Expansion Space Term:  As defined in Section 18.2.

First Offer Storage Availability Notice:  As defined in Section 23.6.

First Offer Storage Period:  As defined in Section 23.6.

First Offer Storage Space:  As defined in Section 23.6.

First Offer Storage Space Acceptance:  As defined in Section 23.6.

First Option Cancellation Notice:  As defined in Section 18.7.2.

Force Majeure:  As defined in Section 16.7.

Free Rent Period:  As defined in Section 3.7.

Further Benefits:  As defined in Section 22.7.

Further Cooperation:  As defined in Section 22.7.

GAAP:  Generally accepted accounting principles, consistently applied.


Ground Lease:  That certain Lease dated December 31, 1968, between
John P. McGrath and Sol G. Atlas, as landlord, and Two New York
Plaza Company, as tenant, a memorandum of which was recorded on May 21, 1969, in the Register's Office, in Reel 140, Page 730, which lease affects certain real property located in the City, County and State of New York, commonly known as 125 Broad Street, New York,
New York, which lease has been amended by the following agreements: (a) Memorandum of Agreement modifying Lease, dated as of December 1, 1969, and recorded on March 19, 1970, in the Register's Office in Reel 168, Page 1219; (b) Memorandum of
Modification of Lease with option to purchase, dated as of June 28, 1974, and recorded on July 2, 1974, in the Register's Office in Reel
318, Page 401; (c) Assignment of Lease to American Express
Company, dated June 28, 1974, and recorded in the Register's office in Reel 318, Page 410; (d) Assignment of Lease to American Express
Company and American Express International Banking Company, dated March 26, 1976, and recorded on April 19, 1976, in the Register's Office in Reel 367, Page 80; (e) Assignment of Partial Interest in Lease to Ardmore Properties, Inc., recorded in the Register's Office in Reel 585. Page 1881; (f) Assignment of Lease by Ardmore Properties, Inc. to American Express Company dated June 24, 1982, and recorded in the Register's Office on June 29, 1982, in Reel 628,
Page 1067; (g) Amendment of Lease by and between Sandra Atlas
Bass, John P. McGrath and Arthur Roth, as Executors under the Last
Will and Testament of Sol G. Atlas, deceased, and John P. McGrath, individually, as lessors, and American Express Company and American Express International Banking Corporation, as lessees, dated July 1, 1979, and recorded in the Register's Office on April 1, 1983, in Reel 679, Page 1277; (h) Assignment of Lease by American Express
Company and American Express International Banking Corporation, as assignors, to Olympia & York 125 Broad Street Company, as assignee, dated February 1, 1983, and recorded in the Register's Office on February 3, 1983, in Reel 695, Page 1305 and (i) Modification
Agreement for Ground Lease, dated as of December 28, 1994, among
Sandra Atlas Bass and Robert Zabelle, as Executors, and Lucy
McGrath, as Executrix, as Lessors, and Sullivan & Cromwell, Johnson
& Higgins, and Landlord, as Lessee.

Hazardous Materials: Any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as a "hazardous substance", "hazardous waste" or "hazardous material" under any federal, state or local statute, regulation or ordinance applicable to the Premises, as well as any amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time, including, without limitation, the following: (i) the Comprehensive Environmental
Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C.
9601 et seq.); (ii) the Resource Conservation and Recovery Act of
1976 (42 U.S.C. 6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.); (iv) the Toxic
Substances Control Act (15 U.S.C.  2601 et seq.); (v) the Clean
Water Act (33 U.S.C.  1251 et seq.); (vi) the Clean Air Act (42
U.S.C.  7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C.
349; 42 U.S.C.  201 and  300f et seq.); (viii) the National
Environmental Policy Act of 1969 (42 U.S.C.  3421); (ix) the
Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.);
(x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. 1101 et seq.) and (xi) the Environmental Conservation Law of the State of New York (codified in section 171/2 of McKinney's
1984).

HVAC:  Heating, ventilation and air conditioning.

Improvement: Any fixed improvement in, to or upon the Premises made by or for any tenant or occupant.

Initial Plans and Specifications:  As defined in Exhibit D.

Insurance Requirements:  As defined in Exhibit I.

Interest Factor:  As defined in Section 20.2.

Interest Rate:  As defined in Section 3.5.

Land: The real property upon which the Building is situated and which is legally described in the Declaration.

Landlord: As defined in the introductory paragraph of this Lease and in Section 12.2.


Landlord Parties: Landlord, any Senior Interest Holder, the Board of Managers, and any partner, principal, director, officer, agent or employee of any of the foregoing.

Landlord's Additional Work:  As defined in Exhibit D.

Landlord's Broker:  Edward S. Gordon Company, Inc., 111 Broadway,
10th Floor, New York, New York (PH) 212-618-7000 (Fax) 212-618-
7085.

Landlord's Delivery Date: The date on which the following shall have occurred: (i) the Board of Managers and Landlord have executed and delivered to Tenant the Nondisturbance Agreement contemplated by
Section 13.1 and (ii) provided Tenant has complied with Section 22.8, Landlord has executed and delivered the documents required to be delivered under this Lease with respect to the LMP Abatement
Benefits and Further Benefits, in each case, in accordance with the terms of the Lease Escrow Agreement.

Landlord's Electrical Consultant:  As defined in Section 6.1.2.1.

Landlord's First Expansion Rent Notice:  As defined in  Section
18.4.2.1.

Landlord's Percentage:  As defined in Section 4.1.9.

Landlord's Renewal Rent Notice:  As defined in Section 17.4.2.1.

Landlord's Second Expansion Rent Notice:  As defined in  Section
19.4.2.1.

Landlord's Share: As used in Section 4.1.2, Landlord's share of the common charges for the maintenance, repair, replacement, management, operation and use of the Common Elements as determined in accordance with the provisions of the Declaration.

Landlord's Work:  As defined in Exhibit D.


Law(s): The terms "law," "laws," "provisions of law," "requirements of law," and words of similar import shall mean present and future laws, statutes (including the Americans with Disabilities Act, 42 U.S.C.
 12,101 et seq.), ordinances, codes (including building and fire codes), rules (including the rules and requirements of the Occupational Safety and Health Administration relating to indoor air quality codified at 29 CFR parts 1910, 1915, 1926 and 1928), regulations, requirements, decrees, orders and directives of any or all of the federal, state, county and city governments and all agencies, authorities, bureaus, courts, departments, subdivisions, or offices thereof, and of any other governmental, public or quasi-public authorities (including the board of fire underwriters or other insurance body) having jurisdiction over the Building, the Unit or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force. References to specific statutes include (a) successor statutes of similar purpose and import, and (b) all rules, regulations and orders made thereunder.

Lease Escrow Agreement:  As defined in Section 16.14.

Lease Year:  As defined in Section 4.1.6.

Leasing Activities:  As defined in Section 18.12.

Letter of Credit:  As defined in Section 16.18.

LIBOR Rate: The rate of interest per annum (rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%)), which appears on the Telerate page 3750 (or if unavailable, such similar or successor information service used in the financial markets to determine such rate) as of 11:00 a.m. London time, two (2) Business
Days prior to the date upon which the LIBOR rate is to be determined hereunder, for deposits of U.S. Dollars for a period of time equal to thirty (30) days.

LMP Abatement Benefits:  As defined in Section 22.2.

Lower Manhattan Plan:  As defined in Section 22.1.

Material Default: Any default under Section 15.1.1, Section 15.1.2 (but only with respect to Section 5.2, and Article XXIV), Section 15.1.4,
Section 15.1.5, Section 15.1.6, Section 15.1.7, Section 15.1.8, and
Section 15.1.9.

Mechanics Lien:  As defined in Exhibit J.

Memo of Lease:  As defined in Exhibit T.

Memorandum:  As defined in Section 16.3.

Minimum Net Worth:  As defined in Section 24.1.

Net Assignment Profits:  As defined in Section 14.6

Net Effective Rent:  As defined in Section 18.3.1.

Net Reletting Profits:  As defined in Section 9.4.1.

Net Sublease Profits:  As defined in Section 14.7.


Net Worth: As defined in Section 24.1.

Nondisturbance Agreement:  As defined in Section 13.1.

Notice:  As defined in Section 16.13.

Objection Notice:  As defined in Section 4.4.

Offer: As defined in (a) Section 14.3.1 with respect to a sublease of a portion of the Premises and (b) Section 14.3.2 with respect to a sublease of all of the Premises or an assignment of this Lease.

Operating Expenses:  As defined in Section 4.1.7.

Operating Statement:  As defined in Section 4.3.3.

Permitted Use:  As defined in Section 1.1.

Person: A natural person, firm, corporation, partnership, joint venture, trust (including any beneficiary thereof), association, unincorporated association or other form of business or legal entity, as the case may be.

Plans and Specifications:  As defined in Paragraph 2.1 of Exhibit J.

Premises:  As defined in Section 1.1.

Premises Area:  As defined in Section 1.1.

Premises Core: With respect to (a) a full floor in the Unit occupied by Tenant, the interior core of such floor which is not occupied by Tenant and which includes the elevator shafts, mechanical rooms and electrical closets on such floor but excludes the elevator lobby, bathrooms, sinks and water fountains located on such floor and (b) a partial floor in the Unit occupied by Tenant, the interior core of such floor which is not occupied by Tenant and which includes the elevator shafts, mechanical rooms, electrical closets, elevator lobby, public bathrooms, public sinks, public water fountains and interior multiple tenant corridor on such floor.



Prohibited Use: Any use or occupancy of the Premises that (a) violates any certificate of occupancy in force for the Premises or the Unit or the Building, other than any use or occupancy of the Premises for general office uses and other uses incidental thereto; (b) causes or is likely to cause damage to the Unit, the Building, the Premises or any equipment, facilities or other systems therein; (c) impairs the character, reputation, image or appearance of the Unit or the Building as a first-class office building or commercial condominium (it being agreed that any use or occupancy of the Premises that is ordinary and customary for tenants in Comparable Buildings or consistent with the present conduct of Tenant's business shall not be deemed to violate this clause (c)); (d) interferes with the maintenance, operation and repair of the Unit or the Building or their respective equipment, facilities or systems, including without limitation, the Building Service Systems; (e) constitutes a nuisance to other tenants or occupants of the Unit or the Building or interferes with or disrupts the use or occupancy of any area of the Unit or the Building (other than the Premises) by other tenants or occupants; (f) disrupts the use, occupancy or quiet enjoyment of the Unit or the Building by other tenants and occupants; (g) interferes with the transmission or reception of microwave, television, radio or other communication signals by antennae located on the roof of, or elsewhere in, the Building or at that certain building having a street address of 125 Broad Street, New York, New York (it being agreed that any use or occupancy of the Premises that is ordinary and customary for tenants in Comparable Buildings shall not be deemed to violate this clause (g)); (h) subject to Article XIII in this Lease, violates any provision of the Condominium Documents, any financing documents from time to time encumbering the Unit or the Building, all covenants, conditions and restrictions affecting the Unit or the Building or any modifications, amendments, substitutions, replacements, supplements or additions to any of the foregoing, provided that any such modification, amendment, substitution, replacement, supplement or addition does not impair or interfere with Tenant's rights or increase Tenant's obligations hereunder, in a discriminatory manner (it being agreed that any use or occupancy of the Premises that is ordinary and customary for tenants in Comparable Buildings or consistent with the present conduct of Tenant's business does not in and of itself violate any term or provision of the Condominium Documents with respect to use or occupancy of the Premises); or (i) with respect only to such use or occupancy of the Premises that is not ordinary and customary for tenants in Comparable Buildings, violates any requirement or condition of any customary insurance policy maintained by Landlord or the Board of Managers in connection with the Unit or the Building or of the standard fire insurance policy issues for office building or commercial condominiums in The City of New York or the rules and regulations of the New York Board of Fire Underwriters or Insurance
Services Office (or similar bodies). In addition to the foregoing, a Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar (except for the use by Tenant's employees, guests and invitees and which is not otherwise open to the public); (ii) the preparation, consumption, storage, manufacture or sale of food, beverages, liquor, tobacco or drugs (except for use by Tenant's employees, guests, and invitees and not the general public); (iii) the business of photocopying, multilith or offset printing (except in connection with its own business); (iv) a typing or stenography business; (v) a school or classroom open to the general public (but excluding training classes and seminars for Tenant's employees, invitees, and guests); (vi) cooking, lodging or sleeping; (vii) [Intentionally Deleted]; (viii) medical or dental offices or laboratories;
(ix) a barber, beauty or manicure shop; (x) an employment agency, executive search firm or similar enterprise; (xi) a consulate; (xii) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind; or (xiii) any immoral or illegal purposes.

Reletting Expenses:  As defined in Section 9.4.1.

Renewal FMRV:  As defined in Section 17.4.1.

Renewal Market:  As defined in Section 17.4.1.

Renewal Market Term:  As defined in Section 17.4.1.

Renewal Notice:  As defined in Section 17.2.

Renewal Option:  As defined in Section 17.1.

Renewal Term:  As defined in Section 17.1.

Renewal Term Base Rent:  As defined in Section 17.3.

Rentable Area: As to any particular space in the Building, the number of rentable square feet of such space as expressly set forth in this Lease or, if not expressly set forth in this Lease, as set forth in Exhibit M.

Rents:  As defined in Section 3.3.

Rules and Regulations:  As defined in Section 5.5.

Second Expansion FMRV:  As defined in Section 19.4.1.

Second Expansion Market Term:  As defined in Section 19.4.1.

Second Expansion Market:  As defined in Section 19.4.1.

Second Expansion Notice:  As defined in Section 19.1.2.

Second Expansion Option:  As defined in Section 19.1.

Second Expansion Space:  As defined in Section 19.1.1.

Second Expansion Space Availability Notice:  As defined in  Section
19.1.1.

Second Expansion Space Base Rent:  As defined in Section 19.3.

Second Expansion Space Inclusion Date:  As defined in Section 19.2.

Second Expansion Space Rentable Area:  As defined in Section 19.2.3.

Second Expansion Space Scheduled Commencement Date:  As defined
in Section   19.1.1.

Second Expansion Space Term:  As defined in Section 19.2.

Second Option Cancellation Notice:  As defined in Section 19.7.2.

Security Deposit:  As defined in Section 1.1.

Senior Interest Holders:  As defined in Section 13.1.

Senior Interests:  As defined in Section 13.1.

Space:  As defined in Exhibit M.

Storage Premises:  As defined in Section 23.1.

Substantial Completion of Landlord's Work:  As defined in Exhibit D.

Successor Landlord:  As defined in Section 13.2.

Target Date: As defined in (a) Section 14.3.1 with respect to a sublease of a portion of the Premises and (b) Section 14.3.2 with respect to a sublease of all of the Premises or an assignment of this Lease.

Tax Notice:  As defined in Section 22.2.

Taxable Property:  As defined in Section 4.1.5.

Tax Statement:  As defined in Section 4.1.4.

Tax Year:  As defined in Section 4.1.1.

Taxes:  As defined in Section 4.1.2.

Tenant:  As defined in the introductory paragraph of this Lease.

Tenant Delay:  As defined in Exhibit D.


Tenant's Architect:  As defined in Paragraph 2.1 of Exhibit J.

Tenant's Broker:  Philip Mehler Realty, Inc.

Tenant's Electrical Consultant:   As defined in Section 6.1.2.

Tenant's First Expansion Rescission Notice:  As defined in Section
18.4.2.3.

Tenant's First Expansion Response Notice:  As defined in Section
18.4.2.2.

Tenant's Improvements: Improvements made to the Premises by Tenant except for those Improvements paid for by Landlord through the Allowance.

Tenant's Operating Payment:  As defined in Section 4.3.

Tenant's Percentage Share:  As defined in Section 22.1.

Tenant's Preliminary Work:  As defined in Exhibit D.

Tenant's Property:  As defined in Section 8.2.

Tenant's Renewal Rescission Notice:  As defined in Section 17.4.2.3.

Tenant's Renewal Response Notice:  As defined in Section 17.4.2.2.

Tenant's Second Expansion Response Notice:  As defined in Section
19.4.2.2.

Tenant's Share:  As defined in Section 1.1.

Tenant's Tax Payment:  As defined in Section 4.2.

Tenant's Work:  As defined in Exhibit D.

Tenant Waiver Party:  As defined in Exhibit N.

Term:  As defined in Section 1.1.

Termination Agreement:  As defined in Section 16.3.

Unit: That certain leasehold condominium unit designated as Commercial Unit C in the Declaration presently consisting of the C-3 level and Floors 12 through 16 and 19 in the Building.

Unit Area: 205,028 rentable square feet, which is the total Rentable Area of the Unit.

Unit Expenses:  As defined in the Declaration.

Unused Work Allowance:  As defined in Exhibit D.

Unused Work Allowance Adjustment Period:  As defined in Exhibit D.

Work Letter:  As defined in Section 2.4 and attached hereto as Exhibit
D.

	EXHIBIT C

	Basic Capacity



	15th Floor

Closet "A"	100 amp switch feeds a 277 volt lighting panel.
100 amp switch feeds two 120 volt power panels.

Closet "B"	100 amp switch feeds a 277 volt lighting panel.
100 amp switch feeds two 120 volt power panels.

Closet "C"	600 amp distribution panel which is fed from a 200
amp switch feeds two power panels (distribution panel feeds the 15th, 16th, 17th, 18th floors & spare).

Closet "D"	600 amp distribution panel which is fed from a 200
amp switch feeds two power panels (distribution panel feeds the 15th, 16th, 17th & 18th floors).

	16th Floor

Closet "A"	100 amp switch feeds a 277 volt lighting panel.
100 amp switch feeds two 120 volt power panels.

Closet "B"	100 amp switch feeds a 277 volt lighting panel.
100 amp switch feeds two 120 volt power panels.

Closet "C"	600 amp distribution panel which is fed from a 200
amp switch feeds two power panels (distribution panel feeds the 15th, 16th, 17th, 18th floors & spare).

Closet "D"	600 amp distribution panel which is fed from a 200
amp switch feeds two power panels (distribution panel feeds the 15th, 16th, 17th & 18th floors).

In addition to the panels listed above, there is a 600 amp 277/480 volt distribution on the 15th floor.


	EXHIBIT D
	Work Letter

1.	General.  The purpose of this Work Letter is to set forth how
Landlord's Work (as defined in Paragraph 2 of this Work Letter) and Tenant's Work (as defined in Paragraph 3 of this Work Letter) in the Premises are to be constructed, who will undertake the construction of such work, who will pay for the construction of such work, and the time schedule for completion of such work. All capitalized terms used and not otherwise defined in this Work Letter shall have the meanings ascribed to them in the Lease.

2.	Base Building; Landlord's Work.  (a)  Landlord shall at its sole cost and expense and without deduction from the Allowance (a) deliver the Premises to Tenant together with the systems, facilities, materials and completed work described in Schedule D-1 attached hereto (the
"Base Building"), and (b) perform the additional work to the Premises ("Landlord's Additional Work") as described in Schedule D-2 attached hereto (Landlord's Additional Work and the work required to deliver the Base Building are sometimes collectively referred to in this Work Letter or the Lease as "Landlord's Work").

(b) Tenant acknowledges that, except with respect to the items described in Schedule D-4 attached hereto and the matters described in Paragraph 9.1(b) below (which matters are also listed on Schedule D-
4), Substantial Completion of Landlord's Work (as defined in
Paragraph 9 of this Work Letter) has occurred.

(c) Subject to the last sentence of this subparagraph, Landlord covenants and agrees that (i) it will use all reasonable efforts to complete the items listed on Schedule D-4 on or prior to June 1, 1997 and (ii) with respect to the items listed on Schedule D-4 and marked with an asterisk, Landlord will complete such items as soon as practicable after the execution and delivery of this Lease but in no event later than June 1, 1997. Notwithstanding anything in this Paragraph 2(c) to the contrary, Tenant acknowledges that certain items listed in Schedule D-4 shall not be completed on or prior to June 1, 1997 if under good construction scheduling practice such work should be done after still incomplete Tenant's Preliminary Work has been completed; provided that Tenant shall have agreed to the postponement of the completion of such items.


3.	Preparation and Submission of Plans and Specifications.  After
the Execution Date, Tenant shall cause its Architect to submit to Landlord Plans and Specifications (together with any revisions thereto which are made in accordance with Exhibit J, being, collectively, referred to as the "Initial Plans and Specifications") for the construction of Tenant's improvements and alterations to the Premises ("Tenant's
Work"). The procedure for submission, and the standards, time and procedure for approval, of the Initial Plans and Specifications is set forth in Paragraph 2 of Exhibit J to the Lease. In addition to the basic requirements for Plans and Specifications set forth in the Lease, the Initial Plans and Specifications shall comply with the additional requirements set forth on Schedule D-3 attached hereto. Tenant has advised Landlord that it intends (i) to install a staircase between the fifteenth (15th) and sixteenth (16th) floors of the Premises and, upon exercise of the First Expansion Option or the Second Expansion
Option, between the fourteenth (14th) and fifteenth (15th) floors and
(ii) to install a vault on the fifteenth (15th) or sixteenth (16th) floor, and Landlord agrees that it will not unreasonably withhold its consent to the plans for such alterations; provided that such alterations comply with Article VIII and Tenant has made adequate provision in its plans to protect the structure and integrity of the Building (it being agreed that upon Tenant's surrender of the Premises, Tenant will be under no obligation to restore the cement slab to its original condition or to remove the stairway).

4.	Selection of Contractor.  Unless such contractor or
subcontractor has been previously approved by Landlord in accordance with Paragraph 1.1 of Exhibit J, Tenant shall submit to Landlord the name of Tenant's contractor and subcontractors for Landlord's approval in accordance with Paragraph 1 of Exhibit J.

5.	Governmental Approvals and Permits.  Subject to Paragraph 3
of Exhibit J, (i) upon Landlord's approval of the Initial Plans and Specifications, Tenant shall file the same with the appropriate governmental authority or authorities and shall take whatever other action shall be necessary to obtain and maintain in effect throughout the performance of Tenant's Work all governmental permits and authorizations that may be required in connection with Tenant's Work and (ii) upon the completion of Tenant's Work, Tenant shall obtain all certificates and approvals required to be issued by any public authority or any governmental authorities having jurisdiction over Tenant's Work which are required by Law in order for Tenant to lawfully occupy the Premises.

6.	Landlord's Contribution; Excess Costs; Procedure for Payment;
Procedure for Unused Allowance.


6.1.	Landlord's Contribution.  Landlord shall pay for the Cost of the
Work (as defined below) first out of the Allowance, and Tenant shall pay for the Cost of the Work in excess of the Allowance. Except as set forth in Paragraph 6.3, Tenant shall not be entitled to any credit, abatement or payment if the Allowance exceeds the Cost of the Work.
For purposes of this Lease, "Cost of the Work" means (a) any and all costs to design and construct Tenant's Work (including, without limitation, the reasonable out-of-pocket costs of preparing any Plans and Specifications), (b) Tenant's moving expenses, (c) Tenant's legal expenses in negotiating the Lease, and (d) any and all costs to design and construct Tenant's trading floor which shall include trading desks and electrical wiring thereof (but shall exclude therefrom Quotron, telephones and any other items of Tenant's personal property);
provided that, in no event shall the Allowance be disbursed to pay the "soft costs" (i.e., the design costs, moving expenses, and legal expenses) of the Cost of the Work which exceed fifteen percent (15%) of the Allowance. The Cost of the Work shall not include any Landlord's Work. Nothing herein shall limit Tenant's right to have any Unused Work Allowance credited to Rent pursuant to Paragraph 6.3 below.

6.2.	Procedure for Payment.  At any time after the Commencement
Date, the Allowance shall be paid by Landlord following Landlord's receipt of invoices for the Cost of the Work delivered by Tenant to Landlord together with a letter (a "Direction of Payment Letter") in substantially the form of Exhibit O attached hereto authorizing and directing Landlord to pay such invoices out of the then remaining Allowance, in which case Landlord shall pay such invoices out of the then remaining Allowance within 30 days of Landlord's receipt of such Direction of Payment Letter and shall debit the Allowance therefor; provided, however, that (a) Tenant shall not submit a Direction of Payment Letter more than once per calendar month, (b) in the event Tenant is then in Material Default under the Lease after the expiration of applicable cure periods, Landlord shall not be obligated to pay any amounts of the Allowance to Tenant or as otherwise directed by Tenant but such amounts shall be credited against any damages
Landlord receives on account of such default; and (c) Tenant covenants and agrees to retain as a holdback a reasonable and customary amount after taking into account the nature of the work involved.

Upon substantial completion of Tenant's Work, Landlord shall promptly, upon Tenant's request therefor, pay Tenant out of the then remaining Allowance for all unpaid invoices previously submitted to Landlord for payment.

6.3.	Procedure for Unused Allowance.  (a)  Provided that no
Material Default has occurred and is continuing and provided that Tenant has not defaulted under its obligations under Paragraph 13 below (beyond the expiration of any applicable grace, cure and notice periods), Tenant shall be entitled to a credit against any Rent due under this Lease on the Base Rent Commencement Date (and thereafter, until such time as the Adjusted Unused Work Allowance is reduced to zero), in an amount equal to the then Adjusted Unused Work
Allowance.

(b) As used herein, the following terms shall have the following meanings:

(i) "Adjusted Unused Work Allowance" shall mean, as of any date, an amount equal to the then remaining amount of Unused Work
Allowance after deducting therefrom any credits actually made against Rent in accordance with this Paragraph 6.3.

(ii) "Unused Work Allowance" shall mean an amount equal to (x) the Allowance minus any payments made to Tenant (or at Tenant's direction to another person pursuant to this Paragraph) under Paragraphs 6.1 and 6.2 relating to the Cost of the Work multiplied by
(y) one hundred seven and one-half percent (107.50%) per annum compounded annually for the Unused Work Allowance Adjustment
Period.

(iii) "Unused Work Allowance Adjustment Period" shall mean the period of time which commences on (1) the earlier to occur of (x) the date Tenant occupies the Premises and commences the conduct of its business at the Premises and (y) the date on which Tenant substantially completes Tenant's Work and (2) which ends on the date following the Base Rent Commencement Date when the Unused Work Allowance has been fully disbursed.


7.	General Conditions.

7.1.	Performance of Work.  Tenant shall cause Tenant's Work to be performed in a good and workmanlike manner and, except as provided otherwise in Paragraph 7.2, in accordance with the Initial Plans and Specifications approved by Landlord.

7.2.	Changes.  Any material changes to Tenant's Work or to the
Initial Plans and Specifications necessitated by field conditions or otherwise (each, a "Change Request") must be approved by Landlord pursuant to the provisions of Paragraph 3 of this Work Letter.

7.3.	Insurance.  Throughout the construction of Tenant's Work,
Tenant shall maintain or cause to be maintained the insurance required for Alterations pursuant to Exhibit J to the Lease.


8.	Early Access to Premises; Tenant's Preliminary Work.  If
Tenant wishes to perform any work in the Premises, including, without limitation, Tenant's Work or the installation of information, communication, computer, telephone or security systems, built-ins, millwork or special decorative effects, prior to the Substantial Completion of Landlord's Work, then Tenant shall so specify in such detail on the Initial Plans and Specifications as may be necessary, in the reasonable judgment of Landlord, in order to schedule such work
("Tenant's Preliminary Work") in the construction schedule, and shall simultaneously furnish to Landlord the names of the contractors and subcontractors Tenant proposes to use for Tenant's Preliminary Work. Landlord shall be deemed to have consented to the performance of Tenant's Preliminary Work by the contractors and subcontractors designated by Tenant unless, within 7 Business Days after Landlord's receipt of the Initial Plans and Specifications and the names of the contractors and subcontractors for Tenant's Preliminary Work, Landlord notifies Tenant (a) that it does not consent thereto (which consent shall not be unreasonably withheld and which notice shall state the reasons that Landlord does not so consent), or (b) that it consents thereto upon such reasonable conditions as Landlord may set forth in such notice, including, without limitation, the condition that Tenant's Preliminary Work be performed at such times as Landlord may reasonably designate in the construction schedule or, in the event that Landlord shall at any time reasonably determine that Tenant's
Preliminary Work cannot be performed as set forth in the construction schedule, then at such times as Landlord may reasonably designate with not less than 2 Business Days' prior notice so as to minimize any interference with the performance of Landlord's Work.

8.1.	Performance of Tenant's Preliminary Work.  Tenant's
Preliminary Work shall be deemed to be an Alteration to the extent that Tenant's Initial Plans and Specifications do not provide for such Preliminary Work, and the requirements of Exhibit J of the Lease shall apply thereto except to the extent that the Plans and Specifications for Tenant's Preliminary Work are already set forth in the Initial Plans and Specifications. Notwithstanding anything to the contrary contained in this Work Letter or in the Lease, in no event shall Landlord be obligated to perform any portion of Tenant's Preliminary Work or Tenant's Work.

8.2.	Conditions to Access.  In connection with Tenant gaining
access to the Premises prior to Substantial Completion of Landlord's
Work as provided in this Paragraph 8, Tenant agrees (a) to observe and perform all of its obligations to Landlord under the Lease (except for its obligations to pay Base Rent and its obligations to pay
Additional Rent for electricity used prior to the Substantial Completion of Tenant's Work), including, without limitation, its indemnity obligations under the Lease, (b) to cease promptly upon request by Landlord any activity undertaken by or on behalf of Tenant which, in Landlord's reasonable judgment, would interfere with or delay the performance of Landlord's Work; provided, however, that Tenant shall be permitted to continue the performance of Tenant's Preliminary
Work so long as the cause of such interference or delay shall be eliminated, (c) to obtain the consent of Landlord prior to entering the Premises during the performance of Tenant's Preliminary Work and, after obtaining such consent, to comply with all reasonable rules and regulations of Landlord and Landlord's contractor, including, without limitation, the Building Standards and the Rules and Regulations, (d) that such access shall be at the sole risk of Tenant and shall be deemed to be a license, and (e) that prior to exercising such right, Tenant shall deliver to Landlord the certificates of insurance required by Exhibit J of the Lease. If Tenant fails to comply with any of the foregoing obligations, then, in addition to all other rights and remedies under the Lease, Landlord may by notice require Tenant to cease the performance of Tenant's Preliminary Work until Substantial
Completion of Landlord's Work has occurred, and upon receipt of such notice, Tenant shall so cease the performance of Tenant's Preliminary Work.

9.	Delivery of Premises to Tenant; Substantial Completion of
Landlord's Work. Landlord shall deliver possession of the Premises to Tenant when Substantial Completion of Landlord's Work has occurred, subject to the provisions of Section 9.1.


9.1.	"Substantial Completion of Landlord's Work" shall be deemed
to have occurred as soon as Landlord's Work has been substantially completed except for (a) minor or insubstantial details of construction, mechanical adjustment or decoration that remain to be performed (i.e., so-called "punch list" items), or (b) portions of Landlord's Additional Work that have not been completed because under good construction scheduling practice such work should be done after still incomplete Tenant's Preliminary Work has been completed; provided, however, that in the event of a Tenant Delay, Substantial Completion of Landlord's Work shall be the date on which Substantial Completion of Landlord's Work would have occurred but for such Tenant Delay. In determining when Substantial Completion of Landlord's Work would have occurred but for a Tenant Delay, it shall be assumed that Substantial Completion of Landlord's Work is delayed one day for each day Substantial Completion of Landlord's Work is delayed, due to such Tenant Delay. Notice of the occurrence of the Substantial Completion of Landlord's Work shall be delivered by Landlord to Tenant, shall specify in reasonably sufficient detail the basis for Landlord's determination of such date and shall be binding upon Tenant unless Tenant objects thereto within 10 Business Days of Tenant's receipt of such notice and specifies in reasonable detail the nature of Tenant's objection. From the Commencement Date through and including the Substantial Completion of Landlord's Work, Tenant and its agents shall have reasonable access at reasonable times upon prior notice to Landlord (which notice may be made telephonically) to the Premises in order to inspect the performance of Landlord's Work.

9.2.	As used in this Work Letter, "Tenant Delay" means any actual delay in the performance of Landlord's Additional Work by reason of:
(a) any action or omission of Tenant, its agents, employees, invitees, licensees, contractors or subcontractors; (b) any direction by Tenant that Landlord suspend or slow down the progress of Landlord's Additional Work or any part thereof; or (c) any displacement resulting from any of the foregoing of any portion of Landlord's Additional
Work from its place in the construction schedule and the rescheduling of such Landlord's Additional Work (due regard being given to the need to minimize disturbance to other tenants and occupants of the Building); provided that with regard to clauses (a), (b) and (c) above, Landlord will give Tenant notice of such actions that give rise to a Tenant Delay and, with respect to (a) only, give Tenant a reasonable time to cure. Notwithstanding anything herein to the contrary, Tenant Delay shall not include any delays due to the extension of Landlord's review period in accordance with the proviso of Paragraph 2.2 of Exhibit J. Landlord acknowledges that no Tenant Delay has occurred with respect to any of Landlord's Work completed to date (it being understood and agreed that Landlord is not making any representation with respect to Tenant Delay for the items listed in Schedule D-4).

10.	Punch List Items.  Following Substantial Completion of
Landlord's Work, Tenant shall make a final inspection of Landlord's Work together with Landlord and Landlord's contractor, and such parties shall jointly prepare a final "punch list". Landlord shall thereafter cause its contractor to perform the work necessary to complete such "punch list" as promptly as practicable.


11.	Landlord's Expenses.  Tenant shall pay to Landlord, as
Additional Rent within 10 days after demand therefor (together with invoices if appropriate), any reasonable costs and expenses (which expenses shall be included in Landlord's Work) incurred by Landlord or the Board of Managers in connection with (a) any overtime or premium pay specifically requested by Tenant, and (b) any other costs or expenses expressly identified as costs or expenses payable by Tenant in this Work Letter or the Lease.

12.	Contractor's Warranties and Guaranties.  Landlord hereby
assigns to Tenant all warranties and guaranties by Landlord's contractor relating to Landlord's Additional Work and Landlord's
Work, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, Landlord's Additional Work.



	SCHEDULE D-1

	Base Building Description


At no cost to Tenant, Landlord either has, or shall, with respect to Owner's Installations, (or, with respect to Common Elements, use all reasonable efforts to cause the Board of Managers to), supply, provide, install or furnish all Building Service Systems, in connection with Landlord's delivery of the Premises, which shall include, without limitation, the following items, but in any case only to the extent such Building Service Systems are required to be delivered, supplied, provided, installed or furnished under the Condominium Documents (collectively, the "Base Building"):


(a)	Core Toilets

(i)	Landlord shall install core toilets in the Premises in accordance with, but only to the extent specified in, Schedule D-2.

(b)	Asbestos and Hazardous Materials

(i)	Landlord shall remove completely all ACM (as hereinafter
defined) in the Premises in accordance with, but only to the extent specified in, Schedule D-2.

(c)	Structural (with respect to the fifteenth (15th) floor only)

(i)	Landlord shall fill in all existing slab penetrations with materials consistent with existing construction or as required by applicable Laws.

(ii)	Landlord shall repair and patch all slabs on Tenant's floors to a smooth, level surface in a manner consistent with acceptable industry practice in Comparable Buildings.

(iii)	Landlord shall frame all columns with sheet-rock

(d)	Elevators

As specified in the Declaration.


(e)	Fireproofing and Insulation

 	(i)	After any ACM removal, Landlord shall furnish and
install new fireproofing, in compliance with all applicable building code requirements, on all decks, beams, columns and other structural work from which ACM was removed.

(ii)	After any ACM removal, Landlord shall furnish and install new insulation, as required by good construction practice, on all pipes and equipment from which ACM has been removed, and remove and replace any damaged non-asbestos containing insulation, in abated areas.

(iii)	After any ACM removal, reinstallation or re-fireproofing,
Landlord shall restore any structure (such as column enclosures) to the previous level of finish or a comparably priced finish requested by Tenant.

(iv)	Landlord shall replace all missing or damaged fireproofing or insulation upon completion of all demolition.

(f)	Demolition

(i)	In connection with the demolition specified in Schedule D-2,
Landlord shall design, prepare drawings, file, obtain permits, demolish, remove, patch damaged conditions, and obtain approvals for a complete demolition of such areas.

(g)	Sprinklers

(i)	Landlord shall furnish standpipe risers, pumps connected to an emergency power system, core loops, controls, alarms, valves, and connections to the fire alarm system, necessary to permit Tenant to install a complete sprinkler system in all areas of the Premises (other than the Storage Space), in compliance with applicable Law.

(h)	Plumbing

(i)	"As Is," except to the extent set forth in Schedule D-2.

(i)	HVAC

(i)	"As Is," except to the extent set forth in Schedule D-2.


(j)	Electric

(i)	"As Is," except to the extent specified in Schedule D-2.
Landlord shall maintain existing service equipment and switchboards to a standard consistent with Comparable Buildings.

(k)	Life Safety

(i)	Landlord will provide Tenant with sufficient connecting points to provide for the Tenant's connection of life safety systems.




	SCHEDULE D-2

	Landlord's Additional Work


Landlord shall, at its sole cost and expense, perform the following work to the Premises and discharge all of Landlord's obligations to comply with Law pursuant to Section 5.3 as Landlord's Additional
Work on or prior to the Landlord's Delivery Date, unless another date is expressly provided for herein for such performance:

A.	WITH RESPECT TO THE FIFTEENTH (15TH) FLOOR
ONLY:

1.	DEMOLITION.  Demolish all areas of the fifteenth (15th)
floor (other than the raised trading floor, the 21 A/C Supplemental
Units (totaling 171 tons A/C), and sprinkler loops presently located on the fifteenth floor of the Building, which, at Tenant's request, shall be salvaged and delivered to Tenant in its "as is" condition, subject to wear and tear; it being understood that Landlord shall not be responsible for the utility or operation of any salvaged item, but Landlord shall, to the extent reasonably practicable without incurring substantial expense, use all reasonable efforts to protect such salvaged items for Tenant) to be leased by Tenant and deliver such space raw and in broom-clean condition. Remove any Improvements, partitioning and ceiling in excess of the Base Building on the fifteenth
(15th) floor. In connection with such demolition, Landlord shall perform the following on the fifteenth (15th) floor only:

a.	HVAC.  The HVAC trunk duct will be stubbed to the ceiling.
The perimeter HVAC Units shall be cleaned by Landlord.

b.	Floors.  All floor covering and floor outlets will be removed.
All floors will be flash patched and leveled. All holes in the slab or core drills will also be patched and fire stopped.

c.	Plumbing.  All plumbing lines (not to be re-used) to be cut back to mains and removed and the mains capped.

d.	Electrical.  Landlord shall remove all electrical lines beyond the panel box.

e.	Telephone.  All telephone lines to be removed beyond the
telephone closet.


f.	Underfloor Cell System.  The existing underfloor cell system shall be clean, dry and useable with all existing wiring removed and all trough tops leveled.


2.	ASBESTOS.  Landlord shall deliver the fifteenth (15th) floor free of all asbestos containing materials ("ACM") and, if ACM is discovered at any time during the Term to have existed in such space as of the Commencement Date, Landlord shall, at its sole cost and expense, remove, enclose or encapsulate any such additional ACM to the extent required by Law and to the extent consistent with then current remediation techniques and industry standards for Comparable Buildings and, if any ACM is enclosed or encapsulated, Landlord shall, at its sole cost and expense, monitor such ACM to ensure that the level of airborne asbestos fibers is no greater than that permitted under Law. Landlord shall also deliver to Tenant an ACP-5 Certificate. Notwithstanding anything in Paragraph 26 of Exhibit E to the contrary, Landlord shall pay for the actual costs and expenses incurred by Tenant by virtue of said Paragraph 26, but only to the extent that such cost and expense relates to Landlord's Work or ACM (other than ACM due to a default by Tenant under this Lease).


3.	BATHROOMS.  Landlord shall provide, at its sole cost and
expense, at least one public bathroom on the fifteenth (15th) floor that complies with ADA Requirements, and that Landlord shall restore the existing bathroom to first-class condition consistent with Comparable Buildings.

4.	Bullet-Proof Glass.  To the extent that the bullet-proof glass that was formerly in the Premises prior to the completion of the above-described demolition is still readily accessible, Tenant shall be entitled, at no additional cost, to the use of such glass; it being understood and agreed that Landlord is making no representation or warranty with respect to the existence, or the efficacy, of such bullet-proof glass.

B.	SIXTEENTH (16TH) FLOOR WORK

Tenant agrees that (a) Tenant is leasing the sixteenth (16th) floor of the Premises in its "AS IS" condition, subject to Section 5.3 above, and (b) Landlord shall have no obligation to perform any work or to supply any materials whatsoever to prepare the sixteenth (16th) floor of the Premises for Tenant's occupancy (including, without limitation, the making of any improvements or repairs to such Premises or any other portion of the Unit), except for the following:


1.	BATHROOMS.  To the extent the ADA Requirements require
a separate bathroom accommodation for the handicapped on the sixteenth (16th) floor in addition to the bathroom provided on the fifteenth (15th) floor, Landlord shall provide, at its sole cost and expense, at least one public bathroom on the sixteenth (16th) floor that complies with ADA Requirements, and Landlord shall restore such bathroom in first-class condition consistent with Comparable Buildings.

2.	ASBESTOS.  If ACM is discovered at any time during the
Term to have existed in such space as of the Commencement Date, Landlord shall, at its sole cost and expense, remove, enclose or encapsulate any such additional ACM to the extent required by Law and to the extent consistent with then current remediation techniques and industry standards for Comparable Buildings and, if any ACM is enclosed or encapsulated, Landlord shall, at its sole cost and expense, monitor such ACM to ensure that the level of airborne asbestos fibers is no greater than that permitted under Law. Landlord shall also deliver to Tenant an ACP-5 Certificate. Notwithstanding anything in Paragraph 26 of Exhibit E to the contrary, Landlord shall pay for the actual costs and expenses incurred by Tenant by virtue of said Paragraph 26, but only to the extent that such cost and expense relates to Landlord's Work or ACM (other than ACM due to a default by Tenant under this Lease).

[COMMENT2]	SCHEDULE D-3

Additional Requirements for
Initial Plans and Specifications


In addition to complying with the requirements for Plans and Specifications generally (as set forth in Exhibit J), the Initial Plans and Specifications for Tenant's Work shall comply with the following additional requirements:

1.	Architectural drawings must include the following:

a.	Partition locations and types (including any slab-to-slab
partitions or special acoustical treatment required)
b.	Door locations, door schedule, door frames and the swing of
each door
c.	Reflected ceiling plan
d.	Millwork items (if any)
e.	Hardware schedule
f.	Finish schedule showing all finish types and locations
g.	Telephone rooms (if any) in addition to Base Building
telephone closets.

2.	Structural drawings must include the following:

a.	Location of any floor openings and stair drawings
b.	Location and extent of any floor loading beyond building
standard
c.	Any structural changes caused by Tenant's design (including
raised flooring).

3.	Electrical drawings must include the following:

a.	Location and extent of any special electric requirements caused by equipment such as computer hardware, copiers or supplemental A/C units (i.e., separate circuiting, coaxial cabling etc.)
b.	Estimate of total electrical load on each floor
c.	Location of all electrical outlets, switches, telephone outlets, exit signs, and lighting fixtures
d.	Location of all electronic calculating and cathode-ray tube
(CRT) systems and special audio-visual equipment.


4.	Heating, ventilating and air conditioning (HVAC) drawings
must include the following:

a.	Location of any ductwork, ceiling diffusers, and thermostats
b.	Variable air volume (VAV) unit quantities and sizing
information
c.	Location and sizing of any supplemental HVAC equipment
d.	Estimate of total HVAC load on each floor.

5.	Plumbing drawings must include the following (if applicable):

a.	Location of kitchen, kitchenettes, etc.
b.	Location of drinking fountains
c.	Location of sinks and toilets (other than Base Building).

6.	Sprinkler drawings.

7.	Tenant security systems must include:

a.	A preliminary outline equipment brochure and riser indicating all components (electrical power characteristics, voltages and specific locations on plan)
b.	All requirements for dedicated circuits, if any
c.	All requirements for bonding and grounding, if any
d.	All requirements for outside connections to the telephone
company or a central protective alarm agency (such as ADT or
Holmes), if any
e.	All emergency circuiting requirements, if any
f.	The type, sizes, quantities and location of all required cable and conduit.

8.	Notwithstanding anything in Paragraph 2.1 of Exhibit J to the contrary, Tenant shall submit a total of 1 paper sepia and 6 paper sets of the Initial Plans and Specifications to the Building Manager, together with one copy on disk formatted to DXF Standard CAT format.

	SCHEDULE D-4

	PUNCH LIST ITEMS


1.	Landlord shall install venetian blinds to the windows consistent with the blinds presently existing in the Premises.

2.	The items listed in the attached letter.


	EXHIBIT E

	BUILDING STANDARDS FOR ALTERATIONS
	AND
	BUILDING RULES & REGULATIONS


	125 BROAD STREET
	NEW YORK, NEW YORK

	REQUIREMENTS FOR MAJOR ALTERATIONS

IT IS AGREED AND UNDERSTOOD THAT IT SHALL BE THE
OCCUPANT'S SOLE RESPONSIBILITY TO SEE THAT ALL
EMPLOYEES AND INDEPENDENT CONTRACTORS OF THE
OCCUPANT INCLUDING BUT NOT LIMITED TO THE
OCCUPANT'S ARCHITECT, GENERAL CONTRACTOR AND
SUBCONTRACTOR SHALL COMPLY WITH ALL RULES,
REGULATIONS AND REQUESTS AS STATED HEREIN.
OCCUPANT WILL MAKE NO ALTERATIONS, DECORATIONS,
INSTALLATIONS, REPAIRS, ADDITIONS, IMPROVEMENTS
OR REPLACEMENT IN, TO OR ABOUT THE PREMISES
WITHOUT BUILDING MANAGEMENT'S PRIOR REVIEW AND
APPROVAL (10 BUSINESS DAY TURNAROUND) ONLY BY
CONTRACTORS OR MECHANICS APPROVED BY BUILDING
MANAGEMENT.  ANY COSTS OR EXPENSE RESULTING
FROM OCCUPANT OR OCCUPANT'S EMPLOYEES OR
INDEPENDENT CONTRACTOR'S FAILURE TO COMPLY
WITH ANY OF THE FOLLOWING RULES, REGULATIONS
AND REQUESTS SHALL BE BORNE BY THE OCCUPANT.

1. Submit to Building Management scaled architectural and engineering drawings including, but not limited to, demolition, construction, HVAC, mechanical, plumbing and structural, reflected ceiling, electric, telephone, finish and furniture plan. Submit one (1) set of sepias and four (4) sets of prints. Prior to start of project a review of the site and final approval must come from Building Management.
This submission of drawings will be concurrent with the Filing of drawings with New York City Buildings Department.

2. In the event of major alterations to the original approved Occupant drawings, Occupant is to submit plans for review to Building
Management as indicated in item one.

3. Name, address, telephone number and representative or architect/designer and engineering firm responsible for Occupant alteration must be submitted to Building Management.

4. A list of general contractors and sub-contractors being considered for the construction project must be submitted to the Building
Management in writing. It shall be the occupant's sole responsibility to submit to the above listed contractors a copy of the rules and regulations as outlined, prior to bidding for the job.

5. After Building Management's review of contractors, submit name, address, telephone number and representative of contractor selected to perform the work.

6. Any licensed architect or engineer can file, however, it is preferred that the Occupant use the approved building filing agent -- Charles Fizzo and Associates.


7. Building Management will require a copy of Insurance for all contractors, covering the following.

a.	Workmen's Compensations
b.	Public Liability insurance in the amount of $3,000,000.00
c.	Bodily injury in the amount of $1,000,000.00 per person,
$3,000,000,00 per occurrence.
d.	Property damage in the amount of $3,000,000.00
e.	The insurance policy shall include a hold harmless clause for the owner's benefit (see Exhibit "A")

Special Clause

Thirty days prior notice of Certificate of Insurance cancellation, non-renewal or material change to 125 Broad Condominium and managing agent by certified mail.

a.	The failure of any contractor of subcontractor to keep the
required insurance policies in force during the performance of the work covered by these Rules and Regulations, any extension thereof of any extra or additional work contracted to be performed by such contractor or subcontractor, shall be a breach of this agreement, and in such event, Building Management shall have the right, in addition to any other rights, to immediately halt work being performed on the premises without further cost to the Condominium and Managing Agent.

b.	The coverage and amounts set forth herein shall not be deemed to limit contractor's or any subcontractor's liability in tort or with respect to any work contracted for or performed during the term of this agreement.

c.	The contractor's contact shall contain the Indemnity Agreement set forth below and compliance with the foregoing requirements as to insurance shall not be deemed to relieve contractor of liability thereunder.

8. Submit Building permit Applications for Building Management's signature.

9. A copy of the Building Department permit is to be submitted to Building Management prior to commencement of work. Permit is to be posted on the job site in conspicuous location prior to commencement of construction. Occupant shall be responsible for keeping current all permits.

10. All work and materials shall comply with all governmental codes and New York City Building Department regulations.


11. Contractor's construction supervisor must contact the property manager prior to commencement of construction to arrange a preliminary meeting.

12. During any new alteration, Occupant shall be responsible to comply with all provisions of all current local and state laws, ADA and all appurtenances necessary to comply with same.

13. Compliance with Local Law 16/84 in which Occupant is required to install a source of emergency lighting which includes, but is not limited to, exit signs, corridors, hallways and access facilities. The fixture(s) must be compatible with the building's system.

All alterations requiring partition changes shall comply with compartmentation space requirements for the portion of the Building being altered, in accordance with Section C26-504.1 of the City of New York Administrative Code, as amended from time to time. All partitions that create division, separation or segregation between either occupancy, demised and public areas and/or compartmented spaces shall be of 2 hour fire rated construction inclusive or properly rated and labeled doors.

14.  The New York State Lighting Standards shall be complied with.
In order to maintain this requirement, we recommend that during a major renovation, the installation of an energy conservation light fixture(s) and its inner components (ballasts, bulbs, etc.) Specifications of same are to be submitted along with architectural plans. During a small renovation, fixtures may be reused.

15. All cabling shall comply with Bulletin 126-1976 and Article 5 of the City of New York Electrical code.

16. Occupant or Occupant's general contractor (with Occupants written approval) is to contact the property manager 24 hours in advance for the scheduling and coordination of freight elevators for deliveries, rubbish removal and rules unique to the building. Requesting the elevator must be put in writing. Freight elevators charges will be sundryed to the tenant. All rubbish removal shall be before 8:00 am and after 6:00 pm. Elevators can be reserved before 8:00 am and after 6:00 pm. No material or equipment shall be carried under or on top of any elevator. Construction material is expressly prohibited from the passenger elevators. An owner's general contractor can not monopolize the freight elevator. It is Building Managements responsibility to coordinate scheduling of the elevators.

17. Repair and/or replace all materials adjacent to work affected areas outside the occupant's space to the satisfaction of Building
Management.

18. Upon completion of the work, Occupant is to submit one complete set of the Building Department approved plans, the HVAC balancing report, and the Building Department sign-off to the Building
Management office.

19. All connections to the buildings electric service must be done by the building's approved electrical contractors. A certificate of filing prior to installations will be required with final sign-off or approval when applicable.

20. Occupant shall reimburse Building Management for all fees incurred for outside professional review of plans and specifications. (i.e. - Structural Engineer, Mechanical Engineer)

21.  No equipment is to be suspended from reinforcing rods.

22. Equipment shall be suspended with power house clips or steel beams depending on load.

23. All floor loading and steel work shall be subject to review by an approved Building structural engineer. All approvals shall be obtained by the Occupant at Occupant's expense. Occupant shall also be responsible for the costs of all controlled inspections.

24. Welding to building steel is permitted with the following conditions. Proposed weld areas must be approved by the Building Engineer. All welding shall be performed by licensed welders meeting requirements of the Building Code and work under the supervision of a licensed inspection agency. Inspection agency to submit progress reports, difficulties, acceptance or rejection of the work, and file a certificate with the Building Department authorities attesting to the proper execution of the work.

25. If, as a result of the work, any changes are required to be made to the Class E communication system (e.g., speaker relocation, addition, type/style, etc.) as presently filed, approved and installed, and a subsequent inspection by the New York Fire Department and/or
Building Department indicates their disapproval thereof, Occupant shall correct same at Occupant's sole cost and expense.


26. Any alteration affecting, directly or indirectly, any areas that contain hazardous material, e.g. asbestos, shall be performed at Occupants sole cost and expense, in compliance with the rules, regulations, procedures and guidelines, as amended or adopted from time to time, of New York City Local Law 76/85 and amended by Local Law 80/86, of the Environmental Protection Agency (EPA), Occupational Safety and Health Act (OSHA), National Institute for Occupational Safety (NIOSHA) and the New York City Board of
Education, with respect to standards for work causing, effecting or involving hazardous material; repair, containment, removal, disposal and/or cleaning operations. A consultant/Certified Hazardous Waste Inspector, will survey and approve the proposed abatement plan and also monitor the air quality testing and method of removal and submit to building management. The cost for this service will be at Occupant's expense. Occupant will relocate any personnel from the area where this type of alteration is being performed. Occupant agrees to cause such rules, regulations, procedures and guidelines to be complied with. Occupant shall absolve and hold harmless 125 Broad Condominium and Managing Agent and any other party owning an interest in the property in which the work is being performed, their employees and agents, from any and all liability with respect to any failure to comply with any and all rules, regulations, procedures and/or guidelines, as amended or adopted from time to time.

27. Occupant shall obtain from Occupant's general contractor and all sub-contractors an agreement in form and substance satisfactory to Building Management protecting and indemnifying 125 Broad
Condominium against any claims, damages, liabilities, costs or expenses including attorney fees in connection with any work or any portion of work affecting the premises demised to any other Occupant or services to be rendered to any other Occupant.

28. Any mechanic's lien, filed against the demised premises of the building for the work claimed to have been done for or materials claimed to have been furnished to Occupant shall be discharged by Occupant at its expense within ten (10) days after such filing, by payment or filing of the bond required by law or otherwise. Proof of such discharge shall be forwarded to the Building Office immediately thereafter.

29. All work, if performed by a contractor's subcontractor, shall be subject to reasonable supervision and inspection by Building
Management. If an outside consultant is required to review, such supervision and inspection shall be at Occupant's sole expense.

30. All costs and expenses incurred with respect to this agreement, either directly or indirectly, including amounts so incurred by Managing Agent, shall be borne by Occupant and all payments thereof shall be made by Occupant promptly as and when they become due, and evidence of such payments shall be furnished to Building Management upon request. All such costs and expenses incurred by Building Management (Managing Agent), and all amounts payable to Managing
Agent pursuant to this agreement and will be sundryed to the occupant.

125 Broad Condominium & the Managing Agent shall have no responsibility for or in connection with the work and Occupant shall, at Occupant's sole cost and expense, remedy and be responsible for any and all defects in such work that may appear at any time, whether the same shall affect the premises in particular or any part of the Building in general.


Occupant hereby indemnifies and agrees to defend and hold 125 Broad Condominium and Managing Agent, their employees and agents harmless from and against any and all suits, claims, actions, losses, costs, damages or expenses (including claims for workmen's compensation) based on personal injury or property damage caused in the performance of this work by Occupant, Occupant's employees, agents, servants or contractors engaged by Occupant; and at the Condominium's or Managing Agent's election, Occupant shall repair, replace or reimburse the Managing Agent for the cost and expense of repairing or replacing, any portion of the Building, item or equipment of Condominium's real or personal property so damaged, lost or destroyed to or destruction of machinery, tools, equipment and property of similar nature belonging to the Occupant, contractor, and subcontractors including personal property of the Occupant, its employees, and employees of the contractor and sub-contractors.

Nothing herein contained shall be deemed to (a) constitute any one individual as the Condominium's agent or (b) waive any of the Condominium's right pursuant to the terms of provisions of any specific agreement.

Nothing herein contained shall be deemed to supersede and/or contradict any article, provision and/or amendment to the officially executed agreement in effect upon inception of these alterations.


	SUMMARY OF THE WORK

Final Cleaning

All induction units shall be thoroughly cleaned. If a contractor is working on a multi-tenanted floor, all toilet facilities must be kept in a clean and neat condition subject to Building Management's approval.

General Notes

Standards shown apply, except where any applicable governing codes or regulations are more restrictive, in which case such codes and regulations shall govern. It shall be the Occupants full responsibility to make all arrangements and pay the building charges for hoisting, material moving, use of elevators and any labor in connection with the foregoing and any shutdown, and all allowable building working hours plus overtime hours.

Demolition

Building Management must be notified in writing prior to the start of any demolition project. At which time Building Management or their contractors shall have access to the space for inspection purposes. Demolition work must be performed by an approved 125 Broad Street Contractor.

Precautions

Provide, erect and maintain lights, barriers, weather protection and all other items as required for the proper protection of the workmen engaged in demolition operation, public and adjacent construction. Provide and maintain weather protection at exterior openings so as to fully protect the interior premises against all damages from the elements. Provide and maintain temporary protection of the existing structure designated to remain where demolition and removal work is being done, connections made, materials handled, or equipment removed.

Occupant is responsible for any damage to the existing structure or contents by reason of the insufficiency of protection provided.

All base building items specifically designated for re-use but damaged in the course of work performed under the general contract, or otherwise unusable shall be replaced by items of equal quality and appearance at no expense to the owner. The scheduling of all work and the removals of all debris shall be in full compliance with the building rules and regulations, including protection of floors and walls.


Demolition may be done at all times provided that if Building
Management receives complaints from other Occupants in the building and advises Occupant thereof, Occupant will perform all such demolition thereafter either before or after office hours.

Contractor shall use all means necessary to control dust if such dust is caused by operations during performance of work. Contractors shall thoroughly moisten all surfaces as required to prevent dust being a nuisance to other Occupants, public areas and also provide dust proof barriers between work and other areas. All public areas effected must be kept clean each day.

GENERAL CONSTRUCTION

1. Partitions between Occupants on multiple tenancy floors and between Occupants and public corridors shall be constructed of 2 1/2" metal studs 16" on center with two (2) layer fire rated sheet rock, both sides from slab to underside of slab above with full thickness fiberglass aluminum backed insulation in accordance with applicable building codes. Gypsum wall board to be taped and spackled a minimum of three (3) coats.

2. Building standard partitions within Occupant's Demised Premises shall consist of at a minimum of 2 1/2" steel studs 24" on center to arch with one (1) layer of 5/8" fire rated sheet rock on each side. All wall butting mullions shall have a proper channel to receive the Gypsum wall board.

3. If Occupant's partition layout interferes with existing fan coil units, the relocation of these units will be at Occupant's sole cost and expense including the material and labor overtime for the necessary drain down and refilling of system.

4. Entrance doors to be a 1 1/2 hour fireproof self-closing type with welded frame. All wood doors shall have a fire label. All hollow metal doors shall be properly fire rated if they are located in rated partitions with visible label.

5. All woodwork shall be fireproofed and a New York City affidavit of certification must be furnished.

6. All locks shall be keyed and mastered to building setup. Keys must be supplied to the building manager. All hardware shall be ADA compliant. (Lever type)

7. Any contractor engaged by Occupant to perform the work shall make available fire extinguishers based on the following:

Alterations up to 3,000 sq. ft. - one fire extinguisher

Alterations over 3,000 sq. ft. - one fire extinguisher for every additional 3,000 sq. ft.

Said fire extinguishers shall be 25 lb. type approved for type A, B, C fires and shall be kept and maintained on the premises by Occupant's contractor for the duration of the work and be placed and identified in a conspicuous manner so as to be readily available if required.

8. All common areas shall meet Departments of Buildings' requirements or requirements of other agencies having Jurisdiction.

ELECTRICAL SPECIFICATIONS

1. All base building electrical work and tie-ins to be performed solely by the building's approved electrical contractors.

2.  All wiring shall meet requirements of the Department of Water
Supply, Gas and Electric and of Underwriter's Laboratory. All electrical devices are to meet New York City code.

3.  All wiring to meet New York City code.

4. Sealite to be used for final connection to motors. Prewired flexible conduit to be used for recessed fixtures.

5.  All wire to be minimum 12 gauge copper THWN

6. All fixtures that are removed and reinstalled shall be cleaned and re-lamped and ballast changed to energy efficient types as approved by Con Edison (Except when matching to existing)

7. Building Management requests that any fixtures being removed and not reinstalled be turned over to Building Management.

8. All coring, chopping, chasing of concrete and work which results in noise shall be accomplished before 8 A.M. or after 5:30 P.M. during normal working days.

9. All open floor outlets shall be capped with appropriate blanking plate.

10.  Conduits larger than 2" shall be rigid aluminum.

11. All branch circuit and feeder wiring shall be tagged at each box or panel. Tags shall indicate circuit number and phase. All panels cover troughs, switch covers and trim to be restored to its proper place. Panel directory shall be updated to reflect changes.


12. All existing or new wiring for switching, fixtures, devices, ceiling and related elements, outlets on approved shop drawings located with the demised area, shall not carry over control to or controlled by any devices or adjacent space.

13. Home runs shall be indicated on plans. Rigid conduit, BX or thin wall tubing shall be used throughout. 1/4" minimum size.

14.  Light fixtures shall be Con Edison energy efficient.

15. All conduit shall be supported by standoffs, not wired to ceiling supports.

16.  All electrical boxes shall meet code requirements.

17. If excessive electrical power is required, it is to be taken from the main distribution board and not from existing Building panels.

18.  plans with requirements shall be submitted to Building
Management to determine riser capacity.

19.  Building Mechanic or Engineer shall supervise all riser shutdowns.

SPECIFICATIONS FOR AIR CONDITIONING

1. Occupant shall be responsible for alternations to existing air conditioning duct work or systems and for insuring that such work is properly integrated into existing Building systems with no adverse effects on the Building system. Building Management shall not be responsible for the proper HVAC design or balancing within the area of any Occupant Alteration. The system shall be balanced at the completion of the job.

2.  All air conditioning components should be passed by Building
Management for review.

3. Additional outside louvers are not permitted, unless the need therefore is firmly established. The location of such louvers shall be subject to Owner's Representatives/Building Management's approval. Detailed sketches of all louvers shall be submitted for Building
Management's approval.

4.  All shut off valves shall be accessible at all times, and tagged.

5. All unused equipment, such as air handling units and air conditioning units shall be removed.


6. Exhaust fan system must discharge to the atmosphere based on usage, not in ceiling or existing Building return air systems.

7.  All condensate lines must be insulated with an approved material.

8. Supplementary A/C units to be installed with the proper isolators so as not to disturb the quiet enjoyment of adjoining premises.

9. It is to be understood that periodic maintenance of auxiliary A/C units is the occupant's responsibility and expense. All filing and inspection requirements are occupant's responsibility.

10. All supplementary units connected to the building supplemental plant shall be metered by approved meters at the individual owner's cost. Location is at the review of Building Management and the occupant will be billed monthly for usage as per their agreement with 125 Condominium. All installation is at occupant's cost.

11.  Occupant shall furnish design balancing figures to Building office.

PLUMBING RULES AND REGULATIONS FOR ALTERATIONS

1. All water supply to a floor shall originate on the same floor from nearest wet column with proper access for maintenance. Pipes supplying such fixtures shall be insulated.

2. All piping, fitting, valves, etc. shall be properly insulated to prevent pipe condensation and/or heat loss.

3.  Cooper tube must be used to all supply service connections.

4. All waste lines shall be properly pitched and piped to insure total drainage as not to create nor form traps (except as may be required, e.g. made by means of long turn or 45 degree "Y" fittings) and shall maintain existing clean-out connections and shall further provide clean-out connections at fittings.

5. All piping shall conform to the Plumbing Code, Dept. of Buildings, City of New York.

6. All core drilling, chopping chasing of concrete and work which results in noise shall be accomplished before 8 A.M. or after 5:30 P.M. during normal working days.

7.  All piping runs in the Occupant areas to be accessible.


8. No water risers shall be shut down during Building, office hours. A Building mechanic shall supervise all riser shutdowns.

9.  No plastic pipe will be permitted.

10.  Sweat joint must be made with a silver based alloy solder.

11. All unused fixtures and piping shall be capped at its respective riser.

12.  All run outs from risers shall be brass pipe.

VENETIAN BLINDS AND CURTAINS

1.  No curtain rods are to be installed in venetian blind pockets.

2. Curtain rods shall not be supported by any part of the acoustical tile. Rods shall be supported by headers attached to the ceiling's mechanical supports of black iron.

3. If curtains are to be installed by any Occupant, such curtains shall be flame proof and shall not interfere with the proper functioning of the peripheral HVAC system. A Certificate of Flammability must be sent to the Building Office.

CEILINGS

1.  All ceilings shall meet all requirements of New York City
Department of Buildings.

2. All ceilings are to be supported independently and not from duct work. Ceiling installation shall be approved by building management for accessibility.

SPECIFICATIONS FOR TELEPHONE INSTALLATION AND
LOW VOLTAGE WIRING

1.  All wall wiring is to comply with New York City code.

2. No more than 6' of cable or wire can be run exposed along any wall. No exposed wiring to run along the floor. All such wiring must be properly covered.

3. When applicable no excess wire or panels may be left inside the peripheral induction unit and enclosed.


4. Ceiling tiles and light fixtures are to be replaced by qualified personnel. If the building personnel are required to reinstall fixtures and tiles, charges to the occupant will result.

5. Prior to any new installations, all old or obsolete wiring must be removed. All new exposed cabling that is run in the ceiling must be individually hung and supported and not be dependent upon support of building hung ceiling.

6. Open communication cables may be run in spaces used as return air plenum provided they are jacketed conductors with Teflon insulation, silicon rubber insulated with glass tape, or other conductors approved for this type of application. All other types of cable must be installed in a raceway, pipe, thin wall or conduit. All piping and conduit must comply with New York City Electrical Code. In ceilings which do not convey environmental air, open communication wiring of any type may be installed.


Contingencies:

This consent shall be no force and effect unless and until it is signed by you and returned to Building Management within ten (10) days of the date of this letter, acknowledging your consent to the foregoing.



Very truly yours,



The Galbreath Company

as agent for 125 Broad Condominium
125 Broad Street

Building Management



By:
ACCEPTED AND AGREED:

Occupant:




By:


Date:

EXHIBIT A

THE GALBREATH COMPANY
INDEMNITY CLAUSE
FOR CERTIFICATE OF INSURANCE


To the fullest extent permitted by law, the Contractor hereby agrees to indemnify and hold harmless 125 Broad Condominium, The Galbreath
Company, Edward S. Gordon Company Inc. and any of their respective agents, employees, partners, officers, directors and principals (disclosed or undisclosed) (collectively, the "Indemnities") from and against all claims, losses damages, costs, expenses and other liabilities (including, without limitation, attorney's fees and disbursements and liability, if any, for the payment of worker's compensation or disability benefits) arising out of or resulting from the performance of the services called for under this contract Requirements and Specifications, to the extent that any such claim, loss, damage cost, expense or other liability is attributable (i) to personal injury, sickness, disease or death, or (ii) to injury to or destruction of property, including, but not limited to the loss of use resulting therefrom, and is caused, in whole or in part, by the acts or omissions of the Contractor or its subcontractors or their respective agents or employees including, without limitation, the Contractor's or its subcontractors' failure to comply with all laws, ordinances, rules, regulations and requirements or any governmental authorities having jurisdiction over the services hereunder, including those governing the removal and disposal of toxic or hazardous waste.
The Contractor shall defend any action brought against the indemnities which is based on any claim, loss, damage, cost, expense or liability referred to herein. Such obligations shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist for the benefit of any indemnitee.

If any and all claims against the indemnities by any of the Contractor's employees, anyone directly or indirectly employed by the Contractor or anyone for whose acts the Contractor may be liable, the indemnification obligation hereunder shall not be limited in any way or any limitation on the amount of type of damages, compensation or other benefits payable by or for the Contractor under worker's or workman's compensations acts, disability acts or other employee benefit acts.



FILING FOR CERTIFICATE OF INSURANCE
125 BROAD STREET
NEW YORK, NY 10004


CONTRACTORS (VENDORS) WORKING DIRECTLY FOR The
Galbreath Company at 125 Broad Street. The certificate should have a minimum of $3,000,000.00 liability coverage and should be made to read as follows:


Insured -

Vendor's full name and address.

Certificate Holder -

The Galbreath Company
AAF 125 Broad Condominium
125 Broad Street
New York, NY  10004
Attn: Stephen McGann

Listed as additional insured -

125 Broad Condominium, The Galbreath Company and Edward S.
Gordon Co., Inc., are included as additional insured with respects to 125 Broad Street, New York, NY 10004.


CONTRACTORS CONTRACTED BY A TENANT


Insured -

Contractor's full name and address.

Certificate Holder -

Tenant's full name, address and floor.
125 Broad Street, New York, NY  10004.

Listed as additional insured -

125 Broad Condominium, The Galbreath Company and Edward S.
Gordon Co., Inc., are included as additional insured with respects to 125 Broad Street, New York, NY 10004.



TENANTS INSURANCE REQUIRED BY LEASE


Insured -

Tenant's Full name, address and floor.

Certificate Holder -

The Galbreath Company
AAF 125 Broad Condominium
125 Broad Street
New York, NY  10004
Attn: Stephen McGann

Additional insured -

125 Broad Condominium, The Galbreath Company and Edward S.
Gordon Co., Inc., are included as additional insured with respect to 125 Broad Street, New York, NY 10004.


OCCUPANT RULES AND REGULATIONS

1. The rights of Occupants in the entrances, corridors, elevators and escalators of the Building are limited to ingress to and egress from the Occupant's premises for the Occupant's and their employees, licensees and invitees, and no Occupant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose. All deliveries and shipments of goods and packages shall be through the freight elevators, and not the passenger elevators. No Occupant shall invite to the Occupant's premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by other Occupants without notice to the Building Management office. Fire exits and stairways are for emergency use only, and they shall not be used for any other purposes by the Occupants, their employees, licensees or invitees. No Occupant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the lobbies, sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits, stairways or other public portions of the Building. The Owner's representatives and Building Management reserve the right to control and operate the public portions of the Building and the public facilities, as well as facilities, furnished for the common use of the occupants, in such manner as it reasonably deems best for the benefit of the occupants generally.


2. Building Management may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by occupant or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Occupant's employees, agents and visitors shall be permitted to enter and leave the Building whenever appropriate arrangements have been previously made between the owners representative and the occupant with respect thereto. Each occupant shall be responsible for all persons for whom he requests such permission and shall be liable to 125 Broad
Condominium for all acts of such persons. Any person whose presence in the Building at any time shall, in the reasonable judgment of Building Management, be prejudicial to the safety of the Building or its occupants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, or civil disorder Building Management may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the occupants and protection of property in the Building. Building Management may require any person leaving the Building with any bulky package or other bulky object to exhibit a pass from the occupant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Building Management for the protection of any occupant against the removal of property from the premises of the occupant. 125 Broad Condominium shall, in no way, be liable to any occupant for damages or loss arising from the admission, exclusion or ejection of any person to or from the occupant's premises or the Building under the provisions of this rule.

3. No occupant shall obtain or accept for use in its premises ice, towel, barbering, boot blacking, door polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by Building Management in writing to furnish such services, provided that there are a reasonable number of sources available to occupant (consistent with proper Building operation and security), and the charges for such services by persons authorized by Building Management are not excessive. Such services shall be furnished only at such hours, in such places within the occupant's premises and under such regulations as may be fixed by Building Management.

4. No awnings or other projections over or around the windows which shall be visible from the exterior (with the blinds down) shall be installed by any occupant.

5. There shall not be used in any space, or in the public halls of the Building, either by the Occupant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

6. Entrance doors on multiple occupancy floors shall not be left open at any time. All blinds and or drapes therein above the ground floor shall be lowered and kept drawn when and as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the Occupant's premises. Occupant's failure to comply with the requirements of the previous sentence may result in an inadequacy of performance of the Building air-conditioning and ventilating system.


7. No noise, including the playing of any musical instruments, radio or television, which, in the judgment of Building Management, might disturb other Occupants in the Building shall be made or permitted by any Occupant. Nothing shall be done or permitted in any Occupant's premises, and nothing shall be brought into or kept in any Occupant's premises, which would impair or interfere with any of the Building services or the proper and economic heating, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other occupant of any other premises, nor shall there be installed by any Occupant any ventilating, air conditioning, electrical or other equipment of any kind which, in the judgment of Building
Management, might cause any such impairment or interference. No dangerous, inflammable, combustible or explosive object or material shall be brought into the Building by any occupant or with the permission of any occupant except for usual office.

8. Occupant shall not permit any cooking within the Demised Premises unless filed with the New York City Buildings Department and approved by Building Management and shall not permit any food odors emanating within the Demised Premises to seep into other portions of the Building.

9. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them. The water and wash closets and other plumbing fixtures in or serving any Occupant's premises shall not be used for any purpose other than the purpose for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Occupant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

10. Except as expressly authorized in accordance with the Occupant's Agreement, no signs, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Occupant, which is visible from outside of the Demised Premise without the prior written consent of Building Management which shall not be unreasonably withheld. In the event of the violation of the foregoing by tenant, Building Management may remove the same without any liability, and may charge the expense incurred by such removal to the Occupant or Occupants violating this rule. Signs or lettering in public areas of the Building, shall be of a size, color and style acceptable to Owner's representatives and Building Management. Building Management shall have the right to prohibit any advertising by any Occupant which refers to or identifies the Building and which impairs the reputation of the Building or its desirability as a building for offices, and upon written notice from Building Management, Occupant shall refrain from or discontinue such advertising. If a floor is leased out to more than one tenant, the signage placed in the corridor is to be approved by Building Management.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in any occupant's premises and no lock on any door therein shall be changed or altered in any respect, unless all are master-keyed and occupant shall furnish key to Building Management. Upon the termination of an Occupant's Agreement, all keys of the Occupant's premises and toilet rooms shall be delivered to Building Management.


12. No Occupant shall use or occupy, or permit any portion of the premises demised to such Occupant to be used or occupied, as an office for a public stenographer or typist, or as a barber or manicure shop or as an employment bureau (except to employ personnel for Occupant) or for any mail order business. No Occupant or occupancy shall engage or pay any employees in the Building, except those actually working for such Occupant or Occupant in the building, nor advertise for laborers giving an address at the Building. No premises shall be used, or permitted to be used, at any time, as a store for the sale or display of goods, wares or merchandise of any kind (except as otherwise permitted in your agreement), or as a shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such Occupant, or for manufacturing or for other similar purposes.

13. The requirements of Occupant will be attended to only upon application at the office of the Building. Employees of the building shall not perform any work or do anything outside of the regular duties, unless under special instructions from the Building Office.

14. Each Occupant shall, at its expense, provide artificial light in the premises demised to such Occupant for persons performing Janitorial or other cleaning services and making repairs or alterations in said premises, during the performance thereof.

15. The Occupant's employees shall not gather in the hallways, stairways, elevators, front, roof or any other part of the Building used in common by the occupants thereof

16. If the premises demised to any occupant become infested with vermin, such Occupant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, and shall employ such exterminators therefor as shall be cleared by Building Management.

17. Occupant shall not place a load upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.

18. Business machines and mechanical equipment belonging to Occupant which cause noise, vibration or any other nuisance that may be transmitted to the structure or other portions of the Building outside of the Demised Premises, to such a degree as to be objectionable to Building Management or which interfere with the use or enjoyment by other occupants of their premises or the public portions of the Building, shall be placed and maintained by Occupant at Occupant's cost and expense, in settings of cork, rubber or spring type vibration to the reasonable satisfaction of Building Management.


19. Building Management has agreed to maintain a Building Directory for Occupants of the Building in accordance with Section 16.16 of the Lease. The Building Management will, at the request of Occupant, maintain listings on the Building Directory of the name of Occupant and of any other person, firm, association or corporation lawfully in possession of the premises or any part thereof. The number of listings for Occupant shall be no less than 138 and such additional listings as do not exceed the same proportion of the directory capacity as Occupant's Pro Rata Share. The listing of any name other than that of Occupant, whether on the doors of the premises, on the Building Directory, or otherwise, shall not operate to vest any right or interest in this agreement or in the premises or be deemed to be the written consent of Building Management, it being expressly understood that any such listing is a privilege extended by 125 Broad Condominium.

20. Occupant shall not move any safe, heavy equipment or bulky matter in or out of the Building without coordinating with building Management. If the movement of such items require special handling, Occupant agrees to employ only persons holding a Master Rigger's
License to do said work and all such work shall be done in full compliance with the Administrative Code of the City of New York and other municipal requirements. All such movements shall be made during hours which will least interfere with the normal operations of the Building, and all damage caused by such movement shall be promptly repaired by Occupant at Occupant's expense. All moving, shipping and receiving of Occupant's products, samples and supplies shall be through the freight or service elevator(s) and shall be subject to the Occupant's Agreement.

21. No Occupant shall suffer or permit the Demised Premises or any part thereof to be used in any manner or anything to be brought into or kept therein, which would in any way (i) violate any Laws or Ordinances, (ii) cause structural injury to the Building or any part thereof, (iii) constitute a public or private nuisance, (iv) impair the appearance, character or reputation of the Building, (v) discharge objectionable fumes, vapors or odors into the Building heating, ventilating and air conditioning system or into Building flues or vents not designed to receive them or otherwise in such manner as may offend other occupants, or (vi) violate any of tenant's other obligations under its agreement.

22. If Occupant's use of the freight elevator is after regular hours, or in such a manner that reasonably requires the supervision of Building Management's employees, Occupant shall pay to 125 Broad
Condominium, the Building Standard cost of furnishing, such after hours service and/or supervision.

As used herein, the following terms shall  have the following meanings:

"Occupant" - References the individual owners and tenants in the same.

"Agreement" - in regards to an owner this reflects the condominium agreement. In regards to the tenant this reflects the lease.


	EXHIBIT F

	Landlord's Building
	Rules and Regulations


1.	The sidewalks, areas, entrances, vestibules, passages, corridors, halls, elevators and stairways shall not be encumbered nor obstructed by any of the tenants, their agents, clerks, servants or visitors, or be used by them for any other purpose than for ingress and egress to and from their respective premises. Landlord reserves the right to restrict and regulate the use of aforementioned public areas of the Unit by the tenants, their employees, guests, contractors and customers and by persons making deliveries to tenants, including but not limited to the right to allocate certain elevators for delivery service, and the right to designate which Building entrances shall be used by persons making deliveries in the Building.

2.	The doors, skylights, and windows that reflect or admit light into passageways or into any place in the Building shall not be covered or obstructed by any tenant.

3.	The water-closets, wash-closets, urinals and other water
apparatus shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, ashes, chemicals, refuse from electric batteries, or other substances shall be thrown therein. No tenant shall lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor covering of the Premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste, or other material, which may easily be removed with water, the use of cement or other similar adhesive material being expressly prohibited.

4.	No tenant shall mark, paint, drill into, drive nails into, or in any way damage, mutilate or deface any walls, ceilings, partitions, floors, wood, stone or iron work of the Unit or the Building, except in connection with Alterations.

5.	No sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any of the windows or doors or on any other part of the outside or the inside of the Building, without the prior consent in writing of Landlord; provided that, with respect to signs, advertisements or notices inscribed, painted, affixed or displayed on the doors or on any other part of the inside of the Building, Landlord shall not withhold its consent if such signs or notices are inscribed, painted, affixed or displayed in a first-class manner consistent with Comparable Buildings.


6.	No tenant shall do anything or permit anything to be done, in its Premises, or bring or keep anything therein or in the Building, that will in any way obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or those having business with them. Tenants, their agents, clerks, servants or visitors, shall not make or cause any improper noises in the Building, or interfere in any way with other tenants, or those having business with them.

7.	No freight, furniture, or bulky matter of any description will be received into the Building, or carried up or down, except during hours (which will include reasonable times during Business Hours) and in the manner designated by Landlord, which may involve overtime work for Landlord's employees, agents or contractors or for the employees, agents or contractors of the Board of Managers. The moving of safes shall occur at such times as Landlord shall designate upon previous notice to Landlord or Landlord's agent; and the persons employed to move the safes in and out of the Premises must be acceptable to Landlord. No tenant shall use the passenger elevators for the hauling and removal of materials or debris and the same shall be done only after Business Hours and only via the freight elevator.

8.	Tenants shall not install any locks or bolts on any doors nor make any changes in existing locks unless Tenant promptly provides Landlord with a key or combination thereto. All keys shall be keyed to the building master. Each tenant must, upon the termination of the tenancy, restore to Landlord all the keys (or other similar access devices) of offices, rooms and toilet-rooms which shall have been furnished to Tenant or that Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

9.	Tenant shall not use the Premises for the manufacturing or
storage of merchandise or for lodging.

10.	Nothing shall be swept or thrown by the tenants or by their
agents, clerks, servants or visitors into the corridors, halls, stairways, elevators, or light shafts, or upon the skylights of the Building, or into or upon any heating or ventilating registers, or plumbing apparatus in the Building, or upon adjoining buildings or upon the street. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord.

11.	No animals or birds shall be kept in or about the Premises.

12.	Tenants shall not bring into the Building or keep to use in the
Building any gasoline, kerosene, camphene, burning fluid, other inflammable, combustible or explosive fluid, chemical or substance, or any Substance designated as hazardous under any applicable law.


13.	No tenant shall cause or permit any unusual or objectionable odors arising to a nuisance to emanate from the Premises. No tenant shall permit the delivery of any food or beverage to the Premises, except by persons reasonably approved by Landlord and only under reasonable regulations fixed by Landlord. No food or beverages shall be carried in the public halls and elevators of the Building except in closed containers or as otherwise be customary in Comparable Buildings.

14.	Tenants shall not obtain any towel supply service or ice service except from Persons approved by Landlord, nor obtain drinking water for delivery on the Premises from any source not approved by Landlord. Canvassing, peddling and soliciting are prohibited in the Building and Tenant shall cooperate to prevent the same.

15.	Telegraph, telephone and other wires and instruments shall not be introduced by Tenant without previous notice to Landlord and with its reasonable approval.

16.	Landlord reserves the right to exclude from the Building
between the hours of 6:00 o'clock p.m. and 8:00 o'clock a.m. on weekdays, on Saturdays, Sundays and legal holidays, all Persons who do not present a pass to the Building signed by Landlord or Landlord's agent. Landlord or its agent will furnish passes to Persons for whom any tenant requests same in writing. Each tenant shall be responsible for all Persons for whom he requests such pass and shall be liable to Landlord for all acts of such Persons. Landlord may require all such Persons to sign a register on entering and leaving the Building.

17.	Landlord shall use all reasonable efforts (or, if the enforcement of such Rules and Regulations is the responsibility of the Board of Managers, Landlord shall use all reasonable efforts to cause the Board of Managers) to enforce the Rules and Regulations against occupants of the Unit in a uniform and non-discriminatory manner.

18.	Landlord may from time to time adopt additional systems and
procedures to improve the security or safety of the Unit, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord's reasonable requirements relative thereto.

19.	Tenant shall conduct all aspects of its operations so as to
preserve labor harmony and to insure that the security and operations of the Building shall not be disrupted.

20.	Landlord reserves the right to rescind, alter, waive or add, as to one or more or all tenants, any rule or regulation at any time prescribed for the Building or the Unit when, in the judgment of Landlord, Landlord deems it necessary or desirable for the reputation, safety, character, security, care, appearance or interests of the Building, the Unit or the Premises, the preservation of good order therein, the operation or maintenance of the Building or the Unit, the equipment thereof, or the comfort of Tenants or others in the Building or the Unit so long as such rescission, alteration, waiver or addition is done in a uniform and non-discriminatory manner. No rescission, alteration, waiver or addition of any rule or regulation in respect of one tenant shall operate as a rescission, alteration or waiver in respect of any other tenant.


21.	Tenant shall not place a load upon any floor of the Premises that exceeds the lesser of (a) 50 pounds live load per square foot (except in locations expressly indicated by Landlord in writing to have been reinforced to bear greater live loads) or (b) that is allowed by Law. Business machines and mechanical equipment used in the Premises that cause vibrations or noise that may be transmitted to any other space in the Building to such a degree as to be reasonably objectionable to Landlord or to any tenants or occupants of the Building shall be placed and maintained by Tenant, at its expense, in settings of cork, rubber or spring-type vibration eliminators sufficient, in Landlord's judgment, to eliminate such vibrations or noise.

22.	Tenant shall not clean nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of
Section 202 of the Labor Law of the State of New York (or its successor or any law of similar import), any other applicable Law, the rules of the Board of Standards and Appeals (or any successor body), or of any other agency, bureau, board or other body having or asserting jurisdiction.

23.	Tenant shall neither contract for, nor employ, any labor in
connection with the maintenance or cleaning of, or providing of any other services to, the Premises (but excluding Tenant's Property) without the prior consent of Landlord which consent shall not be unreasonably withheld. It shall be reasonable for Landlord to withhold any such consent on the ground that use of such service provider would disturb labor harmony in the Building.

Tenant agrees that in the event of any inconsistency or conflict between the terms, provisions, rules and/or regulations contained in Exhibit E and in Exhibit F, as the case may be, the more restrictive, term, provision, rule and/or regulation shall apply.

	EXHIBIT G

	Cleaning Specifications


1.	With respect to the Common Areas, reference is made to
Schedule I of Exhibit B of the Declaration.

2.	With respect to the Premises, reference is made to Exhibit G-1 annexed hereto.


	EXHIBIT G-1

	Cleaning Specifications


GENERAL (Common and occupied Areas)

All stone, ceramic tile, marble, terrazzo and other unwaxed or untreated flooring to be swept nightly. Wash such flooring in building areas nightly and as necessary during inclement weather.

All linoleum, rubber, asphalt tile and other similar types of flooring (that may be waxed or treated) to be swept nightly, using approved dust down preparation. Such flooring in public areas to be waxed or treated in approved manner as often as necessary to maintain appearance suitable to Agent.

All carpeting and rugs to be vacuum cleaned nightly.

In all areas remove all gum and foreign matter on sight, spot clean carpeting and resilient floor each night or as necessary.

Hand dust and wipe clean with damp or treated cloth all furniture including lamp shades, files, fixtures, window sills, telephones and convector enclosure tops nightly; wash said sills and tops if necessary at a minimum, monthly. Horizontal surfaces of window frames to be hand dusted nightly. Dust all chair rails, trim and baseboards nightly.

Empty all waste receptacles nightly and deliver the recycled waste paper and waste materials to the locations designated by the Agent. Where a mechanical compactor is in use for rubbish removal, the Contractor is required to separate, bale and or deposit the building waste material in said compactor and/or compactors for removal at no additional expense to Agent as directed by Agent. Contractor will supply all clear plastic bags and related equipment necessary in maintaining a proper rubbish removal and/or recycling operation each night. Contractor will adopt appropriate recycling procedures as set forth by Agent.

Empty and clean all ashtrays and screen and clean all sand urns nightly.

Dust all door and other ventilating louvers at least once each week or as necessary.

Wipe clean all water fountains and coolers nightly, empty waste water where required.

Keep locker and slop sink rooms in a neat and orderly condition at all times.

Wipe clean nightly and polish weekly all brass and other bright work.

Check all private stairwells throughout entire Building nightly and keep in clean condition.

Check all public stairwells through entire building daily and keep in clean condition. Wash floors once each month or more frequently as required.

Interior and exterior of metal car and hatch doors (including saddles) of all elevators to be properly cleaned and treated. Saddles to be hand rubbed and polished nightly.

Clean and treat all interior metal window frames, pilasters and other unpainted interior metal surfaces of the perimeter walls of the Building each time the interior of the windows is washed (quarterly). Specifically, clean these surfaces each year with a suitable cleaning solution to obtain results as hereinafter stated. Certain window areas to be determined at a later date will require this cleaning at more frequent intervals. Plaster walls or other surfaces adjacent to these window frames to be protected from staining or damage, and in the event this condition comes about, Contractor to restore areas to proper conditions.

All carpet installed throughout the public corridor of the building will be vacuumed nightly, spot cleaned as needed, and shampooed quarterly to maintain an appearance suitable to Agent.


LAVATORIES (Core Only)

Sweep and wash all lavatory and rest room floors nightly, using proper approved disinfectants. Wash and polish all mirrors, powder shelves, bright work and enameled surfaces in all lavatories and rest rooms nightly. Machine scrub rest room Boors with proper disinfectants once a week.

Scour, wash and disinfect all basins, bowls and urinals throughout all lavatories nightly; odorless disinfectants to be used.

Wash and disinfect all toilet seats both sides nightly.

Hand dust and clean, washing where necessary, all partitions, tile walls, dispensers and receptacles in all lavatories and rest rooms nightly.

Empty paper towel receptacles and sanitary disposal receptacles in lavatories and rest rooms nightly and deliver the waste paper and waste materials to the locations designated by the Agent.

Fill all toilet tissue holders nightly.

Wash waste cans and receptacles in lavatories and rest rooms as necessary, but at least once a week, to keep waste receptacles clean and odor free.

Thoroughly wash and polish all wall tile and stall surfaces of lavatories and rest rooms as often as necessary but in no event less than once every week.


Hand dust all lights and grills once each month. Wash toilet lighting fixtures as often as necessary but not less than twice per year.

Fill soap dispensers and paper towel dispensers nightly as required and report any broken or damaged dispensers to Building management immediately (all items to be supplied by Contractor). Fill sanitary dispensers in all lavatories nightly (all items to be supplied by Contractor).


BUILDING LOBBY

Floor of Building Lobby to be swept and washed nightly with manufacturer approved cleaner, or as necessary in inclement weather, scrubbed weekly and treated, with manufacturer approved method, to provide an appearance suitable to the Agent.

Wash all entrance mats nightly and maintain in clean condition.

Floor in elevator cabs to be washed and waxed and polished nightly, walls and metal work and saddles to be dusted and rubbed down nightly. If carpet is used in any elevators, carpet to be vacuum cleaned nightly, spot cleaned nightly as needed and shampooed monthly, to maintain an appearance suitable to Agent.

Wipe down mail chutes and mail depositories nightly. Mail chute glass to be kept clean at all times. Contractor will be responsible for arrangement with Post Office for removing panels and/or glass.

Vertical surfaces, such as walls, partitions, doors and bucks, of all corridors and lobbies to be dusted, spot cleaned, treated and polished as often as necessary, but not less than once (1) per week.

Horizontal louvers to be dusted weekly, spot cleaned and treated as needed, to maintain a uniform appearance in the lobby.

Clean lights, globes and fixtures (including glass, metal and plastic enclosures) in lobby, public areas, and maintenance areas as often as necessary, but not less than once (1) per week.

Clean all unpainted metal work bright and free of finger marks nightly and treat as necessary. Polish all lobby entrance door saddles and push bars nightly.


MISCELLANEOUS CLEANING REQUIREMENTS (Common and occupied Areas)

Vacuum clean all peripheral air conditioning units semi-annually in accordance with schedule to be set by Agent.


Remove snow from sidewalks, plaza area park area and Building entrances and approaches, remove snow at curbs and all Building entrances adequate for access by vehicles and remove snow at street crosswalks adequate for pedestrian access, all as and when required, at no additional charge to Agent. All entrances, exits, driveways, walkways, etc., are to be made accessible and kept clean at all times. Contractor will provide and maintain proper equipment to be stored on premises at no cost to Agent, including approved ice melting substance to all surfaces.


HIGH DUSTING

DO ALL HIGH DUSTING QUARTERLY WHICH INCLUDES
THE FOLLOWING:

Dust all pictures, frames, charts, graphs, and similar wall hangings not reached in nightly cleaning.

Dust clean all vertical surfaces, such as walls, partitions, doors and bucks and other surfaces not reached in nightly cleaning except as otherwise herein provided including closet shelving.

Dust clean all pipes, ventilating and air conditioning louvers, ducts, high moldings and other high areas not reached in nightly cleaning.

Dust all exterior surfaces of light fixtures, including glass and plastic enclosures.


DAY PORTERS

Day Porters as may be reasonably required will be assigned daily to the Building for the following services:

To service all Public and Operating Space throughout the Building.

To service all Plaza and/or Park Areas as necessary.

To keep elevator cars and escalators clean and neat during the day.

To maintain Lobby on street floor and during wet weather keep entrance ways mopped dry.

Dust and rub down all elevator doors, frames, directory, etc., daily.

To clean roof and setbacks as often as necessary.

To inspect and keep clean fire hoses and equipment


To lay, remove and clean lobby rain mat runners as necessary.

To inspect and service mens lavatories and rest rooms as necessary.

To keep all Lobby and Public Areas in clean condition.

To keep staircases policed during the day.

To maintain exterior granite and exterior metal work along with metal in Building entrance doors, store front trim, exterior window frames and mullions. To clean standpipes and sprinkler siamese connections and hose bibs. Generally, to properly maintain the exterior of the Building so that there is uniformity of color and brightness at all times.

Keep all sand urns or equivalent type fixtures screened and in a clean condition.

Fill soap dispensers and paper towel dispensers in mens lavatories and public rest rooms. If required, waste cans and receptacles to be emptied and lavatories to be visited and policed a minimum of once in the morning and once in the afternoon.

Keep in clean condition and water interior and exterior planting areas.

Sweep sidewalks, ramps, loading dock, trucking area, etc., daily, scrub and steam-clean loading dock walls, floors and ceilings quarterly.

Wash and disinfect sidewalks and stairs each morning, weather permitting.

Keep fan rooms, motor rooms, electric closets, telephone closets and air conditioning rooms in clean condition as directed by Owner as necessary.

To inspect exterior stone or metal clad walls for marks of graffiti daily and remove as needed.

Matrons will be assigned to the Building in order to visit and inspect all ladies lavatories at least twice a day. They will insert toilet tissue. They will also service sanitary napkin dispensers with sanitary napkins and sanitary seat covers (furnished by the Contractor in accordance with this Agreement). Fill soap dispensers and paper towel dispensers in ladies and mens lavatories.


NIGHT PORTERS

Clean truck dock and ramps. Clean main floor and sub-basement public corridors and facilities, building employee locker rooms and facilities.


Separate, bail and/or deposit waste paper and rubbish as directed by Agent in compliance with recycling efforts.

All cleaning services except those performed by day porters, window cleaners and matrons are (except as herein otherwise provided) to be performed nightly, 5 nights per week or as otherwise designated.

Contractor is to furnish all the necessary materials, implements, machinery and supplies for the satisfactory completion of the foregoing service. Owner reserves the right to furnish any material, i.e, plastic bags and paper products affecting credits from Contractor.


WINDOW CLEANING SERVICE

All exterior windows, spandrels and fixed glass from the 2nd floor up to and including the Roof will be cleaned, weather permitting, three times per year.

All interior windows within tenant occupied areas from the 2nd floor to the Roof will be cleaned approximately quarterly.

Entrance doors and revolving doors to be cleaned twice daily and kept in clean condition at all times during the day. All interior and exterior windows from Plaza to 2nd floor will be cleaned quarterly.

Clean lobby directory glass daily.

Window cleaning procedures shall be used which shall not cause the energy saving film located on interior windows to be scratched or damaged or adjacent interior or exterior surfaces to be stained or damaged.

A daily work slip to indicate type, location and completed windows cleaned for all interior and exterior glass surfaces will be provided to Agent's representative to enable verification of services performed.

Contractor to provide necessary labor and materials to properly perform all services necessary to maintain and operate all window cleaning rigs (Agents' and/or Contractors') at all times and to meet all Federal, State and City regulations governing use and operation of window cleaning rigs.



EXTERMINATING SERVICE

1.	Contractor shall perform exterminating service customary in
first class office Buildings once a month throughout the public areas of the Budding, throughout areas in which Owner's equipment is located and throughout vacant areas of the Building. Service shall be provided by a licensed operator with additional cost to Agent. Agent reserves the right to cancel extermination portion of this contract at any time and contract directly for same service with vendor of its choice.

2.	All public space shall be kept under a controlled treatment
program once (1) each month.

3.	Cafeteria(s) and executive dining area(s) shall be kept under a controlled treatment program once (1) each week.

4.	Special emergency calls shall be made on request at no
additional charge.

5.	Service shall be rendered at such hours as will not interfere with normal business of occupants and shall be consistent with sound Management Practice.

	EXHIBIT H

	Heating and Air Conditioning Rates


All requests for service at times other than Business Hours must be submitted in writing via telecopier or mail on the Tenant's letterhead to the Building superintendent (or such other person designated by Landlord or the Board of Managers), by a person authorized by Tenant to make such requests, one (1) day prior to when the additional HVAC is needed.

In the event of emergency, service may be obtained by calling the Building superintendent (or such other person designated by Landlord) in sufficient time to enable the superintendent to follow up with a written request to confirm and to provide the service requested.

Tenant shall pay to Landlord for Landlord's actual out-of-pocket cost and expense incurred in connection with providing (x) heating or air conditioning service to any supplemental HVAC units installed by Tenant at any time and (y) base building heating or air conditioning service at times other than Business Hours ("After Hours HVAC").
All rates for such services shall be paid by Tenant to Landlord as Additional Rent within 20 days after Landlord renders a bill or statement therefor to Tenant.



	EXHIBIT I

	Insurance Requirements


The following requirements (collectively, the "Insurance
Requirements") shall be complied with by Tenant at all times during the
Term:

1.	Insurance to be Maintained by Tenant.  At all times during the
Term, Tenant shall maintain, at Tenant's expense, the following insurance coverage:

(a) fire and extended coverage property insurance covering all physical loss to the Improvements, Alterations and Tenant's Property in the Premises for their full replacement value;

(b) broad form commercial general liability insurance (including protective liability coverage on operations of independent contractors engaged in construction and blanket contractual liability insurance), written on a per occurrence basis with an aggregate limit of not less than $10,000,000, a per-occurrence limit of not less than $5,000,000 and with other limits reasonably satisfactory to Landlord;

(c) business interruption insurance covering risk of loss due to the occurrence of any of the hazards covered by the insurance to be maintained by Tenant described in Paragraph 1(a) with coverage in a face amount of not less than the aggregate amount, for a period of 12 months following the insured-against peril, of 100% of all Rent to be paid by Tenant under this Lease;

(d) worker's compensation insurance and employer's liability coverage in statutory limits, and New York State disability insurance as required by Law, covering all employees; and

(e) such other coverage as Landlord may reasonably require with respect to the Premises, its use and occupancy and the conduct or operation of business therein.

Landlord may, from time to time, but not more frequently than once every year, adjust the minimum limits set forth above.


2.	Insurer and Policy Requirements.  All insurance policies to be maintained under Paragraph 1 (a) shall be issued by companies of recognized responsibility, licensed to do business in the State of New York, reasonably acceptable to Landlord, and maintaining a rating of A-/XII or better in Best's Insurance Reports-Property-Casualty (or an equivalent rating in any successor index adopted by Best's or its successor), (b) shall provide that they may not be canceled or modified unless Landlord and all additional insureds and loss payees thereunder are given at least 30 days prior written notice of such cancellation or modification, (c) shall name, as additional insureds, Landlord, Ground Lease (as defined in the Declaration) the managing agent of the Unit, the managing agent of the Common Elements, the Board of Managers, the owners of any other condominium units in the Building, and any Senior Interest Holder whose name and address shall have been furnished to Tenant and (d) shall be primary and non-contributory in all respects. All policies providing fire and extended coverage property insurance coverage pursuant to Paragraph 1(a) shall name Landlord, as agent for the Board of Managers, as loss payee with respect to Improvements and Alterations, and shall name Tenant as loss payee with respect to Tenant's Property.

3.	Evidence of Coverage; Renewals.  Prior to the Commencement
Date or, in the case of insurance required during the performance of Alterations, prior to the commencement of the Alterations, Tenant shall deliver to Landlord certificates of insurance for the insurance coverage required by Paragraph 1 and, if required by Landlord, copies of the policies therefor, in each case, in form and providing for deductibles reasonably satisfactory to Landlord. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord certificates of renewal at least 30 days before the expiration of any existing policy. If Tenant fails to procure or maintain any insurance required by this Lease and to pay all premiums and charges therefor, Landlord may (but shall not be obligated to) pay the same, and Tenant shall reimburse Landlord, within 20 days after demand, for all such sums paid by Landlord. Any such payment shall not cure or waive any default by Tenant in the performance of its obligations hereunder, nor shall the foregoing right of Landlord to make such payment in any way limit, reduce, diminish or impair the rights of Landlord under the terms of this Lease or at Law or in equity arising as a result of any such default.

4.	Additional Insurance, Blanket Insurance.  Tenant shall not
carry separate or additional insurance, concurrent in form or contributing in the event of any loss or damage with any insurance required to be obtained by Tenant under this Lease unless the parties required by Paragraph 2 to be named as additional insureds or loss payees thereunder are so named. Tenant may carry any insurance coverage required of it hereunder pursuant to blanket policies of insurance so long as the coverage afforded Landlord and the other additional insureds or loss payees, as the case may be, thereunder shall not be less than the coverage that would be provided by direct policies.


5.	Mutual Waiver of Recovery.  Neither Landlord, Tenant nor the
Board of Managers shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring any of the other parties, and each hereby waive their entire right of recovery against the others, for any loss or damage arising out of or incident to the perils insured, or required pursuant to this Lease to be insured, against under any property insurance policy insuring the Unit (in the case of Landlord) or the Building and/or the Common Elements (in the case of the Board of Managers), and any property or business interruption insurance policy insuring the Improvements, Tenant's
Property and/or Tenant's business interest (in the case of Tenant), even though such loss or damage might have been occasioned by the negligence of Landlord, Tenant, the Board of Managers or their respective agents, employees, contractors, invitees and/or permitted subtenants. Each of Landlord and Tenant (a) shall give notice to their respective insurers that the foregoing mutual waiver of recovery is contained in this Lease and, if required by any such insurer, shall obtain such insurer's prior consent to the foregoing waiver of its and its insured's right of recovery, and (b) shall endeavor to obtain from their respective insurers an appropriate clause in, or an endorsement upon, each such insurance policy pursuant to which each such insurer shall agree that the foregoing waiver shall not affect the validity or enforceability of its insured's coverage. If such a clause or endorsement is obtainable only upon payment of an additional premium, each party shall pay such additional premium and, if either Landlord or the Board of Managers are required to pay such additional premium, the same shall be included in Operating Expenses. If Tenant's insurer shall refuse to issue such clause or endorsement even with an additional premium, then Landlord shall have the right to designate another insurer with a Best's Insurance Guide rating of A-/XII or better who would be prepared to permit such clause or endorsement and Tenant shall use such other insurer. If it is not possible to obtain a clause or endorsement of the type described in clause (b) above, then the party unable to obtain such clause or endorsement shall notify the other parties of this fact and such parties shall no longer be obligated hereunder to endeavor to obtain such a clause or endorsement in their insurance policies. The provisions of this Paragraph 5 shall be applicable to any new or renewal property or business interruption insurance policies which Tenant may obtain during the Term.

6.	Insurance for Alterations.  During the performance of any
Alteration, Tenant shall maintain the insurance described in Exhibit J.

	EXHIBIT J

	Alteration Requirements


The following requirements (collectively, the "Alteration
Requirements") shall be complied with as a condition to the performance of all Alterations by Tenant pursuant to Section 8.1 of the
Lease:

		1.	Contractors.

1.1.	Approval of Contractors.  Prior to commencing any Alteration
(other than a Decorative Alteration), Tenant shall submit to Landlord for its approval (which shall not be unreasonably withheld or delayed) a list of the contractors and subcontractors (categorized by trade) which Tenant proposes to use or from which Tenant proposes to solicit bids in connection therewith. If Landlord shall fail within 30 days (10 Business Days in the case of Tenant's initial Alterations) to approve Tenant's proposed contractors or subcontractors, then for all purposes of this Lease Landlord shall be deemed to have approved the same. If, prior to or after commencement of any Alteration, there is a change in the contractors or subcontractors, Tenant shall submit a new or supplemental list and the foregoing provisions of this Paragraph 1 shall be applicable thereto. As of the date hereof, each of the Board of Managers and the Landlord approves the architects, engineers, contractors and subcontractors listed on Exhibit Q annexed hereto for the Performance of Tenant's Work. Landlord agrees to use all reasonable efforts to promptly approve or disapprove Tenant's proposed contractors or subcontractors before the 30 day (or 10
Business Days, as the case may be) time period allowed on this Paragraph 1.1.

1.2.	Contractors for Certain Work.  Notwithstanding anything to
the contrary in the Building Standards or in this Exhibit J, connections to, and disconnections from, the Building's fire safety system, the Building's sprinkler system, and the Building's condenser or chilled water system shall be performed, in each case, solely at Tenant's expense, and only by contractors acceptable to both the Board of Managers and Landlord.

2.	Submission of Plans and Specifications.


2.1.	Number and Form.  Prior to commencing any Alteration (other
than a Decorative Alteration or the installation or removal of Tenant's Property), Tenant shall submit (i) to the Building Manager 1 paper sepia and 3 paper sets of the Plans and Specifications for such Alteration together with one copy on disk in a format to be determined by Landlord (except with respect to Tenant's Initial Plans and Specifications which is governed by Paragraph 8 of Exhibit D-3) and
(ii) to Landlord (and, if Landlord requests, to the Board of Managers) a statement or certificate from a licensed architect or professional engineer licensed to practice as such in the State of New York selected by Tenant and reasonably satisfactory to Landlord ("Tenant's
Architect") certifying that such Alteration is not a Structural Alteration (as such term is defined in the Declaration). As used in the preceding sentence, the term "Plans and Specifications" shall mean architectural, mechanical, electrical, sprinkler and structural plans and specifications conforming to the requirements set forth in the Building Standards and prepared at Tenant's cost and expense (which cost and expense shall be included in the Cost of the Work for the purposes of Paragraph 6.1 of Exhibit D) by Tenant's Architect, which Plans and Specifications shall bear the seal of Tenant's Architect and shall be in form, content and detail (a) sufficient to secure all required governmental approvals and permits, (b) reasonably sufficient for a contractor to perform the work covered thereby and shown thereon, and (c) reasonably sufficient to determine (i) if the materials to be used by Tenant meet the Building Standards, (ii) if the Alteration is likely to comply with all Laws, and
(iii) the effect of the Alteration on the structural components and Building Service Systems of the Unit and the Building. The Initial
Plans and Specifications shall also comply with the provisions of Schedule D-3 to Exhibit D of this Lease.

2.2.	Standards, Time and Procedures for Approval.  All
submissions of Plans and Specifications shall be made, together with a letter from Tenant requesting approval of such Plans and Specifications, by hand delivery to the Address of the Building
Manager, or to such other Persons and address as may be hereafter designated by Landlord (the "Building Manager"). Landlord shall not unreasonably withhold or delay its approval of any Plans and Specifications (or any revisions thereto) submitted by Tenant and, in any case, shall, within 30 days (10 Business Days in the case of the Initial Plans and Specifications) of Landlord's receipt of such Plans and Specifications or such revisions, as the case may be, either (a) approve of such Plans and Specifications or such revisions or (b) disapprove of such Plans and Specifications or such revisions and include with such disapproval a statement of the reasons therefor (which reasons themselves must be reasonable); provided, however, that if such Plans and Specifications or such revisions are of a nature and/or complexity not customarily found in build-outs of office space in Comparable Buildings, then such 30-day period (10 Business Day period in the case of the Initial Plans and Specifications) shall be extended to 45 days (15 Business Days in the case of the Initial Plans and Specifications). If Landlord shall fail within the time period set forth above to approve or disapprove any Plans and Specifications (including with such disapproval the required statement), then, for all purposes of this Exhibit J and the Lease, Landlord shall be deemed to have approved the same.

2.2.1.	Any revision to previously-approved Plans and Specifications, regardless of whether such revision is made prior to or after commencement of such Alteration, shall be subject to review and approval or disapproval by Landlord in accordance with the requirements of the preceding paragraph. Landlord covenants to act as promptly as commercially practicable to respond to such revisions, but in no event later than the time periods specified in Paragraph 2.2 above.

2.2.2.	Tenant acknowledges that (a) the Board of Managers has the
right to approve of the Plans and Specifications pursuant to the Declaration.

2.2.3.	The review and approval by Landlord, the Board of Managers
and/or their respective agents of any Alteration or of any Plans and Specifications are solely for the benefit of Landlord and/or the Board of Managers, and, except as expressly set forth in this Lease, neither Landlord nor the Board of Managers nor any of their respective agents shall have any duty toward Tenant or any other Person claiming through or under Tenant to grant or withhold their consent, nor shall Landlord or the Board of Managers or any of their respective agents be deemed to have made any representation or warranty to Tenant, or have any liability, with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of the Plans and Specifications, the Alteration, its design, or any other matter regarding the Alteration.

3.	Governmental Approvals and Permits.  Prior to commencing
any Alteration (other than a Decorative Alteration), Tenant, at its expense (which expense may be included in the Cost of Work for Paragraph 6.1 of Exhibit D), (a) shall prepare all applications and other documents necessary for filing with the appropriate governmental authorities, including the Plans and Specifications, required for the lawful commencement, performance and completion of any Alteration,
(b) shall submit to the Building Manager (and, if otherwise required under this Lease, Landlord and the Board of Managers) for its execution one (or more, if necessary) "owner-signed" set of such applications and other documents requiring "owner" execution thereof, and (c) shall, except as otherwise provided herein, file such applications and other documents and thereafter secure and maintain all necessary permits and approvals for the construction of the Alteration. Tenant shall deliver copies of all such permits and approvals to the Building Manager promptly upon obtaining the same. With respect to the matters set forth in clauses (a) and (c) in the preceding sentence, Landlord agrees to cooperate with Tenant, and to execute and deliver such documents as may be reasonably necessary in connection with Tenant's applications and filings, provided that such documents as to Tenant's information are completed and are otherwise satisfactory for filing. And, to the extent that such applications or filings may only be obtained or filed by Landlord (and not Tenant or its agents), Landlord agrees (at Tenant's cost and expense) to obtain and/or file such applications or filings upon Tenant's prior written request, provided that Tenant reimburses Landlord for all costs and expenses incurred in connection therewith.

4.	Insurance for Alterations.

4.1.	Generally.  Throughout the performance of any Alteration,
Tenant shall maintain, with insurers meeting the requirements of Paragraph 2 of Exhibit I, the insurance specified in Paragraph 4.2 of this Exhibit J and any other insurance that the Board of Managers may require if such other insurance is required by the Board of Managers of all owners of condominium units in the Building and all tenants and occupants thereof who are performing Alterations. Landlord and the Persons specified in Paragraph 2 of Exhibit I shall be designated as additional insureds on the insurance policies. Tenant shall furnish Landlord and the Board of Managers with certificates of insurance evidencing that such insurance has been obtained and is in effect prior to the commencement of any Alteration.

4.2.	Required Insurance.  Throughout the performance of any
Alteration, Tenant shall maintain the following insurance: (a) workers' compensation insurance and employer's liability coverage in statutory limits, (b) builder's risk insurance, with vandalism and malicious mischief endorsements, completed value form covering all physical loss (including any loss of or damage to supplies, machinery and equipment) in connection with the performance of such Alteration, and
(c) broad-form commercial general liability insurance, with a completed operations endorsement and a contractual liability endorsement, covering any occurrence in or about the Premises, the Unit or the Building in connection with such Alteration, with limits of not less than $5,000,000 and with a $5,000,000 limit for bodily injury, including death, property damage and personal injury. Landlord may, from time to time, but not more frequently than once every year, adjust the minimum limits set forth above.

4.3.	Contractor's Indemnity.  Tenant shall require all contractors engaged by Tenant and all subcontractors engaged by any such contractor to deliver to Landlord an instrument providing as follows prior to commencing work on any Alteration:

"The undersigned shall indemnify and hold harmless Landlord, Tenant, the owners of the other condominium units in the Building, the managing agent of the Unit, the managing agent of the Common
Elements, the Board of Managers and any Senior Interest Holder and the officers, partners and directors of any of them (the "indemnities") from and against, any loss, cost, expense, liability or damage (including, without limitation, judgments, attorneys' fees, court costs and the cost of appellate proceedings), that any indemnitee may incur because of injury to, or death of, any Person or on account of any damage to property, including loss of use thereof, or any other claim to the extent arising out of the negligence or willful misconduct of the undersigned or any of its subcontractors or any of the officers, directors, employees or agents of the undersigned or of any such subcontractors, or anyone directly or indirectly employed by the undersigned or anyone for whose acts the undersigned may become liable regardless of whether such loss, cost, expense, liability or damage may be caused in part by the negligence of an indemnitee."


5.	Reimbursement of Costs and Expenses.  Tenant shall pay to
Landlord and/or the Board of Managers, within 20 days after written demand therefor (which demand shall include bills, invoices and other back-up documentation reasonably sufficient to substantiate such costs and expenses), (a) all reasonable costs and expenses (which expenses may be included in the Cost of Work for Paragraph 6.1 of Exhibit D) incurred by Landlord and/or the Board of Managers in reviewing Tenant's Plans and Specifications (other than Initial Plans and Specifications for the Premises) for, and inspecting work being performed on, any Alteration to determine whether it is being performed in accordance with the Plans and Specifications and in compliance with Law and the requirements of this Lease, including the reasonable fees of any attorneys, architects, engineers, building code consultants or other Persons retained by Landlord and/or the Board of Managers for such purpose, and (b) all reasonable incremental costs (e.g., the costs of supplemental security personnel, temporary maintenance service, use of hoist, removal of waste and debris) incurred by Landlord and/or the Board of Managers as a result of any Alteration.

6.	Completion of Alterations.

6.1.	Evidence of Completion.  Within 30 days after completion of
an Alteration, Tenant shall, at its expense, secure all required final approvals, certificates or other documents required hereunder in connection with such Alteration and deliver copies thereof to Landlord promptly upon obtaining the same.

6.2.	Violations and Liens.  (a)  Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation of all notices of violation arising from or otherwise connected with any Alteration, or any other work, labor, services or materials done for or supplied to Tenant, or any Person claiming through or under Tenant, issued by any governmental or public authority. Subject to Paragraph 6.2(b) below, Tenant, at its expense, shall satisfy or discharge of record each mechanics or other lien or encumbrance filed, claimed or asserted in connection with any Alteration or any other work, labor, services or materials done for or supplied to Tenant or any Person claiming through or under Tenant (each, a "Mechanics Lien") within 20 days after it is filed. If Tenant does not so timely satisfy or discharge any such Mechanics Lien, Landlord or the Board of Managers may (but neither shall be obligated to) satisfy or discharge the same and take any other action reasonably necessary to protect the title to the Premises or the Building with respect to such Mechanic's Lien, including without limitation, dismissing an action to foreclose such Mechanic's Lien and removing a notice of pendency of such action. Tenant shall reimburse Landlord (or the Board of Managers, as the case may be) within 20 days after demand for all reasonable costs and expenses so incurred without regard to any defense or offset that Tenant may have had against the claimant.

(b)	Provided Tenant is not in default under the Lease, Tenant shall have the right to contest in good faith and with diligence the correctness or the validity of any Mechanics Lien if Tenant procures a lien release bond (covering all amounts, including attorneys fees, potentially recoverable by the claimant and otherwise in a form and issued by a surety satisfactory to Landlord) in an amount equal to 125% of the amount of the Mechanics Lien. Nothing in this Exhibit J or in the Lease shall be construed as a consent on the part of Landlord to subjecting Landlord's estate in the Premises to any lien or liability under the Lien Law of the State of New York.

6.3.	As Built Plans.  Within 30 days after completion of an
Alteration, Tenant shall, at its expense, deliver to each of Landlord, the Board of Managers and the Building Manager a full and complete set of "as-built" plans in the form required by the Building Standards.


6.4.	[Intentionally Deleted.]

6.5.	Relocation of Smoke Detectors.  If any smoke detectors are
relocated during an Alteration, Tenant shall, at its expense, relocate such smoke detector in accordance with all Laws and Building
Standards applicable thereto, and if requested by Landlord, provide to Landlord a certificate in form and content reasonably satisfactory to Landlord and Tenant.

7.	General Conditions for Performance of Alterations.

7.1.	Performance of Work.  Tenant shall perform all work in
accordance with the Building Standards, the Building Rules and Regulations, and Law. Such work shall be diligently performed in a good and workmanlike manner so as not to unreasonably interfere with, or cause unreasonable interruption of, the operation and maintenance of the Building, cause unreasonable interference with the use and occupancy of the Unit or the Building by other tenants and occupants and in a manner that does not unreasonably interfere with, delay, or impose additional expense on Landlord or the Board of Managers with respect to, the construction, maintenance, cleaning, repair, safety, management, security or operation of the Unit or the Building, as the case may be.

7.2.	Inspection.  Landlord and the Board of Managers (or their
agents) shall have the right to inspect work on any Alteration at reasonable times (except in the case of emergencies) after reasonable prior notice to Tenant (which notice may be oral), except in an emergency in which case no notice shall be required. Except in the case of an emergency, an agent or employee of Tenant shall accompany Landlord, the Board of Managers or any of their agents on any such inspection.

7.3.	Labor Harmony.  If any Alteration being performed by Tenant
or its contractors causes any labor disturbances or unrest, Tenant shall, or shall cause Tenant's contractor to, rectify the same as soon as is reasonably possible following written demand therefor by Landlord or the Board of Managers, unless failure to rectify such disturbance or unrest immediately will result in an emergency situation, in which event Tenant shall, or shall cause Tenant's contractor to, rectify such disturbance or unrest immediately. If Tenant or Tenant's contractor shall fail to comply with the aforesaid demand (whether or not such failure is Tenant's fault), Landlord, by further notice to Tenant, may direct Tenant to suspend all work being performed by or on behalf of Tenant in connection with such Alteration, and Tenant shall thereupon immediately do so until such disturbance or unrest is rectified in the reasonable judgment of Landlord or the Board of Managers, as the case may be.


7.4.	Use of Freight Elevators.  Tenant shall have the right, together with any other tenants or occupants of the Building, to reserve, from time to time, the freight elevators serving the Premises for its use by reasonable prior notice to the Building Manager and subject to the Rules and Regulations. If Tenant uses the freight elevators after Business Hours, Tenant shall pay the cost of the Building employee(s) required to operate such freight elevator after Business Hours. All building materials and other bulky freight shall be transported in accordance with the Building Standards.

7.5.	Construction Hours.  Any Alteration which is noisy or
otherwise disruptive to other occupants of the Building shall be performed only during non-Business Hours, and in any case, any Alteration shall be performed only in accordance with the Building Standards.

7.6.	Decorative Alterations.  Tenant may, without complying with
Paragraph 1, 2, 3, 6.1 and 6.3 of this Exhibit J, make any Alteration which consists solely of painting, installing or removing wallcovering or installing or removing carpeting or other floor covering or which consists solely of installing or removing Tenant's Property (collectively, a "Decorative Alteration"); provided, however, that Tenant shall perform such Decorative Alteration in accordance with all other applicable provisions of this Exhibit J.


	EXHIBIT K


	Form of Subordination, Nondisturbance and
	           Attornment Agreement


THIS SUBORDINATION, NONDISTURBANCE AND
ATTORNMENT AGREEMENT (this "Agreement") is made as of ________ __, 1997, by and among THE BOARD OF MANAGERS
OF THE 125 BROAD CONDOMINIUM (the "Board"),
FAHNESTOCK & CO. INC., a New York corporation ("Tenant"), and NY BROAD HOLDINGS, INC., a Delaware corporation
("Landlord").

WHEREAS, Tenant and Landlord have entered into that certain Office Space Lease dated as of ___________ __, 1997 (as the same may be amended from time to time, the "Lease") by which Tenant shall lease from Landlord certain space being all of the 15th and 16th floors (such space, together with such other additional space, including the First Expansion Space and Second Expansion Space (as such terms are defined in the Lease) with respect to portions of the 14th floor, as Tenant may from time to time be leasing pursuant to the Lease, the "Premises"), in Commercial Unit C (the "Unit") in The 125 Broad Condominium (the "Condominium") established by that certain
Declaration of Condominium dated December 23, 1994, recorded in the Office of the Register of the City of New York in New York
County on January 10, 1995 in Reel 2171 at Page 1959 (as such declaration may hereafter be amended or restated from time to time, the "Declaration");

WHEREAS, the Premises are leased for a term of approximately 16 years with one (1) five (5) year renewal option; and

WHEREAS, Tenant has requested Landlord to cause the Board to execute and deliver to Tenant this Agreement,

NOW, THEREFORE, in consideration of the foregoing, and of the mutual premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1.	The Lease, and the rights of Tenant under it, are subordinate and subject to (i) the Declaration, (ii) the By-Laws of The 125 Broad Condominium attached to the Declaration (the "By-Laws"), (iii) the
Rules and Regulations of The 125 Broad Condominium attached to the
Lease as Exhibit F (the "Rules and Regulations"), and (iv) the Building Standards for Alterations for The 125 Broad Condominium attached to the Lease as Exhibit E (the "Building Standards") and all amendments thereto (the Declaration, the By-Laws, the Rules and Regulations and the Building Standards being hereinafter collectively referred to as the "Condominium Documents"). Notwithstanding the preceding sentence, neither the Lease nor Tenant's rights thereunder shall be subject and subordinate to, nor shall Tenant be required to comply with, (a) any amendments or modifications to any of the Condominium Documents that impair or interfere with Tenant's rights or increase Tenant's obligations under the Lease in a discriminatory manner, or (b) any resolutions or decisions of the Board adopted pursuant to the Condominium Documents after the date hereof that impair or interfere with Tenant's rights or increase Tenant's obligations under the Lease in a discriminatory manner.

2.	The Lease is subordinate to the Board's lien on the Unit for
Common Charges and Unit Expenses (as such terms are defined in the Declaration) and any interest thereon in accordance with the Declaration (the "Board's Lien").

3.	The Lease is subordinate to the Ground Lease (as hereinafter defined), as the Ground Lease may be modified or amended from time to time.

4.	As long as at the time of the exercise of any right described in clauses (a), (b) or (c) below, no default under the Lease shall have continued for such period as would entitle Landlord to terminate the Lease or dispossess Tenant thereunder, Tenant shall not be named or joined in any action or proceeding to foreclose the Board's Lien, and the Lease shall not be terminated, nor shall any of the rights or obligations of Tenant granted under the Lease be affected in any manner, in (a) any foreclosure or other action or proceeding instituted under or in connection with the Board's Lien, (b) the exercise of any rights of the Board in connection with the enforcement of the Board's Lien, or (c) the taking of possession of the Premises or the Unit pursuant to any provisions of the Condominium Documents or otherwise by the Board or any person(s) acquiring the interest of Landlord, their successors and assigns, by reason of foreclosure and, subject to proviso (ii) below, the Board or such person(s) shall succeed to Landlord's obligations under the Lease; provided, however, that (i) no provision in the Lease allowing a reduction in the rent payable by Tenant thereunder by reason of a foreclosure of the Board's Lien shall survive any such foreclosure, even though Tenant is not joined in such action or proceeding, it being understood and agreed that the Board need only given Tenant written notice of such foreclosure for this clause (i) to be operative, and (ii) the person acquiring the interest of Landlord by reason of foreclosure of the Board's Lien and such person's successors and assigns (collectively, the "Purchaser") shall not be:

(A)	bound by any rent which Tenant might have paid for more than the current month to any prior landlord under the Lease;

(B)	liable for any previous act or omission of any prior landlord under the Lease;

(C)	subject to any defense or offset previously accrued in favor of
Tenant against any prior landlord under the Lease;

(D)	liable for the return of any deposit, rental security or any other sums deposited with any prior landlord under the Lease, except to the extent such sums have been paid over to the Purchaser;

(E)	obligated to complete any construction work required to be
done by Landlord pursuant to the provisions of the Lease, to reimburse Tenant for any construction work done by Tenant, or to make any funds available to Tenant in connection with any such construction work;

(F)	required to make any repairs to the Premises required as a
result of fire or other casualty or by reason of condemnation, unless the Board, as Landlord, shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs;

(G)	required to make any capital improvements to the Building or to the Premises which Landlord may have agreed to make, but had not completed, or to perform or provide any services not contained in
Article VI of the Lease or not related to possession or quiet enjoyment of the Premises;

(H)	required to perform any of Landlord's obligations under any
lease takeover agreement or similar arrangement between Tenant and Landlord, nor subject to any offsets provided for under the Lease related to Landlord's failure to perform its obligations thereunder or under any such agreement except for offsets in Article XXII of the Lease; or

(I)	subject to any provisions of the Lease which are personal to
Landlord or otherwise impossible for the Board to perform.

5.	Tenant shall not, without obtaining the prior written consent of the Board, (a) enter into any agreement amending, modifying or terminating the Lease, (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, except pursuant to estimates of taxes and operating expenses in Article IV of the Lease, (c) voluntarily surrender the Premises or terminate the Lease without cause or shorten the term thereof, except pursuant to Article IX, Article X, and Article XX of the Lease, (d) assign the Lease or sublet the Premises or any part thereof other than pursuant to the provisions of the Lease, or (e) subordinate the Lease to any other lien; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting or subordination, without the Board's prior consent, shall not be binding upon the Board; it being agreed that, notwithstanding anything in this paragraph to the contrary, no consent of the Board shall be required in connection with Tenant's exercise of its Termination Right (as hereinafter defined).


6.	Tenant hereby represents and warrants to the Board that as of the date hereof, (a) Tenant is the owner and holder of the Tenant's interest under the Lease, (b) the Lease is in full force and effect and has not been modified or amended, and no other agreements or understandings exist with respect to the Tenant's interests under the Lease or the Premises, except for such agreements as are specifically contemplated by the Lease, (c) the term of the Lease commenced on the Commencement Date (as such term is defined in the Lease) and will expire on the Expiration Date (as such term is defined in the Lease) pursuant to the provisions thereof, (d) except as provided in Article
XVII of the Lease, there are no extension or renewal options or obligations under the Lease, (e) there is no security deposit, but Tenant has the right to post security in circumstances described in Article
XXIV, (f) except as provided in Article XVIII, Article XIX and Article XXIII of the Lease, the Lease does not contain any expansion option with respect to any other portion of the Unit, nor any purchase option or first-refusal rights or other rights or interests with respect to the Premises, (g) the construction of the Premises has not been completed for Tenant's initial occupancy thereof, and Tenant has not taken possession of the same on a rent-paying basis, and rent shall be abated under the Lease through and including the installment due on October
8, 1998 as such date may be extended pursuant to the Lease, (h)
Tenant has not received any notice that Tenant is in default under any of the terms, covenants or provisions of the Lease, and Tenant, to the best of its knowledge, knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default by Tenant under the Lease, (i) neither Tenant nor, to the best of Tenant's knowledge, Landlord has commenced an action or given or received any notice for the purpose of terminating the Lease, and (j) all rents, additional rents or other sums due and payable under the Lease
(of which none have become due or payable at present) have been paid in full, and no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof.

7.	(A)	The Board acknowledges that under the terms of the
Lease, Tenant has the right to (i) extend the term of the Lease pursuant to the provisions of Article XVII of the Lease (the "Renewal Right"),
(ii) expand its occupancy in the Unit to include the fourteenth floor in the Unit pursuant to the provisions of Articles XVIII and XIX of the Lease and additional storage space pursuant to Article XXII (the "Expansion Right") and (iii) terminate the lease pursuant to Articles IX, X or XX of the Lease (the "Termination Right").

(B)	The Board agrees that the exercise by Tenant of (i) its Renewal
Right pursuant to the terms and conditions of Article XVII or (ii) its Expansion Right pursuant to the terms and conditions of Articles
XVIII and XIX of the Lease will not be deemed to constitute a new lease or occupancy for purposes of Paragraph 18(a) and (b) of the Declaration, and will not be considered a new lease, sublease, assignment or occupancy under the Lease or Declaration requiring the Board's further consent.



(C)	The Board acknowledges Tenant's right to allow certain
individuals or entities to occupy desk space in the Premises in accordance with Section 14.9 of the Lease. The Board agrees that the occupancy by certain individuals or entities of desk space in the Premises pursuant to Section 14.9 of the Lease will not be deemed to violate the requirements of Paragraph 18 of the Declaration, and will not be considered a lease, sublease, assignment or occupancy under the Lease or Declaration requiring the Board's further consent.

(D)	The Board acknowledges and consents to the recording of the
Memorandum (and the Termination of Memorandum) in accordance with Section 16.3.

(E)	The Board hereby agrees that it shall use all reasonable efforts to enforce the Building Rules and Regulations and the terms and provisions of the Condominium Documents, in each case, to the extent such relate to the use to the roof of the Building in a uniform and non-discriminatory manner with respect to the occupants of the Building (including without limitation Tenant).

(F)	The Board hereby agrees to permit the Landlord to install,
maintain and operate, and allow Tenant a listing of at least 138 names in, the Building Directory (as defined in the Lease) in accordance with the specifications set forth in Section 16.16 of the Lease.

(G)	The Board of Managers has been advised that Tenant intends
(i) to install a staircase between the fifteenth (15th) and sixteenth (16th) floors of the Premises and, upon exercise of the First Expansion Option or the Second Expansion Option, between the fourteenth (14th) and fifteenth (15th) floors and (ii) to install a vault on the fifteenth (15th) or sixteenth (16th) floor of the Premises, and the Board of Managers agrees that it will not unreasonably withhold its consent to the plans for such alterations; provided that such alterations comply with the alteration provisions of the Condominium Documents and Tenant has made adequate provision in its plans to protect the structure and integrity of the Building.

8.	The Board hereby certifies that, as of the date hereof, to the best of the Board's knowledge, the Landlord is not in default under the Condominium Documents and no notice of default has been delivered.

9.	The Board of Managers acknowledges receipt of the notice
letter described in Exhibit X to the Lease with respect to the delivery of notices under the Condominium Documents to Tenant. The Board agrees that Tenant, at its sole option, after receipt of the above mentioned notice from the Board, may cure any pending default of Landlord; provided, that, in no event shall Tenant's time period to cure Landlord's default hereunder extend beyond the time period permitted to Landlord for such cure, if any, under the Condominium Documents.
Notice to Tenant should be in accordance with the Notice provisions (Section 16.13) of the Lease.


10.	In the event that the Purchaser succeeds to the interests of
Landlord under the Lease by reason of foreclosure of the Board's Lien or otherwise, Tenant shall be bound to the Purchaser under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining, with the same force and effect as if the Purchaser were the landlord under the Lease, and Tenant does hereby attorn to the Purchaser, including the Board if it be the Purchaser, as its landlord, said attornment to be effective and self-operative without the execution of any further instruments upon the Purchaser succeeding to the interest of Landlord under the Lease, provided that Tenant shall not be obligated to pay any rent to the Purchaser until Tenant has received notice from the Purchaser that it has succeeded to such interest.
Tenant shall be entitled to rely solely upon such notice given by Purchaser.

11.	This Agreement shall run with the land and bind all future
Boards of Managers and owners of units in the Condominium. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective representatives, successors and assigns.

12.	The Premises shall be used solely for office use and related uses incident thereto in accordance with the terms, provisions, covenants and conditions set forth in the Declaration.


13.	As used herein, "Ground Lease" shall mean:  That certain
Lease dated December 31, 1968, between John P. McGrath and Sol G.
Atlas, as landlord, and Two New York Plaza Company, as tenant, a memorandum of which was recorded on May 21, 1969, in the Office of the Register, New York County, New York (the "Register's Office"), in Reel 140, Page 730, which lease affects certain real property located in the City County and State of New York, commonly known as 125
Broad Street, New York, New York, which lease has been amended by the following agreements: (a) Memorandum of Agreement modifying Lease, dated as of December 1, 1969, and recorded on March 19, 1970, in the Register's Office in Reel 168, Page 1219; (b) Memorandum of Modification of Lease with option to purchase, dated as of June 28, 1974, and recorded on July 2, 1974, in the Register's Office in Reel 318, Page 401; (c) Assignment of Lease to American
Express Company, dated June 28, 1974, and recorded in the Register's office in Reel 318, Page 410; (d) Assignment of Lease to American
Express Company and American Express International Banking
Company, dated March 26, 1976, and recorded on April 19, 1976, in the Register's Office in Reel 367, Page 80; (e) Assignment of Partial Interest in Lease to Ardmore Properties, Inc., recorded in the Register's Office in Reel 585. Page 1881; (f) Assignment of Lease by Ardmore Properties, Inc. to American Express Company dated June 24, 1982, and recorded in the Register's Office on June 29, 1982, in Reel 628,
Page 1067; (g) Amendment of Lease by and between Sandra Atlas
Bass, John P. McGrath and Arthur Roth, as Executors under the Last
Will and Testament of Sol G. Atlas, deceased, and John P. McGrath, individually, as lessors, and American Express Company and American Express International Banking Corporation, as lessees, dated July 1, 1979, and recorded in the Register's Office on April 1, 1983, in Reel 679, Page 1277; (h) Assignment of Lease by American Express
Company and American Express International Banking Corporation, as assignors, to Olympia & York 125 Broad Street Company, as assignee, dated February 1, 1983, and recorded in the Register's Office on February 3, 1983, in Reel 695, Page 1305 and (i) Modification
Agreement for Ground Lease, dated as of December 28, 1994, among
Sandra Atlas Bass and Robert Zabelle, as Executors, and Lucy
McGrath, as Executrix, as Lessors, and Sullivan & Cromwell, Johnson
& Higgins, and Landlord, as Lessee.

14.	This Agreement may be executed in one (1) or more
counterparts, each of which shall be deemed to be an original, which, when read together, shall constitute one and the same instrument.

15.	(a)  The Board acknowledges that in order to receive Further
Benefits (as defined in the Lease), Tenant is planning to sublease the Premises to The Industrial Development Agency of the City of New
York (the "IDA") and the IDA will then sub-sublease the Premises to Tenant. Tenant covenants that (i) the sublease to the IDA will not give the IDA any right to occupy the Premises at any time, (ii) Tenant shall at all times comply with the public liability and plate glass insurance required under Paragraph 18(c) of the Declaration, and (iii) in the event that the Lease or the sub-sublease by the IDA to Tenant terminates or expires, the sublease by Tenant to the IDA shall also immediately terminate or expire.

(b)	Before entering into the sublease or sub-sublease transaction described above, Tenant will obtain the consent of the Board, which consent shall not be unreasonably withheld or delayed. Provided that such consent is given, (i) the Board agrees to deliver evidence of its consent to such sublease and sub-sublease in the form required by the IDA and reasonably satisfactory to the Board and Tenant and (ii) the Board shall waive (A) the applicability of clauses (1) and (5) of Paragraph 18(b), (B) the requirement regarding the language contained in Section 16.03 of the Ground Lease set forth in Paragraph 18(c), and (C) the public liability and plate glass insurance required under Paragraph 18(c), of the Declaration to such sublease by Tenant to the IDA.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

THE BOARD OF MANAGERS OF THE 125 BROAD
CONDOMINIUM


By:______________________________________________
Name:____________________________________________
Title:_____________________________________________


By:______________________________________________
Name:____________________________________________
Title:_____________________________________________


TENANT:	FAHNESTOCK & CO., INC., a New York
corporation


By:______________________________________________
Name:____________________________________________
Title:_____________________________________________


LANDLORD:	NY BROAD HOLDINGS, INC., a Delaware
corporation


By:______________________________________________
Name:____________________________________________
Title:_____________________________________________

STATE OF NEW YORK	)
                                  	) ss.:
COUNTY OF NEW YORK	)


On the __ day of _____________, before me personally came
_________________, to me known, who, being by me duly sworn, did depose and say he resides at ___________________; that he is the ____________ of the Board of Managers of The 125 Broad
Condominium, the entity described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Managers of The 125 Broad Condominium.



    _________________________
                Notary Public




STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)


On the ____ day of ______________, before me personally came
________________, to me known, who, being by me duly sworn, did depose and say that he resides at __________________________; that he is the _____________ of FAHNESTOCK & CO., INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.


______________________
  Notary Public



STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)


On the ______ day of ________________, before me personally came ______________, to me known to be the individual who executed the foregoing instrument, and who, being by me duly sworn, did depose and say that he resides at ____________________; that he is the _________ of NY BROAD HOLDINGS, INC., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



______________________
  Notary Public





	EXHIBIT L

	Form of Estoppel Certificate


[Addressee]
___________________
___________________

Gentlemen:

Fahnestock & Co. Inc., as "Tenant", and NY Broad Holdings, Inc., as "Landlord", entered into an office space lease dated as of ____________, 1997, ("Lease"), in which Landlord leased to Tenant, and Tenant hired from Landlord, certain premises located in the City of New York, New York and described in said Lease as the "Premises".
Tenant is executing and delivering this certificate with the understanding that either a potential buyer or lessee is contemplating acquiring or leasing all or part of the Unit (as defined in the Lease) or a potential lender is contemplating providing financing secured by the Unit, and that such buyer, lessee or lender, or some other party taking action based in part upon this certificate, will be entering into such transaction in material reliance on this certificate. In furtherance of the foregoing, the undersigned hereby certifies and agrees as follows:

1.	The Lease is in full force and effect and has not been amended, modified, supplemented or assigned by Tenant except by written agreement(s) dated ______________, 19__, and such agreement(s) are in full force and effect. The Lease [as modified] represents the entire agreement between Landlord and Tenant.

2.	Tenant's current address for receipt of notices under the Lease is:
________________________________________________________
_____________________________.

3.	Tenant has not received any concession (rental or otherwise) in connection with leasing the Premises except as follows:
_________________________________________________
________________________________________________________
_________. All of the foregoing concessions have been fully satisfied by Landlord except as follows: ____________.

4.	Construction of all tenant improvements required under the
Lease has been satisfactorily completed, and Tenant has accepted the Premises and presently occupies them, and is paying rent on a current basis, except as follows: _________________. Tenant presently occupies all of the Premises and no person (other than Tenant) is subletting or occupying any part of the Premises except as follows:
_____________.

5.	Base Rent (as defined in the Lease) in the amount of
$________________ was payable commencing on _____________,
19__. Base Rent has been paid through ___________________, and no Base Rent has been paid by Tenant in advance under the Lease except as follows: ___________________________.

6.	The amount of Tenant's Tax Payment (as defined in the Lease)
currently payable by Tenant is $_________ per year (payable in semi-annual installments), and the amount of Tenant's Operating Payment (as defined in the Lease) currently payable by Tenant is $_________ per month; Tenant has paid such amounts up to and including the Tenant's Tax Payment due on __________, 19__ and the Tenant's Operating Payment due on __________, 19__. A security deposit in the amount of $_______________ was deposited with Landlord upon execution of the Lease.

7.	Tenant has no claim against Landlord for any security deposit, prepaid fee or charge or prepaid rent except as disclosed in Paragraph 5 or 6 of this certificate.

8.	As of the date of this certificate, Tenant has not received any notice of default with respect to the performance of any of its covenants, agreements and obligations under the Lease, or of any breach of the Lease.

9.	As of the date of this certificate, to the best of Tenant's
knowledge, Landlord is not in default in the performance of any of its covenants, agreements and obligations under the Lease and has not committed any breach of the Lease, except as follows: _________. As of the date of this certificate, no notice of default has been given to Landlord and Tenant has not asserted any setoffs, claims or defenses to the enforcement of the Lease, except as follows:

10.	To the best of Tenant's knowledge, there are no pending suits, proceedings, judgments, bankruptcies, liens or executions against Tenant or any affiliate of Tenant which could affect Tenant's ability to perform its obligations under the Lease.

11.	Tenant does not have any rights or options to purchase all or any part of the Building (as defined in the Lease).

12.	Tenant does not have any rights or options to renew the Lease or to lease additional space in the Building except as follows:
___________________________________________
________________________________________________________
___________________.

13.	From and after the date hereof, Tenant will not pay any rent under the Lease more than one month in advance of its due date.


This certificate is hereby executed and effective as of the date first above written by a duly authorized officer or partner of Tenant.

FAHNESTOCK & CO. INC., as Tenant


By:______________________________

Its:______________________________

	EXHIBIT M

The Rentable Area of each floor of the Unit is as follows:

	Unit C

Floor					Square Footage
12th Floor					33,825
13th Floor					33,743
14th Floor					33,948
15th Floor					34,504
16th Floor					34,504
19th Floor					34,504
    205,028


	Method for Measurement
	of Rentable Area
	for Single Tenant Floor


The Rentable Area of any floor of the Unit occupied by a single tenant shall be determined as follows:

1.	Measure the floor to the outside surface of exterior walls, or to the outside surface of the glass, as the case may be. Subtract from this area the following areas:

(a)	Public elevator shafts and elevator machines and their enclosing walls;

(b)	Public stairs and their enclosing walls;

(c)	Heating, ventilating and air conditioning facilities (including pipes, ducts and shafts), and their enclosing walls, unless such equipment, mechanical room space, or shafts serve such floor;

(d)	Fire towers and fire tower courts and their enclosing walls;

(e)	Main telephone equipment rooms and main electric switchgear
rooms, and their enclosing walls, except for telephone equipment and electric switchgear rooms exclusively serving the Premises.


2.	The Rentable Area of such floor shall be equal to the product of the net useable area determined above and 125%.


	Method for Measurement
	of Rentable Area
	for Multi-Tenant Floor

The Rentable Area of any space ("Space") leased or held for lease on a floor of the Unit, the entire leasable space on which floor is not leased to a single tenant shall be determined as follows:

1.	Determine, separately for each Space on such floor, the area enclosed by the enclosing walls of such Space by measuring with respect to each enclosing wall (i) which is an exterior wall of the Building, to the inside surface of the exterior wall, or to the inside surface of the glass, as the case may be, and (ii) which is a demising wall of the Space, to the center line thereof, and (iii) which is a wall abutting a corridor, to the corridor side of the finished surface thereof.

2.	Determine the Corridor Area of such floor.  The term
"Corridor Area" shall include bathrooms, toilets, supply rooms, etc.
The Building Core shall be excluded from the term "Corridor Area".
The term "Building Core" shall mean (i) public elevator shafts and elevator machines and their enclosing walls; (ii) public stairs and their enclosing walls; (iii) heating, ventilation, and air-conditioning facilities (including pipes, ducts and shafts), and their enclosing walls (other than equipment, mechanical room space or shafts serving such floor which shall be included in the corridor area); (iv) fire towers and fire tower courts and their enclosing walls; and (v) main telephone equipment rooms and main electric switchgear rooms, and their enclosing walls
(other than telephone equipment and electric switchgear rooms exclusively serving such floor which shall be included in the corridor area).

3.	Add (i) the area of such Space determined pursuant to
paragraph 1. above, to (ii) the product of the Corridor Area determined pursuant to paragraph 2. above multiplied by a fraction, the numerator of which is the area of such Space determined pursuant paragraph 1. above and the denominator of which is the sum, for all Spaces on such floor, of the area determined pursuant to paragraph 1. above.

4.	The Rentable Area of such Space shall be equal to the product of (i) the result obtained under paragraph 3 above with respect to such Space and (ii) 125%.


	EXHIBIT N

	ADDITIONAL REPRESENTATIONS


1. Landlord represents to Tenant that, as of the date hereof and as of the Commencement Date, to the best of its knowledge, without undertaking any independent investigation, no document, agreement, or instrument (other than this Lease) restricts in any material manner Tenant's rights under the Lease including Tenant's use and occupancy of the Premises, other than as listed below:

a.  	Ground Lease;
b. 	Condominium Documents;
c.	Any lien, claim or encumbrance disclosed in the Title Report
(as hereinafter defined);
d.	Any license or permit relating to the Building or the Unit; and
e.	Certificate of Occupancy.

2. Landlord represents to Tenant that, to the best of its knowledge, without undertaking any independent investigation, Landlord has delivered to Tenant true and complete copies of the following:

a.  	Ground Lease;
b.  	Condominium Documents;
c.  	Operating Expense bills for the Unit;
d.  	Real Estate tax bills for the Unit; and
e.  	Title Report of Title Associates Inc. number TA #96(01)761,
dated November 4, 1996, covering the Unit (the "Title Report").


3. Landlord represents and warrants to Tenant that, as of the date hereof and as of the Commencement Date, (a) the Unit (including the Premises) is not subject to any outstanding mortgage liens and (b) to the best of Landlord's knowledge, without undertaking any independent investigation, the Premises is not subject to any other liens, claims or encumbrances not described in the Title Report which affect Tenant's occupancy of the Premises.


	EXHIBIT O

	Form of
	Direction of Payment Letter

	Date:_________


NY Broad Holdings, Inc.
c/o Canadian Imperial Bank
  of Commerce
425 Lexington Avenue
New York, New York  10017
Attention:  Marc A. Bilbao


Re:	Office Space Lease dated _________, 1997 (the "Lease")
between NY Broad Holdings, Inc.("Landlord") and Fahnestock & Co.
Inc., ("Tenant")

Gentlemen:

Pursuant to Paragraph 6.2 of Exhibit D to the Lease, Tenant hereby authorizes and directs Landlord to pay the invoices attached to this letter within 30 days of the date hereof. The total amount of invoices for which payment is directed by this letter is $___________. Please debit the Allowance under the Lease for this amount.

If you have any questions regarding this letter, please contact
_________________ at (212)_________.



Very truly yours,

FAHNESTOCK & CO. INC.


By:________________________
Title:______________________

	EXHIBIT P

	PARKING PLAN



Tenant shall be entitled to use parking space numbers 41 and 42 as set forth on the attached parking plan, subject to the terms and conditions of this Lease.


	EXHIBIT Q




	[Attach list of approved Contractors and Subcontractors]

	EXHIBIT R

MEMORANDUM OF LEASE


THIS MEMORANDUM OF LEASE dated as of ___, 1997 by and between NY BROAD HOLDINGS, INC., a New York corporation with its office at c/o Canadian Imperial Bank of Commerce, 425
Lexington Avenue, New York, New York ("Landlord") and
FAHNESTOCK & CO. Inc., a New York corporation having an office at _______, New York, New York ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a lease dated as of _________, 1997 (the "Lease") wherein Landlord has let and demised to Tenant the entire rentable portions of the 15th and 16th floors and a portion of the sub-basement space in the Building (the "Building") located on the parcel of land described in Exhibit A annexed hereto, and known by the address of 125 Broad Street, New York, New York
(the "Premises");

NOW, THEREFORE, this Memorandum of Lease is to be recorded in order that third parties may have notice of the existence of the Lease.

1.	The Lease is for an initial term of approximately sixteen (16)
years commencing on the date hereof and shall expire on September
30, 2013, unless extended in accordance with the Lease, or such earlier date upon which the Lease may expire or be terminated pursuant to the Lease or Law.

2.	Tenant has an option to renew the term of the Lease for one
(1) additional period of five (5) years.

3.	Pursuant to the terms of the Lease, Tenant has the right to
lease certain additional space in the Building pursuant to two separate expansion options for space located on the fourteenth (14th) floor of the Building (which, if both options are exercised, shall constitute the entire 14th floor).

4.	The subordination of the Lease to ground, overriding and/or
underlying leases affecting the Building hereinafter entered into and to any mortgages affecting the Unit shall be subject to the provisions of
Article XIII of the Lease.


IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Memorandum of Lease as of the day and year first above written.


NY BROAD HOLDINGS, INC.


By:___________________________



FAHNESTOCK & CO. INC.


By:___________________________
   Title:








AFFIDAVIT

STATE OF NEW YORK	)
)SS.:
COUNTY OF NEW YORK	)


The undersigned makes this affidavit in support of the annexed Real Property Transfer Gains Tax Affidavit - Real Estate Transfer Tax
Return (TP-584) and states as follows:

1.	The lease dated as of _______, 1997 (the "Lease") from NY
Broad Holdings, Inc. ("Landlord") to Fahnestock & Co. Inc.,
("Tenant") of real property located at Unit "C" at 125 Broad Street, New York, New York (the "Property") is for a term of less than 49 years.

2.	The Lease does not contain an option to purchase the Property or any part thereof.

Accordingly, the conveyance is not a transfer of real property within the meaning of Subdivision 7 of Section 1440 of Article 31-B of the Tax Law or within the meaning of Section 1401 of Article 31 of the Tax Law and is therefore not subject to the real estate transfer tax.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit as of ________, 1997.



______________________________
Name:
Title:

Sworn to before me this
__ day of ______, 1997.



________________________
Notary Public


	EXHIBIT A
	TO EXHIBIT R







	[Legal Description]

	EXHIBIT S
	TERMINATION OF MEMORANDUM OF LEASE


THIS TERMINATION OF MEMORANDUM OF LEASE (this
"Termination"), dated as of _________________ between NY
BROAD HOLDINGS, INC., a New York corporation (together with its successors and assigns, "Landlord") and FAHNESTOCK & CO.
INC., a New York corporation (together with its permitted successors and assigns, "Tenant").

	W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into that certain
Agreement of Lease, dated as of ________ __, 1997 (as the same may have been amended or modified from time to time, the "Lease"), a memorandum of which was recorded in the Office of the Register, New York County, New York (the "Register's Office"), in Reel _____, Page ___ (the "Memorandum"), which Lease and Memorandum thereof affects certain real property located in the City, County and State of New York, commonly known as the 125 Broad Condominium located at 125 Broad Street, New York, New York; and

WHEREAS, the Expiration Date (as such term is defined under the Lease) has occurred, the parties hereto desire to record this Termination in the Register's Office;

NOW, THEREFORE, this Termination of Memorandum of Lease is to be recorded in order that third parties may have notice of the expiration and/or termination of the Lease.

1.	The recitals described above are incorporated herein by
reference as if fully set forth herein.

2.	The Lease is terminated and/or expired and of no further force and effect, except
 for such terms and provisions which by their express terms survive expiration or early termination of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Termination of Memorandum of Lease as of the day and year first above written

NY BROAD HOLDINGS, INC.


By:________________________
Title:



FAHNESTOCK & CO. INC.


By:___________________________
Title:




STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)


On the ____ day of ______________, before me personally came ________________, to me known, who, being by me duly sworn, did depose and say that he resides at __________________________; that he is the _____________ of ___________________, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.


________________________
 Notary Public





STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)




On the ______ day of ________________, before me personally came ______________, to me known to be the individual who executed the foregoing instrument, and who, being by me duly sworn, did depose and say that he resides at ____________________; that he is the _________ of ___________ the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.



________________________
 Notary Public


	EXHIBIT A
	TO EXHIBIT S


	[Legal Description]

	EXHIBIT T

	ESCROW AGREEMENT


ESCROW AGREEMENT (this "Agreement"), made as of the ___ day of ________, 1997 by and among NY BROAD HOLDINGS, INC., a
New York corporation with its office at c/o Canadian Imperial Bank of Commerce, 425 Lexington Avenue, New York, New York 10017
("Landlord"), FAHNESTOCK & CO. INC., a New York corporation having an office at 110 Wall Street, New York, NY 10005 ("Tenant"), and SIDLEY & AUSTIN, having an office at 875 Third Avenue, New
York, New York 10019, Attention:  Alan S. Weil, Esq. ("Escrow
Agent").

	W I T N E S S E T H:

WHEREAS,

A.	Landlord and Tenant have entered into that certain Agreement of Lease dated as of the date hereof (the "Lease") pursuant to which Landlord agreed to lease to Tenant and Tenant agreed to rent from Landlord certain space in the building known as 125 Broad Street, New York, New York;

B.	Landlord and Tenant have entered into a certain Memorandum
of Lease (the "Memo of Lease"); and

C.	Six (6) originals of the Termination of Memorandum of Lease
have been fully executed by Landlord and Tenant, and Landlord and Tenant desire to have all such agreements (collectively, the "Documents") held in escrow in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain capitalized terms used herein but not otherwise defined herein are defined by reference to the Lease.

2.	Escrow Agent is in possession of the Documents.


3.	No later than ten (10) Business Days following the Expiration
Date of the Lease, Landlord shall provide Escrow Agent with written notice with a copy to Tenant (the "Termination of Escrow Notice"), which notice shall certify that the Expiration Date has occurred and shall set forth such Expiration Date, instruct Escrow Agent to release the Documents from escrow and record one (1) original executed copy of the Termination of Memorandum of Lease in the Register's Office three (3) Business Days after Landlord has provided Tenant with the Termination of Escrow Notice. Tenant hereby irrevocably authorizes Landlord to send the Termination of Escrow Notice at any time on or after the Expiration Date so long as Landlord provides Tenant with copy of such Notice at three (3) Business Days before the Escrow
Agent releases the Documents. Escrow Agent shall be entitled to rely upon the Termination of Escrow Notice without limitation.

4.	All communications and notices, including, without limitation, the Termination of Escrow Notice (collectively, "Notices") to the parties hereto shall be addressed to the party sought to be notified at the address set forth in the Lease (and in the case of Escrow Agent, as set forth above) for such party, or to such other address as such party, or its attorney, shall have designated by notice given to the other parties in accordance with the provisions of the Lease. Any Notices which may be given or are required to be given in connection herewith shall be in writing, and shall be delivered personally, and shall be deemed to have been duly given as of the time received or refused by the addressee. Notices may be given by an attorney for a party hereto on behalf of the party represented by such attorney.

5.	In the event any disagreement or dispute shall arise between or among any of the parties hereto and/or any other persons resulting in adverse claims and demands being made for the Documents, then, at Escrow Agent's option (a) Escrow Agent may refuse to comply with any claims or demands on it and continue to hold the Documents until
(i) Escrow Agent receives written notice signed by all parties hereto and any other person who may have asserted a claim to or made a demand for the Documents, in which event Escrow Agent shall then deliver the Documents in accordance with said direction, or (ii) Escrow Agent receives a certified copy of a final and non-appealable judgment of a court of competent jurisdiction directing the delivery of the Documents, in which event Escrow Agent shall then deliver the Documents, in which event Escrow Agent shall then deliver the Documents in accordance with said direction; or (b) in the event
Escrow Agent shall receive a written notice advising that a litigation over entitlement to the Documents has been commenced, Escrow
Agent may deposit the Documents with the Clerk of the Court in which said litigation is pending; or (c) Escrow Agent may take such affirmative steps as it may elect to substitute another impartial party reasonably satisfactory to the other parties hereto, whose consents shall not be unreasonably withheld, to hold the Documents including, without limitation, the delivery of the Documents to a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by the losing party.

6.	Escrow Agent shall not be or become liable in any way or to
any person for its refusal to comply with adverse claims and demands being made for the Documents. Escrow Agent shall not be responsible for any act or failure to act on its part nor shall it have any liability under this Agreement or in connection herewith except in the case of its own willful default or gross negligence. This Agreement shall terminate and Escrow Agent shall be automatically released from all responsibility and liability hereunder upon Escrow Agent's delivery or deposit of the Documents in accordance with the provisions of this Agreement.


7.	It is expressly understood that Escrow Agent acts hereunder as an accommodation to Landlord and Tenant and as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instruments or other property received by or deposited with it, or for the form of execution of such instruments, or for the identity, authority or right to any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or any other party may act.

8.	The duties of Escrow Agent are purely ministerial.  Escrow
Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to have given it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

9.	Landlord and Tenant hereby jointly and severally agree to
indemnify and save Escrow Agent harmless from any and all loss, damage, claim, liability, judgment and other cost and expense of every kind and nature which may be incurred by Escrow Agent by reason of its acceptance of, and its performance under, this Agreement (including, without limitation, attorneys' fees) except in the case of Escrow Agent's own willful default or gross negligence.

10.	This Agreement and the provisions hereof may not be changed, waived, discharged or terminated orally, but only by an instrument in writing, signed by Landlord and Tenant. Any modification of this Agreement which expands the scope of Escrow Agent's responsibilities or liabilities hereunder shall not be binding upon Escrow Agent without its prior written consent.

11.	This Agreement and all matters relating hereto shall be
governed by, construed and interpreted in accordance with the laws of the State of New York.

12.	This agreement shall be binding upon and shall inure to the
benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

13.	Whether or not any litigation shall be commenced by Tenant
against Landlord, Tenant hereby agrees that Escrow Agent may serve as attorney for Landlord.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


NY BROAD HOLDINGS, INC.


By:
Name:
Title:


FAHNESTOCK & CO. INC.


By:
Name:
Title:


SIDLEY & AUSTIN


By:
Name:
A Partner

	EXHIBIT U

	DESCRIPTION OF STORAGE SPACE


The Storage Space is to be located on level C-3 of the Building.



	EXHIBIT V




	[Attach Lease Escrow Agreement]


	EXHIBIT W

	LIMITED GUARANTEE OF PAYMENT


LIMITED GUARANTEE OF PAYMENT, dated as of ___________
__, 1997, between CANADIAN IMPERIAL BANK OF
COMMERCE (together with its successors and assigns, "Guarantor") and FAHNESTOCK & CO. INC. (together with its successors and permitted assigns, "Tenant").


	W I T N E S S E T H:

WHEREAS, NY Broad Holdings, Inc. ("Landlord") and Tenant are entering into that certain Lease (as the same may be modified, amended or supplemented from time to time, the "Lease"), dated as of the date hereof, with respect to certain premises located in Unit C of The 125 Broad Condominium, New York, New York;

WHEREAS, Paragraph 6.3 of Exhibit D of the Lease obligates
Landlord to pay to Tenant the Allowance (or to provide a Rent credit in the amount of the Adjusted Unused Work Allowance) (as such terms are defined by reference to the Lease), subject to the terms and conditions contained in the Lease;

WHEREAS, Tenant is a wholly-owned subsidiary of the Guarantor, and Guarantor shall derive substantial benefit from the consummation of the transactions contemplated by the Lease; and

WHEREAS, in order to induce Tenant to enter into the Lease, Guarantor is willing to unconditionally guarantee certain obligations of Landlord under the Lease, subject to the terms and conditions contained herein;

NOW, THEREFORE, the parties hereto agree as follows:


	ARTICLE I

	GUARANTEE

SECTION 1.01. Definitions. Certain capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease.


SECTION 1.02.  Limited Guarantee.  Guarantor hereby
unconditionally guarantees the full and punctual payment of all amounts due and payable by Landlord to Tenant under Paragraph 6.3 of Exhibit D to the Lease; provided that in no event shall the amount
guaranteed under this Section 1.02 exceed the Allowance.   Upon the
failure by Landlord to pay punctually any such amount (or to credit the Adjusted Unused Work Allowance in accordance with Paragraph 6.3 of Exhibit D), Guarantor shall forthwith on written demand pay the amount not so paid (or credited, as the case may be) at the place and in the manner specified in such demand letter.

SECTION 1.03.  Guarantee Unconditional.  The obligations of
Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

    (i)	any extension, renewal, settlement, compromise, waiver or
release in respect of any obligation of Landlord under the Lease by operation of law or otherwise;

    (ii)	any modification or amendment of or supplement to the Lease;
and

   (iii)	any change in the corporate existence, structure or ownership of Landlord or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Landlord or its assets or any resulting release or discharge of any obligation of Landlord contained in the Lease.

SECTION 1.04. Discharge Only Upon Payment In Full; Reinstatement
In Certain Circumstances. The Guarantor's obligations hereunder shall remain in full force and effect until the payment in full by Landlord of all amounts due and payable, if any, to Tenant under Paragraph 6.3 of Exhibit D to the Lease, but in no event greater than the Guaranteed
Amount.   Notwithstanding the foregoing, if at any time any payment
due and payable by Landlord under Paragraph 6.3 of Exhibit D of the Lease is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Landlord or otherwise, Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 1.05. Waiver by Guarantor. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against Landlord or any other corporation or person.

SECTION 1.06. Waiver of Subrogation. Guarantor expressly and irrevocably waives any right to be subrogated to the rights of the payee against Landlord with respect to any payment made by Guarantor hereunder.


SECTION 1.07. Stay of Payment. If payment of any amount by Landlord under Paragraph 6.3 of Exhibit D is stayed upon the insolvency, bankruptcy or reorganization of Landlord, all such amounts otherwise payable or subject to credit under such paragraph shall nonetheless be payable by Guarantor hereunder forthwith on demand by Tenant.


	ARTICLE II

	MISCELLANEOUS

SECTION 2.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address set forth below in accordance with the notice provisions of the Sublease.

If to Guarantor:

Canadian Imperial Bank of Commerce
425 Lexington Avenue
New York, N.Y.  10017
Attention: Marc Bilbao, Vice President
Re:  The 125 Broad Street Condominium

with copies to:

Sidley & Austin
875 Third Avenue
New York, New York  10019
Attention:  Alan S. Weil, Esq.

SECTION 2.02. No Waivers. No failure or delay by Tenant in exercising any right, power or privilege hereunder or under the Lease shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 2.03.  Amendments and Waivers.  Any provision of this
Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of Guarantor and Tenant.


SECTION 2.04. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Guarantor and Tenant hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement. Guarantor and Tenant irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Guarantor and Tenant each hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

SECTION 2.05. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 2.06. Successors and Assigns. The covenants, agreements, terms and conditions contained in this Guaranty shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns; it being understood and agreed that Tenant may only assign the benefits under this Guarantee to a permitted assignee of Tenant's interest under the Sublease in accordance with the terms and provisions of the Sublease.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


CANADIAN IMPERIAL BANK OF COMMERCE


By:
Title:



FAHNESTOCK & CO. INC.


By:
Title:


	EXHIBIT X




	NY Broad Holdings, Inc.
	c/o Canadian Imperial Bank of Commerce
	425 Lexington Avenue
	New York, New York  10017
	Attention:  Marc A. Bilbao


As of ___________ __, 1997


By Hand
To the Addressees
listed on Schedule I


Re:	Office Space Lease dated as of ______ __, 1997 (the "Lease")
between NY Broad Holdings, Inc. ("Landlord") and
Fahnestock & Co. Inc. ("Tenant")

Gentlemen:

Reference is hereby made to that certain Declaration of Condominium (the "Declaration") dated December 23, 1994, recorded in the Office of Register of The City of New York in New York County (the
"Register's Office") on January 10, 1995, in Reel 2171 at Page 1959, as amended by that certain First Amendment to Declaration dated as of March 28, 1995, recorded in the Register's Office on April 6, 1995, in Reel 2197 at Page 1306 and by that certain Second Amendment to Declaration dated as of December __, 1996, recorded in the Register's Office on February 6, 1997, in Reel 2025 at Page 2419, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

Pursuant to Paragraph 33 of the Declaration, copies of any notices, demands, reports and other information with respect to the Building and the Unit to be delivered to NY Broad Holdings, Inc. (including its successors and assigns) under the Declaration should also be sent as follows:

Fahnestock & Co. Inc.
110 Wall Street
New York, NY  10005

Attention:  Albert G. Lowenthal

with a copy to:

Whitman Breed Abbott & Morgan
200 Park Avenue
New York, New York  10166
Attention:  Richard Crystal, Esq.

; provided that, once Fahnestock & Co. Inc. gives you notice that it has occupied its Premises in the Building, any notices, demands, reports and other information sent to Fahnestock & Co. Inc. shall be sent to them at the Premises.

Very truly yours,

NY BROAD HOLDINGS, INC.



By:__________________________
Title:



	Schedule I


Board of Managers
The 125 Broad Condominium
125 Broad Street
New York, New York

Board of Managers
The 125 Broad Condominium
c/o The Galbreath Company, L.P.
437 Madison Avenue
New York, New York 10022
Attention:  Joseph Syslo

Irv Flinn, Esq.
Sullivan & Cromwell
125 Broad Street
New York, New York

Mr. James Delaney
Johnson & Higgins
125 Broad Street
New York, New York


	TABLE OF CONTENTS


	Page

ARTICLE I	BASIC LEASE PROVISIONS	1

ARTICLE II	PREMISES AND TERM	3

ARTICLE III	RENTS	4

ARTICLE IV	TAX AND OPERATING EXPENSE
ADJUSTMENTS	6

ARTICLE V	USE AND COMPLIANCE WITH LAW	16

ARTICLE VI	SERVICES AND UTILITIES	18

ARTICLE VII	INSURANCE AND INDEMNIFICATION	23

ARTICLE VIII	ALTERATIONS, REPAIRS AND MAINTENANCE
	24

ARTICLE IX	DAMAGE OR DESTRUCTION	26

ARTICLE X	EMINENT DOMAIN	32

ARTICLE XI	SURRENDER OF PREMISES	33

ARTICLE XII	EXCULPATION AND CERTAIN LANDLORD
RIGHTS	35

ARTICLE XIII	SUBORDINATION; ESTOPPEL CERTIFICATES
	38

ARTICLE XIV	ASSIGNMENTS AND SUBLEASES	40

ARTICLE XV	CONDITIONAL LIMITATIONS	48

ARTICLE XVI	MISCELLANEOUS	54

ARTICLE XVII	RENEWAL OPTION	66

ARTICLE XVIII	FIRST EXPANSION OPTION	69

ARTICLE XIX	SECOND EXPANSION OPTION	77
ARTICLE XX	TENANT TERMINATION OPTION	86

ARTICLE XXI	PARKING	87

ARTICLE XXII	THE LOWER MANHATTAN PLAN	88

ARTICLE XXIII	STORAGE SPACE	93

ARTICLE XXIV	NET WORTH OF TENANT	95





EXHIBITS

EXHIBIT A	-	Floor Plan
EXHIBIT B	-	Definitions
EXHIBIT C	-	Electrical Capacity
EXHIBIT D	-	Work Letter
EXHIBIT E	-	Building Standards for Alterations
EXHIBIT F	-	Building Rules and Regulations
EXHIBIT G	-	Cleaning Specifications
EXHIBIT H	-	Additional Heating and Air Conditioning Rates
EXHIBIT I	-	Insurance Requirements
EXHIBIT J	-	Alteration Requirements
EXHIBIT K	-	Form of Subordination, Nondisturbance and
Attornment Agreement with Board of Managers
EXHIBIT L	-	Form of Estoppel Certificate
EXHIBIT M	-	Method for Measurement of Rentable Area
EXHIBIT N	-	Additional Representations
EXHIBIT O	-	Form of Direction of Payment Letter
EXHIBIT P	-	Parking Plan
EXHIBIT Q	-	List of Approved Contractors, Subcontractors
EXHIBIT R	-	Memorandum of Lease
EXHIBIT S	-	Termination of Memorandum of Lease
EXHIBIT T	-	Escrow Agreement
EXHIBIT U	-	Description of Storage Space
EXHIBIT V	-	Lease Escrow Agreement
EXHIBIT W	-	Limited Guaranty of Landlord Allowance
EXHIBIT X	-	Notice Letter

	THIS PAGE MUST BE KEPT AS THE LAST PAGE OF
THE DOCUMENT.